As filed with the Securities and Exchange Commission on November 6, 2009

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Lighting Science Group Corporation
(Exact name of registrant as specified in its charter)

Delaware	3646	23-2596710
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
1227 South Patrick Drive, Building 2A
Satellite Beach, Florida 32937
(321) 779-5520
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Mr. Zachary S. Gibler, Chief Executive Officer
1227 South Patrick Drive, Building 2A
Satellite Beach, Florida 32937
(321) 779-5520
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Mr. Gregory R. Samuel, Esq.
Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
(214) 651-5000
Fax: (214) 200-0577
     Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	Maximum	Maximum
Title of Each Class of Securities to	be	Offering	Aggregate	Amount of
be Registered	Registered	Price Per Unit	Offering Price (1)	Registration Fee
Non-Transferable Subscription Rights (2)	—	—	—	$0.00 (3)
Warrants to Purchase Common Stock Underlying the Non-Transferable Subscription Rights	—	—	—	$0.00 (4)
Series D Preferred Stock Underlying the Non-Transferable Subscription Rights (5)	—	$1.006	$18,293,964	$1,020.80 (6)
Shares of Common Stock issuable upon exercise of Warrants (5)	—	$6.00	$109,109,130	$6,088.29 (6)
Total Registration Fee				$7,109.09 (6)

(1)	Assumes exercise of 100% of the non-transferable subscription rights. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Evidencing the rights to subscribe for units, each unit consisting of one share of Series D Non-Convertible Preferred Stock and a warrant representing the right to purchase one share of common stock.

(3)	The rights are being distributed for no consideration. Pursuant to Rule 457(g) of the Securities Act of 1933, as amended, no separate registration fee is payable.

(4)	Pursuant to Rule 457(g) of the Securities Act of 1933, as amended, no separate registration fee is required because we are registering the warrants to purchase common stock pursuant to the same registration statement as the underlying shares of common stock.

(5)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover the additional shares of common stock that may be (i) offered or issued in connection with the provisions of the warrants of the registrant that provide for a change in the amount of shares offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar or other transactions or (ii) issuable or issued as a result of a split of, or a stock dividend on, the registered securities prior to completion of the distribution of the securities covered by this registration statement.

(6)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2009
PRELIMINARY PROSPECTUS
LIGHTING SCIENCE GROUP CORPORATION
[18,184,855+] Units
Each Unit Consisting of One Share of Series D Non-Convertible Preferred Stock and a Warrant
Representing the Right to Purchase One Share of Common Stock
     Except as provided in this prospectus, we are distributing at no charge to each holder, or Holder, of our common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and warrants to purchase our common stock, which we refer to as Eligible Securities, rights to purchase up to an aggregate of [18,184,855+] Units consisting of an aggregate of [18,184,855+] shares of Series D Non-Convertible Preferred Stock, or Series D Preferred Stock, and Warrants representing the right to purchase up to an aggregate of [18,184,855+] shares of our common stock. Each Holder will receive one right for each share of common stock issued or issuable to such Holder as of                    , 2009, the record date. Each right will entitle a Holder to purchase 1.3 Units at $1.006 per Unit, each Unit to consist of one share of Series D Preferred Stock and a Warrant representing the right to purchase one share of common stock at an exercise price of $6.00 per share. The Series D Preferred Stock and Warrants issuable upon exercise of the rights will only be transferable in conjunction with the transfer of whole Units, and any such transfer must consist of a minimum of 25,000 Units.
     On August 27, 2009, we entered into a convertible note agreement with Pegasus Partners IV, L.P., or Pegasus IV, the beneficial owner of approximately 82.5% of our common stock, pursuant to which we have already offered approximately 33.5 million Units to Pegasus IV with the same terms as the Units offered in this prospectus. Pegasus IV has agreed to convert approximately $31.7 million, the original principal amount of the convertible note agreement, into the Units that it and its affiliate, LED Holdings, LLC, would otherwise be entitled to subscribe for in this rights offering. In accordance with the convertible note agreement, Pegasus IV has also agreed to convert the accrued interest on the original principal amount of the convertible note into Units, which will result in the receipt by Pegasus IV of more than its pro rata share of Units. These Units will be acquired in a private placement directly from us at the same price per Unit as in this rights offering. As a result, Pegasus IV and LED Holdings, LLC are not being offered rights to purchase Units in this rights offering. However, pursuant to the convertible note agreement, Pegasus IV will have the option to acquire any Units not otherwise subscribed for pursuant to the terms of this rights offering by the Holders and our employees, which Units will be offered to Pegasus IV at the subscription price of $1.006 per Unit. Any Units purchased pursuant to this standby purchase option will be purchased in a private placement directly from us.
     On August 27, 2009, we also entered into a convertible note agreement with Koninklijke Philips Electronics N.V., or Philips Electronics, pursuant to which we have already offered approximately 5.1 million Units to Philips Electronics with the same terms as the Units offered in this prospectus, except that any Warrants issuable to Philips Electronics will have an exercise price of $12.00 per share. Because Philips Electronics did not hold any Eligible Securities as of            , 2009, the record date, it is not being offered Units in this rights offering.

	Per Unit		Aggregate
Subscription Price		$1.006		$18,293,964	(1)
Estimated Expenses in Connection with the Offering (2)	$	*	$	*
Net Proceeds to Us (1)	$	*	$	*

(1)	Assumes the sale of 18,184,855 Units in the rights offering.

(2)	Expenses associated with this rights offering include registration, legal, accounting, printing and postage fees.

*	To be provided by amendment.
     Holders who fully exercise their subscription rights will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a Holder to subscribe for an additional amount equal to up to 200% of the Units for which such Holder was otherwise entitled to subscribe. If any Units remain unsubscribed as a result of unexercised basic rights and, if applicable, unexercised over-subscription rights, each of our employees, in addition to any rights received in his or her capacity as a Holder, will be entitled to subscribe for the remaining Units, with each such subscription consisting of a minimum of 10,000 Units.
     The rights will expire if they are not exercised by 5:00 p.m., New York City time, on           , 2009, unless extended. We may cancel or terminate the rights offering at any time prior to its expiration upon determination by our board of directors. If we cancel or terminate this offering, we will return your subscription price, but without any payment of interest. The subscription rights may not be sold or transferred. No fractional Units will be issued in this offering.
     You should carefully consider whether to exercise your rights before the expiration of the rights offering. Unless our board of directors cancels or terminates the rights offering, all exercises of rights are irrevocable. Our board of directors is making no recommendations regarding your exercise of rights.
     The Units are being offered directly by us without the services of an underwriter or selling agent.
     Our common stock is quoted in the Pink Sheets under the symbol “LSCG.PK.” On October 30, 2009, the last reported sales price of our common stock was $1.40 per share. There is no public market for the Units, the shares of Series D Preferred Stock or the Warrants, and we do not plan to list the Units, the shares of Series D Preferred Stock or the Warrants on any public market.
     We will bear all expenses with respect to the offering of these rights, including the cost of registration incurred in connection with this rights offering.
     These securities are speculative securities and this offering involves substantial risks. Please carefully review and consider the risk factors described under the “RISK FACTORS” section in this prospectus beginning on page 14.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2009.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date, and we have an obligation to provide updates to this prospectus only to the extent that the information contained in this prospectus becomes materially deficient or misleading after the date on the front cover.

i

     Except as otherwise indicated, information in this prospectus reflects a one-for-twenty reverse stock split of our common stock which took effect on January 25, 2008.
SUMMARY
     This summary highlights certain information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the risks discussed under “Risk Factors” and the financial statements and notes thereto included elsewhere in this prospectus. Some of the statements in this summary constitute forward-looking statements. See “Cautionary Note Regarding Forward Looking Statements.”
Our Company
Overview
     We research, design, develop, manufacture and market a range of lighting devices and systems that use light emitting diodes (“LEDs”) as the light source. LEDs are semiconductor devices that emit light when electric currents are passed through them and present many advantages over traditional light sources, primarily greater energy efficiency. LED technology has improved substantially over the past several years; now lighting products that use LEDs have become functionally viable, economically compelling, and applicable for many different uses. The market for LED-based lighting products has experienced growth over the past several years.
     We expect demand for energy efficient LED lighting products to continue to exhibit strong growth between 2009 and 2012, driven by the following factors:
•	short payback period for customers; reductions in electricity costs generally equal the initial cost of LED lighting products in one to three years;

•	long life; LED lighting products are expected to last 50,000 hours, on average;

•	reduced maintenance costs;

•	public pressure for sustainable or “green” products;

•	government regulations mandating the use of energy efficient lighting;

•	government regulations mandating the elimination of the use of hazardous substances such as the mercury contained in all fluorescent lighting products; and

•	cash incentives and rebates available under the American Recovery and Reinvestment Act of 2009 (the “ARRA”) promote energy efficiency and alternative energy projects in federal, state and local municipal facilities.
     During the fiscal year ended December 31, 2008, we spent approximately $1.1 million on research and development, which focused on the design and development of more efficient LED retrofit lamps and LED luminaires (lighting fixtures). In addition, through our strategic research and development agreements with a space agency and universities with worldwide reputations, we are exploring applications for LED lighting beyond general illumination, including biological and physiological applications. Investment in such research and development could expand our future product offerings allowing us to generate revenue in new markets outside of general lighting. We also recently entered into a development agreement with a space agency to assist in developing, prototyping and testing the next generation of solid state lighting platforms for space craft. We were also a recipient of a space agency grant for the study of ultraviolet LED systems for use in water purification systems.
     Our revenues for fiscal year ended December 31, 2008 were $20.8 million, an increase of $12.5 million over fiscal year ended December 31, 2007. For the six months period ended June 30, 2009, our revenues increased by $6.8 million, or 92.1%, to $14.3 from $7.4 million for the same period in 2008.

     As of October 23, 2009, we had approximately 112 full-time employees, of which 85 were employed within the United States and 27 were employed outside the United States. A number of our employees were previously employed by leading companies in the lighting industry, such as Acuity Brands, Inc., Philips Lighting, Osram Sylvania, Inc. and General Electric Company. More than 30 of our employees were in research and development, engineering and product development.
Our Market Segments
     In an effort to address the needs of the various market segments we are targeting, we have positioned our product portfolio to serve four major market segments.
     Public and Private Infrastructure. The public and private infrastructure market is comprised of facilities and spaces that are managed by government and private entities. Primary lighting applications in this market are highways, streets, parking lots, parking garages, airports, ports, railway lines and terminals, warehouses, and factories. We expect a substantial increase in sales for this segment in 2010 due to the economic value propositions that we offer to customers, U.S. stimulus initiatives, and the improved performance and lower cost of LED lighting products.
     Retail and Hospitality. The retail and hospitality market includes malls, retail stores, grocery stores and supermarkets, hotels and resorts, cruise ships, and restaurants. Applications in retail stores include product-specific display lighting that enhance the appearance of particular merchandise. Our existing and potential customers in the retail and hospitality market generally seek to reduce lighting costs by switching to energy-efficient LED lighting. The LED lighting products we offer these customers often have less than a two year payback, which means the customer’s energy cost savings will cover the cost of the LED lighting products within two years. We are currently supplying approximately 100,000 LED retrofit lamps to replace incandescent halogen lamps for over 230 retail kiosks in 30 malls in the northeastern United States.
     Commercial and Industrial. The commercial and industrial market is a reselling market that includes home improvement stores, hardware stores, industrial supply houses, electrical supply houses and electrical service companies. In addition to selling products to the commercial and industrial market under our own brand, we also offer our LED replacement lamps to leading lighting companies that then resell products under their own brands in this market. According to the U.S. Department of Energy’s lamp characterization study, there were approximately 7 billion incandescent and fluorescent lamps or bulbs in the United States, and our goal is to replace these lamps and bulbs with our energy efficient products.
     Architectural and Architainment. We define architectural lighting as all lighting used for illuminating built-up environments, where the integration of light sources and architectural elements is critical. Architectural lighting is used in both indoor (i.e., retail and hospitality) and outdoor (i.e., building facades, bridges, and historic monuments) applications, and it can be both functional and decorative. Our products are ideal for this market because of our design flexibility, dynamic color, controllability and long life, which is particularly important for remote or inaccessible installations. We offer standard products, custom-designed products and total design, development and engineering project services in this market.
Our Products
     Our product line is comprised of a comprehensive and growing range of LED based retrofit lamps and luminaires (lighting fixtures) designed and engineered for applications in the four major market segments discussed above. Our products offer several advantages over traditional light sources including lower energy consumption, longer lifetime, environmental friendliness, configurability, small size, low heat output, and durability. Our products can be designed into lamps and luminaires with specific light color, lumen output, light distribution, control features (such as dimming), and form factors, enabling lighting application requirements to be met precisely.
     We offer a comprehensive range of high performance and competitively priced LED retrofit lamps or bulbs that we believe are economically compelling replacements for traditional reflector and globe incandescent and incandescent halogen lamps such as PAR38, PAR30, PAR20, MR16, and G25 types. Our range of dimmable LED retrofit (replacement) lamps exhibit consistent light color and deliver excellent light distribution and brightness and are suitable for commercial and residential lighting applications.
     We recently announced our next generation of LED retrofit lamps that were designed to increase light output by up to 50% over the current generation of LED retrofit lamps and that will be sold at approximately half the price of the current generation of LED retrofit lamps. These new LED retrofit lamps are estimated to use approximately 80% less energy than the traditional lighting technology lamps that they replace. Our new LED retrofit lamp line will include MR16, GU5.3 and GU10, A19, PAR20, PAR30, and PAR38 types. We anticipate releasing this line of LED retrofit lamps in the first quarter of 2010.
     Our LED luminaire products for the public and private infrastructure market are designed to reduce operating costs and provide a payback to our customers within two to three years. These products include the Pyramid Low Bay, Flat Low Bay, and BAYLUME luminaires, which are designed for use in parking garages and other area lighting applications, the Shoebox for parking lot lighting applications and the WallPack luminaire for building perimeter and pathway lighting. In 2009, we installed our Flat Low Bay luminaires in six parking garages at Arizona State University, Tempe Campus and over 1600 lighting fixtures at a parking garage for a major U.S. airline company.
     Our new PROLIFIC Series Roadway Luminaire for use in certain street lighting applications, produces between 80 to almost 90 lumens per watt depending on the model. Current LED-based street lights produce only 50 to 60 lumens per watt. Our PROLIFIC Series Roadway Luminaire’s performance was validated by an independent testing laboratory that is approved for LM-79 Testing for ENERGY STAR for solid state lighting by the U.S. Department of Energy CALiPER program.
     We were selected from among more than ten global lighting companies by the New York City Department of Design and Construction (DDC) to engineer, produce, and test the winning LED-based design for the City Lights 21st Century Streetlight Design Competition to enhance existing pedestrian areas and bring unparalleled uniformity to roadway illumination, while preserving the diverse history and character of the area.
     Our SYMETRIE line offers products for retail display applications in different profile forms, different lengths and varying color temperatures ranging from cool to warm. These products include our Flat, Slim, Round and Corner profile luminaires that are an economically compelling alternative to traditional halogen incandescent and fluorescent lighting technology. A major retail equipment company has integrated our linear LED luminaires into their shelving systems and sells a complete integrated system to its customers, which include a large national perfume and cosmetics retailer. We also manufacture and market a range of LED-based spot, accent, recessed, pendant and track lighting such as the CYCLOS, NISSI, and FRAGMA luminaires for retail store applications offering uniform illumination and an alternative to incandescent halogen lighting.
     Our architectural and architainment LED lighting products include the Color Tile, FLEXILUME, XTREMETUBE, High Power Linear, and Flat red-green-blue (RGB) luminaires. Our architectural accent luminaires have been used in flagship stores of several luxury brands and can be combined with lighting systems from our custom solutions group to produce one-of-a-kind lighting systems that transform buildings or landscapes into works of art. These products help architects, lighting designers, and builders enhance building structures with light, color, movement and video in both interior and exterior applications.
     We offer white light and RGB LED modules under the ATLAS and TITAN trademarks. These LED modules are used by OEMs and lighting companies in their LED lighting systems. We also sell custom designed light engines for integration into existing light fixtures and newly designed LED luminaires.
     Our custom solutions business unit translates lighting designer vision into lighting reality using LEDs. Our engineers are able to design develop, engineer and manufacture a complete system that meets a specific design need and desired light effect. Our custom design capabilities combine project management, system integration, and advanced control systems and software. We believe that our custom solutions business generates brand awareness and provides a recurring source of new product development through the research, design, development, and engineering efforts that are typically involved in these special projects. One of our LED custom projects, the New York City Times Square New Year’s Eve Ball, currently rests on top of 1 Times Square year round, instead of the one night appearance of past traditional lighting technology balls, and changes colors/sequence through programmable control panels and without the need to change light fixtures, lenses or other devices.
Our Financing Solutions
     In order to encourage the adoption of LED lighting by our customers, we have introduced the Cash Flow Positive Lighting Program (the “Financing Program”), which is a unique marketing and sales tool that allows customers to install our systems under a financially affordable structure. The Financing Program allows customers to purchase our products for an upfront cost that is significantly lower than the total product cost and to pay for the remaining costs of the product over time with the savings resulting from reduced electricity and maintenance costs.
     We have also developed a leasing program that we offer to qualified customers through a nationally recognized bank. With this program, customers can enter into a lease program (similar to traditional commercial equipment leases) with no money down, and a series of lease payments, with an option for a technology refresh (at the appropriate cost adjustment) several years into their lease. At the end of the lease, the customer can either return their equipment or purchase it at a pre-determined residual value. Installation costs can be worked into the lease and the lease payments are structured to be less than the running energy cost savings.
Our Competitive Advantages
     We believe we can effectively compete in the lighting industry through a combination of technical capabilities, LED knowledge, lighting application knowledge, lighting market knowledge, and client and vendor relationships. Our major competitive advantages include:
•	A compelling value proposition with a demonstrable return on investment – because our LED-based products offer a long life, flexibility in design, and lower energy consumption over traditional lighting products, our customers can realize a lower total cost of ownership.

•	Extensive technical knowledge in LED research, development and engineering – we employ over 30 professionals in the research, development and engineering departments, with experience in the key technologies that go into LED lighting.

•	A strong portfolio of intellectual property – we currently have 73 patents issued and 36 patents pending.

•	Strategic vendor relationships – we work closely with our strategic vendors and collaborate with them, especially in the case of LED suppliers, to influence and gain early access to, and a committed supply of, the latest and most advanced LEDs.

•	Diversified market segments – we sell to several market segments and that allows us to diversify and insulate our revenue from downturns in certain market segments.

•	Diversified customer base – primarily due to the acquisitions strategy that we embarked on since 2007, we have a diverse customer base in varied markets in a variety of countries, and strong, long-standing (for the LED lighting industry) relationships with our major customers.

•	Financing – because our largest stockholder is a private equity firm, we have historically had access to financing sources that ordinarily would not have been available to a company in our position.

Growth Strategy
     Our initial strategy of growing through acquisitions has provided a comprehensive product line, a sales and marketing base in the United States and Europe, a diversified customer base, and personnel focused on the LED lighting segments we are targeting. We intend to continue to grow by:
•	offering new products to existing and potential customers across all four market segments;

•	capitalizing on existing energy service company (ESCO) relationships and establishing new relationships in the public sector market;

•	capitalizing on government funding for energy efficient lighting products;

•	improving the value propositions offered by our products by continuously improving their performance;

•	leveraging our relationships with strategic vendors to gain access to leading edge technologies ahead of our competition;

•	leveraging our increased buying power to realize savings in materials procurement;

•	improving the performance of our products through continuous improvement based on research, design and development;

•	reducing our cost of goods through continuous improvement in development, engineering, and manufacturing; and

•	attracting and retaining talent from inside and outside the lighting industry.
     Our principal executive offices and research, design and development operations, and certain of our assembly and manufacturing operations, are located at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937. Our telephone number at our principal executive offices is (321) 779-5520. We also maintain European operations in Goes, The Netherlands, custom design operations in Rancho Cordova, California, and sales offices in Japan, the United Kingdom and Australia. Our common stock is quoted in the Pink Sheets under the symbol “LSCG.PK.” On October 30, 2009, the last reported sales price of our common stock was $1.40 per share.

The Rights Offering

Securities Offered	Except as provided in this prospectus, we are distributing at no charge to each of the holders (each, a “Holder”) of our common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and warrants to purchase our common stock (the “Eligible Securities”) rights to purchase up to an aggregate of [18,184,855+] units (the “Units”) consisting of an aggregate of [18,184,855+] shares of Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”) and warrants (the “Warrants”) representing the right to purchase up to an aggregate of [18,184,855+] shares of common stock. Each Unit will consist of one share of Series D Preferred Stock and a Warrant representing the right to purchase one share of common stock. We will distribute one right for each share of common stock issued or issuable to such Holder as of 5:00 p.m., New York City time, on , 2009, the record date for the rights offering. Assuming full participation in the rights offering, the total purchase price for the securities offered in this rights offering would be approximately $18.3 million. On August 27, 2009, we entered into a convertible note agreement with Pegasus Partners IV, L.P. (“Pegasus IV”), the beneficial owner of approximately 82.5% of our common stock, pursuant to which we have already offered approximately 33.5 million Units (based upon the outstanding principal and interest balance under this note as of October 30, 2009) to Pegasus IV with the same terms as the Units offered in this prospectus. Pegasus IV has agreed to convert approximately $31.7 million, the original principal amount of the convertible note agreement, into the Units that it and its affiliate, LED Holdings, LLC (“LED Holdings”), would otherwise be entitled to subscribe for in this rights offering. In accordance with the convertible note agreement, Pegasus IV has also agreed to convert the accrued interest on the original principal amount of the convertible note into Units, which will result in the receipt by Pegasus IV of more than its pro rata share of Units. These Units will be acquired in a private placement directly from us at the same price per Unit as in this rights offering. As a result, Pegasus IV and LED Holdings are not being offered rights to purchase Units in this rights offering. Pursuant to a convertible note agreement, dated August 27, 2009, between us and Koninklijke Philips Electronics, N.V. (“Philips Electronics”), we also offered Philips Electronics the right to purchase approximately 5.1 million Units (based upon the outstanding principal and interest balance under this note as of October 30, 2009), which have the same terms as the Units offered pursuant to this prospectus, except any Warrants issued to Philips Electronics would have an exercise price of $12.00 per share. Because Philips Electronics did not hold any Eligible Securities as of , 2009, the record date, it is not being offered rights to purchase Units in this rights offering. See “Convertible Note Agreements with Pegasus IV and Philips Electronics.”

Basic Right and Subscription Price	Each right entitles the Holder to purchase 1.3 Units, and each Unit will consist of one share of Series D Preferred Stock and a Warrant representing the right to purchase one share of common stock at the subscription price of $1.006 per Unit. We refer to this right as the “basic right.”

Over-Subscription Right	Holders who fully exercise their basic rights will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised basic rights, which we refer to as the “over-subscription right.” The over-subscription right allows a Holder to subscribe for an additional amount equal to up to 200% of the Units for which such Holder was otherwise entitled to subscribe. If an insufficient number of Units are available to satisfy fully the over-subscription right requests, the available Units will be distributed proportionately among Holders who exercised their over-subscription right based on the number of unsubscribed rights each Holder subscribed for under the over-subscription right. We will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Employee Subscription Right	If any Units remain unsubscribed as a result of unexercised basic rights and, if applicable, unexercised over-subscription rights, each of our employees, in addition to any rights received in his or her capacity as a Holder, will be entitled to subscribe for the remaining Units, with each such subscription consisting of a minimum of 10,000 Units. This is referred to as the “employee subscription right.” If an insufficient number of Units are available to satisfy fully the employee subscription requests, the available Units will be distributed proportionately among the employees who exercised their employee subscription rights.

Standby Purchase Option	Pursuant to the convertible note agreement between us and Pegasus IV, we granted Pegasus IV the option to acquire any Units not otherwise subscribed for pursuant to the terms of this rights offering by the Holders and our employees, which Units will be offered to Pegasus IV at the subscription price of $1.006 per Unit. We refer to this option as the “standby purchase option.” Any Units purchased pursuant to this standby purchase option will not be covered by this registration statement and will be acquired in a private placement.

Record Date	, 2009.

Commencement Date of Subscription Period	, 2009.

Expiration Date of Subscription Period	5:00 p.m., New York City time, on , 2009, unless extended by us in our sole discretion. Any rights not exercised at or before that time will have no value and expire without any payment to the Holders of those rights not exercised.

Termination and Cancellation	We may cancel or terminate the rights offering at any time and for any reason prior to the expiration date. Any termination of this rights offering will be followed as promptly as practicable by announcement thereof.

Non-Transferability of Rights	The subscription rights are not transferable.

Limitation on Purchase of Units	We will not issue Units to any Holder that is required to obtain prior clearance or approval from, or submit a notice to, any state or federal regulatory authority to acquire, own, or control such Units if we determine that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and any applicable waiting period has not expired.

Description of Series D Preferred Stock	Preferred Shares Offered: Each Unit will consist of one share of Series D Preferred Stock with a stated purchase price of $1.006 per share. If the Holders fully participate in the rights offering, we will issue [18,184,855+] shares of Series D Preferred Stock.

Dividends: The shares of Series D Preferred Stock will be entitled to a cumulative dividend of 25% of $1.006, subject to adjustment in the event of a stock split or similar event, which will compound annually on the anniversary of the date of issuance. This dividend will consist of two parts, the “Exercise Price Accrual” and the “LV Accrual.” The Exercise Price Accrual will be equal to 17% of $1.006 and will be a non-cash dividend credited to the account of the holder. At the holder’s election but subject to certain limitations, the Exercise Price Accrual may be used only for purposes of funding payment of the exercise price payable upon exercise of all or a portion of such holder’s Warrants. The Exercise Price Accrual may not be separately applied to fund payment of the exercise price of the Warrants until the redemption (or deemed redemption) of the Series D Preferred Stock. Upon the redemption (or deemed redemption) of the Series D Preferred Stock, the Exercise Price Accrual will remain credited to the account of the holder until all amounts are surrendered by the holder or until the Warrants expire. The LV Accrual will be equal to 8% of $1.006 and will accrue to liquidation value and be payable in cash solely upon the redemption (or deemed redemption) of the Series D Preferred Stock.

Priority: The Series D Preferred Stock will rank junior to the liquidation preferences of the holders of our outstanding 6% Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock but senior to the liquidation preferences of the holders of our common stock.

Redemption: We will be required to redeem the outstanding shares of Series D Preferred Stock on the eighth anniversary of the date of issuance or upon an earlier liquidation, dissolution, winding up or change of control of the Company (each of which will be deemed to be a redemption).

Liquidation Value: The liquidation value per share of Series D Preferred Stock will be equal to the stated purchase price of the Series D Preferred Stock plus the accrued dividends. Upon the scheduled redemption of the Series D Preferred Stock, we will be required to pay each holder of Series D Preferred Stock an amount per share in cash equal to the stated purchase price of the Series D Preferred Stock plus the cumulative amount of the LV Accrual through the eighth anniversary of the date of issuance. The cumulative amount of the Exercise Price Accrual will remain credited to the account of a holder until used to fund payment of the exercise price of a holder’s Warrants or until such Warrants expire. In the event of a deemed redemption, which includes a liquidation, dissolution, winding up or change of control of the Company, prior to the scheduled redemption date, we will be required to pay each holder of Series D Preferred Stock an amount per share in cash equal to the stated purchase price of the Series D Preferred Stock plus the cumulative amount of the LV Accrual that has accrued as of such date. Any portion of the LV Accrual that has not accrued as of such date will accelerate as if such shares were held until the eighth anniversary of the date of issuance, but this accelerated portion will not be payable in cash and instead will be credited to the account of the holder for purposes of funding payment of the exercise price of all or a portion of a holder’s Warrants. The cumulative amount of the Exercise Price Accrual will accelerate in the event of a deemed redemption as if the Series D Preferred Stock was held until the eighth anniversary of the date of issuance and will remain credited to the account of a holder until used to fund payment of the exercise price of a holder’s Warrants or until such Warrants expire.

Voting Rights: Except as required by law and in certain specified cases, the Series D Preferred Stock will not have voting rights.

Transfer: The Series D Preferred Stock will only be transferable in conjunction with the transfer of whole Units, and any such transfer must consist of a minimum of 25,000 Units.

Description of Warrants	Warrants Offered: Each Unit will also consist of a Warrant representing the right to purchase one share of our common stock. If the Holders fully participate in the rights offering, we will issue Warrants to purchase an aggregate of [18,184,855+] shares of our common stock.

Exercise Price: The Warrants will have an exercise price of $6.00 per share and the exercise price may be adjusted in certain instances.

The exercise price will be payable in one of the following four ways, or a combination of the four:
•	payment in cash or by wire transfer of immediately available funds,

•	a net issuance or “cashless” exercise,

•	surrender of a number of shares of Series D Preferred Stock having an aggregate liquidation value as of the date of exercise equal to the aggregate exercise price, or

•	following the redemption (or deemed redemption) of the Series D Preferred Stock, surrender of the Exercise Price Accrual credited to the account of a holder.

Term: The Warrants will be exercisable upon the date of issuance and will terminate 12 years from the date of issuance.

Transfer: The Warrants will only be transferable in conjunction with the transfer of whole Units, and any such transfer must consist of a minimum of 25,000 Units. Following the redemption (or deemed redemption) of the Series D Preferred Stock, the Warrants will be transferable only in conjunction with the transfer of the corresponding Exercise Price Accrual.

Description of the Common Stock	If the Holders fully participate in the rights offering, we may issue up to [18,184,855+] shares of our common stock upon the exercise of the Warrants.

Procedure for Exercising Rights	If you are a Holder on the record date, to exercise your rights to buy Units, you must properly complete and execute the subscription certificate together with any required signature guarantees and forward it, together with payment in full of the subscription price for each Unit you subscribe for (pursuant to both the basic right and the over-subscription right), to us at the address set forth on the subscription certificate. The subscription certificate must be received by us on or prior to 5:00 p.m., New York City time, on , 2009, the expiration date of the rights offering. Once you exercise your rights, you cannot revoke your exercise. In addition, since we may terminate or withdraw the rights offering at our discretion, your participation in the rights offering is not assured. Persons holding equity securities that desire to purchase their rights with respect thereto, through a broker, dealer, trustee, depository for securities, custodian bank or other nominee, should contact the appropriate institution or nominee and request it to effect the transaction for them.

Common Shares Outstanding / Dilution	As of October 30, 2009, we had 30,456,417 shares of common stock outstanding. On a fully-diluted basis, as of October 30, 2009, we had 48,557,181 shares of common stock outstanding. If you do not exercise any of your rights, the number of shares of our common stock you own (or have the right to own upon exercise or conversion of other securities) will not change. However, to the extent that Units are purchased by other stockholders in the rights offering and, as a result of the conversion features of our convertible note agreements with Pegasus IV and Philips Electronics, your relative actual and fully-diluted ownership interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights will be diluted. Assuming that the rights offering is fully subscribed and the conversion of the principal and interest balances (as of October 30, 2009) on the convertible note agreements with Pegasus IV and Philips Electronics, [56,743,693+] shares of Series D Preferred Stock and Warrants to purchase [56,743,693+] shares of common stock will be issued. Therefore, on a fully-diluted basis (assuming the exercise of the Warrants issued pursuant to the rights offering and the convertible note agreements), we would have [105,300,874+] shares of common stock outstanding immediately after the closing of the rights offering.

No Listing on a Public Market and Determination of Offering Price	Our common stock is quoted in the Pink Sheets under the symbol “LSCG.PK.” On October 30, 2009, the last reported sales price of our common stock was $1.40 per share. There is no public market for the Units, the shares of Series D Preferred Stock or the Warrants, and we do not plan to list the Units, the shares of Series D Preferred Stock or the Warrants on any public market. Furthermore, we have no way of knowing whether a market will develop or be maintained for the Units, the shares of Series D Preferred Stock or the Warrants. We did not seek or obtain an opinion of a financial advisor in establishing the subscription price of the Units, the purchase price of the shares of Series D Preferred Stock or the exercise price of the Warrants. The subscription price of the Units, the purchase price of the shares of Series D Preferred Stock and the exercise price of the Warrants do not bear any relationship to our assets, book value, earnings or any other customary investment criteria and were determined by our board of directors based on a number of factors including, but not limited to, the price at which our principal stockholders would be willing to purchase the securities, the likely cost of capital from other sources and the anti-dilution protections granted to security holders in our prior offerings.

U.S. Federal Income Tax Consequences	A U.S. Holder should not recognize income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of rights in this rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. See “Material U.S. Federal Income Tax Considerations.”

No Board Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering.

Officers and Directors	Certain of our officers and directors are Holders and, as such, are eligible to participate in this rights offering. However, we cannot guarantee to you that any of them will exercise their basic, over-subscription or employee subscription rights to purchase any Units.

Subscription Agent	We will act as our own subscription agent for this rights offering. If you have any questions about this offering, including questions about how to exercise your rights, or if you would like extra copies of this prospectus or other documents, please contact John Mitchell by mail at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, email at ROSD@lsgc.com or telephone at (321) 779-5542.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering, including certain legal expenses of Pegasus IV related to this offering.

Risk Factors	Ownership of the Units involves risks. See “Risk Factors” beginning on page 14.
Summary Consolidated Financial Information
     Set forth below are our summary consolidated statements of operations for the year ended December 31, 2008, the period from June 14, 2007 through December 31, 2007 and the three- and six-month periods ended June 30, 2009 and 2008 for the Company, and the period January 1, 2007 through June 13, 2007 for LED Effects, the predecessor company, and our summary consolidated balance sheets as of December 31, 2008 and 2007 and June 30, 2009. This information should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2008 for the Company and for the periods June 14, 2007 through December 31, 2007, and January 1, 2007 through June 13, 2007 for the Company and LED Effects, respectively, the unaudited financial statements for the three- and six-month periods ended June 30, 2009 and the notes thereto and the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” which appear elsewhere in this prospectus.

Summary Consolidated Statements of Operations
(All amounts in US$000’s)

			Period January 1,
	Year ended	Period June 14, 2007	2007 through June
	December 31,	through December 31,	13, 2007 for LED
	2008	2007	Effects, Inc.
Revenues	$20,759	$4,616	$3,675
Cost of goods sold	16,689	3,527	2,606

Gross margin	4,070	1,089	1,069

Total operating costs	42,859	6,234	566
Impairment of goodwill and intangible assets	53,110	—	—
Depreciation and amortization	4,354	670	7

Income (loss) from operations	(96,253)	(5,815)	496

Other income (expense)	(918)	916	(34)
Income tax benefit (expense)	2,208	—	(172)
Minority interest in earnings of subsidiary	—	(4)	(3)

Net income (loss)	$(94,963)	$(4,903)	$287

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$5,923	$5,285	$14,269	$7,429
Cost of goods sold	4,036	4,238	11,166	5,947

Gross margin	1,887	1,047	3,103	1,482

Total operating costs	11,768	8,913	25,735	15,056
Depreciation and amortization	1,475	866	2,873	1,326

Income (loss) from operations	(11,356)	(8,732)	(25,505)	(14,900)

Other income (expense)	(1,580)	(156)	(2,620)	141
Income tax benefit (expense)	81	82	173	82

Net loss	$(12,855)	$(8,806)	$(27,952)	$(14,677)

Summary Consolidated Balance Sheet
(All amounts in US$000’s)

			December 31,
	June 30, 2009	December 31, 2008	2007
ASSETS
Cash	$417	$255	$11,399
Other current assets	21,143	21,025	6,359

Total current assets	21,560	21,280	17,758

Property and equipment	3,513	3,631	1,149

Other assets	23,433	24,642	54,679

Total assets	$48,506	$49,553	$73,586

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Short-term debt	$40,011	$22,207	$—
Current portion of long-term debt	1,847	2,363	—
Other current liabilities	18,010	11,583	6,025

Total current liabilities	59,868	36,153	6,025

Long-term debt, less current portion	223	96	—
Liability under derivative contracts	—	—	1,008
Deferred taxes	1,746	2,049	—

Total liabilities	61,837	38,298	7,033

6% Convertible Preferred Stock	522	460	365

Stockholders’ Equity	(13,853)	10,795	66,188

Total liabilities and stockholders’ equity	$48,506	$49,553	$73,586

RISK FACTORS
     An investment in our preferred stock, warrants and common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, our business could be harmed, the trading price of our common stock and the value of our preferred stock and warrants could decline and you might lose all or part of your investment.
Risks Related to the Rights Offering
     Your relative ownership interest may be diluted as a result of this rights offering.
     This rights offering is designed to enable us to raise capital while allowing all Holders to maintain their relative ownership interest in the Company on a fully diluted basis. Pegasus IV, the beneficial owner of approximately 82.5%, has agreed to convert approximately $31.7 million, the original principal amount of a convertible note agreement, into the Units that it and its affiliate, LED Holdings, would otherwise be entitled to subscribe for in this rights offering in a private placement directly from us at the same price per Unit as in this rights offering. In accordance with the convertible note agreement, Pegasus IV has also agreed to convert the accrued interest on the original principal amount of the convertible note into Units, which will result in the receipt by Pegasus IV of more than its pro rata share of Units. Additionally, Pegasus IV will have the option to acquire any Units not otherwise subscribed for pursuant to the terms of this rights offering by the Holders and our employees, which Units will be offered to Pegasus IV at the subscription price of $1.006 per Unit. We are also party to a convertible note agreement with Philips Electronics that provides that all of the then outstanding principal and interest under the note will automatically convert into Units upon the consummation of this rights offering, except that any Warrants issuable to Philips Electronics will have an exercise price of $12.00 per share. The terms of the convertible note agreements are described below under “Convertible Note Agreements with Pegasus IV and Philips Electronics.” If you choose not to exercise your subscription rights in full, your relative ownership interest in the Company (on a fully-diluted basis) will be lower than it would have been in the absence of the rights offering.
     Assuming that the rights offering is fully subscribed and the conversion of the principal and interest balances (as of October 30, 2009) on the convertible note agreements with Pegasus IV and Philips Electronics, [56,743,693+] shares of Series D Preferred Stock and Warrants to purchase [56,743,693+] shares of common stock will be issued in conjunction with this rights offering. Therefore, on a fully-diluted basis (assuming the exercise of the Warrants issued pursuant to the rights offering and the convertible note agreements), we would have [105,300,874+] shares of common stock outstanding immediately after the closing of the rights offering.
     You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.
     Once you exercise your rights, you may not revoke the exercise. Among other things, the public trading market price of our common stock may decline before the rights expire. If you exercise your rights and, afterwards, the public trading market price of our common stock decreases or if market conditions deteriorate, you may have committed to buying Units at a price that may not reflect the economic value of such securities.
     Further, if we elect to withdraw or terminate this rights offering, we will not have any obligation with respect to the rights except to return, without interest or deduction, any subscription payments received from you.

     We cannot guarantee that you will receive any or all of the amount of Units for which you over-subscribed.
     Holders who fully exercise their basic rights will be entitled to subscribe for an additional amount of Units equal to up to 200% of the Units for which such Holder was otherwise entitled to subscribe. Over-subscription rights will be allocated pro rata among Holders who over-subscribed, based on the number of over-subscription Units for which they subscribed. We cannot guarantee that you will receive any or all of the amount of Units for which you over-subscribed. If the pro rated amount of Units allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by us, as the subscription agent, on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.
     If you do not act promptly and follow the subscription instructions, your exercise of rights may be rejected.
     Holders who desire to purchase Units in this rights offering must act promptly to ensure that all required forms and payments are actually received by us prior to      , 2009, the expiration date of this rights offering. If you are a beneficial owner of our equity securities, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by us prior to the expiration date of this rights offering. We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by us prior to the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. We do not undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.
Risks Related to Our Common Stock
     Because our stock price is volatile, it can be difficult for stockholders to predict the value of our shares at any given time.
     The price of our common stock has been and may continue to be volatile, which makes it difficult for stockholders to assess or predict the value of their shares. In the last two completed fiscal years, the price of our common stock has ranged from $0.36 to $11.40. A variety of factors may affect the market price of our common stock including, but not limited to:
•	changes in expectations as to our future financial performance;

•	our involvement in litigation;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in laws and government regulations;

•	developments concerning our proprietary rights;

•	public perception relating to the commercial value or reliability of any of our lighting products;

•	future sales of our common stock or issues of other equity securities convertible into or exercisable for the purchase of common stock;

•	the acquisition or divestiture by LED Holdings, Pegasus IV or their affiliates of part or all of their respective holdings; and

•	general stock market conditions.

     Two stockholders and certain of their affiliates, collectively, beneficially own a significant portion of our outstanding capital stock and are able to influence our actions.
     As of October 30, 2009, LED Holdings, Pegasus IV and certain of their affiliates, collectively, beneficially owned 58,674,077 shares of our common stock, which represents approximately 82.5% of our fully-diluted capital stock. Due to the significant amount of voting power collectively held by LED Holdings, Pegasus IV and their affiliates, they have the ability to greatly influence the election of our board of directors and to approve or disapprove all other matters requiring the vote of stockholders.
     Trading in our common stock is sporadic and an established trading market may not be developed or sustained.
     Our shares do not at this time qualify for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange. Prior to the close of trading on May 18, 2009, our shares were traded on the OTC Bulletin Board. After the close of trading on May 18, 2009, our common stock was removed from the OTC Bulletin Board because we had not filed our 2008 Form 10-K by that date. Our common stock is currently traded in the pink sheets, a centralized quotation service maintained by Pink OTC Markets Inc. that collects and publishes market maker quotes for over-the-counter securities. Although our common stock is quoted in the pink sheets, a regular trading market for the securities may not be sustained in the future. Quotes for stocks listed in the pink sheets generally are not listed in the financial sections of newspapers and newspapers often devote very little coverage to stocks quoted solely in the pink sheets. Accordingly, prices for, and coverage of, securities quoted solely in the pink sheets may be difficult to obtain. In addition, stocks quoted solely in the pink sheets tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on the NYSE, NYSE Amex or The Nasdaq Stock Market. All of these factors may cause holders of our common stock to be unable to resell their securities at any price. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of our securities.
     The holders of certain of our outstanding warrants presently have, and the holders of the Warrants will have, anti-dilution protection which may have an adverse impact on the market value of our common stock and our ability to raise additional financing.
     The holders of certain of our outstanding warrants presently have, and the holders of the Warrants will have, anti dilution protection. For instance, the number of shares of common stock into which a Warrant is exercisable and the exercise price of the Warrants may be adjusted in certain cases if we issue shares of common stock at a price per share that is less than the $6.00 exercise price of the Warrants. This may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and will dilute the value of their stock.
     At its current levels, our common stock is considered a “penny stock” and may be difficult to sell.
     Securities and Exchange Commission regulations generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock currently is less than $5.00 per share and, therefore, is designated as a “penny stock” according to Securities and Exchange Commission rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to buy or sell our shares.

     Because we have never paid dividends on our common stock and have no plans to do so, the only return on an investment in our common stock will come from any increase in the value of the common stock.
     Since beginning our current business, we have not paid cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. Rather, we currently intend to retain future earnings, if any, to finance operations and expand our business. Therefore, any return on an investment in our common stock would come only from an increase in the value of our common stock.
     Because there is a potential for significant future dilution of our existing stockholders, their percentage ownership and control over company matters could be reduced.
     Currently, we are authorized to issue up to 400,000,000 shares of our common stock. As of October 30, 2009, 30,456,417 shares of our common stock were issued, and we may be obligated to issue up to an additional 18,100,764 shares of our common stock to the holders of our outstanding 6% Convertible Preferred Stock, Series B Preferred Stock, warrants for the purchase of common stock and stock options. The authorized but unissued shares of common stock may be issued by us in such transactions and at such times as our board of directors considers appropriate, whether in public or private offerings, as stock splits or dividends or in connection with mergers and acquisitions or otherwise. Any such issuance that is not made solely to all then-existing common stockholders proportionate to their interests (as in a stock dividend or stock split) will result in dilution to each stockholder by reducing his or her percentage ownership of the total outstanding shares.
     The subscription price, purchase price and exercise price determined for this rights offering are not indications of the fair value of our common stock.
     We did not seek or obtain an opinion of a financial advisor in establishing the subscription price of the Units, the purchase price of the shares of Series D Preferred Stock or the exercise price of the Warrants. The subscription price of the Units, the purchase price of the Series D Preferred Stock and the exercise price of the Warrants offered in this rights offering were set by our board of directors based on a number of factors, including but not limited to: our need for capital, the likely cost of capital from other sources, the price at which our principal stockholders would be willing to purchase our securities, the anti-dilution protections granted to security holders in our prior offerings, our business prospects, the need to offer securities at a price that would be attractive to our investors and encourage them to participate in the rights offering, the historic and current market price of our common stock, general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital, our operating history and the liquidity of our common stock. The subscription price of the Units, the purchase price of the Series D Preferred Stock and the exercise price of the Warrants do not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price of the Units, the purchase price of the Series D Preferred Stock or the exercise price of the Warrants as any indications of the fair value of our common stock or the securities to be offered in this rights offering. After the date of this prospectus, our common stock may trade at prices above or below these prices.
     Anti-takeover provisions in our charter documents and under Delaware law could prevent or delay a change in control of our company.
     Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions include the ability to issue “blank check” preferred stock. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us or obtaining control of us. See “Description of Capital Stock.”

Risks Relating to the Units
     Active trading markets for the Units and the underlying shares of Series D Preferred Stock and Warrants do not exist and may not develop.
     There is no established trading market for the Units or the underlying shares of Series D Preferred Stock or Warrants and the shares of Series D Preferred Stock and the Warrants may only be sold or transferred as whole Units and in accordance with the terms thereof. Further, any such sale or transfer must consist of a minimum of 25,000 Units. See “The Rights Offering – Description of Securities Offered.” We do not intend to list the Units or the underlying shares of Series D Preferred Stock or Warrants on any stock exchange, automated quotation system or other market. We cannot guarantee that a trading market for the Units or the underlying shares of Series D Preferred Stock or Warrants will develop or, if a trading market for the securities does develop, the depth or liquidity of that market. If no active trading market develops, you may not be able to resell the Units or underlying shares of Series D Preferred Stock or Warrants at their fair market value or at all.
     The amount of the redemption payment on the Series D Preferred Stock is fixed and you will have no right to receive any greater payment regardless of the circumstances.
     The cash payment due upon the redemption (or deemed redemption) of the Series D Preferred Stock is fixed at $1.006 per share, subject to certain adjustments, plus accumulated dividends compounded at the rate of 8% per year, which represents the LV Accrual. If we have value remaining after payment of this amount, you will have no right to participate in that value. Further, in the event of a liquidation, dissolution, winding up or change of control of the Company prior to the eighth anniversary of the date of issuance (the mandatory redemption date), any unearned portions of the LV Accrual that would have otherwise been payable in cash will accelerate as if the Series D Preferred Stock were held for eight years, but such accelerated dividends will not be payable in cash and will be credited to the account of the holder solely for purposes of funding payment of the exercise price of all or a portion of the holders’ Warrants.
     If you do not exercise your Warrants prior to expiration, you may forfeit a significant portion of the dividend payable on your shares of Series D Preferred Stock.
     The shares of Series D Preferred Stock are entitled to a cumulative dividend of 25% of $1.006, which dividend will compound annually on the anniversary of the date of issuance. This dividend consists of two parts, such that 8% of $1.006, the LV Accrual, will be payable in cash upon the redemption (or deemed redemption) of the Series D Preferred Stock, and the remaining 17% of $1.006, the Exercise Price Accrual, will be credited to the account of the holder and may be used solely for purposes of funding payment of the exercise price payable upon exercise of the Warrants. Therefore, assuming the Series D Preferred Stock is redeemed on the eighth anniversary of the date of issuance, the total amount of the accumulated dividends you could realize in cash through the redemption of the Series D Preferred Stock is less than approximately 35% of the cumulative dividend payable on your shares of Series D Preferred Stock. The remaining accumulated dividend can only be realized from the exercise of the Warrants. If you do not exercise your Warrants prior to their expiration, this remaining accumulated dividend will be forfeited by you.
     In the event of a liquidation, dissolution, winding up or change of control of the Company prior to the eighth anniversary of the date of issuance, the unearned portion of the LV Accrual that would have otherwise been payable in cash will accelerate but will be credited to the account of the holder and only be available to fund payment of the exercise price payable upon exercise of the Warrants. In such case, unless you exercise your Warrants, you could realize a smaller portion of the total accumulated dividend in cash through the redemption of the Series D Preferred Stock.

     The liquidation rights of the Series D Preferred Stock will be subordinate to those of holders of our indebtedness and of any senior equity securities we have issued or may issue in the future and may be subject to the equal rights of other equity securities.
     There are no restrictions in the terms of the Series D Preferred stock on our ability to incur indebtedness. We can also, with the consent of one-half of the outstanding shares of Series D Preferred stock, issue preferred equity securities that are senior or on parity with respect to liquidation payments to the Series D Preferred Stock. If we were to liquidate our business, we would be required to repay all of our outstanding indebtedness and to satisfy the liquidation preferences of any outstanding senior equity securities before we could make any distributions to holders of our Series D Preferred Stock. We could have insufficient cash available to do so, in which case you would not receive any payment on the amounts due you. Moreover, any amounts remaining after the payment of senior securities would be split equally among all holders of Series D Preferred Stock and any other holders of securities that may be issued that rank on parity with the Series D Preferred Stock as to liquidation preferences, which might result in your receiving less than the full amount due you.
     We may not have sufficient cash to satisfy our redemption obligations with respect to the Series D Preferred Stock, which would have a material adverse effect on our financial condition and your investment in our shares of Series D Preferred Stock.
     Pursuant to the terms of the Series D Preferred Stock, we are required to redeem all outstanding shares of Series D Preferred Stock on the eighth anniversary of the date of issuance or upon an earlier liquidation, dissolution, winding up or change of control of the Company. Upon any such redemption, we will be required to make a cash payment of $1.006 per share, subject to certain adjustments, plus the accumulated dividends, which would include the payment or credit of all dividends through the eighth anniversary of the date of issuance. We have a limited amount of revenues and a history of losses, and we may not have sufficient cash or be able to obtain financing on acceptable terms to allow us to comply with our redemption obligations. If we are unable to redeem the outstanding shares of Series D Preferred Stock, our financial condition and your investment would be materially adversely affected.
     Holders of Series D Preferred Stock and Warrants will have limited or no voting rights.
     As a holder of our Series D Preferred Stock, you will have limited voting rights. Holders of our Series D Preferred Stock are entitled to vote these shares as may be required by law and, among other things, on matters relating to the terms of the Series D Preferred Stock, the number of authorized shares in the Series D Preferred Stock, and the issuance of other series that will be senior or equal to the Series D Preferred Stock. Holders of Series D Preferred Stock will not have the right to vote on actions customarily subject to stockholder vote or approval, including the election of directors, the approval of significant transactions, and amendments to our certificate of incorporation that would not adversely affect the rights and preferences of the Series D Preferred Stock. As a result, such holders’ ability to exercise influence over the Company is extremely limited. Further, prior to exercising the Warrants, you will not have any voting rights with respect to the shares of common stock underlying the Warrants. Upon exercise of any Warrants purchased in the rights offering, you will be entitled to exercise the same rights as a holder of common stock only as to matters for which the record date occurs on or after the exercise date.
     The exercise price and number of shares of common stock underlying the Warrants may not be adjusted for all dilutive events that may adversely affect the market price of the common stock issuable upon exercise of the Warrants.
     The exercise price and number of shares of our common stock that you are entitled to receive upon exercise of the Warrants are subject to adjustment only for share splits and combinations, share dividends and specified other transactions. See “The Rights Offering – Description of Securities Offered.” However, other events, such as securities issued to employees, officers, directors, consultants and other service providers pursuant to our Amended and Restated Equity-Based Compensation Plan or another plan or agreement approved by the board of directors, and securities issued in connection with acquisitions, which may materially and adversely affect the market price of our common stock, may not result in any adjustment.
     The holders of a majority the unexercised Warrants issued pursuant to this rights offering and the convertible note agreements with Pegasus IV and Philips Electronics may elect to waive compliance by the Company with respect to certain anti-dilution provisions set forth in the Warrants.
     Other than in certain permitted transactions and so long as a Warrant remains outstanding, if we issue any shares of common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than the exercise price of the Warrants, then the number of shares of common stock into which a Warrant is exercisable and the exercise price will be adjusted. Further, if the number of shares underlying, and/or exercise price or conversion price of, any of our derivative securities adjusts or would have adjusted and the terms, manner or method of such adjustment are more favorable than the adjustment provisions contained in the Warrants, then the exercise price of the Warrants and/or the number of shares into which the Warrants are convertible must also be adjusted to give the Warrant holders the benefit of the more favorable adjustment. However, at any time following the date that the Warrants are issued, the holders of a majority of the then unexercised and outstanding Warrants will have the right to waive compliance by the Company with respect to each of these anti-dilution clauses, in which case the Warrants specifically provide that the remaining holders will not receive the benefit of these clauses. On the closing date of this rights offering, each $1.006 of outstanding principal and interest on the convertible note agreements with Pegasus IV and Philips Electronics will automatically convert into one Unit. As a result and based solely on the amount of principal and interest under the convertible note agreement with Pegasus IV on October 30, 2009, we expect Pegasus IV to hold approximately 33.5 million of the [56,743,693+] outstanding Warrants immediately following this rights offering. Because Pegasus IV is expected to hold a majority of the outstanding Warrants immediately following the consummation of this rights offering, Pegasus IV and its affiliates will control this right until they no longer hold a majority of the unexercised and outstanding Warrants, and the minority Warrant holders may not be able to benefit from the anti-dilution provision. The Warrants are described in more detail in “Rights Offering – Description of Securities Offered” below.
Risks Related to Our Business
     The current economic downturn and uncertainty and turmoil in the equity and credit markets could continue to adversely impact our clients, diminish the demand for our products, and harm our operations and financial performance.
     The lighting markets in which we sell our LED lighting devices have experienced rapid evolution and growth in recent years, but have been negatively affected by the current recession and downturn in the general economy. The current economic downturn has harmed, and could continue to harm, the economic health of our clients and consequently decrease the demand for our products, particularly in the public and private infrastructure, retail and hospitality, consumer and commercial, and architecture and architainment markets. Further, certain of our present customers and potential future customers have informed us that they may not purchase our products unless or until they receive funds pursuant to the legislative initiatives promulgated under the American Recovery and Reinvestment Act of 2009. The persistence of the economic downturn also may cause reductions or elimination of utility and government energy efficiency incentive programs used to partially fund the costs of customer projects. In addition, increased competition during the current economic downturn may result in lower sales, reduced likelihood of profitability, and diminished cash flow to us.
     We have a limited amount of revenues and a history of losses and may be unable to continue operations unless we can generate sufficient operating income by completing the commercialization of, and the successful marketing of, our products.
     We have sustained operating losses since the inception of our lighting business. For the years ended December 31, 2008 and the six-month period ended June 30, 2009, we had revenues of approximately $20.8 million and $14.3 million, respectively, and as of December 31, 2008 and June 30,

2009, we had accumulated deficits of approximately $99.9 million and $127.8 million, respectively. We expect sales of our products to range from flat to a slight increase in 2009 as compared to the previous year. Our ability to generate revenue is, however, dependent on receiving purchase commitments from customers as well as the timing of any purchase commitments that we receive. Our ability to generate revenue is also dependent on our ability to preserve current customer relationships and to continue selling our products to this group of customers, as well as our ability to sell our products to potential customers in the markets that we presently serve. Further, our ability to generate revenue is dependent on the design and development of our products, the receipt of appropriate UL or other certifications on certain of our products and the ultimate production of our products, each of which must be done timely and in a manner that meets our customers’ specifications.
     Since inception we have not achieved profitability, and it is difficult to evaluate the likelihood that we will achieve or maintain profitability in the future. Therefore, if we are unable to obtain sufficient capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.
     On an annual basis, our operations have not generated positive cash flow since our inception, and we have funded our operations primarily through the issuance of common and preferred stock and debt. We have recently made the transition from a development stage company to one that is focusing on sales and growth in the lighting industry marketplace. As we concentrate on commercializing our products, our limited operating history makes an evaluation of our future prospects difficult. The actual amount of funds that we will need to meet our operating needs during the next twelve months will be determined by a number of factors, many of which are beyond our control. These factors include the timing and volume of sales transactions, the success of our marketing strategy, market acceptance of our products, the success of our research and development efforts (including any unanticipated delays), the costs and timing of obtaining new patent rights, enforcing our existing patents, potential infringement claims, regulatory changes, competition, technological developments in the market, evolving industry standards and the amount of working capital investments we are required to make.
     Our ability to continue to operate until our cash flow from operations turns positive may depend on our ability to continue to raise funds through public or private sales of shares of our capital stock or through debt. We currently have a line of credit with the Bank of Montreal (“BMO”), short- and long-term debt facilities with ABN AMRO and a working capital facility with IFN Finance. Our line of credit with BMO matures on written demand by BMO, but in no event later than August 24, 2010. Our short- and long-term debt facilities with ABN AMRO mature on January 1, 2010 and January 1, 2014, respectively. The working capital facility with IFN Finance matures on November 14, 2009. Other than these facilities, we do not have any committed sources of outside capital at this time.
     The current worldwide economic downturn has significantly reduced access to capital and credit markets, and it is uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable to us. Further, we have recently been in default under the terms of our loan agreement with ABN AMRO due to our inability to satisfy certain covenants pertaining to the capitalization of LSGBV. However, we have taken action, and have agreed to take further action in the fourth quarter of 2009, that we believe will bring LSGBV back into compliance with the terms of the loan agreement with ABN AMRO. In the past we have primarily relied on, and currently rely on, financing or guaranties from related parties, principally Pegasus IV. There are no assurances that such related parties will continue to provide financing or financing on terms that are acceptable to us. If we raise funds by selling additional shares of our common stock or securities convertible or exercisable into our common stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

     If we are unable to conduct a rights offering in accordance with the terms of our convertible note agreements with Pegasus IV and Philips Electronics, we may be required to repay up to approximately $42.8 million to such parties.
     Pursuant to our convertible note agreements with Pegasus IV and Philips Electronics, we are contractually obligated to use commercially reasonable efforts to conduct a rights offering as soon as is reasonably practical to all current common and preferred stockholders and all warrant holders. If the registration statement for the rights offering is declared effective by the Securities and Exchange Commission and the rights offering is consummated prior to July 31, 2010 (the scheduled maturity date of the convertible note agreements), all of the then outstanding principal and interest under such notes will be automatically converted into a number of units of our securities equal to one unit for each $1.006 of outstanding principal and interest under the notes. Additionally, each of the convertible note agreements provide Pegasus IV and Philips Electronics with the option to convert all or a portion of the outstanding principal and interest under the notes into units of our securities at any time. Further, if Pegasus IV exercises its optional conversion right, then Philips Electronics will also be required to convert the amounts outstanding under its convertible note agreement.
     In the event that the amounts outstanding under each of these convertible note agreements are not voluntarily converted into units of our securities and if we are unable to complete the rights offering in accordance with the terms of the convertible note agreements prior to July 31, 2010, then we may be required to repay up to approximately $42.8 million in the aggregate, to Pegasus IV and Philips Electronics. Our ability to repay these amounts will depend on our ability to obtain funds through public or private sales of shares of our capital stock or alternative methods of financing. It is uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable. If we raise funds by selling additional shares of our common stock or securities convertible or exercisable into our common stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital at that time, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.
     If our developed technology does not achieve market acceptance, prospects for our growth and profitability would be limited.
     Our future success depends on market acceptance of our LED technology. Potential customers may be reluctant to adopt solid state lighting (“SSL”) as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality, and cost-effectiveness when compared to other established lighting sources available in the market. If acceptance of SSL in general, and of our LED lighting devices in particular, does not continue to grow within the high performance lighting markets that we serve, and in the markets that we intend to serve through future customers, then opportunities to increase our revenues and operate profitably may be limited. Our business strategy includes penetration of the general lighting market with our lighting products. Failure to obtain and incorporate into our products, on a timely basis, LEDs with satisfactory performance, quality and cost characteristics could delay our introduction of new products, or reduce the attractiveness to potential customers of our products in the general lighting market.
     Our products may contain defects that could reduce sales or result in claims against us.
     Despite testing by us and our customers, defects have been and could be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenues, loss of market share or failure to achieve market acceptance. These defects may cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationships with customers and our reputation in the marketplace. These problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could also result in personal injury or financial or other damages to our customers for which they might seek legal recourse against us. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

     We rely upon key members of our management team and other key personnel and a loss of key personnel could prevent or significantly delay the achievement of our goals.
     Our success will depend to a large extent on the abilities and continued services of key members of our management team and other key personnel. The loss of key members of our management team or other key personnel could prevent or significantly delay the implementation of our business plan and marketing efforts. If we continue to grow, we may need to add additional management and other personnel. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel. Our efforts to obtain or retain such personnel may not be successful.
     If critical components and raw materials that we utilize in our products become unavailable, we may incur delays in shipment that could damage our business.
     We depend on our suppliers for certain standard electronic components as well as custom components critical to the manufacture of our lighting devices. We currently rely on a limited number of suppliers for LEDs used in the production of our products. We depend on our vendors to supply in a timely manner critical components in adequate quantities and consistent quality and at reasonable costs. Finding a suitable alternate supply of required components that meet our strict specifications and obtaining them in needed quantities may be a time-consuming process and we may not be able to find an adequate alternative source of supply at an acceptable cost.
     We are in the process of establishing long-term relationships with certain key suppliers. However, we currently rely on purchase orders with our suppliers rather than long-term contracts. To the extent that we do not have long term contracts, we may not be able to predict with certainty our ability to obtain components in adequate quantities and at acceptable prices when they may be needed. If we are unable to obtain components in adequate quantities, we may incur delays in shipment or be unable to meet demand for our products, which could damage our reputation with customers and prospective customers.
     The principal raw materials used in the manufacture of our products are LEDs, a variety of standard electrical components, printed circuit boards, wire, plastics for optics, metal for housings and heat sinks. From time to time, LEDs have been in short supply due to demand, binning restrictions and production constraints. Any significant interruption in the supply of these raw materials could have a material adverse effect upon us.
     The principal raw materials used in the manufacture of the LEDs used in our products are silicon wafers, gold wire, lead frames, and a variety of packages and substrates, including metal, printed circuit board, flex circuits, ceramic and plastic packages and phosphors. From time to time, particularly during periods of increased industry-wide demand, silicon wafers and other materials have been in short supply. Any significant interruption in the supply of these raw materials could have a material adverse effect upon us.
     We assemble and manufacture certain of our products and our sales, results of operation and reputation could be materially adversely affected if there is a disruption at our assembly and manufacturing facilities.
     We currently have one main assembly and manufacturing facility located in Satellite Beach, Florida and a custom product and project assembly and manufacturing facility located in Rancho Cordova, California. The operation of these facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages and other business interruptions. Although we carry business interruption insurance and third-party liability insurance to cover claims in respect of personal injury or property or environmental damage arising from accidents on our properties or relating to our operations, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, any interruption in our ability to effect the assembly, manufacture or distribution of our products could result in lost sales, limited revenue growth and damage to our reputation in the market, all of which would adversely affect our business.
     We utilize contract manufacturers to manufacture certain of our products and any disruption in these relationships may cause us to fail to meet our customers’ demands and may damage our customer relationships.
     Although we assemble and manufacture certain of our products, we currently depend on a small number of contract manufacturers to manufacture certain of our products at plants in various locations throughout the world. These manufacturers provide the necessary facilities and labor to manufacture our products. Our reliance on contract manufacturers involves certain risks, including the following:
•	lack of direct control over production capacity and delivery schedules;

•	lack of direct control over quality assurance, manufacturing yields and production costs; and

•	risk of loss of inventory while in transit.
     If our contract manufacturers were to terminate their arrangements with us or fail to provide the required capacity and quality on a timely basis, we would experience delays in the manufacture and shipment of our products until alternative manufacturing services could be contracted or internal manufacturing processes could be implemented. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production may be a costly and time-consuming process. If we are required or choose to change contract manufacturers for any reason, our revenue, gross margins and customer relationships could be adversely affected.
     If we are unable to increase production capacity for our products in a timely manner, we may incur delays in shipment and our revenues and reputation in the marketplace could be harmed.
     An important part of our business strategy is the expansion of production capacity for our products. We plan to increase production capacity by adding new contract manufacturers and by expanding capacity with our existing contract manufacturers. Our ability to successfully increase production capacity will depend on a number of factors, including the following:
•	identification and availability of appropriate and affordable contract manufacturers;

•	ability of our current contract manufacturers to allocate more of their existing capacity to us or their ability to add new capacity quickly;

•	availability of critical components used in the manufacture of our products;

•	establishment of adequate management information systems, financial controls and supply chain management and quality control procedures; and

•	ability of our future contract manufacturers to implement our manufacturing processes.
     If we are unable to increase production capacity for our products in a timely manner while maintaining adequate quality, we may incur delays in shipment or be unable to meet increased demand for our products which could harm our revenues and damage our reputation and our relationships with current customers and prospective customers.
     If we are not able to compete effectively against larger lighting manufacturers with greater resources, our prospects for future success will be jeopardized.
     In the lighting markets in which we sell our lighting devices, we compete with lighting products utilizing traditional lighting technology provided by many vendors. In addition, we face competition from a number of manufacturers, including manufacturers of traditional lighting equipment that have developed one or more LED products. Some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing.
     To the extent that we seek to introduce LED products such as retrofit bulbs and lamps for standard fixtures for use in general lighting applications, we expect to encounter competition from large, established companies in the general lighting industry such as General Electric, Matsushita, Osram Sylvania and Philips Lighting, each of which has, we believe, undertaken initiatives to develop LED technology as well as other energy efficient lighting products. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of SSL systems than we have. We anticipate the possibility that larger LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us by introducing more complete systems or fixtures that do not infringe upon our patents. We may be unable to compete successfully in such markets against these or future competitors.
     We are subject to legal, political and economic risks abroad.
     As a result of our acquisition of LSGBV and other international affiliates, our financial condition and operating results could be significantly affected by risks associated with international activities, including economic and labor conditions, political instability, laws (including U.S. taxes on foreign subsidiaries), changes in the value of the U.S. dollar versus local currencies, differing business cultures and foreign regulations that may conflict with domestic regulations.
     We believe that there are many barriers and risks to operating successfully in the international marketplace, including the following:
•	intellectual property protection risks;

•	employment law risks;

•	differing contracting process including the ability to enforce agreements;

•	foreign currency risks;

•	increased dependence on foreign manufacturers, shippers and distributors;

•	compliance with multiple, conflicting and changing governmental laws and regulations; and

•	import and export restrictions and tariffs.
     If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.
     Our anticipated growth is expected to place significant strain on our limited research and development, sales and marketing, operational and administrative resources. To manage any future growth, we must continue to improve our operational and financial systems and expand, train and manage our employee base. For example, we need to implement new management information systems, hire and train new sales representatives and improve our supply chain management and quality control operations. Additionally, we need to make additions to our operations and administrative management teams. If we are unable to manage our growth effectively, we may be unable to operate profitability and we may not be able to effectively pursue our business plan.
     Failure to maintain effective internal controls could have a material adverse effect on our operations and our stock price.
     We are subject to Section 404 of the Sarbanes-Oxley Act, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports. If, as a result of deficiencies in our internal controls, we cannot provide reliable financial reports, our business decision process may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the price of our stock could decrease.

     During the evaluation of disclosure controls and procedures for the year ended December 31, 2008 and the six-month period ended June 30, 2009, we concluded that our disclosure controls and procedures were not effective in reaching a reasonable level of assurance of achieving management’s desired controls and procedures objectives in our internal control over financial reporting. There is no guarantee that we will be able to resolve these material weaknesses or avoid other material weaknesses in the future.
Risks Related to Intellectual Property
     If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenues and profits may be harmed.
     To be successful, we must keep pace with rapid changes in lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. For example, if new SSL devices are introduced that can be controlled by methods not covered by our proprietary technology, or if effective new sources of light other than solid-state devices are discovered, our current products and technology could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends and respond on a timely basis with our own innovations, our competitive position may be harmed and we may not achieve sufficient growth in our revenues to attain, or sustain, profitability.
     If we are unable to obtain and protect our intellectual property rights, our ability to commercialize our products could be substantially limited.
     As of October 23, 2009, we had filed 128 U.S. patent applications. From these applications, 73 U.S. patents had been issued and 36 were pending approval. When we believe it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world. Patent applications filed by us, or by others under which we have rights, may not result in patents being issued in the United States or foreign countries. Because our patent position involves complex legal, technical, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Competitors may develop products similar to our products that do not conflict with our patent rights. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated.
     In some cases, we may rely on trade secrets to protect our innovations. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that others will not independently develop similar or superior technology.
     In addition, our technology or products may inadvertently infringe on patents or rights owned by others and licenses might not be available to us on reasonable or acceptable terms or at all. Litigation of intellectual property rights can be complex, costly, protracted and highly disruptive to our business operations by diverting the attention and energies of our management and key technical personnel, which could severely harm our business. Plaintiffs in intellectual property cases often seek injunctive relief. Any intellectual property litigation could be harmful to our business and we may not be able to afford the legal costs associated with defending against a claim of infringement or enforcing any of our patents.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
     This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our marketing efforts and future economic performance. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “intend,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our anticipated needs for working capital, and (f) the successful remediation of any breaches under our credit facilities. These statements may be found under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and “DESCRIPTION OF BUSINESS,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “RISK FACTORS” and matters described in this prospectus generally.
USE OF PROCEEDS
     Assuming full participation in the rights offering, but excluding the issuance of shares of common stock to holders of Warrants upon exercise of those Warrants, we estimate that the net proceeds from the rights offering will be approximately $17.4 million, after deducting estimated offering expenses. Because there is no minimum number of Units that must be sold in the rights offering, we can provide no assurance regarding the amount of capital we will actually raise in the rights offering. We intend to use the proceeds of the rights offering for working capital purposes, including, but not limited to, the payment in whole or in part of any outstanding indebtedness.
THE RIGHTS OFFERING
The Rights
     Each Holder is being granted at no cost one right for each share of common stock issued or issuable to such holder as of 5:00 p.m., New York City time, on            , 2009, the record date of the rights offering. One right represents the right to subscribe for 1.3 Units at $1.006 per Unit. Each Unit consists of: (i) one share of Series D Preferred Stock and (ii) a Warrant representing the right to purchase one share of common stock for $6.00 per share.
     For example, if on the record date you own 500 shares of our common stock and a warrant to purchase 500 shares of our common stock, you will receive 1,000 rights in this rights offering. You can exercise your rights and purchase up to 1,300 Units, which will consist of 1,300 shares of Series D Preferred Stock and a Warrant or Warrants representing the right to purchase 1,300 shares of common stock, in the aggregate. The aggregate purchase price of your 1,300 Units will be $1,307.80.
     If you exercise your rights, that means you have offered to purchase at least some of the Units that the rights entitle you to purchase. If you exercise your rights in full, that means you have offered to purchase all of the Units offered to you in this rights offering. There is no minimum number of rights that must be exercised in order for us to complete the rights offering.
     If you wish to exercise your rights, you must do so before 5:00 p.m., New York City time, on           , 2009, the expiration date of this rights offering unless extended by us in our sole discretion.

After that date, the rights will expire and will no longer be exercisable. Any rights not exercised at or before that time will expire without any payment to the Holders of those unexercised rights.
     A total of [13,988,350+] rights are being offered in this rights offering. The rights entitle the Holders to purchase up to [18,184,855+] Units consisting of an aggregate of [18,184,855+] shares of Series D Preferred Stock and Warrants to purchase up to an aggregate of [18,184,855+] shares of common stock.
Basic Right
     Each basic right entitles you to purchase 1.3 Units for $1.006 per Unit. You are not required to exercise any or all of your rights. We will deliver to the Holders who purchase Units in this rights offering: (i) certificate(s) representing the shares of Series D Preferred Stock purchased and (ii) certificate(s) representing the Warrants to purchase shares of common stock, as soon as practicable after this rights offering has expired. No fractional Units will be issued in this offering.
Over-Subscription Right
     Holders who fully exercise their basic rights will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised basic rights. This is referred to as the over-subscription right. The over-subscription right allows a Holder to subscribe for an additional amount equal to up to 200% of the Units for which such Holder was otherwise entitled to subscribe. If an insufficient number of Units are available to satisfy fully the over-subscription right requests, the available Units will be distributed proportionately among Holders who exercised their over-subscription right based on the number of unsubscribed rights each Holder subscribed for pursuant to the over-subscription right. We will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.
Intended Purchases
     On August 27, 2009, we entered into a convertible note agreement with Pegasus IV, the beneficial owner of approximately 82.5% of our common stock, pursuant to which we have already offered approximately 33.5 million Units (based upon the outstanding principal and interest balance under this note as of October 30, 2009) to Pegasus IV with the same terms as the Units offered in this prospectus. Pegasus IV has agreed to convert approximately $31.7 million, the original principal amount of the convertible note agreement, into the Units that it and its affiliate, LED Holdings, would otherwise be entitled to subscribe for in this rights offering. In accordance with the convertible note agreement, Pegasus IV has also agreed to convert the accrued interest on the original principal amount of the convertible note into Units. These Units will be acquired in a private placement directly from us at the same price per Unit as in this rights offering. As a result, Pegasus IV and LED Holdings are not being offered rights to purchase Units in this rights offering. However, Pegasus IV will have the option to acquire any Units not otherwise subscribed for pursuant to the terms of this rights offering. See “The Rights Offering – Standby Purchase Option” below.
Employee Subscription Right
     If any Units remain unsubscribed as a result of unexercised basic rights and, if applicable, unexercised over-subscription rights, each of our employees, in addition to any rights received in his or her capacity as a Holder, will be entitled to subscribe for the remaining Units, with each such subscription consisting of a minimum of 10,000 Units. This is referred to as the employee subscription right. If an insufficient number of Units are available to satisfy fully the employee subscription requests, the available Units will be distributed proportionately among the employees who exercised their employee subscription rights.
Standby Purchase Option
     Pursuant to the convertible note agreement between us and Pegasus IV, we granted Pegasus IV the option to acquire any Units not otherwise subscribed for by the Holders and our employees pursuant to the terms of the rights offering. These Units may be purchased by Pegasus, in its sole discretion, at the subscription price of $1.006 per Unit. Any Units purchased pursuant to this standby purchase option will not be covered by this registration statement and will be acquired in a private placement.
Participation by Officers and Directors
     Certain of our officers and directors are Holders and are eligible to participate in this rights offering. However, we cannot guarantee to you that any of them will exercise their basic or over-subscription rights to purchase any Units.
Transferability of Rights
     The subscription rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased or sold to anyone else. The subsequent transfer after the record date of Eligible Securities for which rights were granted will not have any effect on the selling Holder’s subscription privilege in respect of any such rights.
Description of Securities Offered
     Series D Preferred Stock
     Each Unit issuable upon exercise of the rights will consist of one share of Series D Preferred Stock. Assuming full participation in the rights offering, we will issue [18,184,855+] shares of Series D Preferred Stock, in the aggregate. As previously discussed, pursuant to convertible note agreements and based upon the outstanding principal and interest balances under these notes as of October 30, 2009, we have already offered Pegasus IV and Philips Electronics approximately 38.6 million Units, which would consist of approximately 38.6 million shares of Series D Preferred Stock. See “Convertible Note Agreements with Pegasus IV and Philips Electronics.” As of October 30, 2009, no shares of Series D Preferred Stock were issued and outstanding. The following is a brief description of the terms of the Series D Preferred Stock that will be issued pursuant to the rights offering. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Designation of Series D Preferred Stock, a copy of which has been filed with the Securities and Exchange Commission and is also available upon request from us.
     Designation. Under the certificate of designation, 79,000,000 shares of preferred stock are designated as “Series D Preferred Stock” with a stated purchase price of $1.006 per share.
     Dividends. The shares of Series D Preferred Stock will be entitled to a cumulative dividend of 25% of $1.006, subject to adjustment, which will compound annually on the anniversary of the date of issuance. This dividend will consist of two parts, the “Exercise Price Accrual” and the “LV Accrual.”
     Exercise Price Accrual. The Exercise Price Accrual will be equal to 17% of $1.006 and will be a non-cash dividend credited to the account of the holder. At the holder’s election but subject to the limitations described below, the Exercise Price Accrual may only be used for purposes of funding payment of the exercise price payable upon exercise of all or a portion of such holder’s Warrants. Except in the case of the surrender by a holder of all or a portion of such holder’s Series D Preferred Stock in accordance with the terms of the Warrants, the Exercise Price Accrual may not be separately applied to fund payment of the exercise price of the Warrants until the redemption (or deemed redemption) of the Series D Preferred Stock. Upon the redemption (or deemed redemption) of the Series D Preferred Stock, the Exercise Price Accrual will remain credited to the account of the holder until all amounts are surrendered by the holder or until the Warrants expire. In no event will a holder of Series D Preferred Stock be entitled to accumulate an aggregate Exercise Price Accrual that is greater than 100% of the aggregate exercise price of the Warrants held by such holder. The Exercise Price Accrual must be transferred in conjunction with the sale or transfer of the associated Warrants.

     LV Accrual. The LV Accrual will be equal to 8% of $1.006 and will accrue to liquidation value and be payable in cash solely upon the redemption (or deemed redemption) of the Series D Preferred Stock. If on or prior to September 9, 2010, we issue shares of a new series of preferred stock with an annual dividend rate payable in cash, stock or property that is greater than 8%, then the LV Accrual applicable to the Series D Preferred Stock will automatically be increased to that of the new series, and the total annual dividend on the Series D Preferred Stock will be adjusted to reflect such increase.
     Assuming the Series D Preferred Stock is held until the scheduled redemption date and no adjustments are made to the dividend rate, the liquidation value, annual dividend, Exercise Price Accrual and LV Accrual with respect to one share of Series D Preferred Stock will accrue and be allocated as follows:

Anniversary of the
Date of Original
Issuance					Exercise	Cumulative
(Dividend Payment	Liquidation	Annual		Cumulative	Price	Exercise Price
Date) (Year)	Value	Dividend	LV Accrual	LV Accrual	Accrual	Accrual
0	$1.0060	$—	$—	$—	$—	$—
1	$1.2575	$0.2515	$0.0805	$0.0805	$0.1710	$0.1710
2	$1.5719	$0.3144	$0.1006	$0.1811	$0.2138	$0.3848
3	$1.9648	$0.3930	$0.1258	$0.3069	$0.2672	$0.6520
4	$2.4561	$0.4912	$0.1572	$0.4641	$0.3340	$0.9860
5	$3.0701	$0.6140	$0.1965	$0.6606	$0.4175	$1.4036
6	$3.8376	$0.7675	$0.2456	$0.9062	$0.5219	$1.9255
7	$4.7970	$0.9594	$0.3070	$1.2132	$0.6524	$2.5779
8	$6.00	$1.1992	$0.3837	$1.5969	$0.8155	$3.3934
     Priority. In the event of a liquidation, dissolution or similar event, holders of Series D Preferred Stock will have preference over our common stock to the extent of $1.006 for each share of Series D Preferred Stock plus all accrued dividends (which, except as provided below, would include the payment or credit of all dividends through the eighth anniversary of the date of issuance). The Series D Preferred Stock will rank junior to the liquidation preferences of the holders of our outstanding 6% Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
     Conversion. In accordance with the terms of the Warrants discussed in “The Rights Offering – Description of Securities Offered – The Warrants,” holders of Series D Preferred Stock may surrender their shares in satisfaction of the exercise price of the Warrants. Otherwise, the holders of Series D Preferred Stock have no right to exchange or convert such shares into any other security of the Company.
     Redemption. We must redeem all outstanding shares of Series D Preferred Stock on the eighth anniversary of the date of issuance or upon an earlier liquidation, dissolution, winding up or change of control of the Company (each of which will be deemed to be a redemption). We do not otherwise have a right to redeem the outstanding shares of Series D Preferred Stock.
     Liquidation Value. The liquidation value per share of Series D Preferred Stock will be equal to the stated purchase price of the Series D Preferred Stock plus the accrued dividends. Upon the scheduled redemption of the Series D Preferred Stock, we will be required to pay or, in the case of the Exercise Price Accrual, credit, each holder of Series D Preferred Stock an amount equal to $1.006 plus the full amount of the Exercise Price Accrual and the LV Accrual through the eighth anniversary of the date of issuance. In the event of a deemed redemption, which includes a liquidation, dissolution, winding up or change of control of the Company, prior to the eighth anniversary of the date of issuance, we will be required to redeem the Series D Preferred Stock early and pay each holder an amount per share in cash equal to $1.006 plus the earned amount of the LV Accrual as of the date of the deemed redemption. Any unearned portion of the LV Accrual will accelerate as if each holder of Series D Preferred Stock had held the shares until the eighth anniversary of the date of issuance, but this accelerated portion of the LV Accrual will not be payable in cash but will accrue solely for purposes of funding payment of the exercise price of all or a portion of the Warrant(s) held by such holder and be deemed the Exercise Price Accrual for all purposes after such date. Each holder of Series D Preferred Stock will be credited with the earned amount of the Exercise Price

Accrual as of the date of the deemed redemption, and any unearned portion of the Exercise Price Accrual will accelerate as if each holder had held the shares until the eighth anniversary of the date of issuance.
     Voting Rights. Except as indicated below or otherwise required by law, the holders of Series D Preferred Stock will not have any voting rights.
     So long as any shares of Series D Preferred Stock remain outstanding, we may not, without the vote or written consent of the holders of at least a majority of the then outstanding shares thereof, take the following action:
•	alter, modify or amend the terms of the Series D Preferred Stock;

•	create or issue any new series or class of security that ranks senior to or on parity with the Series D Preferred Stock;

•	increase the authorized number of shares of the Series D Preferred Stock;

•	issue any shares of Series D Preferred Stock other than pursuant to the rights offering or the convertible note agreements with Pegasus IV and Philips Electronics; or

•	enter into any agreement or commitment with respect to any of the foregoing.
     Transferability. Shares of Series D Preferred Stock will only be transferable in conjunction with the sale or transfer of whole Units (each Unit consisting of one share of Series D Preferred Stock and a Warrant to purchase one share of common stock), and any such sale or transfer must consist of a minimum of 25,000 Units.
     Warrants
     Each Unit issuable upon exercise of the rights will also consist of a Warrant representing the right to purchase one share of our common stock. Assuming full participation in the rights offering, we will issue [18,184,855+] Units consisting of Warrants to purchase [18,184,855+] shares of common stock, in the aggregate. As previously discussed, pursuant to convertible note agreements and based upon the outstanding principal and interest balances under these notes as of October 30, 2009, we have already offered Pegasus IV and Philips Electronics approximately 38.6 million Units, which would consist of Warrants to purchase approximately 38.6 million shares of common stock. See “Convertible Note Agreements with Pegasus IV and Philips Electronics.” The following is a brief description of the terms of the Warrants that will be issued pursuant to the rights offering. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Form of Warrant, a copy of which has been filed with the Securities and Exchange Commission and is also available upon request from us.
     Exercise. Each Warrant will have an exercise price of $6.00 per share and expire on the twelfth anniversary of the date of issuance. The Warrants will be exercisable at any time following issuance by delivery of a written exercise notice to the Company and by payment of an amount equal to the exercise price multiplied by the number of shares of common stock being purchased. The exercise price will be payable in one of the following four ways, or any combination of the four:
(1)	Payment in cash or by wire transfer of immediately available funds;

(2)	By a net issuance or “cashless” exercise, which means the Warrant holder may exercise the Warrant without tendering the exercise price, in exchange for a reduced number of shares underlying the Warrant (the forfeited shares would have an aggregate fair market value equal to the aggregate exercise price);

(3)	Surrender by the Warrant holder of a number of shares of Series D Preferred Stock having an aggregate Liquidation Value as of the date of exercise equal to the aggregate exercise price; or

(4)	Following the redemption (or deemed redemption) of the Series D Preferred Stock, in lieu of surrendering shares of Series D Preferred Stock in satisfaction of the exercise price in accordance with (3) above, surrender by the Warrant holder of the Exercise Price Accrual credited to the account of such holder.
     Upon exercise of the Warrants, certificates for the shares of common stock issuable upon exercise will be issued to each Warrant holder.
     Rights as a Stockholder. The Warrant holder will have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.
     Transferability. The Warrants will only be transferable in conjunction with the transfer of whole Units (each Unit consisting of one share of Series D Preferred Stock and a Warrant to purchase one share of common stock), and any such transfer must consist of a minimum of 25,000 Units. Following the redemption (or deemed redemption) of the Series D Preferred Stock, the Warrants will be transferable only in conjunction with the transfer of the corresponding Exercise Price Accrual.
     Adjustments to the Warrants.
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrants may be exercised and the exercise price applicable to the Warrants will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
     Anti-dilution Adjustments. Other than in certain permitted transactions and so long as a Warrant remains outstanding, if we issue any shares of common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than 90% of the volume weighted average price of our common stock in the applicable trading market for the 30 days preceding the issuance of such shares or derivative securities, then the number of shares of common stock into which a Warrant is exercisable and the exercise price will be adjusted.
     Additionally, other than in the permitted transactions discussed in the paragraph below and so long as a Warrant remains outstanding, if we issue any shares of common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than the exercise price of the Warrants, then the number of shares of common stock into which a Warrant is exercisable and the exercise price will be adjusted so that the Warrants are exercisable for the same percentage of the outstanding common stock (on an “as converted” basis) following the issuance or sale of such other shares of common stock (or securities convertible into or exercisable for common stock) for the same aggregate consideration prior to such adjustment. However, the holders of a majority of the then unexercised and outstanding Warrants will have the right to waive compliance by the Company with respect to this anti-dilution clause, in which case the Warrants specifically provide that the remaining holders will also waive their right to an adjustment. Because Pegasus IV is expected to hold a majority of the outstanding Warrants immediately following the consummation of this rights offering, Pegasus IV and its affiliates will control this right until they no longer hold a majority of the unexercised and outstanding warrants.
     The anti-dilution adjustments discussed in the two preceding paragraphs will not apply to the following transactions:
•	Issuances to employees, officers, directors, consultants or other service providers pursuant to a plan or agreement approved by the board of directors, including the Amended and Restated Equity-Based Compensation Plan;

•	Issuances to settle the Company’s directors’ fees;

•	Issuances pursuant to the exercise or conversion of currently issued derivative securities or restricted stock;

•	Issuances as a dividend on preferred stock of the Company; and

•	Issuances pursuant to an acquisition of shares or assets of a target company.

     Other Adjustments. So long as a Warrant remains outstanding, if the exercise price or number of shares underlying any security convertible into or exercisable for our common stock adjusts or would have adjusted for any reason and the terms, manner or method of such adjustment are more favorable than the adjustment provisions contained in the Warrants, then the exercise price and/or number of shares into which a Warrant is exercisable will also adjust so that the Warrant holder receives the benefit of the more favorable terms, manner or method. Similar to the anti-dilution clause discussed previously, the holders of a majority of the then unexercised and outstanding Warrants will have the right to waive compliance by the Company with respect to this anti-dilution clause, in which case the Warrants specifically provide that the remaining holders will also waive their right to an adjustment. Because Pegasus IV is expected to hold a majority of the outstanding Warrants immediately following the consummation of this rights offering, Pegasus IV and its affiliates will control this right until they no longer hold a majority of the unexercised and outstanding Warrants.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and following which the Company will not be the surviving entity, we must make appropriate provision to insure that the Warrant holder’s right to receive shares of our common stock upon exercise of the Warrant is converted into the right to exercise the Warrant for the consideration that would have been payable to the Warrant holder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.
     Common Stock
     Each right will be accompanied by a Warrant to purchase one share of our common stock. Assuming the rights offering is fully subscribed, we may issue up to [18,184,855+] shares of common stock upon the exercise of the Warrants. As previously discussed, pursuant to convertible note agreements and based upon the outstanding principal and interest balances under these notes as of October 30, 2009, we have already offered Pegasus IV and Philips Electronics approximately 38.6 million Units, which would consist of Warrants to purchase approximately 38.6 million shares of common stock. See “Convertible Note Agreements with Pegasus IV and Philips Electronics.” For a more detailed discussion of the terms of our common stock see the section entitled “Description of Capital Stock – Common Stock.”
Method of Exercising Rights
     The exercise of rights is irrevocable and may not be cancelled or modified. You may exercise your rights as follows:
     Subscription By Registered Holder with U.S. or Canadian Address
     To exercise some or all of your rights, you must properly complete a subscription certificate and submit it with any required signature guarantees and forward it, together with payment in full of the subscription price for each Unit subscribed for, to us at the address set forth on the subscription certificate prior to 5:00 p.m., New York City time, on            , 2009, the expiration date of the rights offering. If the mail is used to forward subscription certificates and/or a certified or bank check, it is recommended that insured, registered mail be used. Once you exercise your rights, you cannot revoke your exercise. In addition, since we may terminate or withdraw the rights offering at our discretion, your participation in the rights offering is not assured.
     Subscription By DTC Participants
     Banks, trust companies, securities dealers and brokers that hold our equity securities or warrants therefor as nominee for more than one beneficial owner may, upon proper showing to us, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the record date through the Depository Trust Company, or DTC. The DTC will issue one right to purchase 1.3 Units to you for each share of our common stock that is issued or issuable to you at the record date. Each right can then be used to purchase 1.3 Units for $1.006 per Unit. You may exercise these rights through DTC’s PSOP Function on the “agents subscription over PTS” procedure and instructing DTC to charge your applicable DTC account for the subscription payment for the Unit and deliver such amount to us. DTC must receive the subscription instructions and payment for the Unit by the expiration date of the rights offering. Except as described under the subsection titled “Notice of Guaranteed Delivery,” subscriptions accepted by us via a Notice of Guaranteed Delivery must be delivered to us with payment before the expiration of the subscription period.
     Subscription By Beneficial Owners
     If you are a beneficial owner of our equity securities or warrants therefor that are registered in the name of a broker, custodian bank or other nominee, or if you hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time on the expiration date of this rights offering. Your subscription rights will not be considered exercised unless we receive from you, your broker, custodian, nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. New York City time, on the expiration date.
Payment Method
     Payments must be made in full in U.S. currency by:
•	check or bank draft payable to , drawn against a U.S. bank;

•	postal, telegraphic or express money order payable to ; or

•	wire transfer of immediately available funds to the subscription account maintained by us at
     Any personal check used to pay for Units must clear the appropriate financial institutions prior to the expiration date of the rights offering. The clearing house may require five or more business days. Accordingly, Holders who wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Subscription certificates received after that time will not be honored, and we will return your payment to you, without interest or deduction.
     We will be deemed to receive payment upon:
•	clearance of any uncertified check deposited by us;

•	receipt by us of any certified check bank draft drawn upon a U.S. bank; or

•	receipt by us of any postal, telegraphic or express money order.
     You should read the instruction letter accompanying the subscription certificate carefully and strictly follow it. Except as described below under “Notice of Guaranteed Delivery,” we will not consider your subscription received until we have received delivery of a properly completed and duly executed subscription certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us.
     The method of delivery of subscription certificates and payment of the subscription amount to us will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to us and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier’s check or money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.
     Unless a subscription certificate provides that the Units are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such subscription certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by us.
Calculation Of Subscription Rights Exercised
     If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to us. If we do not apply your full subscription price payment to your purchase of Units, we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.
Fractional Units, Fractional Shares of Series D Preferred Stock and Fractional Rights
     We will not issue fractional Units. If your rights will allow you to purchase a fractional Unit, you may exercise your rights only by rounding down to and paying for the nearest whole Unit or by paying for any lesser number of whole Units.
Expiration Date and Amendments
     The subscription period, during which you may exercise your subscription privilege, expires at 5:00 p.m., New York City time, on           , 2009, the expiration date. If you do not exercise your rights prior to that time, your rights will expire and will no longer be exercisable. We will not be required to issue Units to you if we receive your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering will be similarly extended. In addition, if we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to this registration statement, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and circulate an updated prospectus after the post-effective amendment is declared effective with the Securities and Exchange Commission. In addition, upon such event, we will extend the expiration date of this rights offering to allow Holders of rights ample time to make new investment decisions and for us to re-circulate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this offering and the new expiration date.
     We will extend the duration of the rights offering as required by applicable law and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.
     We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering.

Determination of Subscription, Purchase and Exercise Prices
     We did not seek or obtain an opinion of a financial advisor in establishing the subscription price of the Units, the purchase price of the shares of Series D Preferred Stock or the exercise price of the Warrants. The subscription price of $1.006 per Unit in the rights offering was set by our board of directors. Each Unit consists of one share of Series D Preferred Stock with a stated purchase price of $1.006 and a Warrant to purchase one share of our common stock at an exercise price equal to $6.00. In determining the subscription price per Unit, the purchase price per share of Series D Preferred Stock and the exercise price per Warrant, our board of directors considered a number of factors, including: our need for capital, the likely cost of capital from other sources, the price at which our principal stockholders would be willing to participate in the rights offering, the anti-dilution protections granted to security holders in our prior offerings, our business prospects, our need for and the need to provide an incentive to our investors and encourage them to participate in the rights offering on a pro rata basis, the historic and current market price of our common stock, general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital, our operating history, and the liquidity of our common stock. Neither the subscription price per Unit, the purchase price per share of Series D Preferred Stock, nor the exercise price per Warrant is necessarily related to our book value, net worth, past operations, cash flow, losses, financial condition or any other established criteria for value and may not be the fair value of the securities to be offered in this rights offering. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We urge you to consider all relevant factors before exercising your rights.
Conditions, Withdrawal and Termination
     We reserve the right to withdraw this rights offering on or prior to the expiration date for any reason. We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by us will be returned without interest or deduction as soon as practicable.
Cancellation Rights
     Our board of directors may cancel this rights offering in its sole discretion at any time prior to the time this rights offering expires for any reason. If we cancel this rights offering, we will issue a press release notifying stockholders of the cancellation and any funds you paid to us will be returned without interest or deduction as soon as practicable.
Subscription Agent and Escrow Agent
     We will act as our own subscription agent and escrow agent for this rights offering. The address to which subscription documents, subscription certificates, notices of guaranteed delivery and payments other than wire transfers should be mailed or delivered is:
By Mail, Hand or Overnight Courier:
Lighting Science Group Corporation
Attn: Rights Offering Subscription Department
1227 South Patrick Drive, Building 2A
Satellite Beach, Florida 32937

     If you deliver subscription documents, subscription certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privileges.
     You should direct any questions or requests for assistance concerning the method of subscribing for the Units or for additional copies of this prospectus to John Mitchell, by mail at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, email at ROSD@lsgc.com or telephone at (321) 779-5542.
Fees and Expenses
     You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. We will not pay such expenses.
Medallion Guarantee May Be Required
     Your signature on each subscription certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by us, unless:
•	your subscription certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.
Notice To Beneficial Holders
     If you are a broker, a trustee or a depositary for securities who holds our equity securities or warrants therefor for the account of others on the rights offering record date, you should notify the respective beneficial owners of such equity securities of this rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates and submit them to us with the proper payment. If you hold our equity securities or warrants therefor for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of Eligible Securities on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to us by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact us to request a copy.
Beneficial Owners
     If you are a beneficial owner of our equity securities or warrants therefor or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold our equity securities directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription certificate, you should contact the nominee as soon as possible and request that a separate subscription certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.
Notice of Guaranteed Delivery
     We will grant you three business days after the expiration date to deliver the subscription certificate if you follow the following instructions for providing us notice of guaranteed delivery. On or prior to the expiration date, we must receive payment in full for all Units subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the Holder of the rights and the number of Units subscribed for. If applicable, it must state separately the number of Units subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed subscription certificate for all Units subscribed for will be delivered to us within three business days after the expiration date. We will then conditionally accept the exercise of the privileges and will withhold the certificates for shares Series D Preferred Stock and Warrants until it receives the properly completed and duly executed subscription certificate within that time period.
     In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder’s DTC account to our DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth on the subscription certificate and under the section entitled “Subscription Agent and Escrow Agent.”
Validity of Subscriptions
     We will resolve all questions regarding the validity and form of the exercise of your subscription privilege, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. We will not have any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate this rights offering, only when a properly completed and duly executed subscription certificate and any other required documents and payment of the full subscription amount have been received by us. Our interpretations of the terms and conditions of this rights offering will be final and binding.
Escrow Arrangements; Return of Funds
     We will hold funds received in payment for Units in a segregated account pending completion of this rights offering. We will hold this money in escrow until this rights offering is completed or is withdrawn and canceled. If this rights offering is canceled for any reason, we will promptly return this money to subscribers without interest or deduction. If you exercise your rights and are allocated fewer Units than you subscribed for, the excess funds you paid will be returned to you without interest as soon as practicable after the subscription and additional marketing periods expires.

Rights of Subscribers
     You will have no rights as a stockholder until certificates representing shares of Series D Preferred Stock are issued to you or until you exercise the Warrants to purchase common stock and obtain certificates representing such shares of common stock. You will have no right to revoke your subscriptions after you deliver your completed subscription certificate, payment and any other required documents to us.
Foreign Stockholders
     We will not mail subscription certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. We will hold these subscription certificates for their account. To exercise rights, our foreign stockholders must notify us prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date by completing an international holder subscription form which will be delivered to those holders in lieu of a subscription certificate and sending it by mail or telecopy to us at the address and telecopy number set forth under the section entitled “Subscription Agent and Escrow Agent.”
No Revocation or Change
     Once you submit the form of subscription certificate to exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase Units at the subscription price.
Regulatory Limitation
     We will not be required to issue to you shares of our Series D Preferred Stock or Warrants pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such securities and if, at the time this rights offering expires, you have not obtained such clearance or approval.
No Recommendation to Rights Holders
     Our board of directors is not making any recommendations to you as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.
Listing on a Public Market
     There is no public market for the Units, shares of Series D Preferred Stock or the Warrants, and we do not plan to list the Units, shares of Series D Preferred Stock or the Warrants on any public market. Furthermore, we have no way of knowing whether a market will develop or be maintained for the Units, shares of Series D Preferred Stock or the Warrants.
Other Matters
     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any Units from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any securities you may elect to purchase by exercise of your privilege in order to comply with state securities laws. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering. We are not currently aware, however, of any states or jurisdictions that would preclude participation in this rights offering.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a discussion of the anticipated material federal income tax consequences to Holders relating to the receipt, exercise and expiration of rights to purchase Units in this rights offering. Holders include each owner of our Eligible Securities. This discussion also addresses the anticipated material federal income tax consequences to Holders related to ownership of any Series D Preferred Stock received upon the exercise of the rights.
     Each Holder should consult its own tax advisor regarding the federal, state, local and foreign tax consequences of the receipt, exercise and expiration of rights and the ownership of the Series D Preferred Stock.
Scope of This Discussion
     This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements and practices, and judicial decisions, all as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in federal income tax consequences significantly different from those discussed herein. This discussion is not binding on the Internal Revenue Service (“IRS”) or the U.S. courts, and no assurance can be given that the conclusions reached in this discussion will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. In addition, we have not requested, nor do we intend to request, a ruling from the IRS regarding any of the federal income tax consequences associated with the receipt, exercise and expiration of rights or the ownership of the Series D Preferred Stock.
     This discussion does not address the federal income tax consequences to certain categories of Holders subject to special rules, including Holders that are (i) banks, financial institutions or insurance companies, (ii) regulated investment companies, real estate investment trusts or cooperatives, (iii) brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method, (iv) tax-exempt organizations, (v) holders that own our stock or warrants as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) holders that acquired our stock or warrants in connection with the exercise of stock options or otherwise as compensation for services, (vii) holders of shares of our 6% Convertible Preferred Stock or Series B Preferred Stock (the “Existing Preferred Shares”) that constitute “section 306 stock” (as defined in the Code), (viii) nonresidents of the United States that have been present in the United States for 183 days or more during the taxable year, and (ix) U.S. expatriates. In addition, this discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax, or any state, local or foreign tax consequences associated with the receipt, exercise and expiration of rights or the ownership of the Series D Preferred Stock.
Consequences to U.S. Holders
     U.S. Holders
     The following discussion is limited to the material U.S. federal income tax consequences relevant to a U.S. Holder. As used herein, a “U.S. Holder” is a Holder that is for U.S. federal income tax purposes:
•	An individual who is a citizen or resident (as defined in the Code) of the United States;

•	A corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust if (i) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day, and made a valid election to continue to be so treated.
     If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes receives rights to purchase Units, the tax treatment of a partner in the partnership or such other entity generally will depend upon the status of the partner and the activities of the partnership or such other entity. Partners in a partnership or other entity taxable as a partnership for U.S. federal income tax purposes should consult their tax advisors regarding the tax consequences associated with the receipt, exercise and expiration of the rights and the ownership of the Series D Preferred Stock.
     Certain U.S. federal income tax consequences relevant to a person or entity that is neither a U.S. Holder nor a partnership or other entity taxable as a partnership for U.S. federal income tax purposes (a “non-U.S. Holder”) is discussed separately below.
     Receipt of Rights
     U.S. Holders of Common Stock or Existing Warrants
     A U.S. Holder of our common stock (or warrants to purchase our common stock, which for purposes of this paragraph will be treated as common stock) generally will not recognize income on the receipt of rights on such common stock. Assuming that the receipt of the rights is not taxable, the U.S. Holder’s tax basis in the rights will depend on the relative fair market value of the rights and the common stock at the time the rights are distributed. If the rights distributed to a U.S. Holder on its common stock have a fair market value equal to at least 15% of the fair market value of such common stock on the date of the distribution, such U.S. Holder must allocate the tax basis in its common stock between the common stock and the rights received in proportion to their respective fair market values on the date of distribution. If the rights distributed to a U.S. Holder on its common stock have a fair market value that is less than 15% of the fair market value of such common stock on the date of distribution, such U.S. Holder’s tax basis in the rights will be zero unless the Holder elects to allocate the tax basis in its common stock in the manner described above. A U.S. Holder makes this election by attaching a statement in its tax return for the year in which the rights are received. The election, once made, is irrevocable. A U.S. Holder making this election must retain a copy of the election and the tax return with which it was filed to substantiate the gain or loss recognized on any later sale of Series D Preferred Stock and Warrants. The holding period for the rights will include the U.S. Holder’s holding period for the common stock upon which the rights are distributed.
     U.S. Holders of Existing Preferred Shares
     Upon the receipt of rights, a U.S. Holder of Existing Preferred Shares will be treated as receiving a distribution in an amount equal to the fair market value of such rights. The determination of whether such distribution will result in dividend income will depend on whether we have current and accumulated earnings and profits (“E&P”) at the time of the distribution, as determined under federal income tax principles. Because we have never had E&P and based on our 2009 year-to-date operations, projections for the remainder of 2009, and current net operating losses, we do not expect to have current or accumulated E&P in 2009. Therefore, we do not expect that the receipt of rights by a U.S. Holder of Existing Preferred Shares will constitute dividend income. Instead, such amount should be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Existing Preferred Shares and then (if applicable) as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its Existing Preferred Shares exceeds one year as of the date of the distribution. A U.S. Holder of Existing Preferred Stock will have an adjusted tax basis in the rights it receives equal to the fair market value of such rights on the date of the distribution.

     Notwithstanding the foregoing, if it is determined that we do have current and accumulated E&P at the time the rights are distributed to a U.S. Holder of Existing Preferred Shares, such U.S. Holder will recognize dividend income to the extent the distribution is paid out of our current and accumulated E&P. Such distribution may qualify for the dividends-received deduction in an amount determined under the Code, if the U.S. Holder is a corporation and certain holding periods and other requirements are satisfied; provided, however, any dividend received by a U.S. Holder that is a corporation may be subject to the “extraordinary dividend” provisions of the Code. Dividend income recognized by non-corporate U.S. Holders may constitute “qualified dividend income,” which currently is subject to a maximum U.S. federal income tax rate of 15%. To the extent that the value of the rights distributed on the Existing Preferred Shares exceeds our current and accumulated E&P, such excess first will be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Existing Preferred Shares and then (if applicable) as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its Existing Preferred Shares exceeds one year as of the date of the distribution. If a U.S. Holder of Existing Preferred Shares recognizes dividend income related to the distribution, the holding period for the rights will begin on the date the rights are distributed to such U.S. Holder.
     Exercise of Rights
     A U.S. Holder will not recognize gain or loss on the exercise of the rights distributed to it in this rights offering. The U.S. Holder’s tax basis in the Series D Preferred Stock and Warrants received upon exercise of such rights will be equal to the amount paid by such U.S. Holder to exercise such rights and will be allocated in proportion to the fair market value of the Series D Preferred Stock and the Warrants as of the exercise date. The U.S. Holder’s holding period for the Series D Preferred Stock and the Warrants will begin on the exercise date.
     Expiration of Rights
     A U.S. Holder of common stock (or warrants to purchase our common stock, which for purposes of this paragraph will be treated as common stock) that allows its rights to expire will not recognize gain or loss, and the tax basis allocated to the expired rights, if any, will be re-allocated to such U.S. Holder’s common stock. A U.S. Holder of Existing Preferred Shares that allows its rights to expire generally should recognize a capital loss in an amount equal to the U.S. Holder’s tax basis in the rights, the deductibility of which would be subject to certain limitations.
     Distributions on Series D Preferred Stock
     The gross amount of any distribution of cash (not including the Exercise Price Accrual that will be credited to a U.S. Holder’s account pursuant to the terms hereof) made to a U.S. Holder with respect to the Series D Preferred Stock will constitute dividend income as of the date of the distribution to the U.S. Holder to the extent such distributions are paid out of our then current and accumulated E&P, as determined under federal income tax principles. Although not entirely free from doubt, the Exercise Price Accrual that is credited to a U.S. Holder’s account should be treated as a distribution and includible in income upon the earlier of: (i) the date the Series D Preferred Stock is redeemed; or (ii) the date the Exercise Price Accrual is used to acquire our common stock pursuant to the terms hereof (upon a U.S. Holder’s surrender of shares of Series D Preferred Stock upon exercise of the Warrants). At such time, the Exercise Price Accrual will be treated as a dividend to the extent of our then current and accumulated E&P. Subject to the “extraordinary dividend” rules, any distribution, including a deemed distribution resulting from the application of the Exercise Price Accrual toward the purchase of our common stock may qualify for the dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding periods and other requirements are satisfied. In addition, under current law, any distribution, including a deemed distribution, received by non-corporate U.S. Holders before January 1, 2011 that constitutes dividend income may constitute “qualified dividend income,” which currently is subject to a maximum U.S. federal income tax rate of 15%.
     To the extent a distribution, including a deemed distribution, exceeds our then current and accumulated E&P, such excess first will be treated as a tax-free return of capital to the extent of a U.S.

Holder’s adjusted tax basis in its Series D Preferred Stock and then (if applicable) as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its Series D Preferred Stock exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.
     Under section 305 of the Code, a U.S. Holder of Series D Preferred Stock could be treated as receiving constructive distributions over the term of the Series D Preferred Stock based on the excess, if any, of the stock’s redemption price over the stock’s “issue price” (subject to a de minimis exception)—sometimes referred to as “preferred OID.” Any such constructive distributions will be treated in the same manner as an ordinary distribution (discussed above).
     Sale, Exchange or Other Taxable Disposition of Series D Preferred Stock
     For federal income tax purposes, a U.S. Holder generally will recognize gain or loss on the sale, exchange, or other taxable disposition of the Series D Preferred Stock in an amount equal to the difference between (a) the amount realized for the Series D Preferred Stock and (b) the U.S. Holder’s adjusted tax basis in the Series D Preferred Stock. Such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if such U.S. Holder’s holding period in its Series D Preferred Stock exceeds one year as of the date of the distribution and otherwise will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.
     Information Reporting and Backup Withholding
     The receipt of rights by U.S. Holders of common stock or warrants to purchase our common stock generally should not be subject to information reporting or backup withholding. Except to the extent that the distribution of rights to a U.S. Holder of Existing Preferred Shares constitutes a tax-free return of capital, the receipt of rights by such U.S. Holder likely will be subject to information reporting and backup withholding tax (at the rate of 28%); provided, however, backup withholding tax will not apply if such U.S. Holder (a) furnishes such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) has not been notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax and (c) certifies, under penalty or perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. Upon an exercise of rights by a U.S. Holder (including U.S. Holders of common stock or warrants to purchase our common stock), any amounts received as dividends on the Series D Preferred Stock, or proceeds arising from the sale or other taxable disposition of the Series D Preferred Stock will be subject to information reporting but generally will not be subject to backup withholding tax (at the rate of 28%) unless such U.S. Holder fails to meet any of the conditions in the previous sentence. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded if such U.S. Holder timely furnishes the required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.
Consequences to Non-U.S. Holders
     Non-U.S. Holders
     The following discussion is limited to the material U.S. federal income tax consequences relevant to a non-U.S. Holder. The rules governing the U.S. federal income taxation of a non-U.S. Holder with respect to these instruments are complex and no attempt will be made herein to provide more than a summary of certain material rules. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws associated with this rights offering.
     For purposes of the following discussion, any taxable dividend or gain on the sale, exchange or other disposition of the Series D Preferred Stock or Warrants will be considered “U.S. trade or business income” if the income or gain either is (i) effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder, or (ii) attributable to a U.S. permanent establishment (or to a fixed base) of a non-U.S. Holder.
     Receipt of Rights
     Non-U.S. Holders of Common Stock or Warrants to Purchase Common Stock
     A non-U.S. Holder of common stock (or warrants to purchase our common stock, which for purposes of this paragraph will be treated as common stock) will not be subject to U.S. federal income tax withholding upon the receipt of rights. Such non-U.S. Holder’s basis in the rights generally will be calculated in a manner similar to U.S. Holders, as described in the section entitled, “U.S. Holders – Receipt of rights – U.S. Holders of Common Stock or Warrants to Purchase Common Stock.”
     Non-U.S. Holders of Existing Preferred Shares
     A non-U.S. Holder of Existing Preferred Shares will be treated as receiving a distribution in an amount equal to the fair market value of the rights that it receives. The determination of whether such distribution will be treated as dividend income will depend on whether we have current or accumulated E&P at the time of the distribution, as determined under federal income tax principles. As discussed above (see “Consequences to U.S. Holders—Receipt of rights—U.S. Holders of Existing Preferred Shares”), we do not believe we will have current or accumulated E&P, so the receipt of rights by a non-U.S. Holder of Existing Preferred Shares generally should not be subject to U.S. federal income tax withholding. A non-U.S. Holder’s adjusted tax basis in the rights it receives will equal the fair market value of such rights on the date of the distribution.
     Notwithstanding the foregoing, if it is determined that we do have current or accumulated E&P, the receipt of rights by a non-U.S. Holder of Existing Preferred Shares will be treated as a dividend to the extent attributable to our E&P. Any such dividend generally will be subject to U.S. federal income tax withholding at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. The value of any rights distributed on the Existing Preferred Shares in excess of our then current and accumulated E&P first will be treated as a tax-free return of capital to the extent of a non-U.S. Holder’s adjusted tax basis in its Existing Preferred Shares and then (if applicable) as capital gain, generally excludible from U.S. federal income taxes. Notwithstanding the foregoing, dividends that constitute U.S. trade or business income will not be subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends (as well as any capital gain recognized as part of the rights distribution) will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. Holder, and to the extent such dividend income is received (or capital gain is recognized) by a foreign corporation, may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
     A non-U.S. Holder who desires to claim the benefit of an applicable treaty rate with respect to any amount treated as a dividend will be required to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such Holder is not a United States person as defined under the Code and is eligible for treaty benefits.
     Exercise of Rights
     A non-U.S. Holder will not be subject to U.S. federal income tax withholding upon the exercise of rights issued in this rights offering. The non-U.S. Holder’s tax basis in the Series D Preferred Stock and Warrants received upon exercise of its rights will be equal to the amount paid by such non-U.S. Holder to exercise such rights and will be allocated in proportion to the fair market value of the Series D Preferred Stock and the Warrant at the time of exercise.

     Expiration of Rights
     A non-U.S. Holder of common stock (or warrants to purchase our common stock, which for purposes of this paragraph will be treated as stock) that allows its rights to expire will not recognize gain or loss, and the tax basis allocated to the expired rights, if any, will be re-allocated to the Holder’s common stock. A non-U.S. Holder of Existing Preferred Shares that allows its rights to expire generally should recognize a capital loss in an amount equal to the non-U.S. Holder’s tax basis in the rights, the deductibility of which would be subject to applicable tax law limitations.
     Distributions on Series D Preferred Stock
     The gross amount of any distribution of cash (not including the Exercise Price Accrual that will be credited to a non-U.S. Holder’s account pursuant to the terms hereof) with respect to Series D Preferred Stock that is made to a non-U.S. Holder generally will constitute dividend income as of the date of the distribution to the non-U.S. Holder to the extent such distributions are paid out of our then current and accumulated E&P, and generally such amount will be subject to U.S. federal income tax withholding at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Although not entirely free from doubt, the Exercise Price Accrual that is credited to a non-U.S. Holder’s account should be treated as a distribution and includible in income upon the earlier of: (i) the date the Series D Preferred Stock is redeemed; or (ii) the date the Exercise Price Accrual is used to acquire our common stock pursuant to the terms hereof (upon a non-U.S. Holder’s surrender of its Series D Preferred Stock upon exercise the Warrants). At such time, the Exercise Price Accrual will be included as dividend income to the extent of our then current and accumulated E&P. The amount of any distribution in excess of our then current and accumulated E&P first will be treated as a tax-free return of capital to the extent of a non-U.S. Holder’s adjusted tax basis in its Series D Preferred Stock and then (if applicable) as capital gain, generally excludible from U.S. federal income taxes. Notwithstanding the foregoing, dividends that constitute U.S. trade or business income will not be subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends (as well as any capital gain recognized as part of the distribution) will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. Holder, and to the extent such dividend income is received (or capital gain is recognized) by a foreign corporation, may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
     A non-U.S. Holder that desires to claim the benefit of an applicable treaty rate with respect to any amount treated as a dividend will be required to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such Holder is not a United States person as defined under the Code and is eligible for treaty benefits.
     Similar to the rules discussed above relating to U.S. Holders (see “Consequences to U.S. Holders—Distributions on Series D Preferred Stock”), a non-U.S. Holder of Series D Preferred Stock may be treated as receiving constructive distributions over the term of the Series D Preferred Stock.
     Sale, Exchange or Other Taxable Disposition of Series D Preferred Stock
     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. Holder on the sale, exchange or disposition of common shares generally will not be subject to U.S. federal income tax unless (i) the gain is U.S. trade or business income or (ii) we are or previously have been a “U.S. real property holding corporation” for U.S. federal income tax purposes. We do not believe that we are or at any relevant time previously have been a “U.S. real property holding corporation” or that we will become one in the future.
     Information Reporting and Backup Withholding
     Information reporting and possible backup withholding will apply to certain amounts paid (or treated as paid) to a non-U.S. Holder with respect to our common stock, Existing Preferred Shares, warrants to purchase our common stock, or the Series D Preferred Shares unless the non-U.S. Holder provides the requisite certification to establish that it is not a U.S. person or otherwise establishes an exemption therefrom.
     Any amount withheld under the backup withholding rules may be credited against the non-U.S. Holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.
     The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of the receipt, exercise and expiration of rights or the ownership of the Series D Preferred Stock, including the consequences of any proposed change in applicable laws.
     TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR. THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS WITH RESPECT TO ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY FOREIGN, STATE OR LOCAL JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
CONVERTIBLE NOTE AGREEMENTS WITH PEGASUS IV AND PHILIPS ELECTRONICS
     We have entered into convertible note agreements with Pegasus IV and Philips Electronics pursuant to which, as described below, all of the then outstanding principal and interest under the notes will automatically convert into Units upon the consummation of this rights offering.
Pegasus IV Convertible Note
     On May 15, 2009, we entered into a Convertible Note Agreement (the “Original Pegasus Convertible Note”) with Pegasus IV, which provided us with approximately $31.7 million. Specifically, pursuant to the Original Pegasus Convertible Note, we borrowed approximately $13.2 million on May 15, 2009 and approximately $18.5 million on May 26, 2009. The proceeds of the borrowings on the Original Pegasus Convertible Note were generally used to pay in full approximately $11.5 million worth of promissory notes previously granted to Pegasus IV, together with accrued interest thereon, and to pay outstanding principal amounts under our line of credit with BMO. Effective as of July 31, 2009, we entered into the First Amendment to the Convertible Note Agreement, pursuant to which the maturity date of the Original Pegasus Convertible Note was extended.
     On August 27, 2009, the Original Pegasus Convertible Note (as amended) was terminated, and we entered into a new Convertible Note Agreement (the “New Pegasus Convertible Note”) with Pegasus IV in the principal amount of approximately $32.8 million, which represented the outstanding principal and interest on the Original Pegasus Convertible Note as of August 27, 2009. As with the Original Pegasus Convertible Note, interest on the New Pegasus Convertible Note accrues at the rate of 14% per annum. The outstanding principal and interest matures upon the earlier of: (a) July 31, 2010 and (b) the date of the consummation of the rights offering (described below). The New Pegasus Convertible Note may not be prepaid and is immediately due and payable upon the Company’s failure to pay any of its material debts when due. As with the Original Pegasus Convertible Note, so long as any amounts remain outstanding under the New Pegasus Convertible Note, we must obtain the prior written consent of Pegasus IV prior to borrowing more than $5.0 million in the aggregate pursuant to our line of credit with BMO.
     Pursuant to the New Pegasus Convertible Note, we agreed to use commercially reasonable efforts to conduct this rights offering as soon as is reasonably practical. As with the Original Pegasus Convertible Note, the New Pegasus Convertible Note grants Pegasus IV the option to acquire any Units not otherwise subscribed for pursuant to the terms of this rights offering by the Holders and our employees, which Units will be offered to Pegasus IV at the subscription price of $1.006 per Unit. Pegasus has agreed that any Units purchased pursuant to this standby purchase option will be purchased in a private placement directly from us. If the registration statement for this rights offering is declared effective by the Securities and Exchange Commission and the rights offering is consummated prior to July 31, 2010 (the scheduled maturity date), Pegasus IV will be deemed to have converted all of the then outstanding principal and interest under the New Pegasus Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest under the New Pegasus Convertible Note. Additionally, the New Pegasus Convertible Note provides Pegasus IV with the option to convert all or a portion of the outstanding principal and interest under the New Pegasus Convertible Note at any time into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest. Upon any conversion of the New Pegasus Convertible Note, Pegasus IV has agreed to release us from liability to the extent of the repayment of principal and interest being converted under the New Pegasus Convertible Note.
     Upon conversion of the original principal amount of the Original Pegasus Convertible Note (approximately $31.7 million), Pegasus IV will acquire the Units that it and its affiliate, LED Holdings, would otherwise be entitled to subscribe for in this rights offering. In accordance with the New Pegasus Convertible Note, Pegasus IV has also agreed to convert the accrued interest on the original principal amount of the convertible note into Units, which will result in the receipt by Pegasus IV of more than its pro rata share of Units. As of October 30, 2009, approximately $2.0 million of interest had accrued since the issuance of the Original Pegasus Convertible Note. Based solely on the principal and interest balance of the New Pegasus Convertible Note, we would be required to issue Pegasus IV approximately 33.5 million Units upon the automatic conversion of these outstanding borrowings on the closing of this rights offering. Any Units issued to Pegasus IV pursuant to the conversion of the outstanding principal and interest on the New Pegasus Convertible Note will be issued in a private placement directly from us. As a result of the rights granted to Pegasus IV pursuant to the New Pegasus Convertible Note, we are not offering Pegasus IV or LED Holdings rights to purchase Units in this rights offering.
Philips Electronics Convertible Note
     On August 27, 2009, in conjunction with the Governing Agreement and Complete Releases between, among other parties, us and Philips Electronics, we entered into a Convertible Note Agreement (the “Philips Convertible Note”) with Philips Electronics pursuant to which we borrowed $5.0 million from Philips Electronics. Interest on any outstanding principal balance under the Philips Convertible Note accrues at the rate of 14% per annum. All principal and interest on the Philips Convertible Note is due on the earliest of the following three dates (such date, the “Maturity Date”): (a) July 31, 2010, (b) the date of the consummation of the rights offering or (c) the first business day immediately following the date on which we notify Philips Electronics that Pegasus IV has voluntarily converted the outstanding principal and interest under the New Pegasus Convertible Note (the “Notification Date”). The Philips Convertible Note may not be prepaid and is immediately due and payable upon our failure to pay any of our material debts when due. Pursuant to the Philips Convertible Note, we agreed to conduct the rights offering on the same terms as those set forth in the New Pegasus Convertible Note with Pegasus IV.
     Similar to the New Pegasus Convertible Note, if the registration statement for this rights offering is declared effective by the Securities and Exchange Commission and the rights offering is consummated prior to the Maturity Date or if Pegasus IV voluntarily converts the outstanding principal and interest under the New Pegasus Convertible Note prior to the Maturity Date, Philips Electronics will be deemed to have converted all of the then outstanding principal and interest under the Philips Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest under the Philips Convertible Note. However, any Warrant issued upon conversion of the Philips Convertible Note would have an exercise price of $12.00 per share. Such automatic conversion would be deemed to occur on the earlier of (a) the date of the consummation of this rights offering or (b) the first business day immediately following the Notification Date. Additionally, the Philips Convertible Note provides Philips Electronics with the option to convert all or a portion of the outstanding principal and interest under the Philips Convertible Note at any time into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest. Upon any conversion of the Philips Convertible Note, Philips Electronics has agreed to release us from liability to the extent of the repayment of principal and interest being converted under the Philips Convertible Note.
     As of October 30, 2009, approximately $5.1 million of principal and interest was outstanding under the Philips Convertible Note. Therefore, based solely on this amount, we would be required to issue Philips Electronics approximately 5.1 million Units upon the automatic conversion of these outstanding borrowings on the closing of this rights offering. Because Philips Electronics did not hold any Eligible Securities as of           , 2009, the record date, it is not being offered rights to purchase Units in this rights offering.
DILUTION
     Other than with respect to Pegasus IV and its affiliate, LED Holdings, we are distributing rights to each of the holders of our common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and warrants to purchase our common stock (the “Eligible Securities”) as of           , 2009, the record date. The table below sets forth by class, the number of Eligible Securities outstanding as of October 30, 2009, and the number of Units that each class of Eligible Securities is entitled to in the rights offering.

		Common Stock
		Equivalents (on
	Number of	an as-
	Shares/Warrants	converted	Total Units	% of total
Eligible Security	Outstanding	basis)	Offered (1)	Units Offered

Common stock	30,456,417	30,456,417	16,177,655	89.0%
6% Convertible Preferred stock	196,902	105,015	136,519	0.8%
Series B Preferred stock	2,000,000	2,654,789	—	0.0%
Warrants	5,981,460	5,981,460	1,870,681	10.3%

		39,197,681	18,184,855	100.0%

(1)	Each right will entitle a Holder to purchase 1.3 Units at $1.006 per Unit. We are not offering Units with respect to: (i) 18,012,067 shares of common stock held by LED Holdings, (ii) 2,654,789 shares of common stock issuable upon conversion of Series B Preferred Stock held by LED Holdings or (iii) 4,542,475 shares of common stock issuable upon exercise of warrants held by Pegasus IV.

     The following table shows for each class of our outstanding securities the percentage ownership of our common stock by such class, on a fully-diluted basis, before and after this rights offering and the conversions contemplated by the convertible note agreements with Pegasus IV and Philips Electronics:

						Units to be	Pro-forma		% of Fully-
						Issued Upon	Fully-Diluted		Diluted
						Automatic	Common Stock		Common Stock
		% of Fully-		Pro-Forma Fully-		Conversion of	Outstanding		Subsequent to
		Diluted		Diluted Common	% of Fully-	Principal and	Subsequent to		the Offering
	Fully-Diluted	Common Stock		Stock	Diluted	Interest	the Offering		and the
	Common Stock	Outstanding	Units Offered	Outstanding	Common Stock	Amounts of	and the		Conversion of
	Outstanding Prior	Prior to the	Pursuant to the	Subsequent to the	After the	Convertible	Conversion of		the Convertible
Security	to the Offering (1)	Offering	Offering (2)	Offering (3)	Offering	Notes (4)	Convertible Notes		Notes

Common Stock — Pegasus/LED Holdings	18,012,067	37.1%	—	18,012,067	27.0%	—	18,012,067	(3)	17.1%
Common Stock — All Other Holders	12,444,350	25.6%	16,177,655	28,622,005	42.9%	—	28,622,005		27.2%
6% Convertible Preferred Stock	105,015	0.2%	136,519	241,534	0.4%	—	241,534		0.2%
Series B Preferred Stock — Pegasus/LED Holdings	2,654,789	5.5%	—	2,654,789	4.0%	—	2,654,789		2.5%
Warrants — Pegasus/LED Holdings	4,542,475	9.4%	—	4,542,475	6.8%	—	4,542,475		4.3%
Warrants — All Other Holders	1,438,985	3.0%	1,870,681	3,309,666	5.0%	—	3,309,666		3.1%
Pegasus IV Convertible Note — May 15, 2009	—	—%	—	—	—%	33,464,746	33,464,746		31.8%
Philips Electronics Convertible Note — August 27, 2009	—	—%	—	—	—%	5,094,092	5,094,092		4.8%
Stock Options	9,359,500	19.3%	—	9,359,500	14.0%	—	9,359,500		8.9%

	48,557,181	100%	18,184,855	66,742,036	100.0%	38,558,838	105,300,874		100%

Total Pegasus/LED Holdings	25,209,331	51.9%					58,674,077		55.7%
All Other Holders (excluding Stock Options & Philips Electronics)	13,988,350	28.8%					32,173,205		30.6%
Employee Stock Options	9,359,500	19.3%					9,359,500		8.9%
Philips Electronics	—	—%					5,094,092		4.8%

(1)	Includes unvested shares of restricted stock granted to employees.

(2)	Each Holder will receive one right to purchase 1.3 Units in the rights offering for each share of common stock issued or issuable to such Holder as of , 2009, the record date. Pegasus IV has agreed to purchase, upon conversion of the original principal amount of the Original Pegasus Convertible Note, the Units that it and its affiliate, LED Holdings, would otherwise be entitled to subscribe for in this rights offering in a private placement directly from us at the same price per Unit as in this rights offering. Therefore, Pegasus IV and LED Holdings will not receive rights to purchase Units in the rights offering.

(3)	Assumes the exercise of all Warrants issuable pursuant to the rights offering, the New Pegasus Convertible Note or the Philips Convertible Note, as applicable.

(4)	Amounts reflect the principal and interest balances on the New Pegasus Convertible Note and the Philips Convertible Note as of October 30, 2009. In accordance with the New Pegasus Convertible Note and the Philips Convertible Note, the then outstanding principal and interest balances on such notes will automatically convert into Units upon consummation of this rights offering.
     Purchasers of Units in this rights offering will experience an immediate and substantial dilution of the net tangible book value per share of our common stock. Our net tangible book deficit as of June 30, 2009 was approximately $(57.5 million). This net tangible book deficit equates to a pro forma net tangible book value per common share of $(1.89) per share. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the exercise price of the Warrants and the net tangible book value per share of our common stock immediately after the rights offering.
     Assuming that the rights offering is fully subscribed and the conversion of the principal and interest balances (as of October 30, 2009) on the convertible note agreements with Pegasus IV and Philips Electronics, [56,743,693+] Units will be issued as a result of this rights offering and the conversion of the convertible note agreements. After deducting estimated offering expenses payable by us, our pro-forma net tangible book value as of June 30, 2009 would have been approximately $312.7 million, or $3.59 per share of common stock. The following table shows the calculation of the pro forma net tangible book value per common share subsequent to the rights offering and the conversion of the convertible note agreements and the dilution, on a per common share basis, as a result of the exercise of the Warrants that may be issued pursuant to this rights offering and the convertible note agreements with Pegasus IV and Philips Electronics.

Net tangible book value as of June 30, 2009 (1)				$(57,457,363)
Proceeds from warrant exercises:
i) Exercise of Warrants issued pursuant to the offering		18,184,855
Exercise price per share(2)		$6.00	109,109,130

ii) Exercise of Warrants issued to Pegasus IV pursuant to New Pegasus Convertible Note(3)		33,464,746
Exercise price per share(2)		$6.00	200,788,476

iii) Exercise of Warrants issued to Philips Electronics pursuant to Philips Convertible Note(3)		5,094,092
Exercise price per share(2)		$12.00	61,129,104

Total proceeds from warrant exercises				371,026,710
Less: estimated offering costs				(822,000)

Pro-forma tangible net book value available to common stockholders				$312,747,347

Common stock outstanding as of June 30, 2009		29,286,089
Restricted stock grants outstanding (4)		772,500
Common stock issuances subsequent to June 30, 2009 (5)		397,828

Total adjusted common stock outstanding as June 30, 2009		30,456,417
Warrants exercised:
Warrants issued pursuant to the offering	18,184,855
Warrants issued to Pegasus IV pursuant to the New Pegasus Convertible Note(3)	33,464,746
Warrants issued to Philips Electronics pursuant to the Philips Convertible Note(3)	5,094,092	56,743,693

Total pro forma shares of common stock outstanding				87,200,110

Pro-forma net tangible net book value per common share				$3.59

Proceeds per share of common stock from exercise of Warrants issued pursuant to the offering(2)				$6.00

Pro forma net tangible book value deficiency per common share(6)			$(1.89)
Pro-forma increase in tangible book value per common share from exercise of the warrants			$5.48

Pro-forma net tangible book value per common share				$3.59

Dilution in net tangible book value per common share after exercise of warrants				$2.41

(1)	Calculated by deducting the following from reported stockholders deficit at June 30, 2009: (i) total unrecorded liquidation preference value at June 30, 2009 for each of our outstanding series of preferred stock, (ii) net deferred tax assets and goodwill and (iii) intangible assets.

(2)	Assumes exercises are for cash and no adjustment is made to take into account the Exercise Price Accrual or liquidation value of the Series D Preferred Stock.

(3)	Based on principal and interest outstanding on the New Pegasus Convertible Note and the Philips Convertible Note as of October 30, 2009.

(4)	Adjusted to reflect unvested shares of restricted stock forfeited as a result of employee terminations.

(5)	Includes shares of common stock issued to the Company’s directors in satisfaction of director fees and shares of common stock issued to employees pursuant to the Company’s Employee Stock Purchase Plan.

(6)	Calculated by dividing: (i) net tangible book value per common share as of June 30, 2009 by (ii) total adjusted common stock outstanding as June 30, 2009. After deducting estimated offering expenses payable by us, our pro-forma net tangible book value deficiency would be immediately reduced to $(1.91).
DESCRIPTION OF BUSINESS
Overview
     We research, design, develop, manufacture and market a range of lighting devices and systems that use light emitting diodes (“LEDs”) as the light source. LEDs are semiconductor devices that emit light when electric currents are passed through them and present many advantages over traditional light sources.

LED technology has improved substantially over the past several years such that lighting products that use LEDs as the light source have become functionally viable, economically compelling, and applicable for many different types of uses.
     As compared to traditional lighting devices and systems, our LED lighting devices and systems, some of which are patented or patent-pending, are engineered to enhance lighting performance, reduce energy consumption, increase product life, lower maintenance costs, expand design flexibility and reduce the use of hazardous materials. We specialize in the integration of power supplies, thermal management technology, optics and controls around LED chips to produce at a competitive price lamps and luminaires that demonstrate strong performance in terms of light quality, light output and lamp lifetime.
     We source our LED chips from a number of major suppliers and have developed key strategic relationships with preferred vendors that provide us with advance access to new developments in chip technology and advantageous pricing. We believe that by being agnostic as to which LED chip we use in our products, we have developed a competitive advantage relative to vertically integrated LED lighting companies and those companies without strong relationships with major chip manufacturers. In addition, our management team has experience in the traditional lighting industry as well as the LED industry, which allows us to develop an LED-based, energy efficient product offering that is engineered according to traditional lighting specifications.
     Our product line is comprised of a growing range of LED lighting devices and systems including retrofit lamps for traditional lamps or bulbs, luminaires for infrastructure applications (such as parking garages, roadways, area lighting and warehouses), retail/shop lighting, architectural luminaires and light engines/modules, as well as custom solutions for artistic and architectural projects. We currently focus on four major market segments: (i) public and private infrastructure, (ii) retail and hospitality, (iii) commercial and industrial and (iv) architainment. We also maintain a research and development team that explores alternative uses for LED lighting beyond illumination.
     We were incorporated in Delaware in 1988 and our business today is the result of the combination of the products, patents, intellectual property, assets and businesses of four LED lighting companies: (i) Lighting Science Group Corporation, an early entrant and leader in the application of LEDs for general illumination with white lighting, (ii) LED Effects, Inc. (“LED Effects”), an established LED company specializing in custom and architectural lighting systems, (iii) Lighting Science Group, B.V. (“LSGBV”), formerly known as Lighting Partner B.V., a Netherlands-based manufacturer and marketer of LED shop lighting and other specialty LED lighting devices and (iv) Lamina Lighting, Inc. (“Lamina”), a supplier of LED light engines and LED modules.
     Following the completion of the Lamina acquisition in July 2008, we initiated a reorganization effort to integrate our acquisitions, streamline our product development capability, segment our product offering and enhance our supply chain performance. We also reorganized our corporate structure to eliminate unnecessary expenses given that each of the four companies we acquired had its own infrastructure, assembly facilities, and administrative personnel that increased our operational and administrative expenses.
     In order to achieve our restructuring goals, we consolidated operations and closed facilities, increased investment in research and development, increased investment in engineering resources and expanded our product pipeline. We also entered into strategic relationships to improve our supply chain functions. We expect to continue to refine our operational strategy but believe that our integration efforts have positioned us for significant growth under a lower cost and more efficient structure with a strong supply chain.
Significant Transactions
     LED Holdings, LLC, a Delaware limited liability company (“LED Holdings”) and an affiliate of Pegasus Capital Advisors, L.P. (“Pegasus Capital”) and Pegasus IV, was formed on or about June 5, 2007 for the purpose of acquiring on June 14, 2007 100% of the operations and net assets of LED Effects, a

California-based company engaged in the business of designing, developing and manufacturing LED lighting applications.
     Subsequently, we entered into an Exchange and Contribution Agreement on October 4, 2007 (the “Exchange Agreement”) with LED Holdings. Pursuant to the Exchange Agreement, we acquired substantially all of the assets of LED Holdings and issued in exchange for these assets 2,000,000 shares of our Series B Preferred Stock and 15,928,734 shares (adjusted to reflect the reverse stock split of our common stock in January 2008) of our common stock to LED Holdings (collectively, the “Acquisition”). As a result of the Acquisition, LED Holdings acquired approximately a 70% participating interest and an 80% voting interest in the Company.
     On April 22, 2008, we acquired all of the outstanding capital shares of LSGBV, formerly known as Lighting Partner B.V., a manufacturer providing a broad range of LED lighting devices for residential, commercial, and retail applications based in The Netherlands.
     On July 29, 2008, we acquired the net assets of Lamina Lighting, Inc., a New Jersey-based company engaged in the business of developing and manufacturing light engines for use in LED lighting fixtures and applications.
Light Emitting Diodes
     LEDs are solid state semiconductor devices that were developed in the 1970s and have advanced from use in simple numeric displays and indicator lights to a range of new and sophisticated applications, including general illumination lighting, infrastructure lighting, custom color lighting, exit signs, traffic lights and signage, among others. There are a number of manufacturers of LEDs including, but not limited to, Philips Lumileds, Osram Opto Semiconductor, Nichia, and Cree. Currently, LEDs are most effective where the integration of light sources and architectural elements is critical. We have successfully installed our LED lighting products in the following applications: down-lighting, street lamps, post-top lamps, parking garages, warehouses, custom architectural facades, accent lighting and retail displays. As LED performance improves and LED manufacturing costs decrease, we expect LED lighting to become more economically viable in the general illumination lighting market, as well as other advanced markets such as biological and healthcare applications. In addition, increases in electricity costs will improve the economics of adopting LED lighting.
     An LED produces light differently than traditional light sources. In a traditional incandescent lamp, a tungsten filament is heated by an electric current until it glows and emits light. In a traditional fluorescent lamp, an electric arc excites mercury atoms, causing them to emit ultraviolet (UV) radiation. After striking the phosphor coating on the inside of glass tubes, the UV radiation is converted and emitted as visible light. In contrast, an LED is a semiconductor diode that consists of a chip of specially formed and treated semiconducting material. When connected to an electrical power source and electric current flows through the LED, light is emitted by the LED.
     The color composition of the light emitted by the LED is based on the chemical composition of the material being excited: red light emitting LEDs are based on aluminum gallium arsenide (AlGaAs); blue light emitting LEDs are made from indium gallium nitride (InGaN); and, green light emitting LEDs are made from aluminum gallium phosphide (AlGaP). “White” light is created by combining the light from red, green, and blue (RGB) LEDs or by using a phosphor in combination with a blue light emitting LED to convert the blue light to white light. The phosphor may be deposited directly on the LED or may be interposed between the LED and area to be illuminated, for example integrated in an optical element associated with the LED.
     LEDs are small, usually less than one millimeter square in surface area. The LEDs typically used in lighting applications are typically mounted in a package or on a circuit board, electrically connected to the circuit board, and a plastic or silicone element provides protection and, in some cases, acts as a lens and/or carrier for phosphor. LEDs generate heat when an electric current is passed through them, although significantly less heat than an incandescent lamp, and to maintain the light output and life of LEDs, the heat produced must be dissipated by thermal management means such as heat sinks. Optical elements are typically used to manage the light produced by one or a group of LEDs
     LEDs offer several advantages over traditional light sources including lower energy consumption, longer lifetime, environmental friendliness, configurability, smaller size, low heat output and durability. They also allow extraordinary design flexibility in color changing, dimming and light distribution by combining small LED units into desired shapes, colors, sizes and lumen packages. LED lighting devices are up to 400% more energy efficient than incandescent lighting devices and approximately 20% more energy efficient than fluorescent lighting devices. Further, LED lighting devices, unlike fluorescent lamps, do not use mercury, a highly toxic “heavy metal.” Traditional lighting devices use lamps or bulbs that require regular and sometimes frequent changing with the attendant replacement costs and service costs. A typical incandescent lamp lasts approximately 1,000 hours and typical fluorescent lamps last approximately 10,000 hours. In contrast, an LED lighting device is expected to last approximately 50,000 hours. LEDs produce no ultraviolet, or UV, radiation and little heat, making them ideal for illuminating objects, such as clothing, cosmetics, and works of art, that are sensitive to UV light. In addition, unlike traditional lighting sources, LEDs do not have filaments that can be damaged due to shock or vibrations and LED lighting devices tend to be robust.
Our Products
     Our product line is comprised of a growing range of lighting devices that utilize LEDs as the light source including, but not limited to, the following:
     LED Retrofit Lamps. We offer a comprehensive range of high performance and reasonably priced LED retrofit lamps, or bulbs, that we believe are economically compelling replacements for traditional reflector and globe incandescent and incandescent halogen lamps such as PAR38, PAR30, PAR20, MR16, A19 and G25 types. Our range of dimmable LED retrofit lamps exhibit consistent color and deliver excellent light distribution and brightness and are suitable for commercial and residential lighting applications. We sell LED retrofit lamps directly to end users under the Lighting Science brand and also to original equipment manufacturers (“OEMs”) for resale under their respective brands.
     We recently announced our next generation of LED retrofit lamps that were designed to increase light output by up to 50% over the current generation of LED retrofit lamps and will be available to end users for approximately half the price of the current generation of LED retrofit lamps. Further, these lamps are expected to use approximately 80% less energy than the traditional lighting technology lamps that they replace. Our new LED retrofit lamp line will include MR16, GU5.3 and GU10, A19, PAR20, PAR30, and PAR38 types. We anticipate releasing this line of LED retrofit lamps in the first quarter of 2010.
     Infrastructure. We also offer a line of LED luminaires, or fixtures, that combine energy efficiency, long life and excellent light distribution, which makes them ideal for use in parking garages, warehouses and manufacturing areas. Our product range includes the PROLIFIC Series Roadway Luminaire for use in certain street lighting applications, and the Pyramid Low Bay, Flat Low Bay and BAYLUME luminaires for use in parking garages and other area lighting. The ShoeBox and WallPack LED luminaires are designed for area and pathway and security lighting, respectively. The PROLIFIC Series Roadway Luminaires produce between 80 to almost 90 lumens per watt depending on the model. This performance was validated by an independent testing laboratory that is approved for LM-79 Testing for ENERGY STAR for solid state lighting by the United States Department of Energy CALiPER program. At over 80 lumens per watt, we believe that the PROLIFIC Series Roadway Luminaires deliver industry leading performance over currently available LED-based street lights offering only 50 to 60 lumens per watt efficacy.
     We were selected from among more than ten global lighting companies by the New York City Department of Design and Construction (DDC) to engineer, produce, and test the winning LED-based design for the City Lights 21st Century Streetlight Design Competition to enhance existing pedestrian surroundings, bringing unparalleled uniformity to roadway illumination, while preserving the diverse history and character of the area.

     Our products in the infrastructure market category are designed to reduce operating costs and generate a simple payback to the customer within two to three years. Some of our most notable installations in 2009 include the installation of our low bay luminaires in six parking garages at Arizona State University, Tempe Campus and a parking garage for a major U.S. based airline.
     We also recently entered into a development agreement with a space agency to help develop, prototype and test the next generation of solid state lighting platforms for space craft, which is a two year program, and we are a participant in a space agency grant for the study of UV led systems in water purification, which is a one year program.
     Retail/Shop Lighting. We design, develop, manufacture and market the SYMETRIE line of LED luminaires for retail display applications in various profiles and lengths and in select color temperatures ranging from cool to warm. These products include our Flat, Slim, Round and Corner profile luminaires and we believe they are an economically compelling alternative to traditional incandescent, incandescent halogen and fluorescent lighting technology. A major retail equipment company has integrated our linear LED luminaires in their shelving-systems and sells the complete integrated system to its customers, which include a large national perfume and cosmetics retailer. We also manufacture and market a range of LED-based spot, accent, recessed, pendant and track lighting such as the CYCLOS, NISSI, and FRAGMA luminaires for retail store applications offering uniform illumination and an alternative to incandescent halogen lighting.
     Architectural Accent. We offer architectural and architainment LED lighting devices including, but not limited to, the Color Tile, FLEXILUME, XTREMETUBE, High Power Linear, DOTZ, COOLGRID and Flat RGB luminaires. These products help architects, lighting designers, and builders enhance building structures with light, color, movement and video in both interior and exterior applications. Our architectural accent luminaires have been used in flagship stores for several luxury brands and can be combined with lighting systems from our custom solutions group to produce one-of-a-kind lighting systems that transform buildings or landscapes into works of art.
     LED Light Engines and Modules. We offer white light and RGB LED modules under the ATLAS and TITAN trademarks. These LED modules are used by original equipment manufacturers and lighting companies in their LED lighting systems. We also sell custom designed light engines for integration into existing light fixtures and newly designed LED luminaires. One such light engine is sold to a major lamp company for resale in the public lighting infrastructure market and another such light engine is sold to a major lighting fixture company for integration in a designer lighting fixture.
     Custom Solutions. We offer customized LED lighting systems or solutions for a range of customers. Our custom design capabilities combine project management, system integration, and advanced control systems and software to create desired lighting effects for architects and light designers. By taking the designer’s lighting vision and translating it into a practical application, our engineers are able to design and develop a complete system that meets a specific design need and that delivers a desired lighting effect. Our design and development expertise covers a broad range of custom lighting systems, including LED light engines for existing applications to completely new LED lighting applications that exploit the characteristics of LEDs. We believe that our custom solutions business generates brand awareness and provides a recurring source of new product development through the research, design, development, and engineering efforts that are typically involved in these special projects.
     One of our LED custom projects, the New York City Times Square New Year’s Eve Ball, currently rests on top of 1 Times Square year round and changes colors/sequence through programmable control panels and without the need to change light fixtures, lenses or other devices. Additional notable projects that we have completed include: (i) 7 World Trade Center in New York, New York; (ii) the Saks Fifth Avenue snowflake display in New York, New York; (iii) the Chanel retail store in Ginza, Japan; (iv) the Macy’s holiday façade in San Francisco, California; (v) a casino project for the City of Dreams in Macau, China; (vi) the Texas State Fair’s “Big Tex” in Dallas, Texas; (vii) the Shri Swaminarayan Mandir

in Liburn, Georgia; (viii) the U.S. Bank Tower in Sacramento, California; and (ix) the Orange County Center for Performing Arts in Orange County, California.
Our Target Markets and Customers
     We target strategic market segments where we believe the performance and cost advantages of LED lighting devices and systems are most applicable. We have coupled our product offering with what we believe are compelling financing solutions that are designed to overcome reluctance to make capital expenditures to adopt LED lighting. Our objective is to provide customers with the highest performing LED lighting products at the lowest cost in the market.
     We work through our internal sales force and a network of lighting sales representatives to reach our target markets. In addition, we have developed a “Rain Maker” program to expand our selling network and to create a referral base of potential projects and customers. We have also developed strong working relationships with leading lamp and light fixture manufacturing companies and other key influencers in the value chain such as energy service companies (ESCOs), public utilities and city and state governments.
     We currently target four major market segments:
     Public and Private Infrastructure. The public and private infrastructure market is comprised of facilities and spaces that are managed by government and private entities. Primary lighting applications in this market are streets and highways, airports, ports, rail infrastructure, water infrastructure and energy supply infrastructure. We believe that the North American public and private infrastructure market for lighting is large and ready to adopt LED lighting. Within the infrastructure market, we believe that street and highway lighting represents the largest segment within the public infrastructure market. Although LED lighting sales currently represent only a small part of this market, we expect a substantial increase in LED lighting sales within this market in 2010 due to customer acceptance of the benefits of LED technology, U.S. stimulus initiatives, and the improved performance and lower cost of LED lighting products.
     Retail and Hospitality. The market for lighting in the retail and hospitality environment is both large and varied. The retail and hospitality market includes malls, retail shops, hotels and resorts, cruise ships, and restaurant owners and operators. Our product offerings for this target market focus on task lighting, down lighting, bay lighting, cove and display lighting, accent, track and spot lighting. Retail lighting applications also include product-specific display lighting that enhances the appearance of particular merchandise in addition to general illumination. In certain cases, certain products such as clothing, cosmetics, food and jewelry require very specific lighting requirements and our products are able to meet those requirements. The early adopters of LED white lighting in the retail and hospitality market were high end luxury retail stores that sought a high quality lighting environment (i.e., design flexibility, color, and form factor). More recently, LED display lighting has penetrated the middle-market and department stores have utilized such lighting for the display of items such as cosmetics, shoes, crystal, china and jewelry.
     The LED lighting products we offer to the retail and hospitality market often have less than a two year payback, which means the customer will see a financial return in the form of lower energy costs within two years. We are currently supplying approximately 100,000 LED retrofit lamps to replace incandescent halogen lamps for over 230 retail kiosks in 30 malls in the northeastern United States that are owned by a leading nationwide mall owner and operator.
     Commercial and Industrial. We have developed a line of LED lamps targeted to compete with and ultimately replace traditional incandescent and incandescent halogen lamps. We offer a comprehensive range of high performance LED retrofit lamps for traditional reflector and globe incandescent lamps such as PAR38, PAR30, PAR20, MR16 and G25 types for commercial and residential lighting applications. Our LED retrofit lamps are currently sold through multiple channels. Specifically, we offer our LED retrofit lamps to leading lighting companies that then resell under their own brands in commercial markets and into retail markets such as home centers. In addition, our products are also sold under the Lighting Science brand through electrical wholesalers serving the commercial markets, ESCOs, and direct to retail customers.
     According to a U.S. Department of Energy lamp characterization study, there are approximately 7 billion installed lamps (or bulbs) based on traditional incandescent, fluorescent and high intensity discharge lighting technology in commercial, residential, industrial and outdoor applications in the United States. As the total cost of LEDs declines and performance improves, we expect LED retrofit lamps to replace a significant number of those traditional technology lamps.
     Architectural and Architainment. We define architectural lighting as all lighting used for illuminating built-up environments, where the integration of light sources and architectural elements is critical. Architectural lighting is used in both indoor (i.e., retail and hospitality) and outdoor (i.e., building facades, bridges, and historic monuments) applications, and it can be both functional and decorative. In outdoor architectural applications where fixtures are exposed to temperature variations, our experience is that LED lighting devices perform better than traditional technologies, especially in cold temperatures. LED lighting is ideal for architectural applications that require design flexibility, dynamic color, and in places that are difficult to reach and maintain. We believe that the LED lighting market for architectural and art project applications is substantial and that we can expand our current business in this market.
     Future Applications. Through our internal research and development efforts and our relationships with channel partners, universities and other entities, we continuously explore additional applications for LED lighting. For instance, we are currently working with others to explore the development of prototypes for space craft lighting applications through a national space agency, healthcare applications through a major university and its associated hospital, and water purification applications through another university. While these markets are in preliminary stages of development, we believe they could be substantial market opportunities for LED lighting that are not at all or fully addressed by traditional lighting technology.
Competition
     In the lighting markets in which we sell our LED lighting devices, we compete with products utilizing both traditional lighting technology provided by many vendors as well as LED-based lighting devices provided by a limited number of vendors. There are a number of relatively new companies offering LED lighting products and, in addition, we face competition from a number of manufacturers of traditional lighting equipment that have developed one or more LED lighting products. Some of our competitors, particularly those that offer traditional lighting products, are larger companies with substantial resources to devote to research and development, manufacturing and marketing.
     To the extent that we continue to seek to introduce LED products such as retrofit lamps for standard fixtures for use in general lighting applications and LED based luminaires, we expect to encounter competition from large, established companies in the general lighting industry such as General Electric, Matsushita, Osram and Philips Lighting, among others. We believe that many of such large companies have undertaken initiatives to develop LED technology as well as other energy efficient lighting products and that they will leverage their brand and channel access to sell such products. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of solid-state lighting. However, we believe that we are able to compete effectively against these companies by offering compelling, innovative and state of the art products across each of our product lines that are high performance and low cost. We currently sell LED lighting devices to a number of these companies.
Our Financing Solutions
     In order to increase the adoption of LED lighting by our customers and to illustrate the benefits of using our products, we have introduced the Cash Flow Positive Lighting Program (the “Financing Program”), which is a unique marketing tool that allows customers to install our systems under a financially affordable structure.

     The Financing Program allows our customers to purchase our products for an upfront cost that is significantly lower than the total product cost and to pay for the remaining costs of the product over time. These payments are effectively financed through the cash flow improvement expected to be realized from the reduced electricity and maintenance costs associated with using, maintaining, and replacing traditional light fixtures with our more energy efficient, longer lasting LED-based lighting. We estimate that this program provides our customers with an immediate positive cash flow impact because the remaining payments are structured to be less than the expected total operational savings. In addition, we believe that the long-term improvement to energy and operating costs is likely to encourage customers to explore additional usages for LED-based products.
     For customers that prefer lease-based programs, we have also developed a leasing program that we offer to qualified customers through a nationally recognized bank. With this program, customers can enter into a lease program (similar to other traditional commercial equipment leases) with no money down, and a series of lease payments, with an option for a technology refresh (at the appropriate cost adjustment) several years into their lease. At the end of the lease, the customer can either return their equipment or purchase it at a pre-determined residual value.
Distribution
     We deliver our products directly to certain customers and to other customers through a network of electrical wholesalers with strategically located warehouses in the United States, Europe and Asia using common carriers. For other international customers, we adapt our distribution methods to meet individual customer or country requirements.
Our Suppliers and Raw Materials
     LEDs are the single most important component of our LED lighting devices and are also the most expensive component. We are not committed to and do not favor a single source for LEDs, and are therefore free to select LEDs based on availability, price and performance. We presently use LEDs produced by Nichia, Citizen, Philips Lumileds, Osram Opto Semiconductor and various other companies. We believe we have good relationships with our LED suppliers and, in general, receive a high level of cooperation and support from them. In addition, we have entered into strategic relationships with certain key suppliers that give us access to next generation LED chip technology at an early stage and at a competitive price.
     The principal materials used in the manufacture of our LED lighting devices are: LEDs; circuit boards; standard electrical components such as capacitors, resistors and diodes; aluminum for heat sinks and structural elements; and plastics for optical elements. We obtain these materials from several suppliers and in some cases have special supply arrangements. In some cases, we buy completed sub-assemblies, especially in the case of electronics for power supplies, that may be designed by us or by a third party. We continuously monitor and evaluate alternative suppliers and materials based on numerous attributes including quality, service, and price.
Our Assembly and Manufacturing
     We assemble and manufacture our LED products both internally and through select contract manufacturers who provide scalability, best-in-class manufacturing and quality processes. Our manufacturing operations for our standard products are currently based in Satellite Beach, Florida and our manufacturing operations for our custom products unit are currently based in Rancho Cordova, California. Our contract manufacturers are located both in and outside the United States, and they provide the necessary facilities and labor to manufacture some of our products or sub-assemblies of our products. In the future, we may rely more heavily on contract manufacturers to manufacture our products and provide sub-assembly services, and we believe we have the flexibility to shift production among our facilities and our contract manufacturers.

Intellectual Property
     As of October 23, 2009, we had filed 128 U.S. patent applications. From these applications, 73 U.S. patents had been issued and 36 were pending approval. When we believe it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world.
     When we believe it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world. In some cases, we rely on confidentiality and trade secrets to protect our innovations.
     We also have a portfolio of registered and unregistered trademarks including: LIGHTING SCIENCE, PROLIFIC, LAMINA, EYELEDS, SPOTLED, SOL, TITAN, TITAN TURBO, ATLAS, BAYLUME; FLEXILUME, DOTZ, COOLGRID, POWEREYE, SYMETRIE, CYCLOS, NISSI, XTREME TUBE, DISCEYE and COLOREYE.
Regulations, Standards & Conventions
     Our products are generally required to meet the electrical codes of the jurisdictions where they are sold. Meeting the codes established in the United States and Europe usually allows our products to meet the codes in other geographic regions.
     Many of our customers and end users require our products to be listed by Underwriters’ Laboratories, Inc. (“UL”), or “UL Listed.” UL is a United States independent, nationally recognized testing laboratory, third-party product safety testing and certification organization. UL develops standards and test procedures for products, materials, components, assemblies, tools and equipment, chiefly dealing with product safety. UL evaluates products, components, materials and systems for compliance to specific requirements, and permits acceptable products to carry a UL certification mark, as long as they remain compliant with the standards. UL offers several categories of certification. Products under its listing service are said to be “UL Listed,” identified by the distinctive UL mark. We have undertaken to have all of our products meet UL standards and be UL listed. There are alternatives to UL certifications, but customers and end users tend to favor UL listing. Because LED lighting devices are relatively new in the market, UL’s specifications and standards for LED lighting devices such as ours are not well established and the prior established specifications and standards for traditional lighting devices are sometimes difficult to achieve for LED lighting devices.
     Certain of our products must meet industry standards, such as those set by the Illuminating Engineering Society of North America, or IES, and government regulations for the application. For example, street lights must meet certain structural standards and must also deliver a certain amount of light in certain positions relative to the installed luminaire. In the United States, wallpack luminaires must meet standards and regulations established in the Americans With Disabilities Act. We specifically develop and engineer our products to meet the standards and regulations applicable to the lighting applications addressed by our products.
     Many of our customers and end users will also expect our products to meet the applicable ENERGY STAR requirements. ENERGY STAR is an international standard for energy efficient consumer products. To qualify for ENERGY STAR certification, LED lighting products must pass a variety of tests to prove that the products have certain characteristics. We are striving for our products to meet the ENERGY STAR requirements and as LED efficiency improves, most of our products will likely meet the current requirements.
Research and Development
     We are dedicated to constantly improving our LED lighting devices and to developing new LED lighting devices. Our research and development team focuses on increasing performance efficiency of all system elements (including power supplies, drivers and thermal management), better optics, and improving and innovating control systems. We work with LED chip and LED package makers to promote and drive advances in LED package structure and phosphor application for white light devices.
     We have established relationships with a space agency and a major university and its affiliated hospital to research the effects of light on biological systems. Other areas of research include LED lighting applications to accelerate or modify plant growth and the effects of spectral distribution on human functions including sleep patterns, visual acuity, alertness and seasonal and clinical depression.
     During the fiscal year ended December 31, 2008, we spent approximately $1.1 million on research and development.
Employees
     As of October 23, 2009, we had 85 employees in the United States and 27 employees outside the United States, primarily in our office in Goes in The Netherlands.
     A number of our employees were previously employed by leading companies in the lighting industry, such as Acuity Brands, Inc., Philips Lighting, Osram Sylvania, Inc., and General Electric Company We believe that their industry knowledge, lighting application knowledge, and contacts in the lighting industry are important assets supporting our business.
Locations
     Our principal executive office, finance and accounting, research, design and development operations, and certain of our assembly and manufacturing operations are located at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937. Our telephone number at our principal executive offices is (321) 779-5543. Our Custom Solutions business unit is based in Rancho Cordova, California. Our European operations are based in Goes, The Netherlands, and we also maintain sales offices in Japan, the United Kingdom, and Australia.
DESCRIPTION OF PROPERTY
     We currently occupy leased office and industrial space in the following locations:

Location	Estimated Monthly Rental Cost	Expiration date
Satellite Beach, Florida	$36,500	September 2012
Rancho Cordova, California	$15,000	August 2012
Goes, The Netherlands	$11,000	November 2010
Tokyo, Japan	$ 7,000	December 2009
Dallas, Texas	$ 3,400	October, 2010
Castle Hill, Australia	$ 3,000	October 2011
LEGAL PROCEEDINGS
     From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with those statements. You should read the following discussion in conjunction with our audited and unaudited financial statements and the notes to our audited and unaudited financial statements included elsewhere in this prospectus. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those in “Risk Factors” and included in other portions of this prospectus.
Overview
     We research, design, develop, manufacture and market a range of lighting devices and systems that use light emitting diodes (“LEDs”) as the light source. As compared to traditional lighting devices and systems, our LED lighting devices and systems, some of which are patented and patent-pending, are engineered to enhance lighting performance, reduce energy consumption, increase product life, lower maintenance costs, expand design flexibility and reduce the use of hazardous materials. We specialize in the integration of power supplies, thermal management technology, optics and controls around LED chips to produce lamps and fixtures that demonstrate strong performance, in terms of light quality, light output and lamp lifetime, and at a competitive price.
     We source our LED chips from a number of major suppliers and have developed key strategic relationships with preferred vendors that provide us with advance access to new developments in chip technology and advantageous pricing. We believe that by being agnostic as to which LED chip we use in our products, we have developed a competitive advantage relative to vertically integrated LED lighting companies and those companies without strong relationships with major chip manufacturers.
     Our revenues are primarily derived from sales of the LED devices and systems described above. Although our financial results are mainly dependent on the level of selling, general and administrative, compensation and other operating expenses, our financial results have also been dependent on the level of market adoption of LED technology as well as general economic conditions.
     Lighting products remained relatively static for 50 years until recently, when lighting became one of the last major markets to be transformed substantially by new technology. Because LED technology remains an emerging and expensive technology that has only recently become more economically viable, market adoption been slow. Given the current economic downturn, liquidity has been constrained forcing institutions and individuals to substantially reduce capital spending to focus only on critical path expenditures. LED lighting products have been a discretionary rather than mandatory investment, and as a result, sales of our devices and systems have been negatively impacted. We believe that as the global economy grows and provides institutions and individuals with greater liquidity, sales of our devices and systems will increase.
     Increased market awareness of the benefits of LED lighting, increasing energy prices and the social movement influencing individuals and institutions towards greater investment in energy-efficient products and services will have, we believe, an increasingly positive impact on our sales in the future. Additionally, we intend to utilize our strategic partnerships to help us reduce the component and production costs of our devices and systems in order to offer them at competitive prices. Further, we believe our ability to provide attractive financing options to our clients with respect to the purchase of our devices and systems will positively affect our sales. Similar to many manufacturing companies, we expect to benefit from economies of scale, meaning that as unit sales increase, our cost of production per unit should decrease, which would positively impact our financial results.
     As a result of the acquisition of three companies over a two year period and the combination of four separate entities, our financial results have been adversely impacted. In order to reduce our general operating expenses, management has recently undertaken a restructuring initiative throughout the Company to consolidate operations in our Florida and California locations. As a result, we closed our New Jersey facility and office in Dallas in August 2009, significantly reducing the number of employees as well as our overhead costs. We also substantially reduced the number of employees in our Netherlands location in order to reduce duplication in engineering efforts and focus the organization on sales and distribution across Europe. Although this initiative has a short-term negative impact on financial results, we believe the Company will achieve a positive long-term benefit on financial results from the consolidation of operations.
     We entered into an Exchange and Contribution Agreement on October 4, 2007 (the “Exchange Agreement”) with LED Holdings. LED Holdings was formed on or about June 5, 2007 for the purpose of acquiring, and on June 14, 2007 LED Holdings acquired, 100% of the operations and net assets of LED Effects, Inc. (“LED Effects”), a California-based company engaged in the business of designing, developing and manufacturing LED lighting applications. Pursuant to the Exchange Agreement, we acquired substantially all of the assets of LED Holdings and issued in exchange for these assets 2,000,000 shares of our Series B Preferred Stock and 15,928,734 shares (adjusted to reflect the reverse stock split of our common stock in January 2008) of our common stock to LED Holdings (collectively, the “Acquisition”). As a result of the Acquisition and, specifically, LED Holdings’ acquisition of approximately a 70% participating interest and an 80% voting interest in the Company, we became a majority-owned subsidiary of LED Holdings as of October 4, 2007.
     We accounted for the Acquisition as a reverse merger. Accordingly, for accounting and financial reporting purposes, Lighting Science Group was treated as the acquired company, and LED Holdings was treated as the acquiring company. Therefore, the historical financial statements presented in this prospectus for the period beginning on June 14, 2007 and ending on December 31, 2007 and the amounts used in management’s discussion and analysis included in this prospectus as they relate to this period are those of LED Holdings, presented in accordance with FAS 154. Because LED Holdings had no operations prior to its acquisition of the net assets of LED Effects, the historical financial statements included in this prospectus for periods prior to June 14, 2007 are those of LED Effects. Therefore, the historical financial statements presented in this prospectus for the period beginning on June 14, 2007 and ending on December 31, 2007 include the operations of LED Holdings from June 14, 2007 through October 4, 2007 and the consolidated operations of LED Holdings and Lighting Science Group from October 4, 2007 through December 31, 2007. See Note 1 to the Consolidated Financial Statements.
Recent Events
     In February 2009, we executed a promissory note in favor of Pegasus IV that would allow us to borrow up to $7.0 million in aggregate. The February promissory note was scheduled to mature on June 30, 2009 and had an interest rate of 8% per annum. As a condition to entering into the February promissory note, we entered into a letter agreement with Pegasus IV, dated February 13, 2009 (the “Letter Agreement”), pursuant to which we agreed to use our best efforts to conduct a rights offering during the second fiscal quarter of 2009 for preferred or common stock, the net proceeds of which would raise at least $30 million. The February promissory note and the Letter Agreement required that any net cash proceeds of an offering generally be applied to the payment of: (i) the unpaid principal amount of the February promissory note, together with accrued interest thereon, (ii) the unpaid principal amount of our outstanding unsecured bridge loans, together with accrued interest thereon, (iii) our anticipated cash needs during 2009, net of other available financings and (iv) our outstanding borrowings that were guaranteed by Pegasus IV or an affiliate of Pegasus IV.
     In April 2009, we executed an additional promissory note in favor of Pegasus IV that allowed us to borrow up to $2.0 million in the aggregate. The note was scheduled to mature on May 15, 2009, had an interest rate of 8% per annum and was also subject to the Letter Agreement.
     As discussed under “Convertible Note Agreements with Pegasus IV and Philips Electronics,” we entered into the Original Pegasus Convertible Note with Pegasus IV on May 15, 2009 and the New Pegasus

Convertible Note on August 27, 2009. For a complete description of these notes, see “Convertible Note Agreements with Pegasus IV and Philips Electronics.”
     On August 24, 2009, the Company and BMO amended the Loan Authorization Agreement, dated July 25, 2008 (the “Loan Agreement”) to extend the maturity date of the Loan Agreement until August 24, 2010 in the event that BMO does not make prior written demand. On the same date and in conjunction with the amendment to the Loan Agreement, the Company and Pegasus IV entered into the Guaranty Extension, pursuant to which Pegasus IV agreed to extend its Guaranty of the amounts outstanding under the Loan Agreement through August 24, 2010. As consideration for the Guaranty Extension, we agreed to pay Pegasus IV a fee, payable upon the earliest to occur of (a) August 24, 2010, (b) the date of termination of the Loan Agreement or the Guaranty and (c) a change of control of the Company (each of (a), (b) and (c), a “Fee Payment Date”). If the Fee Payment Date is August 24, 2010 or the date of termination of the Loan Agreement or the Guaranty, we must pay a fee (the “Average Daily Balance Fee”) equal to (i) 15% of our average daily loan balance with BMO, multiplied by (ii) the quotient obtained by dividing the number of days from the date of the Guaranty Extension to the Fee Payment Date by 365 days (the “Usage Percentage”). If the Fee Payment Date is the date of a change of control of the Company, we must pay a fee equal to the greater of (1) Average Daily Balance Fee and (2) 1.0% of the total transaction consideration received by the Company upon such change of control, multiplied by the Usage Percentage.
     On August 27, 2009, the Company, LED Holdings, LED Effects, Pegasus Capital and Pegasus IV (together with Pegasus Capital, the “Pegasus Group”), on the one hand, entered into that certain Governing Agreement and Complete Releases (the “Release Agreement”) with Philips Electronics, Philips Electronics North America Corporation (“PENAC”) and Philips Solid-State Lighting Solutions, Inc. (“PSSLS”, and, together with Philips Electronics and PENAC, the “Philips Group”), on the other hand. As previously disclosed in our annual report on Form 10-K for the fiscal year ended December 31, 2008, we have been involved in patent infringement litigation with the Philips Group since February 19, 2008 (the “Patent Litigation”).
     Pursuant to the Release Agreement, the parties agreed to dismiss all pending litigation among and between them. Specifically, the Company, LED Holdings, LED Effects and the Pegasus Group, on the one hand, and the Philips Group, on the other hand, agreed to terminate all claims and disputes among them relating to any matter or occurrence, including, but not limited to, all claims and disputes arising out of or related to the Patent Litigation and arising out of or related to any agreements or contracts entered into among the parties prior to the date of the Release Agreement (the “Prior Agreements”). Pursuant to the Release Agreement, the parties agreed that certain of the Prior Agreements will remain in full force and effect and that others will be terminated or will expire in accordance with their terms. The Philips Group released the Company, LED Holdings, LED Effects and the Pegasus Group from any liability stemming from the Patent Litigation and the Prior Agreements, and the Company, LED Holdings, LED Effects and the Pegasus Group each released the Philips Group from any liability relating to the Patent Litigation and the Prior Agreements.
     In connection with the Release Agreement, on August 27, 2009, the Company and Philips Lighting B.V. (“Philips Lighting”), an affiliate of the entities in the Philips Group, entered into a Commercial Framework Agreement pursuant to which the Company and Philips Lighting agreed to buy and sell LED lighting products to each other. Also in connection with the Release Agreement, the Company and Philips Electronics entered into a Patent License Agreement pursuant to which Philips Electronics granted the Company a royalty-bearing license to the patents in the Philips LED-based Luminaires and Retrofit Bulbs licensing program. Further, in connection with the Release Agreement, Philips Electronics has made a limited equity investment in the Company pursuant to the convertible note agreement discussed under “Convertible Note Agreements with Pegasus IV and Philips Electronics.” For a complete description of this note, see “Convertible Note Agreements with Pegasus IV and Philips Electronics.”

Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and consolidated results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates.
     We believe that our critical accounting policies affect our more significant estimates and judgments used in the preparation of our consolidated financial statements. See Note 2 to our consolidated financial statements for the year ended December 31, 2008 included elsewhere in this prospectus for a more complete discussion of these critical accounting policies. There have been no significant changes in our critical accounting policies since December 31, 2008. See also Note 1 to our unaudited condensed consolidated financial statements for the three and six month periods ended June 30, 2009 included elsewhere in this prospectus.

Results of Operations
     Results of Operations for the Three- and Six-Month Periods Ended June 30, 2009 and 2008
     The following table sets forth statement of operations data expressed as a percentage of total revenue for the periods indicated (some items may not add due to rounding):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	100.00%	100.00%	100.00%	100.00%
Cost of goods sold	68.14%	80.19%	78.25%	80.05%

Gross margin	31.86%	19.81%	21.75%	19.95%

Operating expenses:
Sales and marketing	28.89%	25.66%	24.71%	34.44%
Operations	74.46%	37.68%	60.09%	43.19%
General and administrative	95.33%	105.29%	95.55%	125.02%
Depreciation and amortization	24.91%	16.39%	20.14%	17.85%

Total operating expenses	223.59%	185.02%	200.49%	220.51%

Loss from operations	(191.73%)	(165.21%)	(178.74%)	(200.56%)

Other income (expense)
Interest income	0.02%	0.86%	0.01%	1.70%
Interest expense	(23.98%)	(1.27%)	(16.40%)	(1.06%)
Other, net	(2.71%)	(2.56%)	(1.96%)	1.25%

Total other income (expense)	(26.67%)	(2.96%)	(18.36%)	1.89%

Loss before income tax benefit	(218.40%)	(168.17%)	(197.10%)	(198.66%)

Income tax benefit	(1.37%)	(1.56%)	(1.21%)	(1.11%)

Net loss attributable to common stock	(217.03%)	(166.61%)	(195.89%)	(197.55%)

Items included in comprehensive income (loss)
Foreign currency translation gain (loss)	33.22%	0.85%	8.44%	0.74%

Net comprehensive loss	(183.81%)	(165.76%)	(187.45%)	(196.82%)

     Results of Operations for the Three-Month Period Ended June 30, 2009 compared to the Three-Month Period Ended June 30, 2008.

	Three Months Ended June 30,		% of Revenue		Variance
	2009	2008	2009	2008	$	%
Revenues	$5,922,866	$5,285,186	100.0%	100.0%	$637,680	12.1%
Cost of goods sold	4,035,796	4,238,063	68.1%	80.2%	(202,267)	(4.8%)
Sales and marketing	1,711,040	1,356,050	28.9%	25.7%	354,990	26.2%
Operations	4,410,437	1,991,662	74.5%	37.7%	2,418,775	121.4%
General and administrative	5,646,117	5,564,739	95.3%	105.3%	81,378	1.5%
Depreciation and amortization	1,475,443	866,202	24.9%	16.4%	609,241	70.3%
Interest expense, net	(1,420,269)	(66,934)	(24.0%)	(1.3%)	(1,353,335)	2021.9%
Other, net	(160,447)	(135,041)	(2.7%)	(2.6%)	(25,406)	18.8%
     Revenues
     Revenues increased approximately $638,000, or 12.1%, to $5.9 million for the three month period ended June 30, 2009 from $5.3 million in the three month period ended June 30, 2008. Revenues consisted mainly of sales to original equipment manufacturers (“OEMs”) in the general illumination, gaming and retail display sectors. Revenues increased in the three month period ended June 30, 2009 compared with the corresponding period in 2008 as a result of the acquisition of the assets of Lamina in July 2008 and increases in revenues in Australia and Japan, which were partially offset by a reduction in revenues of

LSGBV, our European operating subsidiary, for the second quarter of 2009 compared to the second quarter of 2008.
     Cost of Goods Sold
     Cost of goods sold decreased approximately $202,000, or 4.8%, to $4.0 million for the three month period ended June 30, 2009 from $4.2 million in the three month period ended June 30, 2008. The decrease was primarily due to increases in the yield on manufactured products compared to 2008 which was partially offset by the increase related to sales of Lamina products.
     The gross margin realized on the sales of products increased in the three month period ended June 30, 2009 compared with the corresponding period in 2008 mainly because of the increase in total revenues for the period. The gross margin as a percentage of revenues increased for the three-month period ended June 30, 2009 to 32% as compared to 20% for the three month period ended June 30, 2008. The increase in gross margin as a percentage of revenues was primarily due to the reduction in the cost for certain components used in the manufacture of our products, an increase in material yields from production activities and a reduction in shipping expenses from 2008.
     Sales and Marketing
     Sales and marketing expenses increased approximately $355,000, or 26.2%, to $1.7 million for the three month period ended June 30, 2009 from $1.4 million for the three month period ended June 30, 2008. The increase in the three month period ended June 30, 2009 was primarily due to increases in agency commission payments made on product sales, sales and marketing expenses resulting from the acquisition of the net assets of Lamina and additional sales related activities.
     Operations
     Operations and related expenses increased by approximately $2.4 million, or 121.4% for the three month period ended June 30, 2009 from $2.0 million in the three month period ended June 30, 2008. The increase was primarily a result of: (i) increases in the number of staff employed in supply chain management, including employees assumed pursuant to our acquisitions of LSGBV and Lamina, (ii) increases in third party contract costs and external testing and certification costs related to our research and development activities, (iii) additional provisions of approximately $910,000 for slow moving and obsolete inventory, and (iv) accruals of severance expenses related to facility closures and our consolidation.
     General and Administrative
     General and administrative expenses increased by approximately $81,000, or 1.5%, to $5.6 million in the three month period ended June 30, 2009 over the corresponding three month period ended June 30, 2008. This increase in expenses was due primarily to (i) increases in general and administrative staff costs and third-party services, including employees assumed pursuant to our acquisition of the net assets of Lamina and (ii) accruals of severance expenses related to facility closures and our operation restructuring.
     Depreciation and Amortization
     Depreciation and amortization expense increased by approximately $609,000, or 70.3%, to $1.5 million in the three month period ended June 30, 2009 from $866,000 in the three month period ended June 30, 2008. The increase was primarily due to (i) an increase of approximately $300,000 in amortization expense on the intangible assets acquired through the acquisitions made in 2008, and (ii) an increase of $400,000 in the amortization expense for certain software assets during the three month period ended June 30, 2009, as compared to the corresponding period in 2008 due to a reduction in the estimated useful life of the software and (iii) an increase in depreciation expense related to information technology assets and molds and tooling that were acquired in the second half of 2008 and first half of 2009.

     Interest Expense, net
     Interest expense, net increased by approximately $1.4 million, or 2021.9%, to $1.4 million in the three month period ended June 30, 2009 from $67,000 in the three month period ended June 30, 2008.
     The significant increase in the interest expense recorded in the three month period ended June 30, 2009 compared with the corresponding period in 2008 was primarily due to: (i) interest expense on the BMO demand loan that was entered into in August 2008, (ii) the amortization of the BMO guarantee fees, and (iii) interest expense on promissory notes and the Original Pegasus Convertible Note issued to Pegasus IV and certain executives in December 2008 and the first six months of 2009 and the Original Pegasus Convertible Note issued to Pegasus IV in May 2009. Other than the lines of credit and term debt facilities of LSGBV, during the three-month period ended June 30, 2008, we did not have any outstanding debt and carried cash balances throughout the period.
     Other Income (Net)
     Other income (net) decreased by approximately $25,000 in the three-month period ended June 30, 2009 to net expense of $160,000. This decrease is mainly due to a reduction in the fair value of the derivative liabilities recorded by us.
     Results of Operations for the Six-Month Period Ended June 30, 2009 compared to the Six-Month Period Ended June 30, 2008.

	Six Months Ended June 30,		% of Revenue		Variance
	2009	2008	2009	2008	$	%
Revenues	$14,268,971	$7,429,244	100.0%	100.0%	$6,839,727	92.1%
Cost of goods sold	11,165,974	5,947,221	78.3%	80.1%	5,218,753	87.8%
Sales and marketing	3,526,290	2,558,781	24.7%	34.4%	967,509	37.8%
Operations	8,574,443	3,208,842	60.1%	43.2%	5,365,601	167.2%
General and administrative	13,633,494	9,288,214	95.5%	125.0%	4,345,280	46.8%
Depreciation and amortization	2,873,467	1,326,044	20.1%	17.8%	1,547,423	116.7%
Interest expense, net	(2,340,746)	(78,672)	(16.4%)	(1.1%)	(2,262,074)	2875.3%
Other, net	(279,720)	92,800	(2.0%)	1.2%	(372,520)	(401.4%)
     Revenues
     Revenues increased approximately $6.8 million, or 92.1%, to $14.3 million for the six month period ended June 30, 2009 from $7.4 million in the six month period ended June 30, 2008. Revenues consisted mainly of sales to OEMs in the general illumination, gaming and retail display sectors and the delivery of a major custom project in Asia. Revenues increased in the six month period ended June 30, 2009 compared with the corresponding period in 2008 mainly because of the acquisitions of LSGBV and Lamina in the second quarter and third quarter of 2008, respectively.
     Cost of Goods Sold
     Cost of goods sold increased approximately $5.2 million, or 87.8%, to $11.2 million for the six month period ended June 30, 2009 from $5.9 million in the six month period ended June 30, 2008. The increase was primarily due to the corresponding increase in sales from the acquisitions of LSGBV and Lamina.
     The gross margin realized on the sales of products increased in the six month period ended June 30, 2009 compared with the corresponding period in 2008 mainly because of the increase in total revenues for that period. The total gross margin percentage on revenues increased to 21.9% in the six month period ended June 30, 2009 compared with 20.0% in the corresponding period in 2008 primarily due to higher margins on custom projects that were partially offset by lower margins on certain OEM products.

     Sales and Marketing
     Sales and marketing expenses increased approximately $968,000, or 37.8%, to $3.5 million for the six month period ended June 30, 2009 from $2.6 million in the six month period ended June 30, 2008. The increase was primarily due to: (i) increases in sales and marketing expenses resulting from the acquisition of LSGBV and Lamina, (ii) increases in samples and other marketing costs related to new products launched in the second half of 2008, (iii) an increase in commissions expense due mainly to the increase in revenues and (iv) additional sales related activities.
     Operations
     Operations and related expenses increased by approximately $5.4 million, or 167.2% for the six month period ended June 30, 2009 from $3.2 million in the six month period ended June 30, 2008. The increase was primarily a result of: (i) increases in the number of staff employed in supply chain management, including employees assumed pursuant to our acquisitions of LSGBV and Lamina (ii) increases in third party contract costs and external testing and certification costs related to our research and development activities, (iii) additional provisions of approximately $1.5 million for slow moving and obsolete inventory, and (iv) accruals of severance expenses related to facility closures and our consolidation.
     General and Administrative
     General and administrative expenses increased by approximately $4.3 million, or 46.8%, to $13.6 million in the six month period ended June 30, 2009 from $9.3 million in the six month period ended June 30, 2008. This increase in expenses was due primarily to: (i) increases in general legal expenses as well as legal expenses of approximately $1.7 million incurred in connection with our litigation with Philips and certain of its affiliates, (ii) increases in general and administrative costs related to staff and third party services, including employees assumed pursuant to our acquisitions of LSGBV and Lamina, (iii) an increase in stock-based compensation of approximately $300,000 resulting mainly from the grants of stock options and restricted stock awards in the second quarter of 2008, and (iv) accruals of severance expenses related to facility closures and operation restructuring.
     Depreciation and Amortization
     Depreciation and amortization expense increased by approximately $1.5 million, or 116.7%, to $2.9 million in the six month period ended June 30, 2009 from $1.3 million in the six month period ended June 30, 2008. The increase was primarily due to (i) the increased amortization on the intangible assets acquired through the acquisitions made in 2008, which increased $690,000 in the six month period ended June 30, 2009, (ii) an increase of $800,000 in the amortization expense for certain software assets during the six month period ended June 30, 2009 as compared with the corresponding period in 2008 due to a reduction in the estimated useful life of the software and (iii) an increase related to technology, tooling and molds and other production assets purchased in the second half of 2008 and first six-months of 2009.
     Interest Expense, net
     Interest expense, net increased by approximately $2.3 million, or 2875.3%, to $2.3 million in the six month period ended June 30, 2009 from $79,000 in the six month period ended June 30, 2008.
     The significant increase in the interest expense recorded in the six month period ended June 30, 2009 compared with the corresponding period in 2008 was primarily due to: (i) interest expense on the BMO demand loan that was entered into in August 2008, (ii) interest expense on LSGBV’s ABN AMRO ten-year term facility and line of credit and (iii) the amortization of the BMO guarantee fees and (iv) interest expense on promissory notes issued to Pegasus IV and certain executives in December 2008 and the first six months of 2009 and the Original Pegasus Convertible Note issued to Pegasus IV in May 2009. During the six month period ended June 30, 2008, we did not have any outstanding debt and carried cash balances throughout the period, other than the lines of credit and term debt facility that were owed by LSGBV.

     Other Income (Net)
     Other income (net) decreased by $373,000 to a net expense of $280,000 for the six-month period ended June 30, 2009 compared to $93,000 in income for the six month period ended June 30, 2008. The decrease in other income was mainly due to our recording of a net gain on the change in the fair value of its derivative instruments in the six month period ended June 30, 2008 and recording a small loss on the change in the fair value of the same derivative liabilities in the six month period ended June 30, 2009.
     Results of Operations for the Year Ended December 31, 2008 compared to the Period June 14, 2007 through December 31, 2007 (“December Stub Period”) and for LED Effects for the Period January 1, 2007 through June 13, 2007 (June 2007 Stub Period”).
     Revenues
     Revenues for the year ended December 31, 2008 were $20,759,000, as compared to $4,616,000 and $3,675,000 for the December Stub Period and the June Stub Period, respectively. This increase in revenues is primarily due to the combination of the operations of LED Holdings and Lighting Science Group pursuant to the Acquisition, our acquisition of LSGBV (the operations of which are included for eight months in 2008) and the purchase of the net assets of Lamina (the operations of which are included for five months in 2008). On a pro-forma basis that includes revenues from both LSGBV and Lamina on a full-year basis, total revenues for 2008 would have been $28,600,000 compared to revenues of $32,300,000, calculated on the same pro-forma basis, for the combined Stub Periods in 2007. The reduction in pro forma revenues in 2008 can be attributed to a decrease in the sale of our EYELEDS products as well as a reduction in purchases by one of our primary customers in Europe in 2008, which was partially offset by higher sales volumes of retail display lighting, lowbay luminaires and standard form factor retrofit LED lamps from product lines not acquired from LSGBV or Lamina.
     Cost of Goods Sold
     Cost of goods sold for the year ended December 31, 2008, were $16,689,000, as compared to $3,527,000 and $2,606,000 for the December Stub Period and the June Stub Period, respectively. The increase in cost of goods sold over these periods was primarily due to the increase in sales volume arising from the combination of the operations of LED Holdings and Lighting Science Group pursuant to the Acquisition, our acquisition of LSGBV (the operations of which are included for eight months in 2008), the purchase of the net assets of Lamina (the operations of which are included for five months in 2008). Cost of goods sold for the December Stub Period and the June Stub Period were $6,133,000, in the aggregate, which was $10,556,000 less than cost of goods sold for the year ended December 31, 2008.
     The gross margin on revenues earned in 2008 was $4,070,000 or 20% compared to $1,089,000 or 24% in the December Stub Period and $1,069,000 or 29% in the June Stub Period. The increase in the total gross margin earned is due primarily to the increase in total consolidated revenues in 2008 over the period in 2007. The decrease in the percentage margin on revenues in 2008 was primarily due to a change in product mix as higher margin custom projects contributed a lower proportionate amount of revenue and higher per unit production costs related to the release of new lamp and fixture products in 2008.

     Sales and Marketing Expenses
     Summarized in the table below are sales and marketing expenses comparing the year ended December 31, 2008 with the December Stub Period, the June Stub Period and the aggregate of the December Stub Period and the June Stub Period:

				Aggregate of the
				December Stub
		December Stub		Period and the
		Period (June 14,	June Stub Period	June Stub Period
	Year Ended	2007 through	(January 1, 2007	(Year Ended
	December 31,	December 31,	through June 13,	December 31,
	2008	2007)	2007)	2007)
Sales and Marketing Expenses	$5,848,000	$963,000	$108,000	$1,071,000
     Sales and marketing expenses increased significantly during the year ended December 31, 2008 from the December Stub Period and the June Stub Period. The increase in sales and marketing expense is related to: (i) the additional sales and marketing costs incurred related to the products and businesses acquired pursuant to the Acquisition and from LSGBV and Lamina, (ii) the development of our sales agent network in North America, (iii) the hiring of additional sales and marketing staff to assist with the implementation of our sales strategy and to support the launch of new products, and (iv) sales and promotional expenses related to new product lines introduced in 2008. Sales and marketing expenses for the December Stub Period and the June Stub Period were $1,071,000, in the aggregate, which was $4,777,000 less than our sales and marketing expenses for the year ended December 31, 2008.
     Operations Expenses
     Summarized in the table below are operations expenses for the year ended December 31, 2008 compared to the December Stub Period, the June Stub Period and the aggregate of the December Stub Period and the June Stub Period:

				Aggregate of the
				December Stub
		December Stub	June Stub Period	Period and the June
	Year Ended	Period (June 14,	(January 1, 2007	Stub Period (Year
	December 31,	2007 through	through June 13,	Ended December 31,
	2008	December 31, 2007)	2007)	2007)
Operations Expenses	$13,786,000	$2,396,000	$128,000	$2,524,000
     Operations expenses increased significantly during the year ended December 31, 2008 compared to the December Stub Period and the June Stub Period mainly due to: (i) increases in the number of staff employed in supply management, including employees assumed pursuant to the Acquisition, our acquisition of LSGBV and the net assets of Lamina, (ii) increases in third party contract costs and external testing and certification costs related to our research and development activities and (iii) additional provisions of approximately $4,450,000 made against inventory for obsolescence and slow moving items. Operations expenses for the December Stub Period and the June Stub Period were $2,524,000, in the aggregate, which was $11,262,000 less than our operations expenses for the year ended December 31, 2008.
     General and Administrative Expenses
     Summarized in the table below are general and administrative expenses for the year ended December 31, 2008 compared to the December Stub Period, the June Stub Period and the aggregate of the December Stub Period and the June Stub Period:

				Aggregate of the
				December Stub
		December Stub		Period and the
		Period (June 14,	June Stub Period	June Stub Period
	Year Ended	2007 through	(January 1, 2007	(Year Ended
	December 31,	December 31,	through June 13,	December 31,
	2008	2007)	2007)	2007)
General and administrative expenses	$23,225,000	$2,875,000	$330,000	$3,205,000

     General and administrative expenses increased during the year ended December 31, 2008 compared to the December Stub Period and the June Stub Period mainly due to: (i) the incurrence of a full year of staff costs for senior managers hired in the fourth quarter of 2007, (ii) hiring additional staff to fulfill certain management and administrative functions, (iii) increases in facilities costs, primarily as a result of our completed business acquisitions, (iv) an increase in legal and other professional fees in connection with our completed 2008 financings, and increased activity related to patents and other intellectual property, (v) legal fees of approximately $5,000,000 related to the Philips litigation, and (vi) compensation expense of $3,800,000 related to our grant of stock options and restricted stock during the year ended December 31, 2008. General and administrative expenses for the December Stub Period and the June Stub Period were $3,205,000, in the aggregate, which was $20,020,000 less than our general and administrative expenses for the year ended December 31, 2008.
     Impairment of Goodwill and Other Intangible Assets
     Summarized in the table below are impairment of goodwill and other intangible asset expenses for the year ended December 31, 2008 compared to the December Stub Period, the June Stub Period and the aggregate of the December Stub Period and the June Stub Period:

				Aggregate of the
				December Stub
		December Stub		Period and the
		Period (June 14,	June Stub Period	June Stub Period
	Year Ended	2007 through	(January 1, 2007	(Year Ended
	December 31,	December 31,	through June 13,	December 31,
	2008	2007)	2007)	2007)
Impairment of goodwill and other intangible assets	$53,110,000	$—	$—	$—
     During the fourth quarter of 2008, we completed our assessment of the carrying value of the goodwill and intangible assets that we previously recorded and determined that it was necessary to record an impairment charge in 2008. A number of factors that occurred in 2008 gave rise to the impairment of the carrying value of the goodwill and intangible assets, including: (i) delays in the development and launch of several new products, (ii) delays in obtaining certifications for products, (iii) product failures, (iv) customer delays on custom projects, (v) the lack of the availability of financing for customers to complete significant projects and installations, (vi) the general slowdown in construction spending, and (vii) the reduction in the market price of our common stock and the multiple attributed to our common stock. As a result of these factors, we reviewed and amended our cash flow projections for each of our businesses and products. Generally, we reduced the sales forecasts that we had otherwise relied on for our internal planning and forecasting. This reduction in the future cash flows of the business along with a reduction in the total enterprise value of the Company, based on the traded market price for our common stock, resulted in the significant impairment charge in 2008. The impairment charge was made up of charges against the following assets: (i) goodwill recorded as a result of the Acquisition ($42,606,000), (ii) technology and patents recorded pursuant to the Acquisition ($2,420,000), (iii) goodwill recorded pursuant to our acquisition of LSGBV ($6,159,000), and (iv) trademarks, technology and patent and customer relationship assets recorded pursuant to our acquisition of LSGBV ($1,925,000). Included in the total goodwill charge related to the Acquisition is the additional goodwill that we recorded in response to certain comments that we received from the Securities and Exchange Commission related to our Form 10-K for the year ended December 31, 2007.

     Depreciation and Amortization Expenses
     Summarized in the table below are depreciation and amortization expenses for the year ended December 31, 2008 compared to the December Stub Period, the June Stub Period and the aggregate of the December Stub Period and the June Stub Period:

				Aggregate of the
				December Stub
		December Stub		Period and the
		Period (June 14,	June Stub Period	June Stub Period
	Year Ended	2007 through	(January 1, 2007	(Year Ended
	December 31,	December 31,	through June 13,	December 31,
	2008	2007)	2007)	2007)
Depreciation and amortization	$4,354,000	$670,000	$7,000	$677,000
     Depreciation and amortization expense increased in the year ended December 31, 2008 compared to the December Stub Period as we recorded a full year of amortization of the intangible assets acquired pursuant to the Acquisition, and we also recorded amortization expense related to the intangible assets acquired pursuant to our acquisitions of LSGBV and the net assets of Lamina. Prior to the Acquisition in October 2007, we had a significantly lower carrying value for intangible assets and a significantly lower quarterly amortization rate. During the June Stub Period, no intangible assets were amortized by LED Effects. Depreciation and amortization expenses for the December Stub Period and the June Stub Period were $677,000, in the aggregate, which was $3,677,000 less than our depreciation and amortization expenses for the year ended December 31, 2008.
     Interest Expense (Net)
     Summarized in the table below is interest expense, net of interest income, for the year ended December 31, 2008 compared to the December Stub Period, the June Stub Period and the aggregate of the December Stub Period and the June Stub Period:

				Aggregate of the
				December Stub
		December Stub		Period and the
		Period (June 14,	June Stub Period	June Stub Period
	Year Ended	2007 through	(January 1, 2007	(Year Ended
	December 31,	December 31,	through June 13,	December 31,
	2008	2007)	2007)	2007)
Interest expense (net)	$1,237,000	$(172,000)	$(1,000)	$(173,000)
     Interest expense, net of interest income, increased substantially for the year ended December 31, 2008 as we were in a net debt position for most of the second half of 2008. During the second half of 2008, we incurred interest expense under the BMO line of credit and under the IFN Finance and ABN AMRO lines of credit and term loan agreements of LSGBV. During the December Stub Period, we had net interest income as a result of our significant cash balances from the issuances of capital stock. During the June Stub Period, LED Effects carried small average cash balances resulting in net interest income. Net interest income for the December Stub Period and the June Stub Period was $173,000, in the aggregate, which was $1,410,000 less than the net interest expense incurred during the year ended December 31, 2008.

     Other Income (Net)
     Summarized in the table below is other income, net of other expenses, for the year ended December 31, 2008 compared to the December Stub Period, the June Stub Period and the aggregate of the December Stub Period and the June Stub Period:

				Aggregate of the
				December Stub
		December Stub		Period and the
		Period (June 14,	June Stub Period	June Stub Period
	Year Ended	2007 through	(January 1, 2007	(Year Ended
	December 31,	December 31,	through June 13,	December 31,
	2008	2007)	2007)	2007)
Other income (expense)(net)	$319,000	$744,000	$(35,000)	$709,000
     For the year ended December 31, 2008 and for the December Stub Period, other income relates mainly to the change in the fair value of the derivative instruments that have been recorded as derivative liabilities and the accretion of the 6% Preferred Stock redemption value. We acquired the derivative liabilities pursuant to the Acquisition in October 2007. The value of our derivative liabilities was calculated based on a Black-Scholes model, which took into account the closing price of our common stock at the end of the period, the risk free interest rate and the remaining term to expiration of the derivative. The significant income amount for the year ended December 31, 2008 was primarily related to the decrease in our common stock price, which gave rise to a reduction in the total derivative liability which was only partially offset by the net accretion of the redemption value of the outstanding 6% Preferred Stock. During the December Stub Period, the significant amount of income was mainly due to the conversion of a large number of 6% Preferred Stock which resulted in the reversal of amounts previously accreted. LED Effects had no derivative liabilities recorded on its accounts during the June Stub Period. Other income, net of other expenses, for the December Stub Period and the June Stub Period was $709,000, in the aggregate.
     Income Tax Expense (Benefit)
     Summarized in the table below is the income tax expense (benefit) for the year ended December 31, 2008 compared to the December Stub Period, the June Stub Period and the aggregate of the December Stub Period and the June Stub Period:

				Aggregate of the
				December Stub
		December Stub		Period and the
		Period (June 14,	June Stub Period	June Stub Period
	Year Ended	2007 through	(January 1, 2007	(Year Ended
	December 31,	December 31,	through June 13,	December 31,
	2008	2007)	2007)	2007)
Income tax expense (benefit)	$(2,207,000)	$—	$172,000	$172,000
     The income tax benefit recognized during the year ended December 31, 2008 was mainly a result of: (i) $943,000 related to recording the income tax benefit of the post-acquisition operating losses of LSGBV and (ii) a reduction of the deferred tax liability related to the intangible assets recorded on the acquisition of LSGBV. We have recorded the income tax benefit of the post-acquisition operating losses of LSGBV based on its forecast results for future periods and prior years operating results. We have not recorded income tax benefits on any operating losses of our U.S. operations due to the fact we have no prior history of operating income and we have substantial net operating loss carryforwards.
     During the December Stub Period, no income tax expense or benefit was recognized for several reasons. First, prior to the Acquisition, LED Holdings’ business was conducted through a limited liability company and all tax related costs and benefits were passed through to the interest holders of the limited liability company. Second, all operations subsequent to the Acquisition were conducted by the Company, which had no prior history of operating income and had significant net operating loss carryforwards. Therefore, no income tax expense or income tax benefit from operating losses was recorded in the December Stub Period. During the June Stub Period, the income tax expense of $172,000 relates to the tax expense recorded on the operating income of LED Effects.

Liquidity and Capital Resources
     Our primary sources of liquidity have been short-term loans from Pegasus IV, our cash reserves, draws from our lines of credit with BMO, ABN AMRO and IFN Finance, and other short-term loans. We are currently dependent on Pegasus IV for our liquidity needs because our other historical sources of liquidity are insufficient or unavailable to meet our anticipated working capital needs. Cash outflows are primarily tied to procurement of inventory and payment of salaries, benefits and other operating costs. As of October 30, 2009, we had a backlog of open orders of approximately $2.1 million, the majority of which we expect to ship throughout the balance of 2009. At October 30, 2009, $8.9 million of the BMO line of credit was available to us.

	Six Months Ended June 30,
	2009	2008
Cash flow activities:
Net cash used in operating activities	(16,765,302)	(13,218,206)
Net cash used in investing activities	(694,552)	(6,819,660)
Net cash provided by financing activities	17,399,568	11,363,203
     Operating activities
     Cash used in operating activities was $16.8 million for the six month period ended June 30, 2009 as compared to $13.2 million for the six month period ended June 30, 2008. The primary increase in the use of cash in operations was due to the net loss of $28.0 million for the six month period ended June 30, 2009 versus a net loss of $14.7 million in the prior year period. Additionally, the cash used in operating activities during the six month period ended June 30, 2009 was impacted by increases in accounts receivables and inventories of approximately $434,000 and $697,000, respectively. This was offset by decreases in prepaid expenses and other current assets of $1.2 million and increases in accounts payable, accrued expenses and other liabilities, and unearned revenue of approximately $4.8 million, $862,000 and $726,000, respectively.
     Investing activities
     Cash used in investing activities was approximately $695,000 for the six month period ended June 30, 2009 as compared to $6.8 million for the six month period ended June 30, 2008. The total cash used in investing activities for the six month period ended June 30, 2009 was for the purchase of additional property and equipment.
     Financing activities
     Cash provided by financing activities was $17.4 million for the six month period ended June 30, 2009 as compared to $11.4 million for the six month period ended June 30, 2008. The cash provided by financing activities consisted of approximately $29.7 million in proceeds from the issuance of additional promissory notes and the Original Pegasus Convertible Note to Pegasus IV and $128,000 of additional draws on our lines of credit or other short term borrowings. This was offset by $12.0 million in payments to reduce our outstanding balance on our lines of credit and payments of $397,000 on outstanding short and long term debt.
     Convertible Notes and Credit Facilities
     During 2008 and 2009, we had borrowings pursuant to certain unsecured promissory notes. Specifically, on December 19, 2008, we borrowed $1,950,000 from Pegasus IV and $50,000 from certain of our officers, including Govi Rao, our Chairman and former Chief Executive Officer, and Zachary S. Gibler, our Chief Executive Officer. On March 2, 2009, we repaid $7,500 borrowed from one of our officers, and amended the other outstanding promissory notes to extend the maturity date from March 2, 2009 to July 31, 2009. We subsequently borrowed an additional $9,500,000, in the aggregate, from Pegasus IV pursuant to three separate promissory notes issued on February 13, 2009, April 17, 2009 and May 11,

2009. All of the notes, except the note issued on May 11, 2009, bore interest at a rate of 8% per annum. The note issued on May 11, 2009 bore interest at a rate of 14% per annum. The table below sets forth a summary of these promissory notes, including the dates they were issued, the aggregate amount borrowed and the maturity date of such notes.

Amount
Borrowed Under
Date	Notes	Original Maturity Date
December 19, 2008	$2.0 million	March 2, 2009
February 13, 2009	$7.0 million	June 30, 2009
April 17, 2009	$2.0 million	May 15, 2009
May 11, 2009	$0.5 million	May 31, 2009
     As previously discussed, on May 15, 2009, we entered into the Original Pegasus Convertible Note with Pegasus IV, which provided us with approximately $31.7 million. Specifically, pursuant to the Original Pegasus Convertible Note, we borrowed approximately $13.2 million on May 15, 2009 and approximately $18.5 million on May 26, 2009. The proceeds of the borrowings on the Original Pegasus Convertible Note were used to repay the promissory notes previously issued to Pegasus IV, together with accrued interest thereon, and to pay outstanding principal amounts under our BMO line of credit. Effective as of July 31, 2009, we entered into the First Amendment to the Convertible Note Agreement, pursuant to which the maturity date of the Original Pegasus Convertible Note was extended. On August 27, 2009, the Original Pegasus Convertible Note (as amended) was terminated, and we entered into the New Pegasus Convertible Note with Pegasus IV in the principal amount of approximately $32.8 million, which represented the outstanding principal and interest on the Original Pegasus Convertible Note as of August 27, 2009. As with the Original Pegasus Convertible Note, interest on the New Pegasus Convertible Note accrues at the rate of 14% per annum. The outstanding principal and interest matures upon the earlier of: (a) July 31, 2010 and (b) the date of the consummation of this rights offering. The New Pegasus Convertible Note may not be prepaid and is immediately due and payable upon the Company’s failure to pay any of its material debts when due. As with the Original Pegasus Convertible Note, so long as any amounts remain outstanding under the New Pegasus Convertible Note, we must obtain the prior written consent of Pegasus IV prior to borrowing more than $5.0 million in the aggregate pursuant to our line of credit with BMO.
     The New Pegasus Convertible Note provides that we must use commercially reasonable efforts to conduct the rights offering covered by this prospectus as soon as is reasonably practical. On the closing date of this rights offering, the New Pegasus Convertible Note provides that we will be released from liability to the extent of the repayment of outstanding principal and interest on the New Pegasus Convertible Note and each $1.006 of the outstanding principal and interest will automatically convert into one Unit. Pegasus IV also has the option to convert all or a portion of the outstanding principal and interest on the New Pegasus Convertible Note prior to the closing of this rights offering.
     On August 27, 2009, we entered into the Philips Convertible Note with Philips Electronics pursuant to which we borrowed $5.0 million from Philips Electronics. Interest on any outstanding principal balance under the Philips Convertible Note accrues at the rate of 14% per annum. All principal and interest on the Philips Convertible Note is due on the Maturity Date, which is the earliest of the following three dates: (a) July 31, 2010, (b) the date of the consummation of this rights offering or (c) the first business day immediately following the date on which we notify Philips Electronics that Pegasus IV has voluntarily converted the outstanding principal and interest under the New Pegasus Convertible Note (the “Notification Date”). The Philips Convertible Note may not be prepaid and is immediately due and payable upon our failure to pay any of our material debts when due. Similar to the New Pegasus Convertible Note with Pegasus IV, each $1.006 of the outstanding principal and interest on the Philips Convertible Note will automatically convert into one Unit on the closing date of this rights offering. Philips Electronics also has the option to convert all or a portion of the outstanding principal and interest on the Philips Convertible Note prior to the closing of this rights offering. Further, the Philips Convertible Note will convert automatically in the event that Pegasus IV elects to voluntarily convert the principal and interest outstanding pursuant to the New Pegasus Convertible Note. Because of the conversion features of the New Pegasus Convertible Note and the Philips Convertible Note and the voluntary nature of participation in this rights offering by the Holders, we may receive little or no additional capital as a result of this rights offering (other than amounts already funded by Pegasus IV and Philips Electronics).
     In connection with the acquisition of the net assets of Lamina, on July 25, 2008 we entered into the Loan Agreement with BMO whereby BMO agreed to provide us with a $20.0 million line of credit. The line of credit is available to us for working capital and other corporate purposes. The line of credit was scheduled to mature on July 25, 2009 or upon earlier written demand by BMO. On July 24, 2009, we amended the Loan Agreement to extend the maturity date to August 24, 2009 in the event that BMO does not make any prior written demand. Subsequently, on August 24, 2009, we further amended the Loan Agreement with BMO to extend it until August 24, 2010.
     LSGBV has negotiated short-term and long-term debt facilities with ABN AMRO and a working capital facility with IFN Finance. At June 30, 2009, the total amount outstanding under the ABN AMRO facilities was approximately $1.8 million and the total amount outstanding under the IFN Finance facility was $1.3 million. We are required to maintain a solvency ratio (equity to total assets) in excess of 35% pursuant to our short-term and long-term facilities with ABN AMRO. We were not in compliance with this covenant during substantially all of the first six months of 2009. In the second quarter of 2009, we recapitalized LSGBV and remedied our noncompliance by June 30, 2009. However, due to recurring losses from operations, LSGBV is currently not in compliance with the same covenant under the ABN AMRO debt agreement. LSGBV and ABN AMRO have discussed a similar solution to resolve the breach and which should be implemented during the fourth quarter of 2009. As of September 30, 2009, ABN AMRO had not accelerated future loan payments or made any changes to the terms effective as at June 30, 2009.
     Preferred Stock Dividends
     We pay dividends on our 6% Convertible Preferred Stock four times annually: February 10, May 10, August 10 and November 10. Based on the number of shares of 6% Convertible Preferred Stock currently outstanding, we expect to pay up to $40,000 annually to satisfy our dividend obligation.
     Cost Reduction Strategy
     Currently, our strategy includes the outsourcing of certain manufacturing operations. Accordingly, except for any expenditures required to produce production tooling and molds for use by our contract manufacturers, we have made minimal investments in plant and equipment. If we increase sales and product deliveries, we may be required to make additions to select functional areas beyond current anticipated levels. Further, if we were to undertake the manufacture of certain or all of our products, capital expenditures would increase.
     We have embarked upon an aggressive design and development program in conjunction with bringing our products to market. If we are successful in marketing our current products and developing additional new products or we make further acquisitions, additional capital may be needed to fund the manufacturing process to produce finished goods and support the required investment in working capital. We may be required to raise additional capital to meet our obligations and to complete the commercialization of certain of our products currently being developed, to increase our marketing efforts or to make additional acquisitions.
     We are in the process of implementing a strategic plan to alleviate liquidity shortfalls, including: (i) consolidating operations, (ii) eliminating a substantial number of positions in both our European and U.S. operations, and (iii) reducing operating expenses, specifically curtailing third party sales and marketing expenses, reducing legal expenses and reducing third party professional services for technology and operations. In addition, to improve gross margin, we are in the process of: (i) outsourcing certain production to contract manufacturers, (ii) negotiating lower supply costs, (iii) consolidating vendors and (iv) reprioritizing our product line.

     Although we are taking significant steps to increase revenue, reduce costs, and preserve cash reserves to sustain operations there can be no assurance that any or all of our restructuring plans will be implemented or will be implemented in a timely manner to achieve such results.
     Global Credit and Securitization Markets
     Negative developments in the global credit and securitization markets in the latter half of 2008 and continuing into 2009 have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing through at least the second half of 2009. The global economic crisis and turmoil in the global financial markets has adversely impacted our business, the businesses of our customers from whom we generate revenues, and our potential sources of capital financing. As a result, we have had difficulty obtaining financing from conventional lending sources. While we believe that our current cash balances, amounts available under our lines of credit and other credit facilities, the cash received from the sale of our products and the anticipated proceeds from the Rights Offering will be sufficient to meet our expected cash needs, we may need to seek other potential sources of outside capital including strategic business relationships, bank borrowings, and public or private sales of shares of our capital stock or debt or similar arrangements. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the effective ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected.
DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS
     Our board of directors consists of eight directors. Our bylaws allow for the number of directors to be set by the board of directors. Directors are elected annually to serve one-year terms. Set forth below is information concerning our directors and executive officers:

Name	Age	Position

Zachary S. Gibler	42	Chief Executive Officer

Khaled Haram	46	President and Chief Operating Officer

Kathryn L. Reynolds	45	Senior Vice President, Strategy and Finance

Jonathan Cohen	40	Vice President and Chief Accounting Officer

Frederic Maxik	47	Chief Scientific Officer

Govi Rao	46	Chairman

Robert Bachman	67	Director

David Bell	65	Director

Donald Harkleroad	63	Director

Richard Kelson	62	Director

Bonnie Reiss	53	Director

Daryl Snadon	62	Director

Richard Weinberg	50	Director

     Zachary S. Gibler, 42, joined us as Vice President of Business Development in October 2007 and until June 2009 served as our Chief Business Development Officer. Mr. Gibler was appointed to serve as our Chief Executive Officer on June 11, 2009. Prior to joining the Company, from 1994 until 2007, Mr. Gibler held a variety of positions in sales management, marketing, and technology development with Acuity Brands, Inc., a corporation headquartered in Atlanta, Georgia that designs, produces and distributes indoor and outdoor lighting fixtures and related products. Mr. Gibler most recently served Acuity Brands from 2004 to 2007 by holding the position of Vice President of Product and Market Development for Holophane Lighting, Inc., one of its subsidiaries.
     Khaled Haram, 46, joined us as our President and Chief Operating Officer in July 2009. Prior to joining us and since 2008, Mr. Haram has served as an operating advisor for Pegasus Capital, an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially owned 82.5% of our common stock as of October 30, 2009. Prior to that, from 2006 to 2008, Mr. Haram held various positions with Handleman Company, a home entertainment category manager that serviced retailers. Most recently, Mr. Haram served Handleman Company as its Senior Vice President and Chief Financial Officer. He previously held positions of Senior Vice President, Chief Information Officer and Senior Vice President, International of Handleman Company. From 2002 to 2006, Mr. Haram served as the Chief Executive Officer of Zalia Cosmetics, a Latin-focused cosmetics company.
     Kathryn L. Reynolds, 45, joined us as Senior Vice President, Strategy and Finance in March 2009. Prior to joining us, Ms. Reynolds worked for Merrill Lynch & Co., Inc. from 1989 to 2002, serving eight years in International Investment Banking and five years in International Wealth Management where her last position was head of Global Private Wealth Services, the business operating unit she created and implemented to service the wealth management needs of family offices around the world. After retiring from Merrill Lynch in 2002, Ms. Reynolds started her own company in 2003, Reynolds Wallbrink LLC providing strategic consulting, restructuring and capital raising services to small, privately held companies. Clients included Securimetrics, Overture Financial Services, Coldwell Banker Europe, Cappello Capital and IX Energy. Ms. Reynolds is an operating advisor for Pegasus Capital, an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially owned 82.5% of our common stock as of October 30, 2009.
     Jonathan Cohen, 40, joined us as Vice President and Chief Accounting Officer in October 2009. Mr. Cohen has held senior accounting positions with both publicly-traded and privately-held companies. Immediately prior to joining the Company, Mr. Cohen served as controller for Innovative Solutions & Support Inc. from December 2008 until August 2009. Prior to joining Innovative Solutions & Support, from 2003 until 2008, Mr. Cohen was employed by BravoSolutions US (formally known as Verticalnet, Inc.), a provider of on-demand supply management solutions to Global 2000 companies. Mr. Cohen served as the Vice President and Chief Accounting Officer of Verticalnet Inc. from 2006 to 2008 until it was purchased by BravoSolutions US and as its Controller from 2003 to 2006. Prior to joining Verticalnet, Mr. Cohen assisted Constar International during and after its initial public offering. From 2000 until 2001, Mr. Cohen was a manager in the Deloitte & Touche Emerging Growth practice, which provided consulting services for start-up technology companies.
     Fredric Maxik, 47, served as our Chief Technology Officer from June 2004 to October 2007. He also served as a director from August 2004 to October 2007. He was appointed Chief Scientific Officer in October 2007. After graduating from Bard College with a bachelor’s degree in physics and philosophy, Mr. Maxik began his career with Sansui Electronics in 1983 in Tokyo, Japan where he became vice president of product development. In 1990, he was recruited to the position of vice president of product development for Onkyo Electronics in Osaka, Japan. In 1993, Mr. Maxik formed a product development consulting firm. In 2002, he formed an environmental products company, which developed the intellectual property that eventually became the principal asset of Lighting Science, Inc. that was acquired by us in June 2004. Mr. Maxik received his honorary PhD in physics from the University of Hong Kong in 1993. Mr. Maxik is an operating advisor for Pegasus Capital, an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially owned 82.5% of our common stock as of October 30, 2009.

     Govi Rao, 46, joined us as Chief Executive Officer and Chairman of our board of directors in October 2007. Since June 14, 2007, Mr. Rao has also served as President and CEO of LED Holdings, our largest stockholder which beneficially owned 62.4% of our common stock as of October 30, 2009. Prior to that, Mr. Rao served as Vice President and General Manager for Philips Solid State Lighting from January 2006 through June 2007. From March 2003 through December 2005, he served as Vice President of Business Creation and Brand for Philips Lighting Company, and he was Senior Director of Professional Business for Philips Lighting Company from July 2002 through February 2003. Mr. Rao does not serve as a director of any other public company. Mr. Rao is an operating advisor of Pegasus Capital. Pegasus Capital is an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially owned 82.5% of our common stock as of October 30, 2009. Effective as of June 11, 2009, Mr. Rao no longer served as our Chief Executive Officer, but he continues to serve as Chairman of our board of directors.
     Robert Bachman, 67, has served as a director for us since September 2003. He is the president and a director of USGT Investors Management Company, Inc., a Dallas-based investment/merchant bank that is the general partner of USGT Investors, L.P., a private venture capital/equity fund.
     David Bell, 65, was appointed a member of our board of directors in October 2007. Mr. Bell serves as the Chairman of our Compensation Committee. Since March 16, 2006, Mr. Bell has served as Chairman Emeritus of The Interpublic Group of Companies (“Interpublic”), a provider of advertising, specialized marketing and communication services. Previously, he served as Interpublic’s Co-Chairman from January 2005 until March 15, 2006, Chairman and Chief Executive Officer from February 2003 to January 2005 and Vice Chairman from June 2001 to February 2003. From March 1999 to 2001, Mr. Bell served as Chairman and Chief Executive Officer of True North Communications, Inc., a provider of advertising and marketing communication services. From 1992 to March 1999, he served as Chairman and Chief Executive Officer of Bozell Worldwide. Mr. Bell serves on the Board of Directors of Warnaco Group Inc. and Primedia, Inc. Mr. Bell is currently Chairman of PRO-AD PAC (the advertising industry’s political action committee) and is the Chairman of the Board of Directors of The National Forest Foundation and Co-Chairman of the Advertising Council Advisory Group. Mr. Bell is also an operating advisor of Pegasus Capital. Pegasus Capital is an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially owned 82.5% of our common stock as of October 30, 2009.
     Donald Harkleroad, 63, has served as a director for us since September 2003. He is president of The Bristol Company, an Atlanta-based holding company with interests in the food, technology, and merchant banking industries.
     Richard Kelson, 62, was appointed a member of our board of directors in October 2007. Mr. Kelson serves as Chairman of our Audit and Executive Committees. Mr. Kelson currently serves as a member of the Board of Directors of MeadWestvaco Corporation and PNC Financial Services Group, Inc. He retired from Alcoa, Inc. in 2006, where he served as Chairman’s Counsel. Mr. Kelson also served as Alcoa’s Executive Vice President and Chief Financial Officer for nearly a decade. Prior to that, he was Alcoa’s Executive Vice President — Environment, Health and Safety and General Counsel, and a member of the Executive Counsel, which is the senior leadership group that provides strategic direction for the company. Since June 14, 2007, Mr. Kelson has served as a member of LED Holdings. Mr. Kelson is also an operating advisor of Pegasus Capital. Pegasus Capital is an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially owned 82.5% of our common stock as of October 30, 2009.
     Bonnie Reiss, 53, was appointed a member of our board of directors in October 2007. She serves as Chairman of our Sustainability Committee. Ms. Reiss has more than 25 years of experience in business and entertainment law, political organizing, finance and event production, as well as management of non-profits. Ms. Reiss served as Senior Adviser to Arnold Schwarzenegger’s Gubernatorial Campaign in 2003 and served as the senior advisor to the Governor during his first term, where she was involved in all policy development, state budgeting, political strategy, homeland security and legislative analysis. She served on the California State Board of Education from 2003-2005 and continues to advise the Governor as a board member of the California Recovery Team. Ms. Reiss is also an operating advisor of Pegasus Capital.

Pegasus Capital is an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially owned 82.5% of our common stock as of October 30, 2009.
     Daryl Snadon, 62, has served as a director for us since September 2003. He is the owner of Beltway Development Company, a Dallas-based real estate development company with a 30-year operating history. Mr. Snadon is the principal owner of 25 separate commercial properties in Texas and other states. He serves as an officer and director of numerous privately held corporations, as managing partner of numerous joint ventures, and as a member or partner of numerous limited liability companies and partnerships.
     Richard Weinberg, 50, was appointed a member of our board of directors in October 2007. He serves as Chairman of our Governance Committee. Mr. Weinberg joined Pegasus Capital as a partner in 2005. Pegasus Capital is an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially owned 82.5% of our common stock as of October 30, 2009. Mr. Weinberg has over 23 years of business development and complex financial and legal restructuring experience. From 2000 to 2005, Mr. Weinberg served as CEO of G-I Holdings (f/k/a GAF Corporation), leading that entity’s bankruptcy restructuring efforts, and from 1993 to 2005, he served as General Counsel and a senior executive of GAF Materials Corporation and International Specialty Chemicals, Inc., building products and specialty chemicals companies, respectively.
EXECUTIVE COMPENSATION
     The following table summarizes the overall compensation earned over each of the past two fiscal years ending December 31, 2008 by (1) each person who served as our principal executive officer during fiscal 2008; and (2) our two most highly compensated executive officers as of December 31, 2008 with compensation during fiscal 2008 of $100,000 or more (the “Named Executive Officers”).
Summary Compensation Table

							Change in
							Pension
							Value and
						Non-	Nonquali-
						Equity	fied Deferred
						Incentive	Compen-
Name and				Stock	Option	Plan	sation	All Other
Principal		Salary	Bonus	Awards	Awards	Compens-	Earnings	Compensation
Position	Year	($)	($)	($) (1)	($) (2)	ation	($)	($) (3)	Total ($)
Govi Rao	2008	$425,000	—	$416,666	$34,625	—	—	—	$876,291
(Chairman and Chief Executive Officer) (4)	2007	$109,193	—	—	—	—	—	—	$109,193

Ken Honeycutt	2008	$268,568	—	$1,325,000	$34,625	—	—	—	$1,628,193
(President and Chief Operating Officer) (5)	2007	$154,304	—	$938,540	—	—	—	—	$1,092,844

Frederic Maxik	2008	$250,000	—	$194,444	$207,750	—	—	—	$652,194
(Chief Scientific Officer)	2007	$250,000	—	—	—	—	—	—	$250,000

(1)	Reflects the dollar amount expensed by us during the applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R. For a description of the assumptions used in calculating the fair value of equity awards under FAS 123R, see the notes to the financial statements included with this report on Form 10-K.

(2)	Reflects the dollar amount expensed by us during the applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R. FAS 123R requires us to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time-in-service-based options, we will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description of FAS 123R and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this report on Form 10-K.

(3)	Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(4)	Mr. Rao joined us as our Chairman and Chief Executive Officer on October 4, 2007. Effective as of June 11, 2009, Mr. Rao no longer served as our Chief Executive Officer.

(5)	Mr. Honeycutt served as our President and Chief Operating Officer from June 5, 2007 until February 2, 2009.
Employment Agreements
     Govi Rao
     On October 4, 2007, we entered into an employment agreement with Govi Rao. Pursuant to the his employment agreement, Mr. Rao agreed to serve as our Chief Executive Officer and, without additional compensation, as Chairman of our board of directors. Mr. Rao’s employment agreement has a term commencing on October 4, 2007 and continues until its termination. The agreement may be terminated, without severance, by Mr. Rao voluntarily or by us with “cause.” In the event that Mr. Rao’s employment is terminated by us without “cause” or by Mr. Rao with “good reason,” Mr. Rao would be entitled to severance pay equal to his annual base salary. Under his employment agreement, Mr. Rao is entitled to an annual base salary of $425,000 and a monthly automobile allowance of $1,500. We may also pay Mr. Rao bonuses at such times and in such amounts as our board of directors determines, and Mr. Rao is entitled to participate in the Amended and Restated Equity-Based Compensation Plan. Effective as of June 11, 2009, Mr. Rao no longer served as our Chief Executive Officer, but he continued to serve as Chairman. On August 17, 2009, we entered into a new employment agreement with Mr. Rao pursuant to which Mr. Rao agreed to serve as Chairman of our board of directors, and such agreement superseded his prior agreement. Pursuant to his new employment agreement and effective as of July 1, 2009, Mr. Rao’s annual salary was reduced to $200,000, he is no longer entitled to a monthly automobile allowance and is no longer eligible to participate in the Amended and Restated Equity-Based Compensation Plan.
     Frederic Maxik
     On October 4, 2007, we entered into an employment agreement with Mr. Maxik, pursuant to which Mr. Maxik agreed to serve as our Chief Scientific Officer. Mr. Maxik’s employment agreement has a term commencing on October 4, 2007 and continues until October 4, 2012. It may be terminated at any time, without severance, by Mr. Maxik voluntarily or by us with “cause.” In the event that Mr. Maxik’s employment is terminated by us without “cause” or by Mr. Maxik with “good reason,” Mr. Maxik would be entitled to severance pay equal to his annual base salary. Under his employment agreement, Mr. Maxik is entitled to an annual base salary of $250,000. We may also pay Mr. Maxik bonuses at such times and in such amounts as our board of directors determines, and Mr. Maxik is entitled to participate in the Amended and Restated Equity-Based Compensation Plan. On August 21, 2009, we granted Mr. Maxik an incentive stock option to purchase 800,000 shares of our common stock and a nonqualified stock option to purchase 700,000 shares of our common stock.

     Kenneth Honeycutt
     On October 4, 2007, we entered into an employment agreement with Mr. Honeycutt, pursuant to which Mr. Honeycutt agreed to serve as our President and Chief Operating Officer. The agreement had a term commencing on October 4, 2007 and was to remain effective until October 4, 2010. Mr. Honeycutt’s employment agreement could be terminated at any time, without severance, by Mr. Honeycutt voluntarily or by us with “cause.” In the event that Mr. Honeycutt’s employment was terminated by us without “cause” or by Mr. Honeycutt with “good reason,” Mr. Honeycutt would be entitled to severance pay equal to his annual base salary. Under his employment agreement, Mr. Honeycutt was entitled to an annual base salary of $250,000 and was also eligible to receive bonuses at such times and in such amounts as our board of directors determines. Mr. Honeycutt was also entitled to participate in the Amended and Restated Equity-Based Compensation Plan. Mr. Honeycutt previously agreed to waive his right to accelerated vesting of his restricted stock upon the “change in control” (as defined in Mr. Honeycutt’s Restricted Stock Award Agreement dated August 7, 2007) that occurred pursuant to the Acquisition. On February 2, 2009, Mr. Honeycutt ceased to act as our President and Chief Operating Officer. As of March 1, 2009, we terminated Mr. Honeycutt in accordance with the terms of his employment agreement.
     Zachary S. Gibler
     On October 4, 2007, we entered into an employment agreement with Mr. Gibler pursuant to which Mr. Gibler agreed to serve as our Chief Business Development Officer. On August 17, 2009, we entered into an employment agreement with Mr. Gibler pursuant to which he agreed to serve as our Chief Executive Officer, effective as of June 11, 2009, and such agreement superseded his prior agreement. Pursuant to this employment agreement, Mr. Gibler is entitled to an annual base salary of $275,000, a monthly car allowance of $1,200 and benefits generally available to other employees of the Company. Mr. Gibler is also be eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of Company performance and personal achievements. Pursuant to his employment agreement, we agreed to grant Mr. Gibler a number of shares of restricted stock and/or options to purchase shares of common stock under the Amended and Restated Equity-Based Compensation Plan, which number was to be determined at a later date. On August 21, 2009, we granted Mr. Gibler an incentive stock option to purchase 800,000 shares of our common stock and a nonqualified stock option to purchase 1,700,000 shares of our common stock. Mr. Gibler’s employment agreement may be terminated at any time, without severance, by Mr. Gibler voluntarily or by the Company with “cause.” If Mr. Gibler’s employment is terminated by the Company without “cause” or by Mr. Gibler for “good reason,” then he will be entitled to severance pay equal to twelve months’ base salary.
     Khaled Haram
     On July 12, 2009, we entered into an employment agreement with Mr. Haram pursuant to which Mr. Haram agreed to serve as our President and Chief Operating Officer and such arrangement is terminable at will by us. Pursuant to his employment agreement, Mr. Haram is entitled to an annual base salary of $225,000, a monthly car allowance of $1,200 and benefits generally available to other employees of the Company. We may also pay Mr. Haram bonuses at such times and in such amounts as our board of directors determines. Mr. Haram is also entitled to participate in the Amended and Restated Equity-Based Compensation Plan and is eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of the Company’s performance and personal achievements. If Mr. Haram’s employment is terminated by us without “cause” and, other than by his own will, he does not return to employment with Pegasus Capital or any of its affiliates for a six-month period following the termination of his employment with us, then Mr. Haram will be entitled to severance pay from us equal to six months’ base salary. If Mr. Haram’s employment is terminated due to a change of control of the Company, then Mr. Haram will instead be entitled to severance pay equal to one year’s base salary. On August 21, 2009, we granted Mr. Haram an incentive stock option to purchase 800,000 shares of our common stock and a nonqualified stock option to purchase 700,000 shares of our common stock.

     Kathryn L. Reynolds
     We entered into an employment agreement with Ms. Reynolds on February 28, 2009 pursuant to which she agreed to serve as our Senior Vice President, Strategy and Finance, effective as of March 9, 2009. Our employment arrangement with Ms. Reynolds is terminable at will by us. Pursuant to her employment agreement, Ms. Reynolds is entitled to an annual salary of $200,000 and benefits generally available to other employees of the Company. We may also pay Ms. Reynolds bonuses at such times and in such amounts as our board of directors determines. Ms. Reynolds is also entitled to participate in the Amended and Restated Equity-Based Compensation Plan and is eligible to participate in a bonus plan of up to 40% of her base salary based upon a combination of the Company’s performance and personal achievements. If Ms. Reynolds’ employment is terminated by us without “cause,” then Ms. Reynolds will be entitled to severance pay equal to three months’ base salary. If Ms. Reynolds’ employment is terminated due to a change of control of the Company, then Ms. Reynolds will instead be entitled to severance pay equal to six months’ base salary. Pursuant to Ms. Reynolds’s employment agreement on June 26, 2009, we granted Ms. Reynolds 55,000 shares of restricted stock and an incentive stock option to purchase 65,000 shares of our common stock. Additionally, we granted Ms. Reynolds an incentive stock option to purchase 200,000 shares of our common stock on August 21, 2009.
Outstanding Equity Awards At Fiscal Year-End
     The following table provides certain information concerning unexercised options, stock that has not vested, and equity incentive plan awards held by each of our Named Executive Officers that were outstanding as of December 31, 2008.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
	Number		Awards:				Market	Unearned	Unearned
	of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($) (1)	(#)	($)
Govi Rao	—	12,500 (2)	—	$4.90	4/17/2013	375,000 (3)	$243,750	—	—

Ken Honeycutt	—	12,500 (4)	—	$4.90	4/17/2013	125,000 (5)	$46,250	—	—

Frederic Maxik	501 (6)	—	—	$6.40	2/21/2009	175,000 (8)	$64,750	—	—
	—	75,000 (7)		$4.90	4/17/2013

(1)	Assumes a market value of $0.37 per share of common stock, as reported by the OTC Bulletin Board on December 31, 2008.

(2)	These options were granted on April 17, 2008. 4,166, 4,167 and 4,166 of these options vested or will vest on April 17, 2009, April 17, 2010, and April 17, 2011, respectively.

(3)	Mr. Rao was awarded 375,000 shares of restricted stock on May 7, 2008. As long as Mr. Rao remains employed by us, his shares of restricted stock vest as follows: (i) 33% vest on the date that the Company’s gross revenues from the sale of products or licensing of technology (“Recognized Revenue”) equals $50 million, (ii) an additional 34% of the shares vest on the date that the Company’s Recognized Revenue equals $115 million, and (iii) the remaining 33% of the shares vest on the date that the Company’s Recognized Revenue equals $150 million. Any restricted shares that have not vested prior to May 7, 2011 will automatically vest.

(4)	These options were granted on April 17, 2008. 4,166, 4,167 and 4,166 of these options were scheduled to vest on April 17, 2009, April 17, 2010, April 17, 2011 and April 17, 2012, respectively, but will not vest because Mr. Honeycutt was terminated as of March 1, 2009.

(5)	Mr. Honeycutt was awarded 250,000 shares of restricted stock on August 5, 2007, pursuant to his employment agreement. 62,500 of these shares vested on each of August 5, 2007 and August 5, 2008. 62,500 of the remaining 125,000 awarded shares of restricted stock were scheduled to vest on each of August 5, 2009 and August 5, 2010, but will not vest because Mr. Honeycutt was terminated as of March 1, 2009.

(6)	These options were granted on February 21, 2006. 167 of these options were fully exercisable (vested) upon grant and 167 became fully exercisable (vested) on February 21, 2007. The remaining 167 options became exercisable (vested) on the change of control of the Company on October 4, 2007.

(7)	These options were granted on April 17, 2008. 25,000 of these options vested or will vest on each of April 17, 2009, April 17, 2010, and April 17, 2011.

(8)	Mr. Maxik was awarded 175,000 shares of restricted stock on May 7, 2008. As long as Mr. Maxik remains employed by us, his shares of restricted stock vest as follows: (i) 33% vest on the date that the Company’s gross revenues from the sale of products or licensing of technology (“Recognized Revenue”) equals $50 million, (ii) an additional 34% of the shares vest on the date that the Company’s Recognized Revenue equals $115 million, and (iii) the remaining 33% of the shares vest on the date that the Company’s Recognized Revenue equals $150 million. Any restricted shares that have not vested prior to May 7, 2011 will automatically vest.
Director Compensation Table
     The following table shows the overall compensation earned for the 2008 fiscal year with respect to each person who was a director as of December 31, 2008.

					Change in
					Pension
	Fees Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($) (1)	($)	($)	($)	Earnings	($)	($)
Robert Bachman	$80,000	—	—	—	—	—	$80,000
Donald Harkleroad	$80,000	—	—	—	—	—	$80,000
Daryl Snadon	$80,000	—	—	—	—	—	$80,000
Richard Kelson	$80,000	—	—	—	—	—	$80,000
Ronald Lusk (2)	—	—	—	—	—	$626,692 (3)	$626,692
David Bell	$80,000	—	—	—	—	—	$80,000
Richard Weinberg (4)	$80,000	—	—	—	—	—	$80,000
Bonnie Reiss	$80,000	—	—	—	—	—	$80,000

(1)	Each of our non-employee directors was issued 6,380 shares of our common stock between June 16, 2008 and June 26, 2008 in settlement of director fees for the fourth fiscal quarter of 2007 and the first fiscal quarter of 2008; 3,498 shares of our common stock on August 25, 2008 in settlement of director fees for the second fiscal quarter of 2008; 8,439 shares of our common stock on November 11, 2008 in settlement of director fees for the third fiscal quarter of 2008; and 33,956 shares of our common stock on March 20, 2009 in settlement of director fees for the fourth fiscal quarter of 2008.

(2)	Mr. Lusk resigned as a member of our board of directors on March 10, 2008.

(3)	Includes $84,647 paid to Mr. Lusk as compensation for his services as Vice Chairman during 2008 and $542,045 paid to Mr. Lusk pursuant to his separation agreement.

(4)	Mr. Weinberg serves on our board of directors as a designee of Pegasus Capital. Pursuant to the policies of Pegasus Capital, any fees paid to Mr. Weinberg are for the benefit of Pegasus Capital.
     For the year ended December 31, 2008, each non-executive member of our board of directors earned director fees of $80,000. It is our current policy to compensate each non-executive member of our board of directors on a quarterly basis by issuing such director stock in settlement of fees payable in cash. Specifically, following each quarter, each non-executive director is issued the number of shares of common stock having a fair market value equal to one-quarter of the yearly director fee in settlement of such fee. For purposes of this calculation, the fair market value of our common stock means, for the quarter in which such fees relate, the value of one share of our common stock calculated using the average of the closing sales prices on the OTC Bulletin Board (or such other exchange or quotation service on which the Company’s common stock trades or is quoted) of such stock over the last 30 days of the quarter to in which such fees relate. Members of our board of directors are also eligible for participation in the Amended and Restated Equity-Based Compensation Plan.
Compensation Committee Interlocks and Insider Participation
     During fiscal 2008, the following individuals served as members of our compensation committee: David Bell (chairman), Daryl Snadon and Richard Weinberg. None of the members of our compensation committee served as an officer or employee of the company during fiscal 2008.
     Mr. Weinberg is a partner of Pegasus Capital and Mr. Bell is an operating advisor of Pegasus Capital. Pegasus Capital is an affiliate of LED Holdings and Pegasus IV, our largest stockholders that collectively beneficially own 82.5% of our common stock as of October 30, 2009.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
Parent Company
     LED Holdings may be deemed to be our “parent” by virtue of its beneficial ownership of our voting securities. LED Holdings beneficially owns 2,000,000 shares of our Series B Preferred Stock and 18,012,067 shares of our common stock, which represents approximately 63% of our voting power. LED Holdings is controlled by Pegasus IV.
Transactions with Pegasus Capital and its Affiliates
     Pegasus IV has guaranteed our line of credit with BMO. As consideration for providing the initial guarantee, on July 25, 2008 we issued Pegasus IV a warrant to purchase 942,857 shares of common stock at an exercise price of $7.00 per share and agreed to pay Pegasus IV a transaction fee equal to: (x) 1% of the average daily outstanding principal amount and accrued but unpaid interest under the line of credit during the period beginning on the date the credit facility was established through the date the credit facility is repaid in full or otherwise discharged (the “Credit Facility Period”) multiplied by (y) the quotient equal to the number of days in the Credit Facility Period divided by 365 days. In connection with the closing of the line of credit, we paid Pegasus Capital $100,000, pursuant to a Side Letter Agreement dated July 25,

2008, to reimburse Pegasus Capital for the fees and expenses it incurred with respect to the guaranty and line of credit. During the year ended December 31, 2008, we recorded approximately $670,000 as interest expense, which expense included guaranty and transaction fee expenses related to Pegasus Capital’s guaranty of the BMO line of credit.
     On August 24, 2009, the Company and BMO amended the Loan Agreement, dated July 25, 2008, to extend the maturity date of the Loan Agreement until August 24, 2010 in the event that BMO does not make prior written demand. On the same date and in conjunction with the amendment to the Loan Agreement, the Company and Pegasus IV entered into the Guaranty Extension, pursuant to which Pegasus IV agreed to extend its Guaranty of the amounts outstanding under the Loan Agreement through August 24, 2010. As consideration for the Guaranty Extension, we agreed to pay Pegasus IV a fee, payable upon the earliest to occur of (a) August 24, 2010, (b) the date of termination of the Loan Agreement or the Guaranty and (c) a change of control of the Company (each of (a), (b) and (c), a “Fee Payment Date”). If the Fee Payment Date is August 24, 2010 or the date of termination of the Loan Agreement or the Guaranty, we must pay a fee (the “Average Daily Balance Fee”) equal to (i) 15% of our average daily loan balance with BMO, multiplied by (ii) the quotient obtained by dividing the number of days from the date of the Guaranty Extension to the Fee Payment Date by 365 days (the “Usage Percentage”). If the Fee Payment Date is the date of a change of control of the Company, we must pay a fee equal to the greater of (1) Average Daily Balance Fee and (2) 1.0% of the total transaction consideration received by the Company upon such change of control, multiplied by the Usage Percentage.
     In connection with our acquisitions of LSGBV and Lamina, we paid $400,000 and $150,000, respectively, to Pegasus Capital for expenses incurred in performing certain due diligence and other activities.
     On December 31, 2008, we entered into agreements with two of our law firms whereby we issued a combined total of 251,739 shares of Series C Preferred Stock to such firms to settle their outstanding legal fees in the aggregate amount of approximately $3,200,000. We also issued warrants for the purchase of 3,776,078 shares of common stock to such firms. The warrants have an exercise price of $0.85 per share and are exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock. We understand that these shares and warrants were subsequently transferred to Pegasus IV and Govi Rao, our Chairman and former Chief Executive Officer.
     On December 19, 2008, we borrowed $1.95 million from Pegasus IV and $50,000 from certain officers of the Company, including Govi Rao and Zachary Gibler. On March 2, 2009, we repaid $7,500 borrowed from one of our officers, and amended the other outstanding promissory notes to extend the maturity date from March 2, 2009 to July 31, 2009. We subsequently borrowed an additional $9.0 million, in the aggregate, from Pegasus IV pursuant to two separate promissory notes issued on February 13, 2009 and April 17, 2009. All of the notes had an interest rate of 8% per annum. On August 5, 2009, we repaid the remaining principal and interest owed to Govi Rao and Zachary Gibler.
     In February 2009, we executed a promissory note in favor of Pegasus IV that would allow us to borrow up to $7.0 million in aggregate. The February promissory note was scheduled to mature on June 30, 2009 and had an interest rate of 8% per annum. As a condition to entering into the February promissory note, we entered into a letter agreement with Pegasus IV, dated February 13, 2009 (the “Letter Agreement”), pursuant to which we agreed to use our best efforts to conduct a rights offering during the second fiscal quarter of 2009 for preferred or common stock, the net proceeds of which would raise at least $30 million. The February promissory note and the Letter Agreement required that any net cash proceeds of an offering generally be applied to the payment of: (i) the unpaid principal amount of the February promissory note, together with accrued interest thereon; (ii) the unpaid principal amount of our outstanding unsecured bridge loans, together with accrued interest thereon; (iii) our anticipated cash needs during 2009, net of other available financings; and (iv) our outstanding borrowings that were guaranteed by Pegasus Capital or an affiliate of Pegasus Capital.

     In April 2009, we executed an additional promissory note in favor of Pegasus IV that would allow us to borrow up to $2.0 million in the aggregate. The note was scheduled to mature on May 15, 2009 and had an interest rate of 8% per annum. As a condition to entering into this additional promissory note, Pegasus IV and the Company agreed that the note would also be subject to the Letter Agreement.
     As discussed above, on May 15, 2009, we entered into a Convertible Note Agreement (the “Original Pegasus Convertible Note”) with Pegasus IV, which provided us with approximately $31.7 million. Specifically, pursuant to the Original Pegasus Convertible Note, we borrowed approximately $13.2 million on May 15, 2009 and approximately $18.5 million on May 26, 2009. The proceeds of the borrowings on the Original Pegasus Convertible Note were generally used to pay in full approximately $11.5 million worth of promissory notes previously granted to Pegasus IV, together with accrued interest thereon, and to pay outstanding principal amounts under our line of credit with BMO. Effective as of July 31, 2009, we entered into the First Amendment to the Convertible Note Agreement, pursuant to which the maturity date of the Original Pegasus Convertible Note was extended.
     On August 27, 2009, the Original Pegasus Convertible Note (as amended) was terminated, and we entered into a new Convertible Note Agreement (the “New Pegasus Convertible Note”) with Pegasus IV in the principal amount of approximately $32.8 million, which represented the outstanding principal and interest on the Original Pegasus Convertible Note as of August 27, 2009. As with the Original Pegasus Convertible Note, interest on the New Pegasus Convertible Note accrues at the rate of 14% per annum. The outstanding principal and interest matures upon the earlier of: (a) July 31, 2010 and (b) the date of the consummation of the rights offering (described below) . The New Pegasus Convertible Note may not be prepaid and is immediately due and payable upon the Company’s failure to pay any of its material debts when due. As with the Original Pegasus Convertible Note, so long as any amounts remain outstanding under the New Pegasus Convertible Note, we must obtain the prior written consent of Pegasus IV prior to borrowing more than $5.0 million in the aggregate pursuant to our line of credit with BMO.
     Pursuant to the New Pegasus Convertible Note, we agreed to use commercially reasonable efforts to conduct this rights offering as soon as is reasonably practical. As with the Original Pegasus Convertible Note, the New Pegasus Convertible Note grants Pegasus IV the right to acquire any Units not otherwise subscribed for pursuant to the terms of the rights offering. If the registration statement for this rights offering is declared effective by the Securities and Exchange Commission prior to July 31, 2010 (the scheduled maturity date), Pegasus IV will be deemed to have converted all of the then outstanding principal and interest under the New Pegasus Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest under the New Pegasus Convertible Note. Additionally, the New Pegasus Convertible Note provides Pegasus IV with the option to convert all or a portion of the outstanding principal and interest under the New Pegasus Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest. Upon any conversion of the New Pegasus Convertible Note, Pegasus IV has agreed to release us from liability to the extent of the repayment of principal and interest being converted under the New Pegasus Convertible Note.
Guarantors of Line of Credit
     On June 29, 2006, we entered into agreements with one of our banks to obtain a $2.0 million line of credit. Amounts due under the line of credit were guaranteed by a group of directors and stockholders (the “Guarantors”). The amount of the line of credit available for use by us at any point in time was equal to the aggregate value of guarantees that were negotiated between the bank and the Guarantors at that time. Between December 2006 and March 2007, we amended the line of credit to increase the amount available thereunder to up to $2.5 million. We also entered into agreements to lease equipment in March 2007. The total value of the leased equipment was $150,000. The Guarantors provided guarantees for the entire amount of the leases.
     The Guarantors of the initial $2.0 million line of credit included the following current and former directors, officers and stockholders who were issued the respective number of shares of common stock and warrants to purchase common stock:

			Warrant Shares /
		Total Value of Debt	Common Shares to be
Name of Guarantor	Position	Guaranteed	Issued

USGT Investors, L.P. (1)	Director	$150,000	26,250

Daryl Snadon	Director	200,000	35,000

John Collingwood	Former Director	200,000	35,000

Ron Lusk (2)	Former Officer and Director	50,000	8,750

Jerome Hill	Stockholder	100,000	17,500

George Parker Young	Stockholder	50,000	8,750

Phil Lacerte	Stockholder	1,250,000	118,750

TOTAL		$2,000,000	250,000

(1)	Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P.

(2)	Mr. Lusk resigned as Vice Chairman of the Company on March 10, 2008.
     The warrants and shares of common stock listed in the table above were issued to the Guarantors during the third quarter of 2006. The warrants have an exercise price of $6.00 per share of common stock and a term of five years.
     In 2007, we issued warrants to the following Guarantors as consideration for providing additional guarantees enabling us to obtain the additional amount available under our line of credit and under the guaranteed equipment deposits:

		Amount of Guarantees	Warrant Shares to be
Name of Guarantor	Position	Provided	Issued

Ron Lusk (1)	Former Officer and Director	$275,000	13,750

Phibian S. Trust	Stockholder	75,000	3,750

Phil Lacerte	Stockholder	65,000	3,250

Daryl Snadon	Director	50,000	2,500

Edward Hawes	Stockholder	50,000	2,500

USGT Investors, L.P. (2)	Director	37,500	1,875

Baron Cass	Stockholder	48,750	2,438

Paul Schlosberg	Stockholder	48,750	2,438

TOTAL		$650,000	32,501

(1)	Mr. Lusk resigned as Vice Chairman of the Company on March 10, 2008.

(2)	Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P.
     The above warrants have an exercise price of $6.00 per share and have a term of five years.

     Our board of directors believes that each of Messrs. Bachman, Bell, Harkleroad, Kelson, Reiss, Snadon and Weinberg is an “independent director” pursuant to Rule 4200(a)(15) of the Nasdaq Marketplace Rules, although we are not currently listed on Nasdaq, and therefore, not subject to such rules. Our board of directors has further determined that Mr. Kelson, Chairman of the Audit Committee, Mr. Bachman and Mr. Bell are each “audit committee financial experts” as such term is defined in Item 401(h)(2) of Regulation S-K.
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     Prior to the close of trading on May 18, 2009, our common stock was traded over the counter on the OTC Bulletin Board under the symbol “LSCG.OB.” After the close of trading on May 18, 2009, our common stock was removed from the OTC Bulletin Board because we had not filed our 2008 Form 10-K by that date. Our common stock is currently traded in the pink sheets, a centralized quotation service maintained by Pink OTC Markets Inc. that collects and publishes market maker quotes for over-the-counter securities. Our trading symbol in the pink sheets is “LSCG.PK.” The pink sheets is a limited and sporadic trading market.
     The following table sets forth the range of high and low bid information for our common stock for the periods indicated below. The price information available reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.
Common Stock

	HIGH	LOW
2009
Fourth Quarter (through October 30, 2009)	$1.90	$0.76
Third Quarter	$1.00	$0.35
Second Quarter	$0.90	$0.40
First Quarter	$0.90	$0.52
2008
Fourth Quarter	$3.30	$0.36
Third Quarter	$5.30	$1.65
Second Quarter	$7.20	$4.80
First Quarter	$10.20	$2.85
2007
Fourth Quarter	$10.60	$4.40
Third Quarter	$11.40	$6.60
Second Quarter	$10.40	$5.00
First Quarter	$8.40	$5.80
     As of October 30, 2009, there were 30,456,417 shares of common stock issued and held of record by approximately 600 holders (inclusive of those brokerage firms, clearing houses, banks and other nominee holders, holding common stock for clients, with each such nominee being considered as one holder).
     The last reported sales price of our common stock in the pink sheets on October 30, 2009 was $1.40 per share.
     We have not paid cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Employee Benefit Plans
     On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity-Based Incentive Compensation Plan (the “2005 Plan”), and a proposal to implement such plan was approved at the annual stockholders’ meeting in August 2005. In October 2008, the 2005 Plan was amended, restated and renamed the Amended and Restated Equity-Based Compensation Plan. As of December 31, 2008, the total number of shares of common stock reserved for issuance under the Amended and Restated Equity-Based Compensation Plan was 5,000,000 shares.
     Awards granted under the Amended and Restated Equity-Based Compensation Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the “Code”), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the board of directors, and consultants. The Amended and Restated Equity-Based Compensation Plan is administered by the Compensation Committee of the board of directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of our common stock on the date of grant, and no stock option or stock appreciation right granted may have a term in excess of ten years.
     The following table sets forth information as of December 31, 2008, with respect to compensation plans under which shares of our common stock may be issued.

Number of
	Securities to		Number of Securities
	be Issued Upon	Weighted-Average	Remaining Available for
	Exercise	Exercise Price of	Future Issuance Under
	of Outstanding Options,	Outstanding Options,	Equity Compensation
Plan	Warrants and Rights	Warrants and Rights	Plans

Equity Compensation Plans Approved by Security Holders	895,667	$5.77	3,263,083

Equity Compensation Plans Not Approved by Security Holders	—	—	—
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents information known to us about the beneficial ownership of our common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as of October 30, 2009 by: (i) each of our Named Executive Officers and executive officers; (ii) all of our executive officers and directors as a group (13 persons); and (iii) each person who was known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Zachary S. Gibler, Chief Executive Officer; Khaled Haram, President and Chief Operating Officer; Kathryn L. Reynolds, Senior Vice President, Strategy and Finance; Jonathan Cohen, Vice President and Chief Accounting Officer, and Fredric Maxik, Chief Scientific Officer, are currently the only executive officers of the Company.
     Except as otherwise indicated, the address for each beneficial owner is Lighting Science Group Corporation, 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937. The applicable percentage ownership of our common stock is based on 30,456,417 shares of common stock issued and outstanding as of October 30, 2009, plus, on an individual basis, the right of that individual to obtain common stock upon exercise of stock options or warrants or upon the conversion of 6% Convertible Preferred Stock or Series B Preferred Stock within 60 days of October 30, 2009. The applicable percentage ownership of our 6% Convertible Preferred Stock is based on 196,902 shares of 6% Convertible Preferred Stock issued and outstanding as of October 30, 2009. The applicable percentage ownership of our Series B Preferred Stock is based on 2,000,000 shares of Series B Preferred Stock issued and outstanding as of October 30, 2009. The applicable percentage ownership of our Series C Preferred Stock is based on 251,739 shares of Series C Preferred Stock issued and outstanding as of October 30, 2009.

				6% Convertible		Series B Preferred			Series C Preferred
	Common Stock			Preferred Stock		Stock			Stock
	Shares		Percent	Shares	Percent	Shares		Percent	Shares		Percent
Name and Address of	Beneficially		of	Beneficially	of	Beneficially		of	Beneficially		of
Beneficial Owner	Owned (1)		Class	Owned (1)	Class	Owned (1)		Class	Owned (1)		Class
Directors and Executive Officers
Robert Bachman (2)	233,154		*	10,413	5.3%

David Bell	108,511		*

Jonathan Cohen	—		—

Zachary S. Gibler (3)	87,500		*

Khaled Haram	—		—

Donald Harkleroad (4)	224,436		*	15,625	7.9%

Kenneth Honeycutt	125,000		*

Richard Kelson(5)	162,767		*

Fredric Maxik (6)	203,112		*

Govi Rao (7)	555,626		1.8%						11,764	(13)	4.7%

Bonnie Reiss (8)	162,766		*

Kathryn L. Reynolds (9)	55,000		*

Daryl Snadon (10)	251,818		*	29,238	14.8%

Richard Weinberg	—		—

Directors and Executive Officers as a Group (13 persons)	2,044,690		6.6%	55,276	28.0%				11,764		4.7%

Certain Persons
LED Holdings, LLC (11)(12)	20,666,856	(13)	62.4%			2,000,000	(14)	100%

Pegasus Partners IV, LP (12)	58,674,077	(15)	82.5%			2,000,000	(14)	100%	239,975	(16)	95.3%

Koninklijke Philips Electronics N.V. (17)	5,094,092	(18)	14.3%

AG Offshore Convertibles Ltd. (19)				100,000	50.8%

Philip R. Lacarte (19)				10,374	5.3%

*	Less than 1%.

(1)	The number and percentage of shares of our common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and Series C Preferred Stock beneficially owned is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power.

(2)	Includes 5,554 shares of common stock issuable to USGT Investors, L.P. pursuant to the conversion of 6% Convertible Preferred Stock, 22,187 shares of common stock issuable to USGT Investors, L.P. upon the exercise of warrants, and 44,687 shares of common stock issuable to USGT Investors, L.P. pursuant to the exercise of stock options issued under the Amended and Restated Equity-Based Compensation Plan. Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P. and may be deemed the beneficial owner of the shares held by USGT Investors, L.P.

(3)	Includes 25,000 shares of common stock issuable to Mr. Gibler upon the exercise of stock options and 62,500 shares of restricted stock issued to Mr. Gibler under the Amended and Restated Equity-Based Compensation Plan.

(4)	Includes 8,333 shares of common stock issuable to The Bristol Company pursuant to the conversion of 6% Convertible Preferred Stock, 2,343 shares of common stock issuable to The Bristol Company upon exercise of warrants, and 44,687 shares of common stock issuable to The Bristol Company upon exercise of stock options issued under the Amended and Restated Equity-Based Compensation Plan. Mr. Harkleroad is the sole shareholder of The Bristol Company and may be deemed the beneficial owner of the shares held by The Bristol Company.

(5)	Excludes 18,012,067 shares of common stock held directly by LED Holdings, LLC (“LED Holdings”) and 2,654,789 shares of common stock issuable upon conversion of 2,000,000 shares of Series B Preferred Stock held directly by LED Holdings. Mr. Kelson shares voting and dispositive power over our shares of common stock and our Series B Preferred Stock only as a member and manager of LED Holdings and by virtue of such status may be deemed to be the beneficial owner of the shares of common stock and our Series B Preferred stock held by LED Holdings. Mr. Kelson disclaims beneficial ownership of our shares of common stock and Series B Preferred Stock held directly by LED Holdings, except to the extent of any pecuniary interest.

(6)	Includes 25,000 shares of common stock issuable to Mr. Maxik upon the exercise of stock options and 175,000 shares of restricted stock issued to Mr. Maxik under the Amended and Restated Equity-Based Compensation Plan.

(7)	Includes 4,166 shares of common stock issuable to Mr. Rao upon the exercise of stock options and 375,000 shares of restricted stock issued to Mr. Rao under the Amended and Restated Equity-Based Compensation Plan. Also includes 176,460 shares of common stock issuable to Mr. Rao upon exercise of warrants. Excludes 18,012,067 shares of common stock held directly by LED Holdings and 2,654,789 shares of common stock issuable upon conversion of 2,000,000 shares of Series B Preferred Stock held directly by LED Holdings. Mr. Rao shares voting and dispositive power over our shares of common stock and our Series B Preferred Stock only as a manager of LED Holdings and by virtue of such status may be deemed to be the beneficial owner of the shares of common stock and our Series B Preferred stock held by LED Holdings. Mr. Rao disclaims beneficial ownership of our shares of common stock and Series B Preferred Stock held directly by LED Holdings, except to the extent of any pecuniary interest.

(8)	Includes 78,409 shares of common stock held by B&T Holdings, LLC. Ms. Reiss owns 50% of the stock of B&T Holdings, LLC and may be deemed to have shared voting and/or investment power with respect to the shares owned by B&T Holdings, LLC.

(9)	Includes 55,000 shares of restricted stock issued to Ms. Reynolds under the Amended and Restated Equity-Based Compensation Plan.

(10)	Includes 15,594 shares of common stock issuable to Mr. Snadon upon conversion of 6% Convertible Preferred Stock and 31,886 shares of common stock issuable to Mr. Snadon upon the exercise of warrants.

(11)	The principal address and principal office of LED Holdings, LLC is c/o Pegasus Capital Advisors, L.P., 99 River Road, Cos Cob, CT 06807.

(12)	PP IV (AIV) LED, LLC (“PPAIV”), PP IV LED, LLC (“PPLED”), Pegasus Partners IV, LP (“Pegasus IV”), Richard Kelson, Pegasus Investors IV, L.P. (“PIIV”), Pegasus Investors IV GP, L.L.C. (“PIGP”), Pegasus Capital, LLC (“PLLC”), Craig Cogut and LED Effects, Inc. are members of LED Holdings (the “LED Holdings Members”). Other than 37,193,190 shares of common stock issuable upon the exercise of warrants directly beneficially owned by Pegasus IV and 78,410 shares of common stock directly beneficially owned by Mr. Kelson, the LED Holdings Members do not directly own any of our common stock or our Series B Preferred Stock. The LED Holdings Members share voting and dispositive power over our shares of common stock and our Series B Preferred Stock only as members of LED Holdings and by virtue of such status may be deemed to be the beneficial owners of the shares of common stock and Series B Preferred Stock held by LED Holdings. The LED Holdings Members disclaim beneficial ownership of the shares of common stock and Series B Preferred Stock held by LED Holdings, except to the extent of any pecuniary interest, and this statement shall not be deemed to be an admission that they are the beneficial owners of such securities. Pegasus IV, PPAIV and PPLED are funds managed by Pegasus Capital Advisors, L.P. PIIV is the general partner of Pegasus IV and PIGP is the general partner of PIIV. PIGP is wholly owned by Pegasus Capital, LLC (“PCLLC”). PCLLC may be deemed to be directly or indirectly controlled by Craig Cogut. By virtue of the foregoing, PIIV, PIGP, PCLLC and Mr. Cogut may be deemed to share voting power and power to direct the disposition of the securities held by Pegasus IV. Each of PIIV, PIGP, PCLLC and Mr. Cogut disclaims beneficial ownership of any of our securities owned by Pegasus IV. The principal address and principal office of Pegasus IV and certain affiliates is c/o Pegasus Capital Advisors, L.P., 99 River Road, Cos Cob, CT 06807.

(13)	Includes 18,012,067 shares of common stock held by, and 2,654,789 shares of common stock issuable to, LED Holdings upon conversion of 2,000,000 shares of Series B Preferred Stock.

(14)	Holders of our Series B Preferred Stock are entitled to 3.5 votes for each share of common stock into which such share of Series B Preferred Stock is then convertible and have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided in the Certificate of Designation of Series B Preferred Stock or as required by law), voting together with the common stock as a single class.

(15)	Includes 18,012,067 shares of common stock held directly by LED Holdings and 2,654,789 shares of common stock issuable to LED Holdings upon conversion of 2,000,000 shares of Series B Preferred Stock held directly by LED Holdings (as discussed in footnote 13, above). Also includes 38,007,221 shares of common stock issuable upon exercise of warrants issued to Pegasus IV or issuable to Pegasus IV in connection with the conversion of the New Pegasus Convertible Note (based on the principal and interest balance on the New Pegasus Convertible Note as of October 30, 2009).

(16)	Holders of our Series C Preferred Stock are entitled to 15 votes per share of Series C Preferred Stock and have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided in the Certificate of Designation of Series C Preferred Stock or as required by law), voting together with the common stock as a single class.

(17)	The principal address and principal office of Koninklijke Philips Electronics N.V. is Breitner Center, Amstelplein 2, 1096 BC Amsterdam, The Netherlands.

(18)	Includes 5,094,092 shares of common stock issuable to Koninklijke Philips Electronics N.V. upon exercise of warrants at the time the Philips Convertible Note is converted into units (based on the principal and interest balance on the Philips Convertible Note as of October 30, 2009).

(19)	AG Offshore Convertibles Ltd. and Mr. Lacarte have not filed reports regarding their ownership of the Company’s common stock with the Securities and Exchange Commission pursuant to Sections 13 or 16 of the Securities Exchange Act of 1934, as amended, and therefore the Company is not in a position to disclose such holders’ beneficial ownership of the Company’s common stock.
DESCRIPTION OF CAPITAL STOCK
     The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws and relevant sections of the Delaware General Corporate Law, or the “DGCL.” This summary does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission, and by the provisions of applicable law.
General
     Our authorized capital stock as set forth in our amended and restated certificate of incorporation consists of 400,000,000 shares of common stock, par value of $0.001 per share and 100,000,000 shares of preferred stock, par value of $0.001 per share. As of October 30, 2009, 30,456,417 shares of common stock were issued and outstanding, 196,902 shares of 6% Convertible Preferred Stock were issued and outstanding, 2,000,000 shares of Series B Stock were issued and outstanding and no shares of Series D Preferred Stock were issued and outstanding.
Common Stock
     The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefore, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.
     Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.
Preferred Stock
     Our amended and restated certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors’ resolutions issuing such shares.
     The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our holders. Specifically, although the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.
     The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:
•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.
     As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
     6% Convertible Preferred Stock
     Designation and Amount. Under our amended and restated certificate of incorporation, 2,656,250 shares of preferred stock are designated as “6% Convertible Preferred Stock” with a stated value of $3.20. As of October 30, 2009, 196,902 shares of 6% Convertible Preferred Stock were outstanding.
     Dividends. Each share of 6% Convertible Preferred Stock is entitled to annual dividends of 6% of $3.20 per share, which are paid quarterly in cash.
     Priority. In the event of a liquidation, dissolution or similar event, holders of 6% Convertible Preferred Stock will have preference over our common stock and Series D Preferred Stock to the extent of $3.20 for each share of 6% Convertible Preferred Stock plus any accrued and unpaid dividends. The 6% Convertible Preferred Stock ranks on parity with the holders of our Series B Preferred Stock and Series C Preferred Stock.
     Conversion. Each holder of 6% Convertible Preferred Stock may convert his, her or its shares into shares of our common stock at any time. To convert, the holder of 6% Convertible Preferred Stock must submit such holder’s notice of conversion and the corresponding stock certificate or certificates to the Company. Each share of 6% Convertible Preferred Stock is convertible into shares of common stock at a rate equal to 0.533333 shares of common stock per share of 6% Convertible Preferred Stock, subject to certain adjustments. Generally, we must issue and deliver the common stock within three business days.
     Adjustments to Conversion Price. The rate of conversion of 6% Convertible Preferred Stock will be adjusted to account for stock splits, stock dividends, mergers or asset distributions. Additionally, other than in certain permitted transactions, the conversion rate is subject to adjustment in the event that we issue common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than the conversion price, which is currently $6.00.

     Redemption. We must redeem all outstanding shares of 6% Convertible Preferred Stock on May 10, 2010 at a redemption price, in cash, equal to $3.20 per share, plus all accrued but unpaid dividends. As of October 30, 2009, our outstanding shares of 6% Convertible Preferred Stock had an aggregated redemption value of approximately $630,000.
     Voting Rights. The holders of 6% Convertible Preferred Stock vote on an “as if converted” basis, which currently equals 0.533333 per share of 6% Convertible Preferred Stock. Additionally, so long as any shares of 6% Convertible Preferred Stock remain outstanding, we may not, without the vote or written consent of the holders of at least a majority of the then outstanding shares thereof, take the following action:
•	other than in certain permitted transactions, redeem any shares of our capital stock;

•	alter, modify or amend the terms of the 6% Convertible Preferred Stock;

•	create or issue any new series or class of security that ranks senior to the 6% Convertible Preferred Stock;

•	increase the authorized number of shares of the 6% Convertible Preferred Stock;

•	re-issue any shares of 6% Convertible Preferred Stock that were previously redeemed or converted; or

•	enter into any agreement or commitment with respect to any of the foregoing.
     Series B Preferred Stock
     Designation and Amount. Under our amended and restated certificate of incorporation, 2,000,000 shares of preferred stock are designated as “Series B Preferred Stock” with a stated value of $7.50. We issued all 2,000,000 shares of Series B Preferred Stock to LED Holdings pursuant to the Exchange Agreement, and as of October 30, 2009, all of these shares remained outstanding.
     Dividends. Each share of Series B Preferred Stock is entitled to annual dividends of 6% of $7.50 per share. Such dividends are cumulative, compound annually and are payable when declared by our board of directors.
     Priority. In the event of a liquidation, dissolution or similar event, holders of Series B Preferred Stock will have preference over our common stock and Series D Preferred Stock to the extent of $7.50 for each share of Series B Preferred Stock plus any accrued and unpaid dividends. The Series B Preferred Stock ranks on parity with the holders of our 6% Convertible Preferred Stock and Series C Preferred Stock.
     Conversion. Each holder of Series B Preferred Stock may convert his, her or its shares into shares of our common stock at any time. To convert, the holder of Series B Preferred Stock must submit such holder’s notice of conversion and the corresponding stock certificate or certificates to the Company. Each share of Series B Preferred Stock is convertible into shares of common stock at a rate equal to 1.327 shares of common stock per share of Series B Preferred Stock, subject to certain adjustments. Generally, we must issue and deliver the common stock within three business days.
     Adjustments to Conversion Price. The rate of conversion of Series B Preferred Stock will be adjusted to account for stock splits, stock dividends, mergers or asset distributions. Additionally, other than in certain permitted transactions, the conversion rate is subject to adjustment in the event that we issue common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than the then-current market price of our common stock.
     Redemption. We do not have a right to redeem the outstanding shares of Series B Preferred Stock
     Voting Rights. The holders of Series B Preferred Stock are entitled to 3.5 votes for each share of common stock into which the Series B Preferred Stock is convertible, which currently equals 4.645880 votes per share of Series B Preferred Stock. Additionally, so long as any shares of Series B Preferred Stock remain outstanding, we may not, without the vote or written consent of the holders of at least a majority of the then outstanding shares thereof, take the following action:
•	other than in certain permitted transactions, redeem any shares of our capital stock;

•	alter, modify or amend the terms of the Series B Preferred Stock;

•	create or issue any new series or class of security that ranks senior to or on parity with the Series B Preferred Stock;

•	increase the authorized number of shares of the Series B Preferred Stock;

•	re-issue any shares of Series B Preferred Stock that were previously converted; or

•	enter into any agreement or commitment with respect to any of the foregoing.
     Series C Preferred Stock
     Designation and Amount. Under our amended and restated certificate of incorporation, 251,739 shares of preferred stock are designated as “Series C Preferred Stock” with a stated value of $12.75. As of October 30, 2009, 251,739 shares of Series C Preferred Stock remained outstanding.
     Dividends. Each share of Series C Preferred Stock is entitled to receive any dividends paid on our common stock.
     Priority. In the event of a liquidation, dissolution or similar event, holders of Series C Preferred Stock will have preference over our common stock and Series D Preferred Stock to the extent of $12.75 for each share of Series C Preferred Stock plus 8% of $12.75, which accrues annually. The Series C Preferred Stock ranks on parity with the holders of our 6% Convertible Preferred Stock and Series B Preferred Stock.
     Conversion. In accordance with the terms of the warrants issued in conjunction with the Series C Preferred Stock, holders of Series C Preferred Stock may surrender their shares in satisfaction of the exercise price of such warrants. Otherwise, the holders of Series C Preferred Stock have no right to exchange or convert such shares into any other security of the Company.
     Redemption. We do not have a right to redeem the outstanding shares of Series C Preferred Stock
     Voting Rights. The holders of Series C Preferred Stock are entitled to 15 votes per share and entitled to vote on all matters submitted to the holders of our common stock. Additionally, so long as any shares of Series C Preferred Stock remain outstanding, we may not, without the vote or written consent of the holders of at least a majority of the then outstanding shares thereof, take the following action:
•	other than in certain permitted transactions, redeem any shares of our capital stock;

•	alter, modify or amend the terms of the Series C Preferred Stock;

•	create or issue any new series or class of security that ranks senior to or on parity with the Series C Preferred Stock;

•	increase the authorized number of shares of the Series C Preferred Stock; or

•	enter into any agreement or commitment with respect to any of the foregoing.
     Series D Preferred Stock
     See the section entitled “The Rights Offering — Description of the Securities to be Registered.”
Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan
     As of December 31, 2008, we had outstanding options to purchase an aggregate of 886,167 shares of our common stock and 841,250 outstanding shares of restricted stock under our Amended and Restated Equity-Based Compensation Plan. See the section above entitled “Market Price of and Dividends on Common Equity and Related Stockholder Matters — Employee Benefit Plans.”

Anti-Takeover Provisions
     Certificate of Incorporation and Bylaws
     Our second restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
     Blank Check Preferred Stock. We believe that the availability of the preferred stock under our second restated certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our second restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests.
     Management. Our board of directors has the power to retain and discharge our officers. These provisions could make it more difficult for existing stockholders or another party to effect a change in management.
     Special Meetings. Our amended and restated bylaws provide that only our chairman of the board, chief executive officer or board of directors may call a special meeting of stockholders.
     No Cumulative Voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our second restated certificate of incorporation does not grant stockholders the right to vote cumulatively.
     Amendment to Certificate of Incorporation and ByLaws. As required by the DGCL, any amendment of our second restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our second restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office.
     Delaware Anti-Takeover Statute
     We are a Delaware corporation and are subject to Section 203 of the DGCL. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:
•	before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.
     Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.
PLAN OF DISTRIBUTION
     On or about      , 2009, we will distribute the rights, subscription certificates and copies of this prospectus to security holders, other than Pegasus IV and LED Holdings, who owned Eligible Securities on      , 2009. If you wish to exercise your rights and purchase Units, you should complete the subscription certificate and return it with payment for the Units, to us, at the following address:
By Mail, Hand or Overnight Courier:
Lighting Science Group Corporation
Attn: Rights Offering Subscription Department
1227 South Patrick Drive, Building 2A
Satellite Beach, Florida 32937
     See “The Rights Offering—Method of Exercising Rights.” If you have any questions, you should contact John Mitchell, by mail at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, email at ROSD@lsgc.com or telephone at (321) 779-5542.
     Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the securities underlying the Units.
     To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of equity securities to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.
     In order to comply with certain states’ securities laws, if applicable, the equity securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states equity securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.
LEGAL MATTERS
     The validity of the securities offered hereby has been passed upon by Haynes and Boone, LLP for us and is included as Exhibit 5.1.
EXPERTS
     The financial statements for the fiscal periods June 14, 2007 through December 31, 2007 and January 1, 2007 through June 13, 2007, for the Company and LED Effects, respectively, included in this prospectus have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, and have been included in reliance upon the report of such firm included herein. The financial statements for the fiscal year ended December 31, 2008 included in this prospectus have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, and have been included in reliance upon the report of such firm included herein.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to Lighting Science Group Corporation and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that Lighting Science Group Corporation has filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. Lighting Science Group Corporation also files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as Lighting Science Group Corporation, that file electronically with the Securities and Exchange Commission. More information about us can be found on our website at www.lsgc.com. Information contained on our website should not be considered part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm — McGladrey & Pullen, LLP	F-2

Report of Independent Registered Public Accounting Firm — Turner, Stone and Company, LLP	F-3

Consolidated Balance Sheets as of December 31, 2008 and 2007 of Lighting Science Group Corporation	F-4

Consolidated Statements of Operations for Lighting Science Group Corporation for the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007, and for LED Effects, Inc. for the period January 1, 2007 through June 13, 2007
F-5

Consolidated Statements of Stockholders’ Equity for Lighting Science Group Corporation for the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007	F-6

Consolidated Statement of Stockholders’ Equity for LED Effects, Inc. for the period January 1, 2007 through June 13, 2007	F-7

Consolidated Statements of Cash Flows for Lighting Science Group Corporation for the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007 and for LED Effects, Inc. for the period January 1, 2007 through June 13, 2007
F-8

Notes to the Audited Consolidated Financial Statements	F-9

Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as of June 30, 2009 and 2008	F-38

Consolidated Statements of Operations for the three and six months ended June 30, 2009 and 2008	F-39

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008	F-40

Notes to Unaudited Consolidated Financial Statements	F-41

Report of Independent Registered Public Accounting Firm
     Report of Independent Registered Public Accounting Firm
     To the Board of Directors and Stockholders of
     Lighting Science Group Corporation and Subsidiaries
     We have audited the accompanying consolidated balance sheet of Lighting Science Group Corporation and Subsidiaries as of December 31, 2008, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lighting Science Group Corporation and Subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
     We were not engaged to examine management’s assessment of the effectiveness of Lighting Science Group Corporation’s internal control over financial reporting as of December 31, 2008 included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting and, accordingly, we do not express an opinion thereon.
     /s/ McGladrey & Pullen, LLP
     Dallas, Texas
     July 1, 2009

Report of Independent Registered Public Accounting Firm
     To the Board of Directors and Stockholders of
     Lighting Science Group Corporation and LED Effects
     We have audited the accompanying consolidated balance sheet of Lighting Science Group Corporation (LSGC) and subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period from June 14, 2007 through December 31, 2007 and of LED Effects, Inc. (LED) and subsidiaries for the period from January 1, 2007 through June 13, 2007 (collectively “the companies”). These consolidated financial statements are the responsibility of the companies’ managements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lighting Science Group Corporation and subsidiaries as of December 31, 2007, and the consolidated results of the companies operations and cash flows for each of the periods set forth above, in conformity with United States generally accepted accounting principles.
     /s/ Turner, Stone & Company, L.L.P.
     Certified Public Accountants
     Dallas, Texas
     May 15, 2009

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$254,538	$11,399,429
Accounts receivable, net of allowances for doubtful accounts	6,633,888	1,392,064
Inventories, net of allowances	12,202,774	3,786,966
Deferred income tax	671,782	—
Prepaid expenses and other current assets	1,517,690	1,180,028

Total current assets	21,280,672	17,758,487

PROPERTY AND EQUIPMENT, net	3,630,888	1,149,024

OTHER ASSETS
Intangible assets, net	17,452,632	9,314,982
Goodwill	6,799,962	44,222,226
Other long-term assets	389,113	1,141,532

Total other assets	24,641,707	54,678,740

TOTAL ASSETS	$49,553,267	$73,586,251

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt (includes $2,000,000 of related party loans)	$22,206,713	$—
Current portion of long-term debt	2,362,540	—
Accounts payable	6,419,248	2,357,399
Accrued expenses	4,159,502	3,668,104
Unearned revenue	1,001,704	—

Total current liabilities	36,149,707	6,025,503

OTHER LIABILITIES
Long-term debt, less current portion	96,443	—
Deferred income taxes	2,049,074	—
Liability under derivative contracts	3,654	1,007,600

Total other liabilities	2,149,171	1,007,600

TOTAL LIABILITIES	38,298,878	7,033,103

COMMITMENTS AND CONTINGENCIES (Note 15)

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 196,902 (2007 - 215,652) shares issued and outstanding, liquidation value of $630,086 in 2008 (2007 - $690,086)	459,532	364,895

STOCKHOLDERS’ EQUITY
Series B Preferred Stock, $.001 par value, 2,000,000 shares authorized, issued and outstanding in 2008 (2007 - 2,000,000), liquidation value of $16,132,619 (2007 - $ 15,219,452)	2,000	2,000
Series C Preferred Stock, $.001 par value, 251,739 shares authorized, issued and outstanding in 2008 (2007 - none), liquidation value $3,209,666 (2007 - none)	252	—
Common stock, $ .001 par value, 495,000,000 shares authorized, 28,985,897 (2007 - 21,958,482) shares issued and outstanding	28,986	21,959
Additional paid-in-capital	112,505,607	71,056,282
Accumulated deficit	(99,865,725)	(4,902,269)
Accumulated other comprehensive income (loss)	(1,876,263)	10,281

TOTAL STOCKHOLDERS’ EQUITY	10,794,857	66,188,253

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,553,267	$73,586,251

     The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND LED EFFECTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

		Lighting Science	LED Effects, Inc. and
	Lighting Science	Group Corporation	Subsidiary
	Group Corporation	Consolidated	Consolidated
	Consolidated	Statement of	Statement of
	Statement of	Operations For	Operations For The
	Operations For	Period From June	Period January 1,
	The Year Ended	14, 2007 to	2007 to June 13,
	December 31, 2008	December 31, 2007	2007
Revenue	$20,758,593	$4,616,111	$3,675,132
Cost of goods sold	16,688,600	3,526,750	2,606,445

Gross margin	4,069,993	1,089,361	1,068,687

Operating expenses:
Sales and marketing	5,847,833	962,597	107,708
Operations	13,786,163	2,396,355	127,574
General and administrative	23,224,561	2,875,076	330,269
Impairment of goodwill and other intangible assets	53,110,133	—	—
Depreciation and amortization	4,354,028	669,861	6,691

Total operating expenses	100,322,718	6,903,889	572,242

Income (loss) from operations	(96,252,725)	(5,814,528)	496,445

Other income (expense)
Interest income	188,460	211,043	1,520
Interest expense	(1,425,446)	(39,366)	(454)
Other, net	318,748	743,784	(35,472)

Total other income (expense)	(918,238)	915,461	(34,406)

Income (loss) before income tax expense (benefit) and minority interest in income of subsidiary	(97,170,963)	(4,899,067)	462,039

Income tax expense (benefit)	(2,207,507)	—	172,244

Income (loss) before minority interest in income of subsidiary	(94,963,456)	(4,899,067)	289,795

Minority interest in income of subsidiary	—	(3,902)	(2,583)

Net income (loss)	$(94,963,456)	$(4,902,969)	$287,212

Items included in comprehensive income
Foreign currency translation income (loss)	(1,886,544)	10,281	(82,135)

Comprehensive income (loss)	$(96,850,000)	$(4,892,688)	$205,077

Basic and diluted net loss per weighted average common share	$(3.55)	$(0.28)

Basic and diluted weighted average number of common shares outstanding	26,781,431	17,419,959

     The accompanying notes are an integral part of the consolidated financial statements.

Lighting Science Group Corporation
Consolidated Statements of Stockholders’ Equity
For the Period From June 14, 2007 to December 31, 2007
And For the Year Ended December 31, 2008

									Accumulated
									Other
	Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Paid In Capital	Deficit	Income (Loss)	Total

Balance June 14, 2007	—	$—	—	$—	13,947,472	$13,948	$18,078,086	$—	$—	$18,092,034

Issuance of capital stock by LED Holdings	2,000,000	2,000	—	—	1,981,175	1,981	7,750,060	—	—	7,754,041

Lighting Science Group common stock deemed acquired by LED Holdings in conjuction with the reverse merger transaction	—	—	—	—	5,778,449	5,778	44,053,646	—	—	44,059,424

Conversion of 6% Convertible Preferred Stock to common stock	—	—	—	—	160,001	172	534,612	—	—	534,784

Issuance of common stock upon the exercise of warrants	—	—	—	—	91,385	80	546,719	—	—	546,799

Stock option expense	—	—	—	—	—	—	93,159	—	—	93,159

Net loss for the period June 14, 2007 to December 31, 2007	—	—	—	—	—	—	—	(4,902,269)	—	(4,902,269)

Foreign currency translation adjustment	—	—	—	—	—	—	—	—	10,281	10,281

Balance December 31, 2007	2,000,000	2,000	—	—	21,958,482	21,959	71,056,282	(4,902,269)	10,281	66,188,253

Sale of common stock to related party	—	—		—	2,083,333	2,083	9,997,917	—	—	10,000,000

Common stock issued in connection with Lighting Partners acquisition	—	—	—	—	4,632,000	4,632	22,228,968	—	—	22,233,600

Preferred stock isssued for payment of operating expenses	—	—	251,739	252	—	—	3,209,414	—	—	3,209,666

Stock option expense	—	—	—	—	—	—	2,050,187	—	—	2,050,187

Fair value of warrants issued in connection with debt guaranty	—	—	—	—	—	—	1,476,464	—	—	1,476,464

Common stock issued upon exercise of warrants	—	—	—	—	101,391	101	693,425	—	—	693,526

Common stock issued under restricted stock award	—	—	—	—	62,500	63	662,437	—	—	662,500

Director and other compensation paid in common stock	—	—	—	—	138,191	138	639,862	—	—	640,000

Fair value of derivatives exercised or converted	—	—	—	—	10,000	10	492,447	—	—	492,457

Repurchase of common stock pursuant to reverse stock split	—	—	—	—			(1,796)	—	—	(1,796)

Net loss	—	—	—	—	—	—	—	(94,963,456)		(94,963,456)

Foreign currency translation adjustment	—	—	—	—	—	—	—		(1,886,544)	(1,886,544)

Balance December 31, 2008	2,000,000	$2,000	251,739	$252	28,985,897	$28,986	$112,505,607	$(99,865,725)	$(1,876,263)	$10,794,857

The accompanying notes are an integral part of the consolidated financial statements.

LED Effects, Inc. and Subsidiary
Consolidated Statement of Stockholders’ Equity

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Loss	Total

Balance January 1, 2007	756	$11,541	$3,042,203	$(8,977)	$3,044,767

Net income			287,212		287,212

Other comprehensive loss				(82,135)	(82,135)

Balance June 13, 2007	756	$11,541	$3,329,415	$(91,112)	$3,249,844

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND LED EFFECTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

			LED Effects, Inc. and
	Lighting Science	Lighting Science	Subsidiary
	Group Corporation	Group Corporation	Consolidated
	Consolidated	Consolidated	Statement of Cash
	Statement of Cash	Statement of Cash	Flows For The
	Flows For The Year	Flows For The Period	Period From January
	Ended December 31,	From June 14, 2007 to	1, 2007 to June 13,
	2008	December 31, 2007	2007
OPERATING ACTIVITIES
Net income (loss) for the period	$(94,963,456)	$(4,902,969)	$287,212
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Expenses paid by issuance of common stock	1,302,500	—	—
Expenses paid by issuance of Series C Preferred Stock	3,209,666
Expenses paid by issuance of common stock warrants	1,476,464	—	—
Impairment of goodwill and other intangible assets	53,110,133	—	—
Stock option compensation expense	2,050,187	93,159	—
Accretion of 6% convertible preferred stock redemption value	94,607	132,277	—
Fair value adjustment to liabilities under derivative contracts	(415,628)	(895,507)	—
Income tax benefits	(2,207,507)	—	5,737
Depreciation and amortization	4,354,028	669,861	6,691
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	258,754	186,577	(902,313)
Prepaid expenses and other assets	865,179	(64,784)	(2,499)
Inventories	320,766	(656,781)	135,925
Accounts payable	1,123,060	1,799,816	(97,932)
Income taxes payable	—	—	160,062
Accrued expenses and other liabilities	(373,358)	(1,699,542)	—
Unearned revenue	1,001,704	—	—

Net cash used by operating activities	(28,792,901)	(5,337,893)	(407,117)

INVESTING ACTIVITIES
Cash held by Lighting Science Group upon reverse merger	—	824,900	—
Purchase of net assets of Lighting Partner B.V. (includes cash payment of $ 5,000,000 and cash closing costs of $1,190,000)	(6,190,000)	—	—
Purchase of net assets of Lamina Lighting, Inc. (includes cash payment of $ 4,500,000 and cash closing costs of $263,383)	(4,763,383)	—
Purchase of property and equipment	(1,671,303)	(1,236,899)	—
Other, net	—	—	3,545

Net cash provided by (used in) investing activities	(12,624,686)	(411,999)	3,545

FINANCING ACTIVITIES
Repayment of amounts due under notes payable	—	(87,500)	(100,000)
Repurchase of common stock pursuant to reverse stock split	(1,796)
Amount due minority shareholder	—	—	2,583
Proceeds from draws on line of credit and other short-term borrowings	21,073,243	—	—
Payment of long-term debt	(1,038,709)	—	—
Proceeds from sale of common stock	10,000,000	—	—
Proceeds from exercise of common stock warrants, net of related costs	693,526	546,799	—
Issuance of capital stock by LED Holdings	—	7,754,041	—

Net cash provided by (used in) financing activities	30,726,264	8,213,340	(97,417)

Effect of exchange rate fluctuations on cash and cash equivalents	(453,568)	10,281	(82,135)

Net increase (decrease) in cash	(11,144,891)	2,473,729	(583,124)
Cash balance at beginning of period	11,399,429	8,925,700	1,828,776

Cash balance at end of period	$254,538	$11,399,429	$1,245,652

Interest paid during the period	$468,088	$39,366	$454

Taxes paid during the period	$—	$—	$62,915

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of 6% Convertible Preferred Stock to common stock	$—	$534,784	$—

6% Convertible Preferred Stock dividends paid and deducted in arriving at net loss	$37,670	$—	$—

Value of common stock issued in connection with Lighting Partner BV transaction	$22,233,600	$—	$—

Non-cash portion of reverse merger net acquisition price	$—	$36,305,383	$—

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1: BASIS OF PRESENTATION AND CHANGE OF REPORTING ENTITY
On October 4, 2007, LED Holdings, LLC (“LED Holdings” or subsequent to the reverse merger, the “Company”), a private holding company incorporated in Delaware, acquired approximately 70% participating interest and an 80% voting interest in Lighting Science Group Corporation (“LSG”). As a result of the acquisition, LSG became a majority-owned subsidiary of LED Holdings as of October 4, 2007 (the “Transaction”). Pursuant to the Transaction, LED Holdings contributed substantially all of its assets to LSG in exchange for 2,000,000 shares of Series B Preferred stock and 15,928,733 shares of common stock of LSG. LED Holdings was identified as the accounting acquirer in the Transaction and recorded the fair value of the goodwill and identifiable intangible assets that were acquired from LSG by LED Holdings in the Transaction. Additionally, the financial statements for periods prior to the acquisition are those of LED Holdings, the accounting acquirer.
The Company restated its stockholders’ equity with the consummation of the Transaction to disclose the effect of this reverse merger recapitalization on a retroactive basis for the equivalent number of shares received in the reverse merger after giving effect to any difference in par value of the registrant’s and accounting acquirer’s stock by an offset in paid in capital. Based on this, at October 4, 2007, the statement of stockholders’ equity was revised to properly disclose the effects of the reverse merger by retroactively restating the 15,928,733 shares of common stock issued to LED Holdings (accounting acquirer). In addition, the Company has identified LED Effects, Inc. (“LED Effects”) as the predecessor entity to LED Holdings. As such, the consolidated statements of operations, the consolidated statements of cash flow and the consolidated statements of stockholders’ equity of LED Effects for the period January 1, 2007 through June 13, 2007 are included as comparative financial statements.
NOTE 2: SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
The following table lists each of our major subsidiaries of the Company and the percentage ownership:

Percentage
Company Name	Ownership
Lighting Science Group Limited (U.K.)	100%
LSGC Pty. Ltd (Australia)	100%
LLI Acquisition, Inc. (Delaware) **	100%
Lighting Science Coöperatief U.A. (The Netherlands) *	100%
Lighting Partner B.V. (The Netherlands) (“LPBV”) *	100%
LSGC LLC (Delaware)	100%
LED Effects, Japan K.K. (Japan)	100%
LED Systems K.K. (Japan) ***	60%

*	consolidated effective May 1, 2008

**	consolidated effective August 1, 2008

***	consolidated effective October 1, 2008
All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.
The Company designs, assembles and markets products for the gaming, architectural, commercial and industrial, retail and public infrastructure lighting markets. The Company markets its products through architects and lighting designers, original equipment manufacturers, lighting and electrical distributors, its own website and through its direct sales force.
Reverse Stock Split
On January 25, 2008, the Company completed a 1 for 20 reverse split of its common stock. All common stock share and per share amounts included in these financial statements have been restated to reflect the reverse stock split.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.
Foreign Currency Translation
The functional currency for the foreign operations of the Company is the local currency. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet dates and for revenue and expense accounts using the average exchange rate for each period during the year. Any gains or losses resulting from the translation are included in accumulated other comprehensive income (loss) in the consolidated statements of stockholders’ equity and are excluded from net income.
Cash and Cash Equivalents
All highly liquid investments with original maturities of three months or less at date of purchase are carried at cost, which approximates fair value, and are considered to be cash equivalents.
The Company maintains balances in cash accounts which could exceed federally insured limits or in cash accounts that are not eligible for federal deposit insurance. The Company has not experienced any losses from maintaining balances in such cash accounts. Management believes that the Company does not have significant credit risk related to its cash accounts.
Accounts Receivable
The Company records accounts receivable when its products are shipped to customers. The Company records accounts receivable reserves for known collectability issues, as such issues relate to specific transactions or customer balances. As of December 31, 2008 and 2007, accounts receivable of the Company are reflected net of reserves of $1,232,572 and $463,633, respectively. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. Generally, the Company does not require collateral for its accounts receivable and does not regularly charge interest on past due amounts.
Inventories
Inventories, which consist of raw materials and components, work-in-process and finished lighting products, are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Deposits paid to contract manufacturers and raw material and components suppliers related to future purchases are also classified in inventory in the consolidated balance sheet. The Company provides allowances for inventories that it determines to be obsolete or slow moving. The change in the provision during the period is recorded as an operating expense in the Consolidated Statement of Operations.

Property and Equipment
Property and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years.
Depreciation expense was $1,173,904, $71,370 and $6,691 for the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007 for the Company and for the period January 1, 2007 through June 13, 2007 for LED Effects, respectively.
Intangible Assets
Other assets consist primarily of intangible assets that were acquired in the acquisitions discussed in Note 4. The Company amortizes intangible assets on a straight-line basis over their estimated useful lives. The Company recorded amortization expense of $3,180,124 and $598,491 for the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007, respectively. LED Effects recorded no amortization expense for the period January 1, 2007 through June 13, 2007.
Impairment of Long-Lived Assets
The Company evaluates the potential impairment of its intangible assets in accordance with Statement of Financial Accounting Standards (“ SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived assets”, which requires an entity to review long-lived tangible and amortizable intangible assets for impairment and recognize a loss if expected future undiscounted cash flows are less than the carrying value of the assets. Such losses are measured as the difference between the carrying value and the estimated fair value of the assets. The estimated fair values of our amortizable intangible assets are determined based on expected discounted future cash flows. Conditions that would necessitate an impairment assessment include material adverse changes in operations, significant adverse differences in actual results in comparison with initial valuation forecasts prepared at the time of the acquisition, a decision to abandon acquired products, services or technologies or other significant adverse changes that would indicate the carrying amount of the recorded assets might not be recoverable.
Based on the measurements for impairment performed during the quarter ended December 31, 2008, the Company determined that there was a material impairment of the net carrying value of certain long-lived assets. See Note 7 regarding impairment charges recorded.
Goodwill
Goodwill is accounted for in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company assesses the impairment of goodwill on an annual basis or whenever events or changes in circumstances indicate that the fair value may be less than the carrying value. Factors we consider important which could trigger an impairment review include a reduction in our market capitalization in relation to our net worth, poor economic performance relative to historical or projected operating results, significant negative industry, economic or company specific trends and changes in the manner of use of the assets or the plans for the business. The Company performed the assessment of the impairment of its goodwill as of December 31, 2008.
SFAS No. 142 requires a two-step goodwill impairment test whereby the first step, used to identify potential impairment, compares the fair value of the reporting unit with its carrying value including goodwill. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate for our business, the useful life over which cash flows will occur and the determination of our weighted cost of capital. If the fair value of a reporting unit is less than the carrying amount, goodwill of the reporting unit is considered impaired and the second test is performed. The second step of the impairment test performed, when required, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized for the amount equal to that excess.
Based on the tests performed during the quarter ended December 31, 2008, the Company determined that there was a material impairment of goodwill. See Note 7 regarding impairment charges related to goodwill.
Derivatives
All derivatives are recorded at fair value on the consolidated balance sheet and changes in the fair value of such derivatives are recorded in operations each period and are reported in other income (expense).
Revenue
Product sales are recorded when the products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. Amounts received as deposits against future deliveries of products are recorded as unearned revenue until such product is delivered and title passes to the customer.
Research and Development
The Company expenses all research and development costs, including amounts for design prototypes and modifications made to existing prototypes, as incurred, except for prototypes that have alternative future uses. All costs incurred for building of production tooling and molds are capitalized and amortized over the estimated useful life of the tooling set or mold. The Company has recorded research and development costs of $1,100,710, $322,416 and $ - for the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007 for the Company and for the period January 1, 2007 through June 13, 2007 for LED Effects, respectively.
Product Warranties
The Company records an allowance for the estimated amount of future warranty claims based on the historical experience of identified product line failure rates.
Stock Based Compensation
The Company has one stock based compensation plan. The Company accounts for grants under this plan using the fair value expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 123R, “Share-Based Payment.”
The Company recognizes expense for its share-based compensation based on the fair value of the awards that are granted. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. Option valuation methods require the input of highly subjective assumptions, including the expected stock price volatility. Measured compensation expense related to such option grants is recognized ratably over the vesting period of the related grants.
Income taxes
The Company employs the asset and liability method in accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.
In June 2006, the FASB issued interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 as of June 14, 2007 and the adoption of FIN 48 had no material impact on the Company’s consolidated financial statements.
Earnings per share
Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the conversion of the preferred stock and the exercise of warrants and stock options. No effect has been given to the assumed exercise of warrants or stock options because their effect would be anti-dilutive. See Notes 11 and 12.
Segment Reporting
We report as a single segment under SFAS 131“Disclosures About Segments of an Enterprise and Related Information”. Our management reviews financial information at the enterprise level and makes decisions accordingly.
New Accounting Pronouncements
The Company has reviewed all recently issued accounting pronouncements and does not believe the adoption of any of these pronouncements has had or will have a material impact on the Company’s consolidated financial condition or the results of its operations or cash flows.
In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” which permits a one year deferral for the implementation of SFAS 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008 except for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until the fiscal year beginning January 1, 2009. Management is assessing the impact of adoption of the remaining provisions of SFAS 157 and has not determined whether it will have a material impact on the Company’s financial statements.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R requires an acquiring company to recognize the assets acquired, the liabilities assumed, and any non-controlling interests in the acquired entity at the acquisition date, measured at their fair values as of that date, with limited exceptions. This statement also requires the acquiring company in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired company, at the fill amounts of their fair values. This statement is effective for the Company’s financial statements beginning January 1, 2009.
In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP No.142-3) that amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. FSP No. 142-3 requires a consistent approach between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of an asset under SFAS No. 141(R). FSP No. 142-3 also requires enhanced disclosures when an intangible asset’s expected future cash flows are affected by an entity’s intent and/or ability to renew or extend the arrangement. FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and is applied prospectively.

In June 2008, the FASB ratified EITF No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. The Company determined that the adoption of EITF 07-5 will not have a material impact on the Company’s financial statements.
In October 2008, the FASB issued Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP FAS 157-3.”) FSP FAS 157-3 clarifies the application of SFAS No. 157 in an inactive market. It illustrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued.
Comparative Consolidated Financial Statements
Certain amounts in the comparative consolidated financial statements have been reclassified from financial statements previously presented to conform to the presentation of the 2008 consolidated financial statements. Such reclassifications had no impact on the net income (loss), changes in stockholders’ equity or cash flows in the comparative consolidated financial statements.
NOTE 3: LIQUIDITY AND CAPITAL RESOURCES
As reflected in the consolidated financial statements, the Company has incurred comprehensive losses of ($96,850,000) and ($4,892,688) during the years ended December 31, 2008 and 2007, respectively. As discussed in the operating results comparison, the 2008 loss included, among other items, a $53,110,133 impairment charge for goodwill and intangible assets, approximately $7,000,000 increase in legal fees, a $6,634,000 increase in overall operating expenses as a result of the two acquisitions and the start up of other international operations made during 2008, a $4,450,000 provision for obsolete and slow moving inventory, and a $2,050,187 compensation expense related to the grant of stock options and restricted stock during the year ended December 31, 2008, which substantially depressed our operating income. In addition, at December 31, 2008, the Company’s current working capital level was insufficient in its view to sustain its current levels of operations without substantial cost reductions.
In response to these trends and conditions, the Company is in the process of implementing a strategic plan to alleviate liquidity shortfalls, including: (i) consolidating operations, specifically relocating financial operations from Dallas, Texas and the operations based in Westampton, New Jersey to the Company’s Satellite Beach, Florida offices; (ii) eliminating a substantial number of positions in both the Company’s European and U.S. operations (total headcount reduction is anticipated to be approximately seventy employees by September 1, 2009, of which approximately forty-two terminations will have been completed as of June 30, 2009); and, (iii) reducing operating expenses, specifically curtailing third party sales and marketing expenses, reducing legal expenses, and reducing third party professional services for technology and operations. In addition, to improve gross margin, the Company is in the process of: (i) outsourcing certain production to contract manufacturers; (ii) negotiating lower supply costs; (iii) consolidating vendors; and, (iv) reprioritizing the Company’s product line.
Although the Company is taking significant steps to increase revenue, reduce costs, and preserve cash reserves to sustain operations and achieve a cash flow positive position on a monthly basis by the end of the fourth quarter 2009, there can be no assurance that all restructuring plans will be implemented or will be implemented in a timely manner to achieve such results.
On May 15, 2009, the Company entered into a Convertible Note Agreement (the “Convertible Note”) with Pegasus Partners IV, L.P. (“Pegasus IV”) that provided the Company with approximately $31,650,000 of borrowings. The Company used the proceeds from the Convertible Note to retire outstanding bridge notes with Pegasus IV and to pay outstanding principal amounts on the Company’s line of credit with the Bank of Montreal (“BMO”). Because the line of credit with BMO remains available to the Company until July

25, 2009 (unless called earlier upon written demand by BMO), the Convertible Note effectively provided the Company with approximately $20,000,000 in capital to fund operations. If the restructuring plan is successfully implemented, the Company believes this funding would be sufficient to finance operations for the remainder of the year.
The Company has also entered into a letter of intent with Wells Fargo to arrange a factoring facility for the Company’s receivables up to $3,000,000, and expects the facility to be implemented during the third quarter of 2009. The Company has also agreed to use its best efforts to conduct a rights offering pursuant to which the Company would offer at least 38,916,295 units at $1.006 per unit and cause a registration statement regarding the offering to be declared effective by the Securities and Exchange Commission no later than July 31, 2009. As currently contemplated and if the rights offering is consummated, the holders of the Company’s common stock, 6% Convertible Preferred Stock, Series B Preferred Stock, and warrants to purchase common stock will receive one subscription right to purchase one unit at $1.006 per unit, each unit consisting of 1.006 shares of newly authorized Series D Preferred Non-Convertible Preferred Stock and one warrant to purchase one share of common stock, for every one share of common stock issued (or issuable upon conversion or exercise) to such holder on the record date of the offering. On the closing date of the rights offering, each $1.006 of outstanding principal and interest on the Convertible Note would automatically convert into one unit in the rights offering, and the Company would be released from all liability in respect of the repayment of principal and interest. Therefore, the Company expects to convert approximately $31,650,000 of indebtedness into equity upon completion of the rights offering. Because of the conversion features of the Convertible Note and the voluntary nature of participation in the rights offering, we may receive little or no additional capital as a result of the rights offering (other than the $31,650,000 already funded by Pegasus IV). The Company will continue these efforts and seek other sources of equity. However, there can be no assurance that additional capital arrangements, upon suitable terms, will be obtained.
Based on a current assessment of the Company’s working capital needs through December 31, 2009, management believes the Company has sufficient working capital available to sustain operations through at least December 31, 2009.
NOTE 4: ACQUISITIONS
During the year ended December 31, 2008 and the period June 14, 2007 through December 31, 2007, the Company completed the following acquisitions. Each of the acquisitions has been accounted for in accordance with SFAS No. 141 — “Business Combinations”, with the Company being identified as the acquirer. The intangible assets for each of the acquired companies and businesses were calculated in accordance with SFAS 141.
Acquisition of LED Effects
On June 13, 2007, LED Holdings entered into an Asset Contribution Agreement with LED Effects, whereby LED Effects contributed substantially all of its assets, including leases, equipment, inventory, accounts receivable, contracts, permits, records, intellectual property and common stock in two Japanese companies, to LED Holdings and LED Holdings assumed substantially all of the liabilities related to LED Effects’ LED business. In accordance with the agreement, LED Effects received 100% of the Class B members’ interest, representing approximately 49.7% of the total voting members’ equity of LED Holdings. The Company completed the acquisition of LED Effects in order to enter the LED lighting business.

The following net assets were acquired by LED Holdings from LED Effects:

Current assets
Cash and cash equivalents	$1,245,652
Accounts receivable	1,536,780
Inventory	992,604
Non-Current assets
Property and equipment	159,585
Minority interest at cost	86,528
Intangible assets	5,980,000
Deposits	15,819
Goodwill	1,620,000
Current liabilities assumed
Accounts payable and accrued liabilities	(298,906)

Total purchase price of LED Effects	$11,338,062

The Company has assessed that the goodwill acquired in connection with LED Holdings acquisition of LED effects is not deductible for federal income tax purposes.
The value of the intangible assets acquired in connection with LED Holdings acquisition of LED Effects and the estimated useful lives of the assets at the date of acquisition are presented in the table below:

		Estimated
		Useful Life
	Acquisition	At Acquisition
Intangible Asset	Fair Value	Date

Technology and patents	$2,890,000	7.5 years
Trademarks	360,000	20 years
Customer relationships	730,000	15 years
Software	2,000,000	5 years
Goodwill	1,620,000	Not determinable

	$7,600,000

Reverse Merger of LSG by LED Holdings
On October 4, 2007, LED Holdings entered into an Exchange and Contribution Agreement (the “Exchange Agreement”) with LSG, pursuant to which LED Holdings acquired 2,000,000 shares of LSG’s newly designated Series B Preferred Stock, par value $.001 per share and 318,574,665 shares of LSG’s Common Stock (15,928,733 shares of common stock on a post reverse split basis, as noted below), par value $.001 per share (collectively the “Exchange Consideration”) representing 70% of the fully-diluted capital stock of the Company and 80% of the voting rights of all outstanding shares of capital stock of the Company as of October 4, 2007, in exchange for contributing substantially all of its net assets to LSG. The Company acquired LSG in order to enter the white light LED market.
The total purchase price of the net assets of LSG is calculated as follows:

Common Stock and Preferred Stock of LSG issued to LED Holdings	$47,382,573
Add: Transaction costs	1,091,453

Total purchase price of LSG	$48,474,026

The following table shows the allocation of the net assets of LSG on the date of the reverse merger:

Cash and cash equivalents	$824,900
Other current assets	5,090,592
Fixed assets	587,000
Patents and technology	3,900,000
Other long-term assets	1,214,588
Goodwill	42,605,552

Estimated fair value of assets	54,222,632
Less: Fair value of current liabilities	(3,845,499)
Liability under derivative contracts	(1,903,107)

Fair value of net assets acquired in reverse merger	$48,474,026

The Company has assessed that the goodwill acquired pursuant to the reverse merger is not deductible for federal income tax purposes.
The value of the intangible assets acquired in connection with LED Holdings acquisition of LED Effects and the estimated useful lives of the assets at the date of acquisition are presented in the table below:

		Estimated
		Useful Life
	Acquisition	At Acquisition
Intangible Asset	Fair Value	Date

Technology and patents	$3,900,000	7.5 years

At December 31, 2008, the Company recorded an impairment charge against certain of the intangible assets acquired (Note 7).
Acquisition of LPBV
On April 22, 2008, the Company acquired a 100% interest in the common and preferred stock of LPBV. To settle the transaction, the Company paid the selling stockholders of LPBV cash of $5,000,000 and issued 4,632,000 shares of common stock of the Company. The acquisition of LPBV provided the Company a more global distribution network and provided an opportunity to access opportunities to grow its business with a number of European-based lighting companies. The Company began consolidating the results of LPBV on May 1, 2008. The following table summarizes the LPBV purchase consideration:

Cash	$5,000,000
4,632,000 shares of common stock	22,233,600
Transaction fees	1,190,000

Total purchase price of LPBV	$28,423,600

The following table shows the allocation of the net assets of LPBV on the acquisition date. The Company began consolidating LPBV on May 1, 2008:

Current assets
Accounts receivable, net	$5,118,296
Inventories, net	7,037,400
Other current assets	446,333
Non-current assets
Property and equipment, net	940,448
Intangible assets	14,600,000
Goodwill	11,332,480

Current liabilities
Accounts payable and accrued expenses	(2,033,712)
Other current liabilities	(704,088)
Short-term debt	(2,069,177)
Long-term debt	(2,561,974)
Deferred taxes and other liabilities	(3,682,406)

Fair value of net assets acquired	$28,423,600

The Company has assessed that the goodwill acquired pursuant to the acquisition of LPBV is not deductible for federal income tax purposes.
The value of the intangible assets acquired in connection with LED Holdings acquisition of LED Effects and the estimated useful lives of the assets at the date of acquisition are presented in the table below:

		Estimated
		Useful Life
	Acquisition	At Acquisition
Intangible Asset	Fair Value	Date

Technology and patents	$500,000	5 years
Trademarks	1,500,000	5 years
Customer relationships	5,400,000	3.5 to 10 years
License agreements	6,900,000	10 years
Non-competition agreements	300,000	2 years

	$14,600,000

At December 31, 2008, the Company recorded an impairment charge against certain of the intangible assets acquired (Note 7).
Acquisition of Net Assets of Lamina Lighting, Inc.
On July 29, 2008, a wholly-owned subsidiary of the Company (the “Purchaser”) acquired under an Asset Purchase Agreement (the “Purchase Agreement”) substantially all of the net assets of Lamina Lighting, Inc. (“Lamina”) for aggregate consideration of $4.5 million in cash (the “Cash Payment”). The Company also has an obligation to make earn-out payments of up to $10,500,000 based on the total sales of the purchased technologies made over the period from July 29, 2008 through December 31, 2009. With the acquisition of the net assets of Lamina, the Company acquired additional light engine technology that it believes will further build out its technology capabilities.
The following table shows the aggregate purchase price of the net assets of Lamina:

Total cash payment	$4,500,000
Transaction fees	263,383

Total purchase price of Lamina	$4,763,383

The following table shows the allocation of the net assets acquired from Lamina on the acquisition date. The Company began consolidating the operations of the business acquired from Lamina on August 1, 2008:

Current assets
Accounts receivable, net	$382,282
Inventories, net	1,699,173
Other current assets	181,519
Non-current assets
Property and equipment	1,121,154

Intangible assets	2,445,000
Current Liabilities
Accounts payable and accrued expenses	(1,065,745)

Total purchase price of Lamina net assets	$4,763,383

The allocation of the total purchase price for the acquisition of the Lamina net assets to identifiable net tangible and intangible assets resulted in total negative goodwill of $772,653. The Company has recorded the negative goodwill amount as a reduction of the net property and equipment and intangible assets in the purchase equation above.
The value of the intangible assets acquired in connection with LED Holdings acquisition of LED Effects and the estimated useful lives of the assets at the date of acquisition are presented in the table below:

		Estimated
		Useful Life
	Acquisition	At Acquisition
Intangible Asset	Fair Value	Date

Trademarks	$712,500	20 years
Customer relations	990,000	10 years
License agreements	742,500	10 years

	$2,445,000

Pro-Forma Results for Acquisitions
The following unaudited pro-forma financial information presents the combined results of operations of the Company, LPBV and Lamina as if the acquisitions had occurred as of January 1, 2008. The pro-forma financial information is presented for informational purposes and is not indicative of the results of operations that would have been achieved if the acquisitions and related borrowings had taken place at the beginning of each of the periods presented. The unaudited pro-forma financial information for the year ended December 31, 2008 combines the historical financial results for the Company for the year ended December 31, 2008 with the pre-acquisition results of LPBV for the period January 1, 2008 through April 30, 2008 and the pre-acquisition results for Lamina for the period January 1, 2008 through July 31, 2008.
The unaudited pro-forma results for all periods presented include amortization charges for any acquired intangible assets, elimination of intercompany transactions, adjustments to interest expense and related tax effects. The unaudited pro-forma results were as follows for the fiscal years ended December 31, 2008:

2008
Revenue	$28,622,000
Net loss	(103,244,000)
Basic net loss per share	$(3.58)
Diluted net loss per share	$(3.58)
NOTE 5: FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS
In accordance with SFAS No. 157, “Fair Value Measurements,” which was adopted at the beginning of 2008, the Company, determines a fair value measurement based on the assumptions a market participant would use in pricing an asset or liability. SFAS No. 157 established a three-tiered hierarchy making a distinction between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii)) inputs other than quoted prices in active markets that are observable either directly or indirectly

(Level 2), and (iii) unobservable inputs that would require the Company to use present value and other valuation techniques in the determination of fair value (Level 3).
Cash and cash equivalents, accounts receivable, notes and accounts payable, amounts due under the lines of credit, promissory notes, accrued expenses and other current liabilities are carried at book value amounts which approximate fair value due to the short-term maturity of these instruments. Long-term debt is carried at book value which approximates fair value due mainly to the fact that the interest rate on the long-term debt is variable. As discussed in Note 12, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments and are recorded at fair value. The fair values of these warrants and the embedded conversion feature associated with the 6% Convertible Preferred Stock are not material at December 31, 2008. As discussed in Note 11, the Company has applied liability accounting to the warrants issued to certain directors and officers of a predecessor company. These warrants have been recorded at fair value.
NOTE 6: INVENTORIES
Inventories are comprised of the following:

	December 31,	December 31,
	2008	2007
Raw materials and components	$13,342,589	$3,848,594
Work-in-process	1,365,431	221,493
Finished goods	2,359,754	131,879
Allowance for obsolete and slow moving raw materials	(4,865,000)	(415,000)

	$12,202,774	$3,786,966

NOTE 7: PROPERTY, EQUIPMENT AND OTHER ASSETS
Property and equipment consists of the following:

	December 31,	December 31,
	2008	2007
Leasehold improvements	$1,075,377	$184,609
Office furniture and equipment	3,507,767	640,736
Tooling and production and test equipment	4,269,401	649,804

Total property and equipment	8,852,545	1,475,149
Accumulated depreciation	(5,221,657)	(326,125)

	$3,630,888	$1,149,024

Intangible assets consist of the following:

	December 31,	December 31,
	2008	2007
Technology and patents	$5,152,501	$8,069,764
Trademarks	1,566,900	360,000
Software	2,000,000	2,000,000
Customer relationships	6,049,000	730,000
Licenses	7,642,500	—
Non-competition agreements	300,000	—

Total intangible assets	$22,710,901	11,159,764
Less: Accumulated amortization	(5,258,269)	(1,844,782)

	$17,452,632	$9,314,982

In the fourth quarter of 2008, we performed an annual valuation of all our business segments to determine whether any goodwill or intangible assets that had been acquired by the Company were impaired. The result of this valuation was that material impairments were identified in the LSG and LPBV reporting units. The following table summarizes the total impairment charge recorded by the Company in the fourth quarter of 2008:

Goodwill arising on the acquisition of Lighting Science Group	$42,605,552
Technology and patents acquired on the acquisition of Lighting Science Group	2,419,984
Goodwill arising on the acquisition of LPBV	6,159,000
Trademarks acquired on the acquisition of LPBV	796,741
Technology and patents acquired on the acquisition of LPBV	322,856
Customer relationships acquired on the acquisition of LPBV	806,000

Total impairment charge	$53,110,133

At the time of the acquisitions, the valuation of goodwill and other intangible assets were determined using acceptable methods based on growth projections tied to the development of the respective markets and products. Due to a number of factors, including (i) the slower than expected pace at which the Company was able to develop products for these markets, (ii) product failures experienced for certain products released, (iii) delays in obtaining key certifications for products, (iv) project delays by customers, (v) market slowdown in construction spending and (vi) reduction in the market price for the Company’s common stock and the multiple attributed to our common stock, the results of these projections became questionable. The total impairment is recorded in our consolidated statement of operations in the line “Impairment of goodwill and intangible assets”. In accordance with SFAS 142, these impairments resulted in a new cost basis for the goodwill and other intangible assets. The fair value of the separate reporting units to which goodwill and intangible assets were attributed was assessed using a discounted cash flow analysis.
SFAS No. 142 specifies that intangible assets that have finite lives are to be amortized over their useful lives. The intangible assets, their original fair values, adjusted for the impairment charges in the fourth quarter of 2008, and their useful lives are detailed below:

			Net	Estimated
	Original	Accumulated	Carrying	Remaining Useful
Intangible Asset	Fair Value	Amortization	Value	Life

Technology and intellectual property	$5,152,501	$(2,014,218)	$3,138,283	1.5 to 15.5 years
Trademarks	1,566,900	(158,922)	1,407,988	4.5 to 20.0 years
Software	2,000,000	(1,000,000)	1,000,000	0.5 years
Customer relationships	6,049,000	(850,994)	5,198,006	3.5 to 13.5 years
License agreements	7,642,500	(1,114,762)	6,527,738	10.0 years
Non-competition agreements	300,000	(119,373)	180,627	1.5 years
Goodwill	6,799,962	—	6,799,962	Not subject to amortization
The table below is the estimated amortization expense, adjusted for any impairment charge recorded in the fourth quarter of 2008, for the Company’s intangible assets for each of the next five years and thereafter:

2009	$3,274,324
2010	2,154,187
2011	2,123,232
2012	1,994,569
2013	1,772,611
Thereafter	6,133,709

$17,452,632

NOTE 8: SHORT-TERM DEBT
At December 31, 2008, the Company and its subsidiaries had the following balances outstanding under lines of credit and other short-term debt facilities:

				Balance
				Outstanding
				at
				December
	Maximum			31, 2008
Facility	Facility		Interest Rate	(USD)
ABN AMRO Bank, revolving line of credit		€500,000	6.90%	$330,137
IFN Finance, working capital line, availability based on 90% of the value of trade receivable invoices		€4,000,000	7.15%	1,876,576
Promissory notes issued to related parties due July 31, 2009	US$	2,000,000	8.0%	2,000,000
Bank of Montreal, demand line of credit	US$	20,000,000	7.25%	18,000,000

Total short-term debt				$22,206,713

At December 31, 2008, LPBV was in breach of certain covenants under its agreement with ABN AMRO. As a result of such breach, ABN AMRO has reduced the total amount available under the line of credit to €300,000 and has also increased the interest rate on the facility by 0.5%. The Company and LPBV have discussed an action plan with ABN AMRO to resolve the breach conditions to be implemented during the second quarter of 2009. ABN AMRO has agreed to waive such breach based on the Company’s and LPBV’s action plan to rectify the breach. The line of credit is a one-year revolving line of credit that matures on January 1, 2010. As security for the line of credit, ABN AMRO has been given a senior security interest in LPBV’s inventory, property and equipment.
On July 25, 2008, the Company, entered into a Loan Authorization Agreement (the “Loan Agreement”) with BMO, whereby BMO established a $20 million revolving line of credit for the Company. The Loan Agreement provides for monthly payments of interest only at the greater of prime plus 0.5% and 7.25% and matures on written demand by BMO, but in no event later than July 25, 2009. Any outstanding balance under the Loan Agreement is payable on written demand by BMO, provided that the Company will have 14 business days to make any such payment. The Loan Agreement is not secured by any assets of the Company.
The Loan Agreement is guaranteed by Pegasus IV, in accordance with a guaranty agreement (the “Guaranty”), dated as of July 25, 2008. Pegasus IV is a private equity fund managed by Pegasus Capital. Pegasus Capital is the controlling equity holder of the Company and beneficially owns approximately 65.7% of our common stock. As consideration for the guarantee by Pegasus IV, the Company agreed to pay, on the last day of the Credit Facility Period (defined below), a transaction fee equal to (x) 1% of the average daily outstanding principal amount and accrued but unpaid interest under the line of credit during the period beginning on the date the credit facility is established through the date the credit facility is repaid in full or otherwise discharged (the “Credit Facility Period”) multiplied by (y) the quotient equal to the number of days in the Credit Facility Period divided by 365 days. In connection with the closing of the line of credit, the Company paid Pegasus Capital $100,000, pursuant to a side letter agreement dated July 25, 2008 (the “Side Letter Agreement”), to reimburse Pegasus Capital for the fees and expenses it incurred with respect to the Guaranty and line of credit. The Company also issued to Pegasus IV a warrant for the purchase of 942,857 shares of common stock at an exercise price of $7.00 per share. The warrant has a term of five years.
IFN Finance has a senior security interest in all accounts receivable of LPBV. Interest is payable monthly on each of the facilities.

In December 2008, the Company borrowed a total of $2 million from Pegasus Partners IV and three of its executives. In exchange, the Company issued promissory notes to Pegasus Partners IV and the three executives that are unsecured and bear interest at 8% per annum. Payments equal to the principal and accrued interest on each Note are due on July 31, 2009, and each of the notes may be prepaid in whole or in part at any time without premium or penalty.
NOTE 9: LONG-TERM DEBT
LPBV has long-term debt obligations as follows:

	December	Maturity	December
	31, 2008	date	31, 2008
ABN AMRO Bank, 10 year term loan, payable in forty equal installments beginning April 1, 2004	€1,575,000	January 1, 2014	$2,220,278
ABN AMRO Bank, 5 year term loan, payable in twenty equal installments beginning April 1, 2004	50,000	January 1, 2009	70,485
Leases	122,330	various	168,220

	1,747,330		2,458,983
Less current portion of long-term debt	(1,675,916)		(2,362,540)

Long-term portion of long-term debt	€71,414		$96,443

The ABN AMRO facilities bear interest at EURIBOR +1% (4.15% at December 31, 2008) and interest is payable quarterly. LPBV has provided ABN AMRO a senior security interest on inventories, property and equipment and a charge on accounts receivable subordinated to the senior security interest of IFN Finance. LPBV has also agreed to certain covenants including maintaining its total equity at or above 35% of its total assets. At December 31, 2008, the total equity of LPBV was less than 35% of its total assets and the Company was in breach of its agreement with ABN AMRO. As a result of the breach, ABN AMRO has increased the interest rate on the facility by approximately 1.0%. The Company and LPBV have discussed an action plan with ABN AMRO to resolve the breach conditions to be implemented during the second quarter of 2009. ABN AMRO has not provided a waiver of the breach to LPBV and has not accelerated future loan payments. As the Company has not received a waiver from ABN AMRO, it has classified all of the outstanding balance of the facilities as a current liability at December 31, 2008.
The following table sets out the amount of long-term debt repayment due in each of the following five years and thereafter:

2009	$2,362,540
2010	51,793
2011	44,650
2012	—
2013	—
Thereafter	—

$2,458,983

NOTE 10: INCOME TAXES
The significant components of income before income taxes and the consolidated income tax provision (benefit) for the Company are shown in the following table:

			LED
			Effects For
		For the	the period
		period June	January 1,
	For the year	14, 2007	2007
	ended	through	through
	December	December	June 13,
	31, 2008	31, 2007	2007
Income (loss) before taxes and minority interest in income of subsidiary
Domestic	$(92,269,577)	$(4,730,555)	$429,793
Foreign	(4,901,386)	(168,512)	32,246

Total	$(97,170,963)	$(4,899,067)	$462,039

Income tax expense (benefit)
Current provision
Federal	—	—	$121,176
State	—	—	45,331

Current income tax expense	$—	$—	$166,507

Deferred income tax expense (benefit)
Federal	$(1,264,436)	—	$890
State	—	—	(6,117)
Foreign	(943,071)	—	10,964

Deferred income tax expense (benefit)	$(2,207,507)	$—	$5,737

Income tax expense (benefit)	$(2,207,507)	$—	$172,244

The following table presents a reconciliation of the actual income tax expense (benefit) to the amount calculated applying the United States Federal statutory tax rate of 35%. As LED Effects was a private company during the period January 1, 2007 through June 13, 2007, no comparative income tax rate reconciliation is included for its income tax expense.

		For the period
	For the year	June 14, 2007
	ended	through
	December 31,	December 31,
	2008	2007
Loss before taxes and minority interest in income of subsidiary	$(97,170,963)	$(4,899,067)

Income tax benefit applying United States federal statutory rate	$(33,038,127)	$(1,665,683)

Permanent differences
Impairment charge	18,057,445	—
Other	134,060	(91,603)
Increase in valuation allowance	12,478,941	2,576,446
Rate difference between United States federal statutory rate and Netherlands statutory rate	355,136	—
Income tax benefit eliminated by IRS Section 382 limitation	—	(762,012)
Other	(194,961)	(57,148)

Income tax benefit recorded	$(2,207,507)	—

At the time of the reverse merger transaction and resulting change in control, the Company had accumulated approximately $75,000,000 in tax loss carryforwards. As a result of the change in control, the Company will be limited in the amount of loss carryforwards that it may apply to its taxable income in any tax year. These net losses expire from 2012 through 2028. To the extent the Company is able to utilize available tax loss carryforwards that arose from operations in tax years prior to September 26, 2003, any benefit realized will be credited to additional paid in capital.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December	December 31,
	31, 2008	2007
Deferred tax assets
Net operating loss carryforwards	$22,551,486	$11,176,327
Net operating loss carryforward recorded by foreign subsidiary	923,988	—
Stock options	1,186,205	808,242
Inventories	729,808	—
Accounts receivable	33,435	—
Accrued liabilities	217,441	—
Other	—	44,435

Total deferred tax assets	25,642,362	12,029,003
Less: valuation allowance	(24,507,944)	(12,029,003)

Net deferred tax assets	$1,134,418	$—

Deferred tax liabilities
Derivatives	$(96,879)	$—
Intangible assets	(2,414,831)	—
Total deferred tax liabilities	(2,511,710)	—

Net deferred tax liabilities	$(1,377,292)	$—

At December 31, 2008, the Company had the following operating income tax loss carryforwards available to offset future income taxes, subject to expiration:

	United States	The Netherlands
	Income Tax Loss	Income Tax Loss
Year of Expiration	Carryforwards	Carryforwards
2012	$2,293,432	$—
2016	—	3,695,951
2018	2,293,432	—
2019	2,293,432	—
2020	2,293,432	—
2021	2,293,432	—
2022	2,293,432	—
2023	2,293,432	—
2024	2,293,432	—
2025	2,293,432	—
2026	2,293,432	—
2027	9,937,230	—
2028	33, 456,349	—

Total	$66,327,899	$3,695,951

Prior to entering into the Exchange Agreement, all operations of LED Holdings were carried through a limited liability corporation (“LLC”). As a result, all income taxes related to the income of LED Holdings business for the period June 14, 2007 through October 3, 2007 is passed through to the LED Holdings members. As the income taxes payable or recoverable related to the operations of LED Holdings was passed through to its stockholders, the Company has not recorded a tax provision for either current or deferred taxes during this period. The Company has also not included in the table above any tax loss carryforwards or the offset of any taxable income against such tax loss carryforwards, related to the operation of its business for the period June 14, 2007 through October 3, 2007.
NOTE 11: RELATED PARTY TRANSACTIONS
Pegasus Capital
As disclosed in Note 8 above, Pegasus IV has provided a guarantee of the demand line of credit the Company has obtained from BMO. As consideration for providing the guarantee, the Company has agreed to pay Pegasus IV a transaction fee equal to (x) 1% of the average daily outstanding principal amount and accrued but unpaid interest under the line of credit during the period beginning on the date the credit facility is established through the date the credit facility is repaid in full or otherwise discharged (the “Credit Facility Period”) multiplied by (y) the quotient equal to the number of days in the Credit Facility Period divided by 365 days. In connection with the closing of the line of credit, the Company paid Pegasus Capital $100,000, pursuant to the Side Letter Agreement dated July 25, 2008, to reimburse Pegasus Capital for the fees and expenses it incurred with respect to the Guaranty and line of credit. During the year ended December 31, 2008, the Company recorded as interest expense guarantee and transaction fee expenses related to Pegasus IV’s guarantee of the BMO facility in the amount of $669,560.
In connection with the acquisition of LPBV, the Company paid $400,000 to an affiliate of Pegasus Capital for expenses incurred in performing certain due diligence and other activities. These costs have been reflected in the transaction fees associated with the acquisition.
As noted in Note 8 above, in December 2008, the Company borrowed a total of $2,000,000 from Pegasus Partners IV and three of its executives, including its Chief Executive Officer. In exchange, the Company issued promissory notes to Pegasus IV and the three executives that are unsecured and bear interest at 8% per annum. The notes mature on July 31, 2009.
Loans from Directors and Officers
During the first and second quarters of 2005, members of the board of directors and certain officers of a predecessor company (the “Lender” or “Lenders”) agreed to loan the predecessor company an aggregate of $476,000 on a short-term basis. A portion of the compensation under the terms of the notes issued by the predecessor company to each Lender required the Company to issue warrants to the Lenders for a total of 23,800 shares of common stock to be purchased at an exercise price of $30.00 per share.
In December 2006, the predecessor company offered to adjust the price of the warrants issued to the Lenders to $6.00 per share if the Lenders agreed to exercise the warrants currently. If the warrants were not exercised currently, the exercise price would remain $30.00 per share. At December 31, 2007, 15,800 warrants had been exercised. The Company recorded the then fair value of the unexercised warrants on the consolidated balance sheet with the change in such fair value being recorded in other income (expense) in the consolidated statements of operations.
NOTE 12: PREFERRED STOCK
Private Placement with Institutional and Accredited Investors
On May 12, 2005, a predecessor company closed on a private placement with a group of institutional and accredited investors, including certain officers and directors of the predecessor company, for the sale of 2,260,966 shares of the predecessor company’s 6% Convertible Preferred Stock (the “6% Convertible Preferred Stock”) along with warrants to purchase additional shares of the predecessor company’s common stock. The 6% Convertible Preferred Stock was priced at $3.20 per share, and the predecessor company received proceeds of $7,235,086 of which $276,000 represented conversion of officer and board member loans and $24,086 represented accrued interest and commitment fees thereon. Initially, each share of 6% Convertible Preferred Stock is convertible at any time at the election of the holder at $16.00 per share into common stock, subject to full ratchet anti-dilution adjustments.
During the year ended December 31, 2008 and the period from October 4, 2007 through December 31, 2007, 18,750 and 160,001 shares of 6% Convertible Preferred Stock were converted by the holders to common stock of the Company, respectively. At December 31, 2008, 196,902 shares of 6% Convertible Preferred Stock remained outstanding.
The 6% Convertible Preferred Stock ranks ahead of the common stock of the Company upon liquidation of the Company. The 6% Convertible Preferred Stock also ranks ahead of the common stock with respect to the payment of dividends. The 6% Convertible Preferred Stock ranks pari passu with the Series B Preferred Stock and the Series C Preferred Stock with respect to liquidation preference and the payment of dividends. The dividend rate on the 6% Convertible Preferred Stock is $3.84 per share per annum (6% effective yield) and such dividends are fully cumulative, accruing, without interest, from the date of original issuance of the 6% Convertible Preferred Stock through the date of redemption or conversion thereof. The Company must redeem any outstanding 6% Convertible Preferred Stock on May 10, 2010.
Initially, the warrants were issued to the purchasers of the 6% Convertible Preferred stock and were exercisable at the election of the holder into a total of approximately 339,150 shares of common stock at an initial exercise price of $19.20 per share (also subject to adjustment pursuant to anti-dilution provisions) on either a cash or cashless exercise basis. The warrants expire five years from the date of issuance.
On June 6, 2006, the predecessor company agreed to amend the terms of the then outstanding 6% Convertible Preferred Stock and the warrants issued to purchasers of the 6% Convertible Preferred Stock. The predecessor company agreed to adjust the conversion price of the 6% Convertible Preferred Stock then outstanding to $10.00 per common share compared to the original conversion price of $16.00 per common share. This adjustment resulted in an increase in the total number of shares of common stock that may be required to be issued by the predecessor company in the future to holders of the 6% Convertible Preferred Stock to approximately 661,009 shares. The predecessor company also agreed that, at December 31, 2006, it would further adjust the conversion price of the then outstanding 6% Convertible Preferred Stock to $6.00 per common share from the current exercise price of $10.00 if the then current market price of the predecessor company’s common stock (as defined in the agreement) was less than $10.00 per common share. As the current market price did not exceed $10.00 per share at December 31, 2006, the conversion price of the outstanding 6% Convertible Preferred Stock was further adjusted to $6.00 per common share at December 31, 2006, the total number of shares of common stock that may be required to be issued by the Company also increased from approximately 661,009 common shares to approximately 1,101,690. The predecessor company has filed a registration statement with the Securities and Exchange Commission covering the approximately 1,101,690 shares that may be required to be issued. The registration statement was declared effective on July 14, 2006.
On June 6, 2006, the predecessor company also agreed to amend the terms of the warrants issued to the purchasers of the 6% Convertible Preferred Stock. The predecessor company agreed to immediately adjust the exercise price of the approximately 339,150 outstanding warrants from $19.20 per common share to $6.00 per common share. The adjustment of the terms of these warrants does not change the total number of common shares that the predecessor company may be required to issue in the future to holders of the warrants. During the year ended December 31, 2008 and during the period June 14, 2007 through December 31, 2007, 5,860 and no warrants were exercised, respectively.
Pursuant to SFAS No. 133 and EITF No. 00-19, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 6% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 6% Convertible Preferred Stock and totaled $94,607 and $(424,456) for the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007, respectively. The accretion of the discount is negative due to a net conversion of 6% Convertible Preferred stock by the holders during the period June 14, 2007 through December 31, 2007.
The following table presents the change in the fair value of the derivatives as disclosed in the Company’s 2008 and 2007 consolidated balance sheet:

		Period June 14,
	Year Ended	2007 through
	December 31,	December 31,
	2008	2007
Fair value of liability for derivative contracts, beginning of period	$1,007,600	$—
Fair value of derivative liability assumed through the reverse merger with LSG	—	1,903,107

Adjustment to fair value of current derivative contacts during the period, recorded in other income (expense) during the period	(511,489)	(357,461)

Less allocation of fair value of derivative liability to additional paid-in capital on conversion or exercise of derivative instruments	(492,457)	(538,046)

Fair value of liability for derivative contracts, end of period	$3,654	$1,007,600

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate. The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of December 31, 2008 are as follows:

		Embedded Conversion
		Feature Associated With
		The 6% Convertible
	Warrants	Preferred Stock
Exercise/Conversion Price	$6.00	$6.00

Fair Value of the Company’s Common Stock	$0.37	$0.37

Expected life in years	1.4	1.4

Expected volatility	75%	75%

Expected dividend yield	0.0%	0.0%

Risk free rate	0.48%	0.48%

Calculated fair value per share	$0.04	$0.04
The 6% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 — “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and would also qualify as “Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer” as defined by Accounting Series Release (“ASR”) No. 268 — “Redeemable Preferred Stocks.” The conversion feature associated with the 6% Convertible

Preferred Stock is not a nonsubstantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 6% Convertible Preferred Stock separate from stockholders’ equity.
NOTE 13: STOCKHOLDERS’ EQUITY
Acquisition of LPBV
On April 22, 2008, the Company issued 4,632,000 shares of common stock to settle, in part, its purchase price of the 100% interest in LPBV. The common stock issued to the selling stockholders of LPBV has been recorded at $22,233,600. Seventy-five percent of the common stock issued to the selling stockholders of LPBV is subject to a lock-up agreement for up to one-year subsequent to the issue date.
March 2007 Private Placement
On March 9, 2007, a predecessor company completed a private placement with a group of accredited investors for net proceeds of $3.6 million. The predecessor company issued approximately 666,663 shares of common stock at a price of $6.00 per share. The predecessor company also issued approximately 500,000 A Warrants for the purchase of common stock to the investor group. The warrants have an exercise price of $7.00 per share and have a term of five years. The predecessor company also issued approximately 666,663 B Warrants for the purchase of additional shares of common stock. Each B Warrant is comprised of one share of common stock and 0.75 A Warrants for the purchase of common stock. The exercise price of each B Warrant is $6.00 per unit. These B Warrants can be exercised by the holder at any time up to the 90th trading day after the effective date of a registration statement that was filed by the predecessor company to register the common stock issued to the investors on March 9, 2007. The Registration statement was declared effective by the SEC on June 28, 2007. Therefore, all B Warrants were required to be exercised by the holder on or before November 5, 2007. On October 4, 2007, at the date of the Exchange Agreement, 89,851 B Warrants were outstanding.
During the period October 4, 2007 through December 31, 2007, the holders of approximately 79,667 B Warrants exercised such warrants. On November 5, 2007, 10,184 B Warrants expired unexercised. During the year ended December 31, 2008 and for the period from October 4, 2007 through December 31, 2007, no A Warrants were exercised. At December 31, 2008, approximately 722,362 A Warrants were outstanding.
Series B Preferred Stock
On October 4, 2007, LSG issued 2,000,000 shares of Series B Preferred Stock as partial consideration for the assets of LED Holdings pursuant to the Exchange Agreement. Shares of Series B Preferred Stock are convertible at any time at the option of the holder, at a conversion price equal to $5.650166808 per share of common stock. The conversion price is subject to adjustment for subsequent stock splits, stock dividends and similar events and subject to certain anti-dilution adjustments.
Each share of Series B Preferred Stock is entitled to 3.5 votes for each share of common stock into which it is convertible. Shares of Series B Preferred Stock are entitled to a liquidation preference over other classes of our capital stock except the 6% Convertible Preferred Stock, in which case the Series B Preferred Stock is pari passu. The liquidation preference per share is equal to the purchase price of the Series B Preferred Stock plus dividends, which accrues at the rate of 6% per annum. The liquidation right and preference is applicable in the event of our liquidation, a merger of our Company with or into another entity or the sale by us of all or substantially all of our business or operating assets. The holders of at least a majority of the outstanding Series B Preferred Stock have the right to purchase up to an aggregate of $10 million of the Company’s common stock, for cash, in one or more transactions at a 15% discount to the average closing price of the Company’s common stock for the thirty consecutive trading days immediately preceding the date of the purchase or purchases.
In April 2008, the holder of the Series B Preferred Stock exercised its right to purchase additional common stock of the Company. The holder purchased 2,083,333 shares of common stock of the Company for gross proceeds of $10 million. The Company negotiated a reduction in the discount to market from 15% to approximately 5% for the transaction.
Series C Preferred Stock
On December 31, 2008, the Company issued 251,739 shares of its Series C Preferred stock to settle outstanding amounts due to two law firms representing the Company. The Series C Preferred Stock is not convertible and is senior to the Common Stock and pari passu with the 6% Convertible Preferred Stock and the Series B Preferred Stock of the Company. Dividends may be declared and paid on the Series C Preferred Stock as determined by the Board of Directors. Each holder of shares of Series C Preferred Stock is entitled to 15 votes per share of Series C Preferred Stock held on any matter in which holders of Common Stock may vote. Upon the dissolution, liquidation or deemed change of control of the Company or the repurchase of any shares of Series C Preferred Stock, holders of Series C Preferred Stock would be entitled to a liquidation preference in the amount of the purchase price of the Series C Preferred Stock plus an amount accruing at the rate of 8% per annum on the purchase price.
The Company also issued to the holders of the Series C Preferred stock warrants to purchase a total of 3,776,078 shares of common stock. The warrants are exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock and have an exercise price of $.85 per share. The warrants will have a term of five years from such vesting date.
Subsequent to December 31, 2008, the 251,739 shares of Series C Preferred stock and the related warrants were acquired by Pegasus IV from the two law firms.
Equity Based Compensation Plan
Effective September 1, 2005, a predecessor company implemented the Lighting Science Group Corporation 2005 Equity-Based Incentive Compensation Plan (the “2005 Plan”). Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the “Code”), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company’s stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.
On December 31, 2008, there were 886,167 stock options outstanding. No options were exercised during the year ended December 31, 2008 or during the period from October 4, 2007 through December 31, 2007. The fair value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility, 5) expected dividend yield and 6) the risk-free interest rate. The Company utilized the following assumptions in estimating the fair value of the options granted under the Plan:

Exercise price	$17.40 - $6.00

Fair market value of the underlying stock on date of grant	$8.20 - $3.00

Option term	3.0 years – 7.0 years

Vesting term	2.0 to 4.0 years

Estimated volatility	75%

Expected dividend yield	0.0%

Risk free rate	5.25% - 3.75%

Calculated fair value per share	$8.20 - $3.00

As noted previously, the Black-Scholes model was not developed for use in valuing employee stock options, but was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option pricing model may not provide a reliable estimate of the fair value of employee stock options. For purposes of this calculation, the Company has utilized the simplified method specified in Staff Accounting Bulletin No. 107 for estimating the expected life in years of the options. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company has estimated volatility of its stock based on the historical volatility of the Company’s common stock. The Company has estimated the future volatility of its common stock based on the actual volatility of its common stock over the past year.
A summary of the option awards that were outstanding under the Company’s 2005 Plan as of December 31, 2008 and the changes for the year ended December 31, 2008 is presented below:

		Weighted
		Average
Stock Options	Underlying Shares	Exercise Price
Outstanding and exercisable, June 14, 2007	—	$—

Options assumed on the reverse merger with LSG	267,667	$7.80

Granted during the period	—	$—

Exercised during the period	—	$—

Forfeited during the period	—	$—

Outstanding and exercisable, December 31, 2007	267,667	$7.80

Granted during the year	729,000	$4.90

Exercised during the year	—	—

Forfeited during the year	(101,000)	$(4.90)

Outstanding, December 31, 2008	895,667	$5.77

Exercisable at December 31, 2008	267,667	$7.83

Options expected to vest	628,000	$4.90

Weighted average fair value of options granted during the year ended December 31, 2008		$2.77

The intrinsic value of the outstanding stock options was $- at December 31, 2008. The Company recorded stock option expense of $2,050,187 and $93,159 for the year ended December 31, 2008 and the period June 14, 2007 through December 31, 2007, respectively. At December 31, 2008, the average remaining term for outstanding stock options is 3.6 years. At December 31, 2008, the average remaining term for outstanding vested stock options is 1.6 years. On October 4, 2007, all remaining outstanding unvested stock options vested with the change in control resulting from the consummation of the Exchange Agreement.
As of December 31, 2008, there was a total of $1,130,409 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years.

Restricted Stock Agreements
In August 2007, a predecessor company entered into a restricted stock agreement with one of its executives under which it may be required to issue up to 250,000 shares of common stock. The restricted stock vests as follows: (i) 25% on award date and (ii) 25% on each anniversary date of the grant. The Company valued the restricted stock grant at $2,650,000, being the value of the shares on the day the agreement was completed. The total cost of the restricted stock grant will be recognized in the statement of operations over an estimated period of 2.5 years. In the first quarter of 2009, the executive’s employment with the Company was terminated. The Company and the executive are currently negotiating the terms of the executive’s termination. For the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007, the Company recorded compensation expense related to this restricted stock award of $386,458 and $938,542, respectively.
In April 2008, the Company issued restricted stock awards to certain of its management staff for a total of 841,250 shares of common stock. The restricted stock awards will vest as follows: (i) 33% of the total awarded shares shall vest on the first date after the grant date that the Company’s “Recognized Revenue” equals $50 million, (ii) 34% of the awarded shares shall vest on the first date after the grant date that the Company’s Recognized Revenue is greater than $115 million and (iii) 33% of the awarded shares shall vest on the first day after the grant date that the Company’s Recognized Revenue is greater than $150 million. In any event, all outstanding restricted stock awards will vest on the third anniversary of the grant date. For purposes of the vesting schedule, Recognized Revenue is defined as the cumulative gross revenue generated by (i) sales of products that have been delivered to customers of the Company or one of its subsidiaries, or (ii) licensing of the technology developed by the Company or one of its subsidiaries, since January 1, 2008. For the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007, the Company recorded compensation expense related to these restricted stock awards of $934,720 and $ -, respectively.
The following table presents the activity of the restricted stock grants made by the Company during the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007:

		Weighted
		Average
		Grant Date
Non-vested restricted stock	# of shares	Fair Value
Non-vested restricted stock, June 14, 2007	—	$0.00
Restricted stock grants assumed upon reverse merger	187,500	$10.60
Granted	—	$0.00
Vested	—	$0.00
Cancelled	—	$0.00

Non-vested restricted stock, December 31, 2007	187,500	$10.60

Granted	841,250	$4.90
Vested	(62,500)	$(10.60)
Cancelled	—	—

Non-vested restricted stock, December 31, 2008	966,250	$5.64

The fair value of the restricted stock that vested during the year was approximately $241,000.

Warrants for the Purchase of Common Stock
At December 31, 2008, the Company has issued the following warrants for the purchase of common stock:

		No. of
	Reason for	Common	Exercise	Expiration
Warrant Holder	Issuance	Shares	Price	Date
Investors in March 2007 Private Placement (Note 13)	March 2007 Private Placement A Warrants	722,362	$7.00	March 9, 2012 to June 29, 2012
Pegasus IV (Note 8)	Guarantee of BMO line of credit	942,857	$7.00	July 25, 2013
Line of Credit Guarantors	Financing guarantees	121,375	$6.00	September 22, 2011 through March 31, 2012
6% Convertible Preferred stockholders (Note 12)	Private Placement	232,504	$6.00	May 10, 2010
The Equity Group	Consulting services	37,500	$16.00	February 10, 2010
ICurie	Marketing Agreement	6,250	$6.40	September 13, 2011
Officers and Directors	Bridge Financing	8,000	$30.00	April 20, 2010
ABM Industries Inc.	Marketing services	57,500	$8.00 - $10.40	July 31, 2009 to December 31, 2009

Total		2,128,348

At December 31, 2008, all warrants shown in the table above are fully vested.
Pursuant to the issue of the Series C Preferred stock, the Company issued to the holders of the Series C Preferred stock warrants to purchase a total of 3,776,078 shares of common stock. The warrants are exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock and have an exercise price of $.85 per share. The warrants will have a term of five years from such vesting date.
NOTE 14: INTERNATIONAL SALES
For the year ended December 31, 2008 and for the period June 14, 2007 through December 31, 2007 and for the period January 1, 2007 through June 13, 2007, the Company and LED Effects, respectively, have determined that the United States and the Netherlands were the only regions from which the Company had in excess of 10% of revenue. At December 31, 2008 and 2007, the United States and the Netherlands were the only two regions that had in excess of 10% of revenue. The following tables set out the total revenue and total assets of the geographical region:

			LED
			Effects for
			the period
			January 1,
	LSG for the	LSG for the period	2007
	year ended	June 14, 2007	through
	December 31,	through December	June 13,
Revenue by Geographical Region	2008	31, 2007	2007
United States	$10,165,476	$4,564,949	$3,595,357
The Netherlands	2,623,873	—	—
Other	7,969,244	51,162	79,775

	$20,758,593	$4,616,111	$3,675,132

	December 31,	December 31,
Total Assets by Geographical region	2008	2007
United States	$39,136,026	$72,803,664
The Netherlands	9,866,344	—
Other	550,897	782,587

	$49,553,267	$73,586,251

NOTE 15: COMMITMENTS AND CONTINGENCIES
Lease Commitments
At December 31, 2008, the Company has the following commitments under operating leases for property and equipment for each of the next five years:

Year	Amount
2009	$1,077,152
2010	1,011,258
2011	928,783
2012	574,919
2013	11,726
Thereafter	—
During the year ended December 31, 2008 and during the period June 14, 2007 through December 31, 2007, the Company incurred rent expense of approximately $1,082,620 and $264,700. During the period January 1, 2007 through June 13, 2007, LED Effects incurred rent expense of approximately $27,700.
Agreements with Contract Manufacturers
The Company currently depends on a small number of contract manufacturers to manufacture its products. If any of these contract manufacturers were to terminate their agreements with the Company or fail to provide the required capacity and quality on a timely basis, the Company may be unable to manufacture and ship products until replacement contract manufacturing services could be obtained.
Legal Action
On February 19, 2008, Philips Solid-State Lighting Solutions, Inc. (“Philips”) filed a civil lawsuit in the United States District Court for the District of Massachusetts (“Massachusetts I”) against: (i) the Company; (ii) LED Holdings; and (iii) LED Effects, Inc. Philips Solid-State Lighting Solutions, Inc., et al. v. Lighting Science Group Corporation et al., U.S. District Court, District of Massachusetts, Civil Action No. 1:08-cv-10289. The lawsuit alleges that the defendants have infringed five (5) related patents all formerly owned by Color Kinetics, Inc., a company acquired by Philips’ parent, Koninklijke Philips Electronics N.V., in August 2007. The asserted patents are all directed to the use of light emitting diodes to produce different colors of light. The complaint did not specify any particular accused products. The lawsuit seeks injunctive relief and unspecified compensatory damages and attorneys’ fees for the alleged patent infringement. In September 2008, Philips specifically alleged infringement of one or more claims of the patents by twenty-six (26) Company products originating out of LED Effects which utilize red, green and blue light emitting diodes to produce various colors of light and one version of the EYELEDS product which has not yet been sold in the United States. The twenty-six (26) accused Company products have not and do not represent a significant portion of the Company’s revenues.
On March 7, 2008, the Company and LED Effects filed a complaint in Sacramento, California Superior Court (“California I”) against Koninklijke Philips Electronics N.V., Philips Electronics North America Corporation and Philips Solid-State Lighting Solutions, Inc. as successor to Color Kinetics Inc. (collectively, “Philips Electronics”). Lighting Science Group Corporation, et al. v. Koninklijke Philips Electronics, N.V., et al., Superior Court of the State of California, County of Sacramento, Case Number 34-2008-00005454. The complaint alleges breach of the covenant of good faith and fair dealing, breach of fiduciary duty, intentional interference with economic relationship, negligent interference with economic relationship, violation of Business & Professions Code § 17200, and misappropriation of trade secrets by Philips Electronics. The complaint requests injunctive and monetary relief. The Complaint was amended on March 19, 2008 to add LED Holdings as a plaintiff. Philips Electronics removed the matter to federal court in the Eastern District of California, whereupon the Company filed a motion for remand to state court. On June 3, 2008, the federal court remanded the case back to California Superior Court.
On April 18, 2008, Philips amended its complaint in the Massachusetts I action to add Philips Electronics as a plaintiff and to assert declaratory judgment claims which, for the most part, are mirror images of the claims made in the California I action. The District Court in the Massachusetts I action has ordered that the patent issues proceed and Philips’ declaratory judgment counterclaims be stayed.
On July 9, 2008, the Company, LED Effects and LED Holdings answered the amended complaint in the Massachusetts I action and asserted counterclaims that they do not infringe, the patents are invalid, the patents are unenforceable due to inequitable conduct before the Patent Office, and other defenses.
On September 23, 2008, after receiving a letter from Philips asserting infringement of two patents that were not asserted in Massachusetts I, the Company filed a declaratory judgment action in the United States District Court for the Eastern District of California (“California II”) seeking to declare U.S. Patent No. 7,250,774 owned by Philips invalid and not infringed. Lighting Science Group Corporation v. U.S. Philips Corporation and Koninklije Philips Electronics N.V., U.S. District Court, Eastern District of California, Civil Action No. 2:08-cv-2238.
On September 26, 2008, Philips filed a complaint in the United States District Court for the District of Massachusetts (“Massachusetts II”) alleging that the Company infringes U.S. Patent No. 6,697,448 directed to the use of light emitting diodes to produce different colors of light and previously owned by Color Kinetics, Inc. and U.S. Patent No. 7,250,774 directed to a luminaire structure. Philips Solid-State Lighting Solutions, Inc., et al. v. Lighting Science Group Corporation, et al., U.S. District Court, District of Massachusetts, Civil Action No. 1:08-cv-11650. The complaint does not specify the products accused of infringement. The Company moved, in part, to dismiss, transfer or stay the Massachusetts II action in favor of the California II action. Philips moved to consolidate the Massachusetts II action with the Massachusetts I action.
On October 7, 2008, the Superior Court in California I issued a preliminary injunction against Philips Solid State Lighting Solutions, Inc., Koninklijke Philips Electronics N.V. and Philips Electronics North America Corporation (collectively “Philips”) preventing Philips from using or relying on any confidential or trade secret information obtained from LSG. In granting the motion for a preliminary injunction sought by LSG, the court found that LSG was “likely to prevail on the merits” in its action pending against Philips.
On December 1, 2008, Philips moved to dismiss or transfer the California II action. On February 3, 2009, the California II action was dismissed in favor of the Massachusetts II action proceeding.

On January 16, 2009, Philips filed a cross-complaint in the California I action against plaintiffs alleging six claims: (i) breach of contract, (ii) intentional interference with contract, (iii) intentional interference with contract with respect to the Times Square Ball project, (iv) misappropriation of trade secrets, (v) unfair competition, and (vi) declaratory relief. The Company has filed its answer.
On February 9, 2009, in the Massachusetts I action, the Court consolidated proceedings regarding U.S. Patent No. 6,697,448 with the Massachusetts I action, leaving only U.S. Patent No. 7,250,774 directed to a luminaire structure in the Massachusetts II action. The Company has filed its answer and counterclaims. A motion by the Company to stay the Massachusetts II action while the Massachusetts I action goes forward is presently before the Court.
Discovery has been proceeding in the California I and Massachusetts I actions. In the California I action, Philips was sanctioned for failure to properly respond to discovery requests and Philips paid the Company $5,000.
Various discovery and procedural motions are pending in the California I action and the Massachusetts I action.
On March 17, 2009, the Company and Philips entered into a Stay Agreement to stay all the pending actions for thirty (30) days in order to facilitate settlement discussions. The stay was subsequently extended to July 15, 2009.
The Company intends to vigorously pursue its claims against Philips and to vigorously defend the claims asserted by Philips if a settlement cannot be reached. The Company is not able to estimate the amount of any loss that may be incurred upon the resolution of this action.
Other Contingencies
From time to time, the Company may become involved in lawsuits or other legal proceedings through the ordinary course of operating its business. The Company does not believe these actions will have a material effect on its consolidated financial statements.
NOTE 16: SUBSEQUENT EVENTS
Borrowing under Promissory Notes
In February 2009, the Company signed a promissory note agreement with Pegasus IV that would allow the Company to borrow up to $7.0 million in aggregate (the “February Note”). The February Note matures on June 30, 2009 and bears interest at 8% per annum. As a condition to entering into the February Note, Pegasus IV and the Company entered into a letter agreement dated February 13, 2009 between the Company and Pegasus IV (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement and the February Note, the Company agreed to use its best efforts to conduct a rights offering during the second fiscal quarter of 2009 (the “Offering”) for preferred or common stock of the Company, the net proceeds of which would raise at least $30 million. The February Note and the Letter Agreement require that any net cash proceeds of an offering generally be applied to the payment of: (i) the unpaid principal amount of the February Note, together with accrued interest thereon; (ii) the unpaid principal amount of the Company’s outstanding unsecured bridge loans, together with accrued interest thereon; (iii) the anticipated cash needs of the Company during 2009, net of other available financings; and (iv) the Company’s outstanding borrowings that are guaranteed by Pegasus Capital or an affiliate of Pegasus Capital.
In April and May 2009, the Company signed additional promissory note agreements (the “Additional Promissory Notes”) with Pegasus IV that would allow the Company to borrow up to $2.0 million and $0.5 million in the aggregate, respectively. The Additional Promissory Notes mature on May 15, and May 31, 2009, respectively, and bear interest at a rate of 8% and 14% per annum, respectively. As a condition to entering into the Additional Promissory Notes, Pegasus IV and the Company agreed that such notes would be subject to the Letter Agreement as noted above.

Convertible Note Issuance
On May 15, 2009, the Company entered into a convertible note agreement (the “Convertible Note”) for approximately $31.6 million with Pegasus IV. Pursuant to the Convertible Note, the Company borrowed approximately $13.2 million on May 15, 2009 and may borrow an additional $18.5 million on or after May 29, 2009. Interest on any outstanding principal balance under the Convertible Note accrues at the rate of 14% per annum. All principal and accrued interest on the Convertible Note is due on the earlier of (a) July 31, 2009 or (b) the date the Offering is consummated (the “Closing Date”). However, if the registration statement for the Offering is declared effective by the SEC prior to July 31, 2009, the maturity date would be extended until the Closing Date, but in no event will the maturity date be later than September 3, 2009. The Convertible Note may not be prepaid and is immediately due and payable upon the Company’s failure to pay any of its material debts when due.
The proceeds of the borrowings on the Convertible Note were generally used to: (a) pay in full the $1.95 million note granted to Pegasus IV in December 2008, together with accrued interest thereon, (b) pay in full the February Note, together with accrued interest thereon, (c) pay in full the Additional Notes, together with accrued interest thereon, and (d) pay outstanding principal amounts under the BMO line of credit. Further, so long as any amounts remain outstanding under the Convertible Note, the Company must obtain the prior written consent of Pegasus IV prior to borrowing more than $5.0 million in the aggregate pursuant to the BMO line of credit.
The Convertible Note amends the terms of the Offering and provides that: (a) the Offering would consist of the offering of at least 38,916,295 units at $1.006 per unit, (b) each unit would consist of 1.006 shares of newly designated Series D Non-Convertible Preferred Stock and a warrant to purchase one share of the Company’s common stock at an exercise price of $6.00 (the “Unit”), and (c) the Company must use its reasonable best efforts to cause the registration statement for the Offering to be declared effective by the SEC on or before July 31, 2009. Pegasus IV would also have the right to acquire any units not otherwise subscribed for pursuant to the terms of the Offering.
On the Closing Date, each $1.006 of outstanding principal and interest on the Convertible Note would automatically convert into one Unit in the Offering, and the Company would be released from all liability in respect of the repayment of principal and interest. Additionally, the Convertible Note provides Pegasus IV with the option to convert all or a portion of the outstanding principal and interest on the Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash	$417,251	$254,538
Accounts receivable, net of allowance for doubtful accounts	7,067,402	6,633,888
Inventories, net of allowance	12,913,613	12,202,774
Deferred income tax	838,637	671,782
Prepaid expenses and other current assets	323,482	1,517,690

Total current assets	21,560,385	21,280,672

PROPERTY AND EQUIPMENT, net	3,512,823	3,630,888

OTHER ASSETS
Intangible assets, net	15,923,110	17,452,632
Goodwill	7,090,253	6,799,962
Other long-term assets	419,331	389,113

Total other assets	23,432,694	24,641,707

TOTAL ASSETS	$48,505,902	$49,553,267

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Short-term debt	$40,010,781	$22,206,713
Current portion of long-term debt	1,847,448	2,362,540
Accounts payable	11,253,284	6,419,248
Accrued expenses	5,028,164	4,163,156
Unearned revenue	1,727,362	1,001,704

Total current liabilities	59,867,039	36,153,361

OTHER LIABILITIES
Long-term debt, less current portion	223,252	96,443
Deferred income taxes	1,746,202	2,049,074

Total other liabilities	1,969,454	2,145,517

TOTAL LIABILITIES	61,836,493	38,298,878

COMMITMENTS AND CONTINGENCIES

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 196,902 shares issued and outstanding, liquidation value of $630,086	522,022	459,532

STOCKHOLDERS’ EQUITY (DEFICIT)
Series B Preferred Stock, $.001 par value, 2,000,000 shares authorized, issued and outstanding. Liquidation value $16,371,294 (2008 - $16,132,619)	2,000	2,000
Series C Preferred Stock, $.001 par value, 251,739 shares authorized, issued and outstanding. Liquidation value $3,272,980 (2008 - $3,209,666)	252	252
Common stock, $.001 par value, 495,000,000 shares authorized, 29,286,089 (2008 - 28,985,897) shares issued and outstanding	29,287	28,986
Additional paid-in-capital	114,605,062	112,505,607
Accumulated deficit	(127,817,280)	(99,865,725)
Accumulated other comprehensive loss	(671,934)	(1,876,263)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(13,852,613)	10,794,857

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$48,505,902	$49,553,267

The accompanying notes are an integral part of these statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$5,922,866	$5,285,186	$14,268,971	$7,429,244
Cost of goods sold	4,035,796	4,238,063	11,165,974	5,947,221

Gross margin	1,887,070	1,047,123	3,102,997	1,482,023

Operating expenses:
Sales and marketing	1,711,040	1,356,050	3,526,290	2,558,781
Operations	4,410,437	1,991,662	8,574,443	3,208,842
General and administrative	5,646,117	5,564,739	13,633,494	9,288,214
Depreciation and amortization	1,475,443	866,202	2,873,467	1,326,044

Total operating expenses	13,243,037	9,778,653	28,607,694	16,381,881

Loss from operations	(11,355,967)	(8,731,530)	(25,504,697)	(14,899,858)

Other income (expense)
Interest income	898	45,299	898	126,549
Interest expense	(1,420,269)	(66,934)	(2,340,746)	(78,672)
Other, net	(160,447)	(135,041)	(279,720)	92,800

Total other income (expense)	(1,579,818)	(156,676)	(2,619,568)	140,677

Loss before income tax benefit	(12,935,785)	(8,888,206)	(28,124,265)	(14,759,181)

Income tax benefit	(81,271)	(82,362)	(172,710)	(82,362)

Net loss attributable to common stock	(12,854,514)	(8,805,844)	(27,951,555)	(14,676,819)

Items included in comprehensive loss
Foreign currency translation gain	1,967,607	45,109	1,204,329	54,799

Net comprehensive loss	$(10,886,907)	$(8,760,735)	$(26,747,226)	$(14,622,020)

Net loss per weighted average common share:
- Basic and diluted	$(0.44)	$(0.32)	$(0.96)	$(0.60)

Weighted average shares outstanding:
- Basic and diluted	29,227,023	27,184,388	29,122,885	24,598,925

The accompanying notes are an integral part of these statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2009	2008
OPERATING ACTIVITIES
Net loss attributable to common stock	$(27,951,555)	$(14,676,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation expense:
Expenses paid by issuance of common stock	802,199	360,000
Stock option and restricted stock compensation expense	1,297,557	428,254
Accretion of 6% Convertible Preferred Stock redemption value	62,490	31,110
Fair value adjustment to liabilities under derivative contracts	2,731	(373,896)
Loss on disposal of property and equipment	28,815	—
Deferred income tax	(335,959)	(82,362)
Depreciation and amortization	2,873,467	1,326,044

Changes in operating assets and liabilities:
Accounts receivable	(433,514)	(1,482,732)
Inventories	(697,494)	(3,615,121)
Prepaid expenses and other assets	1,163,990	(3,643,136)
Accounts payable	4,834,036	4,058,457
Accrued expenses and other liabilities	862,277	4,089,309
Unearned revenue	725,658	362,686

Net cash used in operating activities	(16,765,302)	(13,218,206)

INVESTING ACTIVITIES
Purchase of net assets of Lighting Partner BV (includes cash payment of $5,000,000 and closing costs of $1,190,000)	—	(6,190,000)
Purchase of property and equipment	(694,552)	(629,660)

Net cash used in investing activities	(694,552)	(6,819,660)

FINANCING ACTIVITIES
Repurchase of common stock pursuant to reverse stock split	—	(1,795)
Proceeds from draws on line of credit and other short-term borrowings	128,480	767,332
Payment of amounts due under line of credit and other short-term borrowings	(12,024,580)	—
Proceeds from issuance of promissory notes	29,699,999	—
Payments of amounts due under promissory notes	(7,500)	—
Payment of short and long-term debt	(396,831)	—
Proceeds from exercise of common stock warrants, net of related costs	—	597,666
Proceeds from private placement, net of costs	—	10,000,000

Net cash provided by financing activities	17,399,568	11,363,203

Effect of exchange rate fluctuations on cash	222,999	54,799

Net increase (decrease) in cash	162,713	(8,619,864)
Cash balance at beginning of period	254,538	11,399,429

Cash balance at end of period	$417,251	$2,779,565

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$399,070	$45,986

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
6% Convertible Preferred Stock dividends paid and deducted in arriving at net loss	$9,425	$23,463

Common stock issued to an officer under restricted stock award	$—	$662,500

Value of common stock issued in connection with Lighting Partner BV transaction	$—	$22,233,600

The accompanying notes are an integral part of these statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
1. Summary of Significant Accounting Policies
     Description of the Company
     Lighting Science Group Corporation and Subsidiaries’ (the “Company”) designs, develops, manufactures and markets LED lighting solutions that are environmentally friendlier and more energy efficient than traditional lighting products. LSG offers retrofit LED lamps in form factors that match the form factor of traditional lamps or bulbs and LED luminaires for a range of applications including public and private infrastructure for both indoor and outdoor applications. LSG’s Custom Solutions business unit designs, develops and manufactures custom LED lighting solutions for architectural and artistic projects.
     The Company was incorporated in Delaware in 1988 and its business today is the result of the combination of the products, patents, intellectual property, assets and businesses of four LED lighting companies during the past two years: (i) Lighting Science Group Corporation, an early entrant and leader in the application of LEDs for general illumination with white lighting, (ii) LED Effects, Inc. (“LED Effects”), an established LED company specializing in custom and architectural lighting solutions, (iii) Lighting Science Group, B.V. (“LSGBV”), formerly known as Lighting Partner B.V., a Netherlands-based manufacturer and marketer of LED shop lighting and other specialty LED lighting devices and (iv) Lamina Lighting, Inc. (“Lamina”), a supplier of LED light engines and LED modules.
     Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements are presented pursuant to the rules and regulations of the United States Securities and Exchange Commission in accordance with the disclosure requirements for the quarterly report on Form 10-Q and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of Company management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly state the results for the interim periods presented. The condensed consolidated balance sheet as of December 31, 2008 is derived from the Company’s audited financial statements. Operating results for the three and six month periods ended June 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2009. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2008 and notes thereto included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 1, 2009 (“Form 10-K”).
     The Company’s condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
     Prior Period Reclassification
     Certain amounts in the comparative consolidated financial statements have been reclassified from financial statements previously presented to conform to the presentation of the 2009 unaudited condensed consolidated financial statements. Such reclassifications had no impact on the net loss attributable to common stock, changes in stockholders’ equity (deficit) or cash flows in the comparative consolidated financial statements.
     Accounts Receivable
     The Company records accounts receivable when its products are shipped to customers. The Company records accounts receivable reserves for known collectability issues, as such issues relate to specific transactions or customer balances. As of June 30, 2009 and December 31, 2008, accounts receivable of the Company are reflected net of reserves of $1,289,616 and $1,232,572, respectively. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. Generally, the Company does not require collateral for its accounts receivable and does not regularly charge interest on past due amounts.
     Fair Value of Financial Instruments
     The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) at the beginning of 2008 for financial assets and liabilities. This standard defines fair value as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor.
     Assets and liabilities measured at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, defined by SFAS 157 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:
     Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.
     Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:
• Quoted prices for similar assets or liabilities in active markets;
• Quoted prices for identical or similar assets in non-active markets;
• Inputs other than quoted prices that are observable for the asset or liability; and
• Inputs that are derived principally from or corroborated by other observable market data.
     Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.
     Cash, accounts receivable, note and accounts payable, amounts due under the lines of credit, promissory notes, accrued expenses and other current liabilities are carried at book value amounts which approximate fair value due to the short-term maturity of these instruments.
     Long-term debt, which consists of various capital leases, is valued based on amortized cost, which is not materially different from fair value.
     The embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments and are recorded at market value.
     The fair value of the interest rate swap (used for non-speculative purposes) is based on the market value as reported by ABN AMRO.
     The Company has applied liability accounting to the warrants issued to certain directors and officers of a predecessor company. These warrants have been recorded at fair value.
     The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2009, according to the valuation techniques the Company used to determine their fair values.

	Fair Value Measurement on June 30, 2009
	Quoted Price in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	Level 1	Level 2	Level 3
Liabilities:
6% Convertible Preferred Stock	$—	$522,022	$—
Liabilities under derivative contracts		6,385
Interest rate swap		42,773

	$—	$571,180	$—

     Income Tax Benefit
     The tax benefits related to the losses are being fully reserved as their realization is not deemed to be more likely than not and the only tax benefit being recognized relates to the reduction of the deferred tax liability related to the intangibles of LSGBV.
     Recent Accounting Pronouncements
     In May 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. This statement also outlines the circumstances under which an entity would need to record transactions occurring after the balance sheet date in the financial statements. These new disclosures identify the date through which the entity has evaluated subsequent events. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company adopted SFAS 165 and has evaluated subsequent events through October 14, 2009.
     In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 replaces SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”, and establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company adopted FAS 168 effective July 1, 2009, and will make the required disclosures beginning with the Company’s interim report on Form 10-Q for the period ending September 30, 2009.

2. Liquidity and Capital Resources
     As reflected in the consolidated financial statements, the Company incurred comprehensive losses of $96.9 million during the year ended December 31, 2008 and incurred a comprehensive loss of $27.9 million during the six month period ended June 30, 2009. In addition, at December 31, 2008 and June 30, 2009, the Company’s working capital level was insufficient in its view to sustain its then current levels of operations without substantial cost reductions. The 2008 loss included, among other items, a $53.1 million impairment charge for goodwill and intangible assets, approximately $7.0 million increase in legal fees, a $6.6 million increase in overall operating expenses as a result of the two acquisitions and the start up of other international operations during 2008, a $4.5 million provision for obsolete and slow moving inventory, and a $3.4 million compensation expense related to the grant of stock options and restricted stock which substantially increased the Company’s operating loss. The loss for the six month period ended June 30, 2009 included legal fees of approximately $4.0 million, provisions for slow moving and obsolete inventory of approximately $1.5 million and compensation expense of approximately $1.3 million related to stock options and restricted stock previously granted.
     In response to these trends and conditions, the Company is in the process of implementing a strategic plan to alleviate liquidity shortfalls, including: (i) consolidating operations; (ii) eliminating a substantial number of redundant positions in both the Company’s European and U.S. operations; and, (iii) reducing operating expenses, specifically curtailing third party sales and marketing expenses, reducing legal expenses, and reducing third party professional services for technology and operations. In addition, to improve gross margin, the Company is in the process of: (i) outsourcing certain production to contract manufacturers; (ii) negotiating lower supply costs; (iii) consolidating vendors; and, (iv) reprioritizing the Company’s product line.
     Although the Company is taking significant steps to increase revenue, reduce costs, and preserve cash reserves to sustain operations, there can be no assurance that all restructuring plans will be implemented or will be implemented in a timely manner to achieve such results.
     The Company is currently in negotiations to establish a factoring facility for the Company’s receivables of up to $3.0 million, and expects the facility to be implemented during the fourth quarter of 2009. The Company will continue these efforts and seek other sources of liquidity, but there can be no assurance that additional capital arrangements, upon suitable terms, will be obtained.
     Based on a current assessment of the Company’s working capital needs through December 31, 2009, management believes the Company has sufficient working capital and available cash through its credit facilities to sustain operations through at least December 31, 2009.
3. Detail of Certain Balance Sheet Accounts
     Inventories
     Inventories are stated at the lower of cost (weighted average) or market and consist of the following:

	June 30,	December 31,
	2009	2008
Raw materials and components	$13,311,391	$13,342,589
Work-in-process	2,333,930	1,365,431
Finished goods	3,629,426	2,359,754
Allowance for excess and obsolescence	(6,361,134)	(4,865,000)

	$12,913,613	$12,202,774

     Property and Equipment, net
     Property and equipment, net consist of the following:

	June 30,	December 31,
	2009	2008
Leasehold improvements	$2,695,121	$2,668,566
Office furniture and equipment	4,510,072	4,219,098
Tooling, production and test equipment	5,837,618	5,892,385

Total property and equipment	13,042,811	12,780,049
Accumulated depreciation	(9,529,988)	(9,149,161)

Total property and equipment, net	$3,512,823	$3,630,888

     Depreciation related to property and equipment was approximately $425,000 and $243,000 for the three months ended June 30, 2009 and 2008, respectively.
     Depreciation related to property and equipment was approximately $777,000 and $545,000 for the six months ended June 30, 2009 and 2008, respectively.
     Goodwill and Intangibles, net
     Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment annually or more frequently if certain indicators arise. Intangible assets with estimable useful lives are amortized over their respective useful lives to their estimated residual values, and reviewed for impairment.
     Long-lived assets, other than goodwill, are reviewed for impairment whenever, in management’s judgment, conditions indicate a possible loss. Such impairment tests compare estimated undiscounted cash flows to the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair market value based on an estimate of its discounted cash flows. Management believes that no impairment is necessary at June 30, 2009.
     The following table reflects the components of amortizable intangible assets as of June 30, 2009 and December 31, 2008:

	Gross
	Carrying	Accumulated
	Amount	Amortization	Net Book Value
June 30, 2009:
Technology and intellectual property	$5,160,787	(2,289,665)	2,871,122
Trademarks	1,586,800	(228,535)	1,358,265
Software	2,000,000	(2,000,000)	—
Customer relationships	6,248,865	(1,167,862)	5,081,003
License agreements	7,970,503	(1,474,914)	6,495,589
Non-competition agreements	306,727	(189,596)	117,131

	$23,273,682	$(7,350,572)	$15,923,110

December 31, 2008:
Technology and intellectual property	$5,152,501	$(2,014,218)	$3,138,283
Trademarks	1,566,900	(158,922)	1,407,978
Software	2,000,000	(1,000,000)	1,000,000
Customer relationships	6,049,000	(850,994)	5,198,006
License agreements	7,642,500	(1,114,762)	6,527,738
Non-competition agreements	300,000	(119,373)	180,627

	$22,710,901	$(5,258,269)	$17,452,632

     Total intangible amortization expense was approximately $1.0 million and $623,000 for the three months ended June 30, 2009 and 2008, respectively. Total amortization expense for the six months ended June 30, 2009 and 2008 was approximately $2.1 million and $781,000, respectively.
     The change in goodwill is due to the fluctuation in the foreign currency exchange rate at June 30, 2009 as compared to December 31, 2008.
     Short-Term Debt
     At June 30, 2009, the Company and its subsidiaries had the following balances outstanding under lines of credit and other short-term debt facilities:

				Balance
				Outstanding at
Institution	Purpose	Maximum Facility	Interest Rate	June 30, 2009
ABN AMRO Bank	Revolving line of credit	€300,000	7.80%	$—
IFN Finance	Working capital line (a)	€4,000,000	7.15%	1,289,802
AEGON	Benefit plan contributions	—	4.17%	128,480
Bank of Montreal	Demand line of credit	$20,000,000	7.25%	6,900,000
Related Party	Convertible Notes	—	14.00%	31,692,499

	Total outstanding short-term debt			$40,010,781

(a)	Availability based on 90% of the value of outstanding trade receivables
     ABN AMRO Bank
     At March 31, 2009, LSGBV, the Company’s European operating subsidiary, was in breach of a certain covenant under its debt agreement with ABN AMRO. We are required to maintain a solvency ratio (equity to total assets) in excess of 35% pursuant to the Company’s short-term and long-term facilities with ABN AMRO. As a result of such breach, ABN AMRO reduced the total amount available under the line of credit from €500,000 to €300,000 and also increased the interest rate on the facility from 5.90% to 6.90%. The Company and LSGBV discussed an action plan with ABN AMRO to resolve the breach conditions and implemented these actions during the second quarter of 2009. As of June 30, 2009, LSGBV was in compliance with all covenants with respect to its agreement with ABN AMRO. However, due to recurring losses from operations of LSGBV, LSGBV is currently not in compliance with the same covenant under the ABN AMRO debt agreement and the Company therefore reclassified the full balance due as current. The Company and ABN AMRO have again discussed a similar action plan to resolve the breach, which should be implemented during the fourth quarter. The line of credit is a one-year revolving line of credit that matures on January 1, 2010. As security for the line of credit, ABN AMRO was given a senior security interest in LSGBV’s inventory, property and equipment.
     IFN Finance
     IFN Finance has a senior security interest in all accounts receivable of LSGBV. Interest is payable monthly on each of the facilities.
     Bank of Montreal
     On July 25, 2008, the Company entered into a Loan Authorization Agreement (the “Loan Agreement”) with Bank of Montreal (“BMO”), whereby BMO established a $20 million revolving line of credit for the Company. The Company and BMO subsequently amended the Loan Agreement on July 24, 2009 and again on August 24, 2009 to extend the scheduled maturity date. As amended, the Loan Agreement provides for monthly payments of interest only at the greater of prime plus 0.5% and 7.25% and matures on written demand by BMO, but in no event later than August 24, 2010. Any outstanding balance under the Loan Agreement is payable on written demand by BMO, provided that the Company will have 14 business days to make any such payment. The Loan Agreement is not secured by any assets of the Company.
     On August 24, 2009, the Company and BMO amended the Loan Agreement to extend the maturity date of the Loan Agreement until August 24, 2010 in the event that BMO does not make prior written demand. In addition, on August 24, 2009 and in conjunction with the amendment to the Loan Agreement, the Company and Pegasus Partners IV, L.P. (“Pegasus IV”) entered into the Guaranty Extension (defined below), whereby Pegasus IV agreed to extend its Guaranty (defined below) through August 24, 2010. As consideration for the Guaranty Extension, the Company agreed to pay Pegasus IV a fee, payable upon the earliest to occur of (a) August 24, 2010, (b) the date of termination of the Loan Agreement or the Guaranty and (c) a change of control of the Company (each of (a), (b) and (c), a “Fee Payment Date”). If the Fee Payment Date is August 24, 2010 or the date of termination of the Loan Agreement or the Guaranty, the Company must pay a fee (the “Average Daily Balance Fee”) equal to (i) 15% of the Company’s average daily loan balance with BMO, multiplied by (ii) the quotient obtained by dividing the number of days from the date of the Guaranty Extension to the Fee Payment Date by 365 days (the “Usage Percentage”). If the Fee Payment Date is the date of a change of control of the Company, the Company must pay a fee equal to the greater of (1) Average Daily Balance Fee and (2) 1.0% of the total transaction consideration received by the Company upon such change of control, multiplied by the Usage Percentage.
     Related Party
     The Loan Agreement is guaranteed by Pegasus IV in accordance with a guaranty agreement (the “Guaranty”), dated as of July 25, 2008, which Guaranty was extended on July 24, 2009 and August 24, 2009 in conjunction with the amendments to the Loan Agreement. In connection with the closing of the line of credit, the Company paid Pegasus Capital $100,000, pursuant to a side letter agreement dated July 25, 2008 (the “Side Letter Agreement”), to reimburse Pegasus Capital for the fees and expenses it incurred with respect to the Guaranty and line of credit. During the three and six month periods ended June 30, 2009, the Company recorded guarantee and transaction fee expenses of $45,000 and $80,000, respectively, related to the guarantee of the BMO facility by Pegasus IV. At June 30, 2009, the Company had accrued total transaction fees payable to Pegasus IV of $134,000 related to the BMO facility. On

August 24, 2009, the Company and Pegasus IV entered into that certain Guaranty Extension Agreement (the “Guaranty Extension”), whereby Pegasus IV agreed to extend its Guaranty through August 24, 2010.
     As of June 30, 2009, the Company had issued unsecured promissory notes to Pegasus IV with the following terms:

	Aggregate
	Amount	Interest
	Borrowed Under	Rate	Original
Date	Notes	Per Annum	Maturity Dates
December 19, 2008	$1,950,000	8.0%	March 2, 2009

February 13, 2009	$7,000,000	8.0%	June 30, 2009

April 17, 2009	$2,000,000	8.0%	May 15, 2009

May11, 2009	$500,000	14.0%	May 30, 2009
     On May 15, 2009, the principle value of and the accrued interest on these promissory notes were rolled into the Original Pegasus Convertible Note (see Note 4).
     Long-term Debt
     At June 30, 2009, the Company and its subsidiaries had the following outstanding long-term debt obligations:

				Balance
				Outstanding at
Institution	Term	Maturity Date	Interest Rate	June 30, 2009
ABN AMRO Bank (a)	10 year term loan	January 1, 2014	4.65%	$1,791,120

Capital leases	Various	Various		279,580

				2,070,700

	Less current portion of long-term debt			(1,847,448)

	Total long-term debt, net			$223,252

(a)	Loan obligation was incurred by LSGBV and is payable in Euros. The term loan balance was €1,275,000 at June 30, 2009.
     ABN AMRO Bank
     The ABN AMRO facilities bear interest at EURIBOR +1% and were fixed at 4.15% at March 31, 2009 through an interest rate swap contract. Interest is payable quarterly on the facility. LSGBV has provided ABN AMRO a senior security interest on inventories, property and equipment and a charge on accounts receivable subordinated to the senior security interest of IFN Finance. LSGBV has also agreed to certain covenants including maintaining its total equity at or above 35% of its total assets. At March 31, 2009, the total equity of LSGBV was less than 35% of its total assets and the Company was in breach of its agreement with ABN AMRO. As a result of the breach, ABN AMRO increased the interest rate on the facility to 4.65%. The Company and LSGBV discussed an action plan with ABN AMRO to resolve the breach conditions and implemented these actions during the second quarter of 2009. As of June 30, 2009, LSGBV was in full compliance with all covenants with respect to its Agreement. However, due to recurring losses from operations, LSGBV is currently not in compliance with the same covenant under the ABN AMRO debt agreement as its total equity is less than 35% of its total assets. LSGBV and ABN AMRO have discussed a similar solution to resolve the breach, which should be implemented during the fourth quarter of 2009. As of September 30, 2009, ABN AMRO had not accelerated future loan payments or made any changes to the terms effective as of June 30, 2009.
4. Convertible Note Issuances
     Pegasus IV
     On May 15, 2009, the Company entered into a Convertible Note Agreement (the “Original Pegasus Convertible Note”) with Pegasus IV, which provided the Company with approximately $31,650,000. Specifically, pursuant to the Original Pegasus Convertible Note, the Company borrowed approximately $13,150,000 on May 15, 2009 and approximately $18,500,000 on May 26, 2009. The proceeds of the borrowings on the Original Pegasus Convertible Note were generally used to: (a) pay in full the promissory notes issued to Pegasus IV in December 2008, February 2009, April 2009 and May 2009 together with accrued interest thereon, and (b) pay outstanding principal amounts under the BMO line of credit. Effective as of July 31, 2009, the Company entered into the First Amendment to the Convertible Note Agreement, pursuant to which the maturity date of the Original Pegasus Convertible Note was extended.
     On August 27, 2009, the Original Pegasus Convertible Note (as amended) was terminated, and the Company entered into a new Convertible Note Agreement (the “New Pegasus Convertible Note”) with Pegasus IV in the principal amount of $32,846,619, which represented the outstanding principal and interest on the Original Pegasus Convertible Note as of August 27, 2009. As with the Original Pegasus Convertible Note, interest on the New Pegasus Convertible Note accrues at the rate of 14% per annum. The outstanding principal and interest matures upon the earlier of: (a) July 31, 2010 and (b) the date of the consummation of the Rights Offering. The New Pegasus Convertible Note may not be prepaid and is immediately due and payable upon the Company’s failure to pay any of its material debts when due. As with the Original Pegasus Convertible Note, so long as any amounts remain outstanding under the New Pegasus Convertible Note, the Company must obtain the prior written consent of Pegasus IV prior to borrowing more than $5,000,000 in the aggregate pursuant to the Company’s line of credit with BMO.
     Pursuant to the New Pegasus Convertible Note, the Company agreed to use commercially reasonable efforts to conduct a rights offering (the “Rights Offering”) as soon as is reasonably practical. Similar to the Original Pegasus Convertible Note, the New Pegasus Convertible Note provides that the Rights Offering would consist of the offering of approximately 13,000,000 units of the Company’s securities (which excludes the number of units that may be acquired pursuant to the New Pegasus Convertible Note and the Philips Convertible Note (defined below)) for $1.006 per unit, with each unit to consist of one share of newly designated Series D Non-Convertible Preferred Stock and that portion of a warrant representing the right to purchase one share of the Company’s common stock at an exercise price of $6.00 per share. The Company must also use commercially reasonable efforts to cause the Certificate of Designation for the Series D Non-Convertible Preferred Stock to be filed with the Delaware Secretary of State. The Company subsequently filed the Certificate of Designation on September 2, 2009. As with the Original Pegasus Convertible Note, the New Pegasus Convertible Note grants Pegasus IV the right to acquire any units not otherwise subscribed for pursuant to the terms of the Rights Offering.
     If the registration statement for the Rights Offering is declared effective by the Securities and Exchange Commission prior to July 31, 2010 (the scheduled maturity date), Pegasus IV will be deemed to have converted all of the then outstanding principal and interest under the New Pegasus Convertible Note into a number of units equal to one unit for each $1.006 of outstanding principal and interest under the New Pegasus Convertible Note. Additionally, the New Pegasus Convertible Note provides Pegasus IV with the option to convert all or a portion of the outstanding principal and interest under the New Pegasus Convertible Note into a number of units equal to one unit for each $1.006 of outstanding principal and interest. Upon any conversion of the New Pegasus Convertible Note, Pegasus IV will release the Company from liability to the extent of the repayment of principal and interest being converted under the New Pegasus Convertible Note.

     Philips Electronics
     On August 27, 2009, the Company entered into a Convertible Note Agreement (the “Philips Convertible Note”) with Koninklijke Philips Electronics N.V. (“Philips Electronics”) pursuant to which the Company borrowed $5,000,000 from Philips Electronics. Interest on the outstanding principal balance under the Philips Convertible Note accrues at the rate of 14% per annum. All principal and interest on the Philips Convertible Note is due on the earliest of the following three dates (such date, the “Maturity Date”): (a) July 31, 2010, (b) the date of the consummation of the Rights Offering or (c) the first business day immediately following the date on which the Company notifies Philips Electronics that Pegasus IV has voluntarily converted the outstanding principal and interest under the New Pegasus Convertible Note (the “Notification Date”). The Philips Convertible Note may not be prepaid and is immediately due and payable upon the Company’s failure to pay any of its material debts when due. Pursuant to the Philips Convertible Note, the Company agreed to conduct the Rights Offering on the same terms as those set forth above with respect to the New Pegasus Convertible Note with Pegasus IV.
     If the registration statement for the Rights Offering is declared effective by the Securities and Exchange Commission prior to the Maturity Date or if Pegasus IV voluntarily converts the outstanding principal and interest under the New Pegasus Convertible Note, Philips Electronics will be deemed to have converted all of the then outstanding principal and interest under the Philips Convertible Note into a number of units equal to one unit for each $1.006 of outstanding principal and interest under the Philips Convertible Note. However, any warrant issued upon conversion of the Philips Convertible Note would have an exercise price of $12.00 per share. Such automatic conversion would be deemed to occur on the earlier of (a) the date of the consummation of the Rights Offering or (b) the first business day immediately following the Notification Date. Additionally, the Philips Convertible Note provides Philips Electronics with the option to convert all or a portion of the outstanding principal and interest under the Philips Convertible Note into a number of units equal to one unit for each $1.006 of outstanding principal and interest. Upon any conversion of the Philips Convertible Note, Philips Electronics will release the Company from liability to the extent of the repayment of principal and interest being converted under the Philips Convertible Note.
5. Stockholders’ Equity
     Warrants for the Purchase of Common Stock
     At June 30, 2009, the following warrants for the purchase of common stock were outstanding:

		Number of
		common
Warrant Holder	Reason for Issuance	shares	Exercise Price	Expiration Date
Investors in March 2007	Private Placement A Warrants	722,362	$7.00	March 9, 2012 through
Private Placement				June 29, 2012

Pegusus IV	Guarantee of BMO line of credit	942,857	$7.00	July 25, 2013

Line of Credit Guarantors	Financing guarantees	121,375	$6.00	September 22, 2011 through March 31, 2012

6% Convertible Preferred	Private Placement	226,644	$6.00	May 10, 2010
Stockholders

The Equity Group	Consulting services	37,500	$16.00	February 10, 2010

Icurie	Marketing agreement	6,250	$6.40	September 13, 2011

ABM Industries Inc.	Marketing services	57,500	$8.00 - $10.40	July 31, 2009 through December 31, 2009

Officers and Directors	Bridge Financing	8,000	$30.00	April 20, 2010

		2,122,488

     At June 30, 2009, all warrants shown in the table above were fully vested.
     Pursuant to the issuance of the Series C Preferred stock, the Company issued to the holders of the Series C Preferred stock warrants to purchase a total of 3,776,078 shares of common stock. These warrants are exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock and have an exercise price of $.85 per share. The warrants have a term of five years from such vesting date.
6. Litigation
     Philips Group
     On August 27, 2009, the Company, LED Holdings, LLC (“LED Holdings”), LED Effects, Inc. (“LED Effects”), Pegasus Capital and Pegasus IV (together with Pegasus Capital, the “Pegasus Group”), on the one hand, entered into that certain Governing Agreement and Complete Releases (the “Release Agreement”) with Philips Electronics, Philips Electronics North America Corporation (“PENAC”) and Philips Solid-State Lighting Solutions, Inc. (“PSSLS”, and, together with Philips Electronics and PENAC, the “Philips Group”), on the other hand. As previously disclosed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, the Company and the Philips Group have been involved in patent infringement litigation since February 19, 2008 (the “Patent Litigation”).
     Pursuant to the Release Agreement, the parties agreed to dismiss all pending litigation among and between them. Specifically, the Company, LED Holdings, LED Effects and the Pegasus Group, on the one hand, and the Philips Group, on the other hand, agreed to terminate all claims and disputes among them relating to any matter or occurrence, including, but not limited to, all claims and disputes arising out of or related to the Patent Litigation and arising out of or related to any agreements or contracts entered into among the parties prior to the date of the Release Agreement (the “Prior Agreements”). Pursuant to the Release Agreement, the parties agreed that certain of the Prior Agreements will remain in full force and effect and that others will be terminated or will expire in accordance with their terms. The Philips Group released the Company, LED Holdings, LED Effects and the Pegasus Group from any liability stemming from the Patent Litigation and the Prior Agreements, and the Company, LED Holdings, LED Effects and the Pegasus Group each released the Philips Group from any liability relating to the Patent Litigation and the Prior Agreements.

     In connection with the Release Agreement, on August 27, 2009, the Company and Philips Lighting B.V. (“Philips Lighting”), an affiliate of the entities in the Philips Group, entered into a Commercial Framework Agreement pursuant to which the Company and Philips Lighting agreed to buy and sell light emitting diode (“LED”) lighting products to each other. Also in connection with the Release Agreement, the Company and Philips Electronics entered into a Patent License Agreement pursuant to which Philips Electronics granted the Company a royalty-bearing license to the patents in the Philips LED-based Luminaires and Retrofit Bulbs licensing program. Further, in connection with the Release Agreement, Philips Electronics has made a limited equity investment in the Company pursuant to the Philips Convertible Note.
     Other Legal Proceedings
     From time to time, the Company may become involved in lawsuits or other legal proceedings through the ordinary course of operating its business. The Company does not believe these actions will have a material effect on its consolidated financial position, results of operations or cash flows.

Lighting Science Group Corporation
Units composed of One Share of Preferred Stock and One Common Stock Purchase Warrant, to be Issued Upon Exercise of Non-Transferable Rights
PROSPECTUS
The date of this prospectus is                     , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
          The following table sets forth estimated expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all of these expenses.

Total Offering Costs
SEC Registration fee		$7,109.09
Blue Sky fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

TOTAL	$	*

(*)	To be provided by amendment.
Item 14. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.
          Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
          Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
          Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.
          Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.
          In accordance with Section 145 of the DGCL, our amended and restated certificate of incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”
Item 15. Recent Sales of Unregistered Securities.
          During the past three years, we have issued securities in the following transactions, each of which was exempt from the registration requirements of Securities Act of 1933, as amended, or the Securities Act. All of the below-referenced securities issued pursuant to the exemption from registration under Section 4(2) of the Securities Act are deemed restricted securities for the purposes of the Securities Act. The amounts below have been adjusted to give effect to the 1-for-20 reverse stock split of our common stock, which took effect on January 25, 2008.
     1) On February 23, 2006, we issued 5,000 shares of our common stock to Mr. Edward Hammer in consideration of services rendered and in conjunction with his consulting agreement. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     2) On March 3, 2006, we entered into a marketing agreement with ABM Industries, Inc. Pursuant to this agreement, we issued ABM Industries a warrant to purchase 20,000 shares of our common stock at an exercise price of $8.00 per share. The warrant was originally exercisable for two years, but the term of the warrant was subsequently extended until the date that is 90 days after the effective date of a registration statement registering the shares of common stock underlying the warrant.
          Pursuant to the marketing agreement with ABM Industries, we also issued a warrant to purchase 37,500 shares of our common stock at an exercise price of $10.40 per share. This warrant expired on July 31, 2009. These warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     3) From 2006 to 2007, we issued an aggregate of 177,256 shares of common stock at prices ranging from $3.00 to $10.80 per share to certain of our vendors and service providers in consideration for services rendered. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     4) In September 2006, we issued an aggregate of 156,250 shares common stock and warrants to purchase an aggregate of 93,750 shares of common stock at an exercise price of $6.00 per share to certain officers, directors and stockholders in consideration for providing guarantees necessary to enable us to obtain a line of credit with one of our lending institutions. The warrants expire in September 2011. In 2007, we issued warrants to purchase an aggregate of 32,501 shares of common stock at an exercise price $6.00 to another group of officers, directors and stockholders in consideration for providing guarantees necessary to enable us to borrow additional amounts under our line of credit. The shares of common stock and warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     5) In October 2006, we entered into a marketing agreement with ICurie Limited pursuant to which we may buy certain lighting components from ICurie. As part of this agreement, we issued ICurie warrants to purchase 25,000 shares of common stock at an exercise price of $6.40, subject to certain conditions. As a result of the termination of the marketing agreement with ICurie, only 6,250 of these warrants vested and remain outstanding. The outstanding warrants expire in October 2011. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     6) In January 2007, we issued 343 shares of common stock to Ronald Lusk, our former Vice Chairman and Chief Executive Officer, in exchange for converting a loan previously advanced to us. The loan was converted at a rate of $6.00 per share of common stock. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     7) On March 9, 2007, we entered into a Securities Purchase Agreement with a group of accredited investors pursuant to which we agreed to sell 666,663 shares of our common stock for $6.00 per share. Additionally, we issued “A Warrants” to purchase an aggregate of 500,000 shares of common stock at an exercise price of $7.00 per share. We also issued this group of accredited investors “B Warrants” to purchase an aggregate of 666,663 equity units at $6.00 per unit, which units were comprised of one share of common stock and one A Warrant to purchase 0.75 shares of common stock at an exercise price of $7.00. The B Warrants expired on the 90th trading day following the effective date of the registration statement registering the underlying shares of common stock, which was November 5, 2007. During 2007, we issued an aggregate of 651,558 shares of common stock and warrants to purchase an aggregate of 492,366 shares of common stock at an exercise price of $7.00 to certain of the accredited investors upon exercise of B Warrants. During 2007, we issued an aggregate of 269,998 shares of common stock to certain of these accredited investors upon exercise of their warrants. The outstanding A Warrants will expire between March 9, 2012 and November 5, 2012. The shares of common stock and warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     8) On October 4, 2007, issued 15,928,734 shares of common stock and 2,000,000 shares of Series B Preferred Stock as consideration in the acquisition of the assets of LED Holdings, LLC. The Series B Preferred Stock and common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     9) On February 11, 2008 and June 18, 2008, we issued 2,143 shares of common stock and 2,393 shares of common stock, respectively, to an employee pursuant to such employee’s employment agreement. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     10) On April 22, 2008, we issued an aggregate of 2,083,333 shares of common stock to LED Holdings, LLC and PP IV LED LLC for an aggregate price of $10,000,000. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     11) On April 24, 2008, we issued 4,632,000 shares of common stock as partial consideration in the acquisition of Lighting Partner, B.V. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     12) On July 29, 2008, we issued Pegasus Partners IV, L.P. a warrant to purchase 942,857 shares of common stock at an exercise price of $7.00 per share as consideration for providing a guaranty to enable us to obtain a line of credit with one of our lending institutions. The warrant expires on July 29, 2013. The warrant was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     13) On December 31, 2008, we issued an aggregate of 251,739 shares of Series C Preferred Stock and warrants to purchase an aggregate of 3,776,078 shares of common stock at an exercise price of $0.85 per share to certain of our service providers in consideration for services rendered. The warrants to purchase common stock are exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock. The shares of Series C Preferred Stock and warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.
     14) From 2006 to 2008, we issued an aggregate of 1,942,083 shares of common stock to holders of our 6% Convertible Preferred Stock pursuant to their conversion of shares of 6% Convertible Preferred Stock. The shares of common stock issued upon such conversions were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.
     15) From 2006 to 2008, we issued an aggregate of 171,885 shares of common stock at prices ranging from $6.00 to $7.00 upon the exercise of warrants previously issued to various accredited investors. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     16) In 2006, we issued an aggregate of 9,500 shares of common stock to certain employees as bonuses. The shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     17) From 2006 to 2009, we granted stock options to officers, directors, employees and consultants under our Amended and Restated Equity-Based Compensation Plan covering an aggregate of 1,108,250 shares of our common stock at exercise prices ranging from $4.90 to $10.80. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     18) From 2008 to 2009, we granted 896,250 shares of restricted stock to certain officers, directors, employees and consultants under our Amended and Restated Equity-Based Compensation Plan. The shares of restricted stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     19) From 2006 to 2009, we issued an aggregate of 868,354 shares of common stock to our directors at prices ranging from $0.59 to $9.20 in consideration for serving as members of our board of directors. The shares of restricted stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     20) On May 15, 2009, we entered into a Convertible Note Agreement with Pegasus IV, which provided us with approximately $31,650,000. Specifically, pursuant to the Convertible Note Agreement, we borrowed approximately $13,150,000 on May 15, 2009 and approximately $18,500,000 on May 27, 2009. On the closing date of the rights offering contemplated by the Convertible Note Agreement, each $1.006 of outstanding principal and interest on the Convertible Note Agreement will automatically convert into one unit, which consists of one share of Series D Non-Convertible Preferred Stock and one warrant to purchase one share of common stock. Upon such conversion, we will be released from all liability in respect of the repayment of principal and interest. Pegasus IV may also convert all or a portion of the outstanding principal and interest on the Convertible Note Agreement prior to the closing of the rights offering, at its option. The Convertible Note Agreement was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     21) On August 27, 2009, we entered into the New Pegasus Convertible Note in the principal amount of $32,846,619. The outstanding principal and interest mature upon the earlier of: (a) July 31, 2010 and (b) the date of the consummation of the rights offering. The New Pegasus Convertible Note grants Pegasus IV the right to acquire any Units not otherwise subscribed for pursuant to the terms of this rights offering. If the registration statement for this rights offering is declared effective by the Securities and Exchange Commission prior to July 31, 2010 (the scheduled maturity date), Pegasus IV will be deemed to have converted all of the then outstanding principal and interest under the New Pegasus Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest under the New Pegasus Convertible Note. Any Warrant issued upon conversion of the New Pegasus Convertible Note would have an exercise price of $12.00 per share. Additionally, the New Pegasus Convertible Note provides Pegasus IV with the option to convert all or a portion of the outstanding principal and interest under the New Pegasus Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest. Upon any conversion of the New Pegasus Convertible Note, Pegasus IV has agreed to release us from liability to the extent of the repayment of principal and interest being converted under the New Pegasus Convertible Note. As of October 30, 2009, approximately $33.7 million of principal and interest was outstanding under the New Pegasus Convertible Note. Therefore, based solely on this amount, we would be required to issue Pegasus IV approximately 33.5 million Units upon the automatic conversion of these outstanding borrowings on the closing of this rights offering. The New Pegasus Convertible Note was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     22) On August 27, 2009, we entered into the Philips Convertible Note, pursuant to which we borrowed $5,000,000. If the registration statement for this rights offering is declared effective by the Securities and Exchange Commission prior to its Maturity Date, or if Pegasus IV voluntarily converts the outstanding principal and interest under the New Pegasus Convertible Note, Philips Electronics will be deemed to have converted all of the then outstanding principal and interest under the Philips Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest under the Philips Convertible Note. Any Warrant issued upon conversion of the Philips Convertible Note would have an exercise price of $12.00 per share. Such automatic conversion would be deemed to occur on the earlier of (a) the date of the consummation of this rights offering or (b) the first business day immediately following the Notification Date. Additionally, the Philips Convertible Note provides Philips Electronics with the option to convert all or a portion of the outstanding principal and interest under the Philips Convertible Note into a number of Units equal to one Unit for each $1.006 of outstanding principal and interest. Upon any conversion of the Philips Convertible Note, Philips Electronics has agreed to release us from liability to the extent of the repayment of principal and interest being converted under the Philips Convertible Note. As of October 30, 2009, approximately $5.1 million of principal and interest was outstanding under the Philips Convertible Note. Therefore, based solely on this amount, we would be required to issue Philips Electronics approximately 5.1 million Units upon the automatic conversion of these outstanding borrowings on the closing of this rights offering. The Philips Convertible Note was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.
     23) During 2009, we issued 4,162 shares of common stock to employees under the Lighting Science Group Corporation Employee Stock Purchase Plan at prices ranging from $0.43 to $0.84 per share.
Item 16. Exhibits and Financial Statements Schedules
          (a) The following exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER	DESCRIPTION
2.1
Share Purchase Agreement, dated April 22, 2008, by and among Lighting Science Coöperatief U.A., Lighting Science Group Corporation, C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V., Q. van de Vrie Jr. Holding B.V., Y.B. van de Vrie Holding B.V. and Lighting Partner B.V. (certain schedules and exhibits have been omitted and the Company agrees to furnish to the Commission supplementally a copy of any omitted schedules and exhibits upon request) (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on April 24, 2008, File No. 0-20354, and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION
2.2
Asset Purchase Agreement, dated July 29, 2008, by and among LLI Acquisition, Inc., Lighting Science Group Corporation, Lamina Lighting, Inc., and the stockholders listed on the signature pages thereto (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on July 29, 2008, File No. 0-20354, and incorporated herein by reference).

3.1
Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on October 14, 2009, File No. 0-20354, and incorporated herein by reference).

3.2
Amended and Restated By-laws of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on October 11, 2007, File No. 0-20354, and incorporated herein by reference).

4.1
Form of Warrant granted pursuant to the Securities Purchase Agreement dated as of May 12, 2005 (previously filed as Exhibit 99.3 to the Current Report on Form 8-K filed on May 16, 2005, File No. 0-20354, and incorporated herein by reference).

4.2
Form of Warrant issued to certain directors, officers and security holders as consideration for providing guarantees pursuant to the Line of Credit (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 22, 2006, File No. 0-20354, and incorporated herein by reference).

4.3
Amended and Restated Certificate of Designation of 6% Convertible Preferred Stock (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 9, 2007, File No. 0-20354, and incorporated herein by reference).

4.4	Form of Warrant A, dated March 9, 2007 (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.5	Form of Warrant B, dated March 9, 2007 (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.6	Form of Warrant issued upon exercise of Warrant B (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.7	Certificate of Designation of Series B Stock (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on October 11, 2007, File No. 0-20354, and incorporated herein by reference).

4.8
Amended and Restated Registration Rights Agreement, dated April 22, 2008, by and among Lighting Science Group Corporation, C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V. and Q. van de Vrie Jr. Holding B.V., Y.B. van de Vrie Holding B.V. and LED Holdings, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on April 24, 2008, File No.0-20354, and incorporated by reference).

EXHIBIT
NUMBER	DESCRIPTION
4.9
Warrant to Purchase Common Stock, dated July 25, 2008, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on July 29, 2008, File No. 0-20354, and incorporated herein by reference).

4.10
Certificate of Designation of Series C Preferred Stock of Lighting Science Group Corporation (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 7, 2009, File No. 0-20354, and incorporated herein by reference).

4.11
Warrant to Purchase Common Stock, dated December 31, 2008, by and between Lighting Science Group Corporation and Morrison & Foerster LLP (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on January 7, 2009, File No. 0-20354, and incorporated herein by reference).

4.12
Warrant to Purchase Common Stock, dated December 31, 2008, by and between Lighting Science Group Corporation and Haynes and Boone, LLP (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on January 7, 2009, File No. 0-20354, and incorporated herein by reference).

4.13
Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 30, 2009, File No. 0-20354, and incorporated herein by reference).

4.14
Certificate of Designation of Series D Non-Convertible Preferred Stock of Lighting Science Group Corporation (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 8, 2009, File No. 0-20354, and incorporated herein by reference).

4.15#	Specimen Series D Non-Convertible Preferred Stock Certificate.

4.16#	Form of Warrant offered hereby.

4.17#	Form of Subscription Certificate.

4.18#	Form of Guaranteed Delivery.

4.19#	Form of Notice to Clients of Holders who are Acting as Nominees.

4.20#	Form of Beneficial Owners Election Form.

4.21#	Form of Nominee Holder Certification.

4.22#	Form of International Holders Subscription Form.

5.1#	Opinion of Haynes and Boone, LLP.

10.1
Employment Agreement, dated as of October 4, 2007, by and between Lighting Science Group Corporation and Fredric Maxik (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on October 11, 2007, File No. 0-20354, and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION
10.2+
Technology Development and Supply Agreement, dated April 30, 2008, by and between Lighting Science Group Corporation and Jamestown One Times Square, L.P. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 6, 2008, File No. 0-20354, and incorporated herein by reference).

10.3
Letter of Authorization, dated June 20, 2008, by and between Lighting Science Group Corporation and Melco Crown (COD) Developments Limited (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 30, 2008, File No. 0-20354, and incorporated herein by reference).

10.4
Loan Authorization Agreement, dated July 25, 2008, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 29, 2008, File No. 0-20354, and incorporated herein by reference).

10.5
First Amendment to Loan Authorization Agreement, dated July 24, 2009, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 6, 2009, File No. 0-20354, and incorporated herein by reference).

10.6
Allonge to Demand Note, dated July 24, 2009, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 6, 2009, File No. 0-20354, and incorporated herein by reference).

10.7
Second Amendment to Bank of Montreal Loan Authorization Agreement and Demand Note, dated as of August 24, 2009, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.8
Second Allonge to Demand Note, dated as of August 24, 2009, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.9
Amended and Restated Equity Based Compensation Plan (previously filed as Appendix A to the Proxy Statement on Schedule 14A filed on September 18, 2008, File No. 0-20354 and incorporated herein by reference).

10.10
Amendment to the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.11
Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Stock Option Agreement (previously filed as Exhibit 4.13 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.12
Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Employee Incentive Stock Option Agreement, (previously filed as Exhibit 4.14 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION
10.13
Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Restricted Stock Award Agreement (previously filed as Exhibit 4.15 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.14
Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan Nonqualified Stock Option Agreement (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.15
Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Incentive Stock Option Agreement (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.16
Letter Agreement, dated February 13, 2009, between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on February 20, 2009, File No. 0-20354, and incorporated herein by reference).

10.17
Employment Letter, dated as of February 28, 2009, from Lighting Science Group Corporation to Kathryn Reynolds Wallbrink (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on March 26, 2009, File No. 0-20354, and incorporated herein by reference).

10.18
Employment Letter, dated July 10, 2009 between Lighting Science Group Corporation and Khaled Haram (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 16, 2009, File No. 0-20354, and incorporated herein by reference).

10.19
Employment Letter, dated August 17, 2009 between Lighting Science Group Corporation and Zachary S. Gibler (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 30, 2009, File No. 0-20354, and incorporated herein by reference).

10.20
Guaranty Extension Agreement, dated as of August 24, 2009, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.21
Governing Agreement and Complete Releases, dated August 27, 2009, among Lighting Science Group Corporation, LED Holdings, LLC, LED Effects, Inc., Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., Philips Electronics North America Corporation, Philips Solid-State Lighting Solutions, Inc. and Koninklijke Philips Electronics N.V. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

10.22
Convertible Note, dated August 27, 2009, between Lighting Science Group Corporation, as borrower, and Koninklijke Philips Electronics N.V., as lender (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

10.23
Convertible Note, dated August 27, 2009, between Lighting Science Group Corporation, as borrower, and Pegasus Partners IV, L.P., as lender (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION

21.1	Subsidiaries of Lighting Science Group Corporation (previously filed as Exhibit 21.1 to the Annual Report on Form 10-K filed on July 1, 2009, File No. 0-20354, and incorporated herein by reference).

23.1*	Consent of McGladrey & Pullen, LLP

23.2*	Consent of Turner, Stone & Company, L.L.P.

23.3#	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Filed herewith

+	Confidential treatment has been granted with respect to certain provisions of this agreement

#	To be filed by amendment
Item 17. Undertakings.
          The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the rights offering, the amount of unsubscribed securities to be purchased by Pegasus IV pursuant to the standby purchase option, and the terms of any subsequent reoffering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Satellite Beach, State of Florida, on November 6, 2009.

LIGHTING SCIENCE GROUP CORPORATION
/s/ Zachary S. Gibler
Zachary S. Gibler, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of November, 2009.

Signature	Capacity in which Signed

/s/ Zachary S. Gibler	Chief Executive Officer

Zachary S. Gibler	(Principal Executive Officer)

/s/ Khaled Haram	President and Chief Operating Officer

Khaled Haram

/s/ Kathryn L. Reynolds Kathryn L. Reynolds	Senior Vice President, Strategy & Finance (Principal Financial Officer)

/s/ Jonathan Cohen Jonathan Cohen	Vice President and Chief Accounting Officer (Principal Accounting Officer)

*	Chairman

Govi Rao

*	Director

Robert E. Bachman

*	Director

David Bell

*	Director

Donald R. Harkleroad

*	Director

Richard Kelson

*	Director

Bonnie Reiss

*	Director

Daryl N. Snadon

*	Director

Richard Weinberg

*By:	/s/ John D. Mitchell, Jr.
John D. Mitchell, Jr.
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
2.1
Share Purchase Agreement, dated April 22, 2008, by and among Lighting Science Coöperatief U.A., Lighting Science Group Corporation, C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V., Q. van de Vrie Jr. Holding B.V., Y.B. van de Vrie Holding B.V. and Lighting Partner B.V. (certain schedules and exhibits have been omitted and the Company agrees to furnish to the Commission supplementally a copy of any omitted schedules and exhibits upon request) (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on April 24, 2008, File No. 0-20354, and incorporated herein by reference).

2.2
Asset Purchase Agreement, dated July 29, 2008, by and among LLI Acquisition, Inc., Lighting Science Group Corporation, Lamina Lighting, Inc., and the stockholders listed on the signature pages thereto (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on July 29, 2008, File No. 0-20354, and incorporated herein by reference).

3.1
Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on October 14, 2009, File No. 0-20354, and incorporated herein by reference).

3.2
Amended and Restated By-laws of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on October 11, 2007, File No. 0-20354, and incorporated herein by reference).

4.1
Form of Warrant granted pursuant to the Securities Purchase Agreement dated as of May 12, 2005 (previously filed as Exhibit 99.3 to the Current Report on Form 8-K filed on May 16, 2005, File No. 0-20354, and incorporated herein by reference).

4.2
Form of Warrant issued to certain directors, officers and security holders as consideration for providing guarantees pursuant to the Line of Credit (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 22, 2006, File No. 0-20354, and incorporated herein by reference).

4.3
Amended and Restated Certificate of Designation of 6% Convertible Preferred Stock (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 9, 2007, File No. 0-20354, and incorporated herein by reference).

4.4	Form of Warrant A, dated March 9, 2007 (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.5	Form of Warrant B, dated March 9, 2007 (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.6	Form of Warrant issued upon exercise of Warrant B (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.7	Certificate of Designation of Series B Stock (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on October 11, 2007, File No. 0-20354, and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION

4.8
Amended and Restated Registration Rights Agreement, dated April 22, 2008, by and among Lighting Science Group Corporation, C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V. and Q. van de Vrie Jr. Holding B.V., Y.B. van de Vrie Holding B.V. and LED Holdings, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on April 24, 2008, File No.0-20354, and incorporated by reference).

4.9
Warrant to Purchase Common Stock, dated July 25, 2008, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on July 29, 2008, File No. 0-20354, and incorporated herein by reference).

4.10
Certificate of Designation of Series C Preferred Stock of Lighting Science Group Corporation (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 7, 2009, File No. 0-20354, and incorporated herein by reference).

4.11
Warrant to Purchase Common Stock, dated December 31, 2008, by and between Lighting Science Group Corporation and Morrison & Foerster LLP (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on January 7, 2009, File No. 0-20354, and incorporated herein by reference).

4.12
Warrant to Purchase Common Stock, dated December 31, 2008, by and between Lighting Science Group Corporation and Haynes and Boone, LLP (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on January 7, 2009, File No. 0-20354, and incorporated herein by reference).

4.13
Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 30, 2009, File No. 0-20354, and incorporated herein by reference).

4.14
Certificate of Designation of Series D Non-Convertible Preferred Stock of Lighting Science Group Corporation (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 8, 2009, File No. 0-20354, and incorporated herein by reference).

4.15#	Specimen Series D Non-Convertible Preferred Stock Certificate.

4.16#	Form of Warrant offered hereby.

4.17#	Form of Subscription Certificate.

4.18#	Form of Guaranteed Delivery.

4.19#	Form of Notice to Clients of Holders who are Acting as Nominees.

4.20#	Form of Beneficial Owners Election Form.

4.21#	Form of Nominee Holder Certification.

4.22#	Form of International Holders Subscription Form.

EXHIBIT
NUMBER	DESCRIPTION

5.1#	Opinion of Haynes and Boone, LLP.

10.1
Employment Agreement, dated as of October 4, 2007, by and between Lighting Science Group Corporation and Fredric Maxik (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on October 11, 2007, File No. 0-20354, and incorporated herein by reference).

10.2+
Technology Development and Supply Agreement, dated April 30, 2008, by and between Lighting Science Group Corporation and Jamestown One Times Square, L.P. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 6, 2008, File No. 0-20354, and incorporated herein by reference).

10.3
Letter of Authorization, dated June 20, 2008, by and between Lighting Science Group Corporation and Melco Crown (COD) Developments Limited (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 30, 2008, File No. 0-20354, and incorporated herein by reference).

10.4
Loan Authorization Agreement, dated July 25, 2008, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 29, 2008, File No. 0-20354, and incorporated herein by reference).

10.5
First Amendment to Loan Authorization Agreement, dated July 24, 2009, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 6, 2009, File No. 0-20354, and incorporated herein by reference).

10.6
Allonge to Demand Note, dated July 24, 2009, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 6, 2009, File No. 0-20354, and incorporated herein by reference).

10.7
Second Amendment to Bank of Montreal Loan Authorization Agreement and Demand Note, dated as of August 24, 2009, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.8
Second Allonge to Demand Note, dated as of August 24, 2009, by and between Lighting Science Group Corporation and Bank of Montreal (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.9
Amended and Restated Equity Based Compensation Plan (previously filed as Appendix A to the Proxy Statement on Schedule 14A filed on September 18, 2008, File No. 0-20354 and incorporated herein by reference).

10.10
Amendment to the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.11
Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Stock Option Agreement (previously filed as Exhibit 4.13 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION

10.12
Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Employee Incentive Stock Option Agreement, (previously filed as Exhibit 4.14 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.13
Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Restricted Stock Award Agreement (previously filed as Exhibit 4.15 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.14
Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan Nonqualified Stock Option Agreement (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.15
Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Incentive Stock Option Agreement (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.16
Letter Agreement, dated February 13, 2009, between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on February 20, 2009, File No. 0-20354, and incorporated herein by reference).

10.17
Employment Letter, dated as of February 28, 2009, from Lighting Science Group Corporation to Kathryn Reynolds Wallbrink (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on March 26, 2009, File No. 0-20354, and incorporated herein by reference).

10.18
Employment Letter, dated July 10, 2009 between Lighting Science Group Corporation and Khaled Haram (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on July 16, 2009, File No. 0-20354, and incorporated herein by reference).

10.19
Employment Letter, dated August 17, 2009 between Lighting Science Group Corporation and Zachary S. Gibler (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 30, 2009, File No. 0-20354, and incorporated herein by reference).

10.20
Guaranty Extension Agreement, dated as of August 24, 2009, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.21
Governing Agreement and Complete Releases, dated August 27, 2009, among Lighting Science Group Corporation, LED Holdings, LLC, LED Effects, Inc., Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., Philips Electronics North America Corporation, Philips Solid-State Lighting Solutions, Inc. and Koninklijke Philips Electronics N.V. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

EXHIBIT
NUMBER	DESCRIPTION
10.22
Convertible Note, dated August 27, 2009, between Lighting Science Group Corporation, as borrower, and Koninklijke Philips Electronics N.V., as lender (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

10.23
Convertible Note, dated August 27, 2009, between Lighting Science Group Corporation, as borrower, and Pegasus Partners IV, L.P., as lender (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

21.1	Subsidiaries of Lighting Science Group Corporation (previously filed as Exhibit 21.1 to the Annual Report on Form 10-K filed on July 1, 2009, File No. 0-20354, and incorporated herein by reference).

23.1*	Consent of McGladrey & Pullen, LLP

23.2*	Consent of Turner, Stone & Company, L.L.P.

23.3#	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Filed herewith

+	Confidential treatment has been granted with respect to certain provisions of this agreement

#	To be filed by amendment